UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
VAALCO Energy, Inc.
(Name of Registrant as Specified in its Charter)
n/a
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

9800 Richmond Avenue, Suite 700
Houston, Texas 77042
August 29, 2022
PROPOSED ARRANGEMENT—YOUR VOTE IS VERY IMPORTANT
Dear Stockholders,
I am pleased to inform you that VAALCO Energy, Inc., a Delaware corporation (“VAALCO”), VAALCO Energy Canada ULC, an Alberta unlimited liability company and an indirect wholly-owned subsidiary of VAALCO (“AcquireCo”), and TransGlobe Energy Corporation, an Alberta corporation (“TransGlobe”), have agreed to a strategic business combination transaction whereby AcquireCo will acquire all of the issued and outstanding TransGlobe common shares pursuant to a plan of arrangement (as defined below) (the “arrangement”) with TransGlobe becoming a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. Upon completion of the arrangement, TransGlobe shareholders will receive 0.6727 of a share of VAALCO common stock, par value $0.10 per share (“VAALCO common stock”) for each TransGlobe common share (the “consideration shares”), subject to adjustment, pursuant to the terms of an arrangement agreement entered into by VAALCO, AcquireCo and TransGlobe on July 13, 2022 (as may be amended from time to time, the “arrangement agreement”), in a transaction valued at approximately $307 million as of the date the arrangement was publicly announced.
The arrangement will be implemented by way of a plan of arrangement (the “plan of arrangement”) in accordance with the Business Corporations Act (Alberta) (the “ABCA”) and is subject to approval by the Court of Queen’s Bench of Alberta (the “Court”), VAALCO stockholders and TransGlobe shareholders. Upon completion of the arrangement, it is expected that VAALCO stockholders will own approximately 54.5% and TransGlobe shareholders will own approximately 45.5% of the combined company calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement.
The VAALCO board of directors believes that the proposed arrangement will create a world-class, African-focused exploration and development company supporting a host of benefits to the combined company’s stockholders and other stakeholders. After the arrangement closes, which is expected in the second half of 2022, VAALCO management believes that:
•	the arrangement will bring together two complementary businesses, creating an operated, full-cycle portfolio of strong assets under a production and development-oriented business model with:
○	assets located in prolific and established basins in Egypt, Gabon, Equatorial Guinea and Canada;
○
pro forma proved reserves of 32.4 million barrels of oil equivalent (83.2% oil), a 56.3% increase on a per share basis, calculated on the basis of VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement;

○
VAALCO management estimated combined 2022 production guidance range of 17,700 to 19,000 barrels of oil equivalent per day, and combined 2023 preliminary outlook production range of 17,500 to 21,500 barrels of oil equivalent per day, a 15% increase on a per share basis, calculated on the basis of VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement;

○
a combination of two highly capable subsurface/technical, operational and business development teams enabling the pooling of operational best practices, skills and technology across the combined portfolio; and

○	a highly experienced management team with a strong track record of value creation in the combined company’s areas of operation;

•
the combined company will have a larger and more diversified reserves and production base, enhancing risk management, increasing portfolio optionality to high-grade and the ability to sequence investment projects strategically, as well as increasing access to a broader set of capital sources relative to each company on a standalone basis;

•
the combined company will be in a pro forma net cash position of $97.9 million in combined cash and cash equivalents as of June 30, 2022 (prior to the receipt of $70.3 million in July and August 2022 from VAALCO’s May and June 2022 liftings), and $3.1 million in long-term debt, in each case on a pro forma combined basis, and the combined company will have access to additional liquidity under VAALCO’s existing facility agreement ($50.0 million undrawn as of June 30, 2022) and TransGlobe’s ATB Facility (as defined below) ($17.4 million (C$22.5 million) of which $3.1 million (C$4.0 million) was drawn as of June 30, 2022), which provides the combined company with the financial flexibility to invest in projects with attractive returns through continued disciplined capital allocation in the future;

•
the combined company will reinforce VAALCO’s and TransGlobe’s existing commitments to financial discipline and stockholder returns, with (i) a target annualized dividend of $28 million, an annualized target of approximately $0.25 per share (calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement), subject to board approval, and (ii) a board approved share repurchase plan of up to $30 million, or approximately $0.27 per share equivalent (calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement), subject to completion of the arrangement, and with a focus on further enhancing stockholder distributions through returning excess cash via share buybacks and/or dividends;

•
the combined company will have an attractive inventory of organic growth projects across the portfolio in all regions, and will be more favorably positioned to self-fund, optimize and generate value from these projects on account of the combined company’s superior operational and technical capabilities and financial resources, relative to each of VAALCO and TransGlobe on an individual basis;

•
with increased scale and broader geographical operations, the combined company will be well positioned to benefit from additional targeted inorganic growth in Africa, with reference to strict strategic, financial and operational criteria, that would otherwise not have been available to VAALCO on a standalone basis; and

•
stockholders in the combined company will benefit from a more liquid investment, with an increased number of shares traded on the New York Stock Exchange and London Stock Exchange, a combined stockholder profile and increased visibility in the public capital markets.

We are sending you the accompanying proxy statement to cordially invite you to attend a special meeting of the stockholders of VAALCO (the “special meeting”), which will be held entirely online at the following website: https://www.virtualshareholdermeeting.com/EGY2022SM at 11:00 AM, Eastern Time, on September 29, 2022, or such other date, time and place to which the special meeting may be adjourned or postponed, for the purpose of considering and voting upon the following proposals in connection with the arrangement:
(a)
Proposal No. 1 – The Amendment Proposal – to approve an amendment to the VAALCO Certificate of Incorporation to increase the authorized shares of VAALCO common stock from 100,000,000 shares to 160,000,000 shares (the “amendment proposal”); and

(b)
Proposal No. 2 – The Share Issuance Proposal – to approve the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement agreement (the “share issuance proposal”).

After careful consideration, the VAALCO board of directors has unanimously determined that it is advisable and in the best interests of VAALCO and its stockholders to consummate the arrangement with TransGlobe as contemplated by the arrangement agreement, and unanimously recommends that you vote “FOR” each of the amendment proposal and the share issuance proposal.
The accompanying proxy statement provides you with information about the arrangement and the special meeting of VAALCO stockholders. VAALCO encourages you to read the proxy statement carefully and in its entirety, including the arrangement agreement, which is attached thereto as Annex A. Before deciding how to vote, you should consider the risk factors discussed in the “Risk Factors” section of the proxy statement. You may also obtain more information about VAALCO and TransGlobe from the documents each of them has filed with the Securities and Exchange Commission (the “SEC”) as described under the “Where You Can Find More Information” section of the proxy statement.
YOUR VOTE IS VERY IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.
The arrangement cannot be completed unless both the amendment proposal and the share issuance proposal are approved. Approval of the amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of VAALCO common stock entitled to vote at the special meeting and therefore, an abstention from voting on the amendment proposal will have the same effect as voting against the amendment proposal. Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the shares of VAALCO common stock who, being present in person (online) or voting by proxy and entitled to vote at the special meeting, cast votes affirmatively or negatively on the share issuance proposal. An abstention from voting on the share issuance proposal will have no effect on the outcome of the vote on the share issuance proposal. Abstentions are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the amendment proposal and the share issuance proposal to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any proposal for which they do not receive instructions from their customers (this is referred to in this context as a “broker non-vote”). As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on either of the amendment proposal or the share issuance proposal.
Whether or not you plan to attend the special meeting in person (online), you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card or voting instruction form and returning it in the postage-paid envelope provided, or by voting over the telephone or via the internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the amendment proposal and the share issuance proposal described above. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions provided by that institution to vote your shares.
I strongly support the proposed arrangement of VAALCO with TransGlobe and join with our board of directors in unanimously recommending that you vote “FOR” each of the amendment proposal and the share issuance proposal described in this proxy statement.
Thank you for your continued support of VAALCO.
By Order of the Board of Directors,

Andrew L. Fawthrop
Chairman of the Board of Directors
August 29, 2022
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE ARRANGEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE ARRANGEMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED IN THE ARRANGEMENT AGREEMENT, INCLUDING THE ARRANGEMENT, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The accompanying proxy statement is dated August 29, 2022 and, together with the enclosed form of proxy card, is first being mailed or otherwise distributed to stockholders of VAALCO on or about August 30, 2022.

9800 Richmond Avenue, Suite 700
Houston, Texas 77042
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On September 29, 2022
A special meeting (“special meeting”) of stockholders of VAALCO Energy, Inc., a Delaware corporation (“VAALCO”), will be held entirely online at the following website: https://www.virtualshareholdermeeting.com/EGY2022SM, at 11:00 AM, Eastern Time, on September 29, 2022, or such other date, time and place to which the special meeting may be adjourned or postponed, for the purpose of considering and voting upon the following proposals in connection with a strategic business combination transaction (the “arrangement”) pursuant to an arrangement agreement entered into by VAALCO, VAALCO Energy Canada ULC, an Alberta unlimited liability company and an indirect wholly-owned subsidiary of VAALCO (“AcquireCo”), and TransGlobe Energy Corporation, an Alberta corporation (“TransGlobe”) on July 13, 2022 (as may be amended from time to time, the “arrangement agreement”), whereby AcquireCo will acquire all of the issued and outstanding TransGlobe common shares with TransGlobe becoming a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO:
•
Proposal No. 1 – The Amendment Proposal – to consider and vote on the proposal to approve an amendment to the VAALCO Certificate of Incorporation to increase the authorized shares of VAALCO common stock from 100,000,000 shares to 160,000,000 shares (the “amendment proposal”); and

•
Proposal No. 2 – The Share Issuance Proposal – to consider and vote on the proposal to approve the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement agreement (the “share issuance proposal”).

The board of directors of VAALCO unanimously recommends that you vote “FOR” both the amendment proposal and the share issuance proposal.
The accompanying proxy statement provides you with information about the arrangement agreement, the plan of arrangement, the arrangement and the special meeting. VAALCO encourages you to read the proxy statement carefully and in its entirety, including the arrangement agreement, which is attached as Annex A.
Record Date: August 24, 2022. Only stockholders of record as of the record date are entitled to receive notice of and to vote in person (online) or by proxy at the special meeting and any adjournment or postponement of the special meeting.
The proxy statement is dated August 29, 2022, and is first being mailed to our stockholders on or about August 30, 2022.
All stockholders are cordially invited to attend the special meeting in person (online) or by proxy. It is important that your shares be represented at the special meeting whether or not you are personally able to attend. If you are unable to attend, please promptly vote your shares by telephone or internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. Voting by the internet or telephone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps VAALCO reduce postage and proxy tabulation costs.
Your vote is important. The arrangement cannot be completed unless the amendment proposal and the share issuance proposal are approved. Approval of the amendment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of VAALCO common stock entitled to vote at the special meeting. Approval of the share issuance proposal requires the affirmative vote of the holders of a majority of the shares of VAALCO common stock who, being present in person (online) or voting by proxy and entitled to vote at the special meeting, cast votes affirmatively or negatively on the share issuance proposal. Whether or not you plan to attend the special meeting in person (online) or by proxy, please vote as soon as possible to ensure that your shares are represented and voted at the special meeting.
By Order of the Board of Directors,

Andrew L. Fawthrop
Chairman of the Board of Directors August 29, 2022
IMPORTANT VOTING INSTRUCTIONS
WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON (ONLINE), VAALCO URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions provided by that institution to vote your shares.
VAALCO urges you to read the proxy statement, including all documents incorporated by reference into the proxy statement, and its annexes carefully and in their entirety.
If you are a VAALCO stockholder and have any questions concerning the arrangement or the proxy statement, would like additional copies of the proxy statement, need to obtain proxy cards or need help voting, please contact VAALCO’s proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 11005
Banks and Brokerage Firms, please call: (212) 269-5550
Stockholders, please call toll free: (800) 967-5019
Email: egy@dfking.com
To receive timely delivery of requested documents, you should make your request to D.F. King & Co., Inc. no later than ten days in advance of the special meeting. You will not be charged for any of the documents that you will request.
For additional information about documents incorporated by reference into the accompanying proxy statement, please see the “Where You Can Find More Information” section of this proxy statement.
v

ANNEXES
A	-	Arrangement Agreement	A-1
B	-	Form of VAALCO Support and Voting Agreement	B-1
C	-	Form of TransGlobe Support and Voting Agreement	C-1
D	-	Fairness Opinion of Stifel, Nicolaus & Company, Incorporated	D-1
E	-	Form of Amendment to VAALCO Certificate of Incorporation	E-1

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “VAALCO,” “we,” “us” or “our” refer to VAALCO Energy, Inc., a Delaware corporation. References to “$” or “US$” refer to the lawful currency of the United States of America; and “C$,” to the lawful currency of Canada.
In this proxy statement, unless otherwise stated or the context otherwise requires:
•	“ABCA” means Business Corporations Act (Alberta);
•	“AcquireCo” means VAALCO Energy Canada ULC, an Alberta unlimited liability company and an indirect wholly-owned subsidiary of VAALCO;
•
“acquisition proposal” has the meaning set forth under the “The Arrangement Agreement and the Plan of Arrangement—Non-Solicitation of Alternative Transactions and Change in Recommendation” section of this proxy statement;

•	“AIM” means the AIM, a market operated by the LSE;
•	“AIM Rules” means the AIM Rules for Companies as published by the AIM;
•	“amendment proposal” means the proposal to VAALCO’s stockholders to amend the VAALCO Certificate of Incorporation to increase the number of authorized shares of VAALCO common stock to 160,000,000;
•
“arrangement” means the arrangement of TransGlobe under Section 193 of the ABCA on the terms and subject to the conditions set out in the plan of arrangement, subject to any amendments or variations thereto made in accordance with the terms of the arrangement agreement and the plan of arrangement or made at the direction of the Court in the interim order or final order with the consent of VAALCO and TransGlobe, each acting reasonably;

•	“arrangement agreement” means that certain arrangement agreement, dated July 13, 2022, among VAALCO, AcquireCo and TransGlobe, a copy of which is attached to this proxy statement as Annex A.
•
“Closing VWAP” means the volume weighted average price of VAALCO common stock on the NYSE, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the effective date, as reported by Bloomberg;

•	“combined company” means VAALCO after the consummation of the arrangement;
•	“consideration shares” means the shares of VAALCO common stock to be issued as consideration pursuant to the arrangement;
•	“Court” means the Court of Queen’s Bench of Alberta;
•	“CREST” means the relevant system in respect of which Euroclear U.K. & Ireland is the operator (as defined in the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755));
•	“depositary” means Computershare Investor Services Inc., as depositary in connection with the arrangement;
•	“DGCL” means Delaware General Corporation Law;
•	“DSU” means a deferred share unit issued under the TransGlobe DSU plan, dated May 20, 2014;
•	“effective date” means the date upon which the arrangement becomes effective, as provided in the arrangement agreement;
•	“effective time” means the time on the effective date that the arrangement becomes effective, as provided in the plan of arrangement;
•	“enlarged share capital” means the issued capital stock of VAALCO following the issuance of the consideration shares;
•	“Etame PSC” means Etame Production Sharing Contract, as amended, between VAALCO and Gabon relating to the Etame Marin block located offshore Gabon;

•	“Exchange Act” means Securities Exchange Act of 1934, as amended;
•	“exchange ratio” means, for each TransGlobe common share, 0.6727 of a share of VAALCO common stock, subject to adjustment pursuant to the arrangement agreement;
•	“FCA” means the U.K. Financial Conduct Authority;
•	“Gabon” means Republic of Gabon;
•
“governmental entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the TSX, NYSE, LSE and Nasdaq; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust/competition, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

•
“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time;

•	“listing conditions” means any conditions to which the FCA’s approval of admission to trading on the Main Market is expressed to be subject to;
•	“LSE” means London Stock Exchange plc;
•	“Main Market” means the LSE’s main market for listed securities;
•	“material adverse effect” has the meaning set forth under the “The Arrangement Agreement and the Plan of Arrangement – Representations and Warranties” section of this proxy statement;
•	“Nasdaq” means the Nasdaq Capital Market;
•	“NYSE” means The New York Stock Exchange;
•	“Official List” means the Official List of the FCA;
•
“outside date” means October 19, 2022 or such later date as may be agreed to in writing by the parties to the arrangement agreement (subject to extension by periods of 15 business days if the final order of the Court has not been received by the then outside date, provided that in aggregate such extensions may not extend the outside date beyond January 31, 2023);

•
“plan of arrangement” means that certain plan of arrangement implementing the arrangement, the form of which is attached as Schedule A to the arrangement agreement, and any amendments or variations thereto made in accordance with the arrangement agreement and the plan of arrangement or upon the direction of the Court in the final order;

•	“PSC” means a production sharing contract;
•	“PSU” means performance share unit issued under TransGlobe’s PSU plan, dated May 16, 2014 and last amended March 8, 2017;
•	“record date” means the close of business on August 24, 2022;
•	“registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under Section 263 of the ABCA;
•	“RSU” means restricted share unit issued under TransGlobe’s RSU plan, dated May 16, 2014 and last amended May 10, 2016;
•	“SEC” means the United States Securities and Exchange Commission;
•	“Securities Act” means the Securities Act of 1933, as amended;

•	“share issuance proposal” means the proposal to VAALCO’s stockholders to approve the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement agreement;
•
“special meeting” means the special meeting of VAALCO stockholders organized for the purpose of considering and voting on the amendment proposal and the share issuance proposal, including any adjournment or postponement thereof;

•
“Standard Listing” means a listing on the standard segment of the Main Market (“Standard List”) in accordance with Chapter 14 of the listing rules made by the FCA pursuant to Section 73A of the U.K. Financial Services and Markets Act 2000 as amended from time to time;

•	“Stifel” means Stifel, Nicolaus & Company, Incorporated, as a financial advisor to VAALCO in connection with the arrangement;
•
“superior proposal” has the meaning set forth under the “The Arrangement Agreement and the Plan of Arrangement—Non-Solicitation of Alternative Transactions and Change in Recommendation” section of this proxy statement;

•	“Tax Act” means the Income Tax Act (Canada);
•	“transfer agent” means Computershare Trust Company, N.A. as a transfer agent in connection with the proposed arrangement;
•	“TransGlobe” means TransGlobe Energy Corporation, an Alberta corporation;
•	“TransGlobe common shares” means the common shares in the authorized share capital of TransGlobe;
•	“TransGlobe options” means options to purchase TransGlobe common shares granted under the TransGlobe option plan;
•	“TransGlobe option plan” means the TransGlobe Stock Option Plan amended May 10, 2016;
•	“TransGlobe resolution” means the special resolution of TransGlobe’s shareholders approving the arrangement;
•	“TransGlobe shareholders” means registered and/or beneficial holders of TransGlobe common shares, as the context requires;
•	“TSX” means the Toronto Stock Exchange;
•	“U.S. GAAP” means the generally accepted accounting principles in the United States of America in effect from time to time;
•	“VAALCO amendment resolution” means the resolution of VAALCO’s stockholders approving the amendment proposal;
•	“VAALCO Bylaws” means the Third Amended and Restated Bylaws of VAALCO;
•	“VAALCO Certificate of Incorporation” means the Restated Certificate of Incorporation of VAALCO filed with the Secretary of State of the State of Delaware on September 24, 1997, as amended;
•	“VAALCO common stock” means common stock with a par value of $0.10 per share of VAALCO;
•	“VAALCO preferred stock” means preferred stock with a par value of $25.00 per share of VAALCO;
•	“VAALCO resolutions” means the VAALCO amendment resolution and the VAALCO share issuance resolution;
•	“VAALCO share issuance resolution” means the resolution of VAALCO’s stockholders approving the share issuance proposal; and
•	“VAALCO stockholders” means registered and/or beneficial holders of VAALCO common stock, as the context requires.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and other documents incorporated by reference into this proxy statement include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. All statements other than statements of historical fact may be forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “forecast,” “outlook,” “aim,” “target,” “will,” “could,” “should,” “may,” “likely,” “plan,” “probably” or similar words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, but are not limited to, statements relating to:
(i)
the proposed arrangement and its expected terms, timing and closing, including receipt of required approvals, if any, satisfaction of other customary closing conditions and expected changes and appointments to the executive team and board of directors;

(ii)	estimates of pro forma reserves and future drilling, production and sales of crude oil and natural gas;
(iii)	estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies;
(iv)	expectations regarding VAALCO’s ability to effectively integrate assets and properties it may acquire as a result of the proposed arrangement into VAALCO’s operations;
(v)
expectations regarding future exploration and the development, growth and potential of VAALCO’s and TransGlobe’s operations, project pipeline and investments, and schedule and anticipated benefits to be derived therefrom;

(vi)	expectations regarding future investments or divestitures;
(vii)	expectations of future dividends and returns to stockholders including share buybacks;
(viii)	expectations of future balance sheet strength including pro forma financial metrics;
(ix)	expectations of future equity and enterprise value;
(x)	expectations regarding the listing of VAALCO common stock on the NYSE and LSE; and delisting of TransGlobe common shares from Nasdaq, TSX and AIM;
(xi)	expectations regarding the percentage share of the combined company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders;
(xii)	expectations of future plans, priorities, focus and benefits of the proposed arrangement and the combined company;
(xiii)	the combined company’s environmental, social and governance related focus and commitments, and the anticipated benefits to be derived therefrom;
(xiv)	terms of hedging contracts; and
(xv)	expectations relating to resource potential and the potential to add reserves.
Additionally, statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described exist in the quantities predicted or estimated and can be profitably produced in the future. Forward-looking statements regarding the percentage share of the combined company that are expected to be owned by existing VAALCO stockholders and TransGlobe shareholders have been calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement.
Dividends beyond the third quarter of 2022 have not yet been approved or declared by the VAALCO board of directors. Management’s expectations with respect to future dividends, annualized dividends or other returns to stockholders, including share buybacks, are forward-looking statements. Investors are cautioned that such statements with respect to future dividends and share buybacks are non-binding. The declaration and payment of future dividends or the decision as to the terms of any share buybacks remain at the discretion of the VAALCO board of directors and will be determined based on VAALCO’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, crude oil and natural gas prices, and other factors deemed relevant by the VAALCO board of directors. The VAALCO board of directors reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on VAALCO common stock, the VAALCO board of directors may revise or terminate the payment level at any time without prior notice.
Projections and Illustrative Scenarios (as defined below) as used in this proxy statement are considered “forward-looking statements.” Forward-looking statements representing post-closing expectations are inherently uncertain. Estimates such as expected accretion, expected production, expected capital expenditures, expected operating expenditures, earnings before interest, taxes, depreciation and amortization, adjusted to reflect the impact of hedging but before non-cash or unusual items, such as depletion and non-cash income and expenses (“Adjusted EBITDA”), financial flexibility and balance sheet strength are preliminary in nature. There can be no assurance that the proposed arrangement will close or that the forward-looking statements will prove to be accurate. You should not place undue reliance on these estimates in deciding how your vote should be cast or in voting your shares on the amendment proposal and the share issuance proposal set forth in this proxy statement.
Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to:
•	the ability to obtain stockholder, shareholder, court and regulatory approvals (if any) in connection with the proposed arrangement;
•	the ability to complete the proposed arrangement on the anticipated terms and timetable;
•	the possibility that various closing conditions for the arrangement may not be satisfied or waived;
•	risks relating to any unforeseen liabilities of VAALCO and/or TransGlobe;
•	the tax treatment of the proposed arrangement in the United States and Canada;
•	declines in oil or natural gas prices;
•	the level of success in exploration, development and production activities;
•	adverse weather conditions that may negatively impact development or production activities;
•	the timing and costs of exploration and development expenditures;
•	inaccuracies of reserve estimates or assumptions underlying them;
•	revisions to reserve estimates as a result of changes in commodity prices;
•	impacts to financial statements as a result of impairment write-downs;
•	the ability to generate cash flows that, along with cash on hand, will be sufficient to support operations, stockholder returns and cash requirements;
•	the ability to attract capital or obtain debt financing arrangements;
•	currency exchange rates and regulations;
•	actions by joint venture co-owners;
•	hedging decisions, including whether or not to enter into derivative financial instruments;
•	international, federal, state and provincial initiatives relating to the regulation of hydraulic fracturing;
•	failure of assets to yield oil or gas in commercially viable quantities;
•	uninsured or underinsured losses resulting from oil and gas operations;
•	inability to access oil and gas markets due to market conditions or operational impediments;
•	the impact and costs of compliance with laws and regulations governing oil and gas operations;
•	the ability to replace oil and natural gas reserves;

•	any loss of senior management or technical personnel;
•	competition in the oil and gas industry; and
•
the risk that the proposed arrangement may not increase VAALCO’s relevance to investors in the international exploration and production industry, increase capital market access through scale and diversification or provide liquidity benefits for stockholders.

For a more detailed discussion of such risks and other risk factors, please refer to the “Risk Factors” section of this proxy statement; VAALCO’s 2021 Annual Report on Form 10-K, filed with the SEC on March 11, 2022; VAALCO’s Quarterly Report on Form 10-Q for the quarterly period ended June, 30, 2022, filed with the SEC on August 10, 2022; TransGlobe’s 2021 Annual Report on Form 40-F, filed with the SEC on March 17, 2022; and the other documents of VAALCO and TransGlobe that are incorporated by reference into this proxy statement.
Neither VAALCO nor TransGlobe is affirming or adopting any statements or reports attributed to the other (including oil and gas reserves information) in this proxy statement or made by the other outside of this proxy statement. There may be additional risks that VAALCO does not presently know or that VAALCO currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect VAALCO’s expectations, plans or forecasts of future events and views as of the date of this proxy statement. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. No obligation is being undertaken to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the amendment proposal and the share issuance proposal set forth in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
The following questions and answers briefly address some commonly asked questions about the amendment proposal and the share issuance proposal to be presented at the special meeting. The following questions and answers do not include all the information that is important to our stockholders with respect to the arrangement. We urge our stockholders to carefully read this entire proxy statement, including its annexes and other documents incorporated by reference into this proxy statement.
Q:	Why am I receiving this proxy statement?
A:
VAALCO has agreed to acquire TransGlobe pursuant to the terms and conditions of the arrangement agreement and the plan of arrangement that are described in this proxy statement. If completed, the arrangement will result in AcquireCo, an indirect wholly-owned subsidiary of VAALCO, acquiring all of the issued and outstanding TransGlobe common shares in exchange for newly issued shares of VAALCO common stock pursuant to the plan of arrangement. As a result, TransGlobe will become a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. The arrangement will require shares of VAALCO common stock representing approximately 82.4% of VAALCO’s outstanding common stock to be issued to TransGlobe shareholders. Immediately after the completion of the arrangement, it is expected that VAALCO’s former stockholders will own approximately 54.5% and TransGlobe shareholders will own approximately 45.5% of the combined company. The percentages in the preceding sentence are calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement. A copy of the arrangement agreement is attached to this proxy statement as Annex A.

You are receiving this proxy statement because you have been identified as a holder of VAALCO common stock. This proxy statement is being used to solicit proxies on behalf of the VAALCO board of directors for the special meeting to obtain the required approval of VAALCO stockholders. This proxy statement contains important information about the arrangement and related transactions and the special meeting, and you should read it carefully.
In order to complete the arrangement, TransGlobe must obtain a final order from the Court approving the arrangement and all other conditions to the arrangement must be satisfied or waived. TransGlobe will hold a separate shareholder meeting to obtain the required approval of its shareholders.
Q:	What will I receive under the arrangement?
A:
VAALCO stockholders will not receive any consideration in the arrangement. VAALCO stockholders will continue to own their existing shares of VAALCO common stock after the arrangement. Immediately after the completion of the arrangement, it is expected that VAALCO stockholders will own approximately 54.5% and TransGlobe shareholders will own approximately 45.5% of the combined company, calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement.

Q:	How do I attend the special meeting?
A:
As a registered VAALCO stockholder, you will receive or have received a notice and access instruction form or proxy card from Broadridge Financial Solutions, Inc. (“Broadridge”), as distribution agent for VAALCO. Both forms contain instructions on how to attend the special meeting in person (online) including the URL address (https://www.virtualshareholdermeeting.com/EGY2022SM), along with your 16-digit control number. A registered VAALCO stockholder will need its 16-digit control number for access. Registered VAALCO stockholders may obtain their 16-digit control numbers by calling Broadridge at (844) 983-0876 (toll-free) or (303) 562-9303 (international toll).

If your shares of VAALCO common stock are held in “street name” by your broker, bank or other nominee, you should have received an instruction form with these proxy materials with your 16-digit control number from that organization rather than from Broadridge. If you do not have your 16-digit control number, please call your broker, bank or other nominee.
You can pre-register to attend the special meeting in person (online) starting September 29, 2022 at 10:45 AM, Eastern Time, by entering the URL address (https://www.virtualshareholdermeeting.com/EGY2022SM) into your browser, and entering your 16-digit control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the special meeting, you will need to re-log in using your 16-digit control number. You will also be prompted to enter your 16-digit control number if you vote during the special meeting.
Q:	What will the VAALCO stockholders be asked to vote on at the special meeting?
A:	At the special meeting, VAALCO stockholders will be asked to consider and vote on the following proposals:
1.
Proposal No. 1 – The Amendment Proposal – to approve an amendment to the VAALCO Certificate of Incorporation to increase the authorized shares of VAALCO common stock from 100,000,000 shares to 160,000,000 shares; and

2.	Proposal No. 2 – The Share Issuance Proposal – to approve the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement agreement.
Q:	What will the TransGlobe shareholders be asked to vote on?
A:
TransGlobe shareholders will not be asked to vote on either of the amendment proposal or the share issuance proposal to be considered and voted upon at the special meeting. Rather, pursuant to the arrangement agreement, TransGlobe shareholders will be asked to vote on the TransGlobe resolution at TransGlobe’s shareholder meeting.

TransGlobe’s shareholder meeting will be held on September 29, 2022. Among other things, the closing of the arrangement is conditional on the approval of the TransGlobe resolution by the affirmative vote of at least two-thirds of the votes cast on the TransGlobe resolution by TransGlobe shareholders present in person or represented by proxy and entitled to vote at the TransGlobe meeting voting together as a single class.
Q:	Who is eligible to vote at the special meeting?
A:	Holders of VAALCO common stock as of the record date are eligible to vote at the special meeting.
Q:	How many votes do VAALCO stockholders have?
A:
Holders of VAALCO common stock are entitled to cast one vote on each proposal properly brought before the special meeting for each share of VAALCO common stock that such holder owned at the record date.

Q:	What constitutes a quorum for the special meeting?
A:
The holders of a majority of the shares of VAALCO common stock issued and outstanding and entitled to vote at the special meeting must be present in person (online) or represented by proxy in order to constitute a quorum for all matters to come before the special meeting. Abstentions are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the amendment proposal and the share issuance proposal to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any proposal for which they do not receive instructions from their customers (this is referred to in this context as a “broker non-vote”). As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on either of the amendment proposal or the share issuance proposal. If you provide instructions to your broker, bank or other nominee which indicate how to vote your shares with respect to one proposal but not with respect to the other proposal, your shares will be considered present at the special meeting and be counted for purposes of determining the presence of a quorum and voted, as instructed, with respect to the appropriate proposal, but will not be voted with respect to the other proposal.

If a quorum is not present at the special meeting, VAALCO’s chair of the board of directors may adjourn the special meeting to continue to solicit proxies. Regardless of whether a quorum is present at the special meeting, VAALCO’s chair of the board or the person presiding as chairman of the special meeting may adjourn the special meeting to a later date, without notice other than announcement at the special meeting. If an adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned special meeting, VAALCO will provide notice of the adjourned special meeting to each VAALCO stockholder of record entitled to vote at that special meeting scheduled to a later date.
Q:	What vote by the VAALCO stockholders is required to approve the amendment proposal?
A:
Pursuant to the DGCL Section 242, approval of the amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of VAALCO common stock entitled to vote at the special meeting.

Q:	What vote by the VAALCO stockholders is required to approve the share issuance proposal?
A:
Pursuant to Section 312.03 of the Listed Company Manual of the NYSE and the VAALCO Bylaws, approval of the share issuance proposal will require the affirmative vote of holders of a majority of the shares of VAALCO common stock who, being present in person (online) or voting by proxy and entitled to vote at the special meeting, cast votes affirmatively or negatively on the share issuance proposal.

Q:	Why is my vote important?
A:
In order to complete the arrangement, VAALCO stockholders must approve the amendment proposal and the share issuance proposal. An abstention from voting on the amendment proposal will have the same effect as voting against the amendment proposal. An abstention from voting on the share issuance proposal will have no effect on the outcome of the vote on the share issuance proposal. Abstentions are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the amendment proposal and the share issuance proposal to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any proposal with a broker non-vote. As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on either of the amendment proposal or the share issuance proposal.

Q:	Why am I being asked to consider and vote on the amendment proposal?
A:
Approval of the amendment proposal is necessary for VAALCO to have enough authorized shares of VAALCO common stock to issue the consideration shares. The VAALCO Certificate of Incorporation does not currently authorize a sufficient number of shares of VAALCO common stock to satisfy the consideration shares payable under the arrangement. VAALCO is currently authorized to issue 100 million shares of VAALCO common stock. As of the date of this proxy statement, approximately 59.8 million shares of VAALCO common stock were outstanding. VAALCO must issue approximately 49.3 million shares of VAALCO common stock to complete the arrangement. Authorizing additional shares of VAALCO common stock is required to enable VAALCO to have sufficient shares of VAALCO common stock authorized for issuance in order to deliver the consideration shares payable under the arrangement. Pursuant to the DGCL and the arrangement agreement, we are required to submit the amendment proposal to VAALCO stockholders for approval.

Q:	Why am I being asked to consider and vote on the share issuance proposal?
A:
As VAALCO common stock is listed for trading on the NYSE, issuances of shares of VAALCO common stock are subject to the NYSE Listed Company Manual. Section 312.03(c) of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of common stock in any transaction if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. The number of shares of VAALCO common stock to be issued to TransGlobe shareholders as consideration for the arrangement will exceed 20% of the number of shares of VAALCO common stock outstanding before the issuance. Therefore, under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval of the share issuance proposal is required.

Q:	Will the newly issued shares of VAALCO common stock be traded on an exchange?
A:
It is a condition to the completion of the arrangement that the shares of VAALCO common stock to be issued to TransGlobe shareholders in exchange for their TransGlobe common shares pursuant to the arrangement be approved for listing on the NYSE. Accordingly, VAALCO has agreed to use commercially reasonable efforts to obtain approval of the listing of the consideration shares for trading on the NYSE. It is also a condition to the arrangement that the FCA must have acknowledged that the application for admission to trading on the Main Market has been approved by the FCA and such admission has become effective. Accordingly, VAALCO has agreed to use its commercially reasonable efforts to obtain by the effective time (i) acknowledgment from the FCA that the application for admission to trading on the Main Market has been approved; and (ii) acknowledgment from the LSE that the conditions to the consideration shares being admitted to trading on the Standard List have been satisfied. VAALCO will provide the required notice to the NYSE of the listing of the shares of VAALCO common stock to be issued in connection with the arrangement prior to the closing of the arrangement.
Q:	What are VAALCO’s reasons for proposing the arrangement and entering into the arrangement agreement?
A:
The VAALCO board of directors concluded that the arrangement provides significant potential benefits to VAALCO, including, among other things, the diversification of the asset portfolio and revenue streams of the combined company in favorable geographies, the opportunity to participate in new and enhanced growth prospects, and that the arrangement offers benefits to VAALCO on a pro forma per share basis across key metrics including reserves and production, that outweigh the uncertainties, risks and potentially negative factors relevant to the arrangement. For a more detailed discussion of the reasoning of the VAALCO board of directors, see “The Arrangement—VAALCO’s Reasons for the Arrangement” and “The Arrangement—Recommendations of the VAALCO Board of Directors” sections of this proxy statement.

Q:	What is an arrangement?
A:
An arrangement is a statutory procedure under Canadian corporate law that allows companies to carry out transactions upon receiving shareholder and court approval that then becomes binding on all other shareholders by operation of law. The arrangement that is being proposed by TransGlobe, a company continued into Alberta under the ABCA, will allow AcquireCo, an indirect wholly-owned subsidiary of VAALCO, to acquire all of the outstanding TransGlobe common shares pursuant to a plan of arrangement under the ABCA.

Q:	How does the VAALCO board of directors recommend that I vote?
A:	The VAALCO board of directors unanimously recommends that you vote “FOR” each of the amendment proposal and the share issuance proposal to be considered and voted upon at the special meeting.
Q:	What do I need to do now?
A:
Please carefully read this proxy statement, its annexes and other documents incorporated by reference into this proxy statement to consider how the arrangement affects you. After reading, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the internet as soon as possible so that your shares can be voted at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” each of the amendment proposal and the share issuance proposal being considered and voted upon at the special meeting. If your shares of VAALCO common stock are held in “street name” by your broker, bank or other nominee, you should have received an instruction form with these proxy materials with your 16-digit control number from that organization rather than from Broadridge. You will need your 16-digit control number in order for you to vote. If you do not have your 16-digit control number, please call your broker, bank or other nominee. Your broker, bank or other nominee will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q:	How do I vote?
A:	If you are a VAALCO stockholder of record, you may vote in any of the following ways:
•
To vote in person, attend the special meeting in person (online) and you will be able to vote by ballot. To ensure that your shares are voted at the special meeting, the VAALCO board of directors recommends that you submit a proxy even if you plan to attend the special meeting.

•
To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to VAALCO before the special meeting, VAALCO will vote your shares as you direct.

•
To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card and follow the recorded instructions. You will be asked to provide the 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 PM, Eastern Time, on the day before the special meeting to be counted.

•
To vote over the internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 PM, Eastern Time, on the day before the special meeting to be counted.

If your shares of VAALCO common stock are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction form with these proxy materials with your 16-digit control number from that organization rather than from Broadridge. Your broker, bank or other nominee will vote your shares only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your shares by following the enclosed procedures provided by that organization. Your shares will not be voted with respect to any proposal for which you fail to provide instructions, which will have (i) the same effect as a vote cast against the amendment proposal or (ii) no effect on the outcome of the vote on the share issuance proposal.
A 16-digit control number, located on your proxy card or voting instruction form, is designed to verify your identity and allow you to vote your shares of VAALCO common stock, and to confirm that your voting instructions have been properly recorded when voting over the internet or by telephone.
Q:	What does it mean if I receive more than one set of materials?
A:
This means you own shares of VAALCO common stock that are registered under different names. For example, you may own some shares directly as a VAALCO stockholder of record and other shares through a broker, or you may own shares through more than one broker, bank or other nominee. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards and voting instruction forms that you receive, or vote all of your shares over the telephone or over the internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope and 16-digit control number(s). If you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card or voting instruction form, and if you vote by telephone or via the internet, please follow the enclosed instructions and use your 16-digit control number(s).

Q:	What happens if I sell my shares of common stock before the special meeting?
A:
The record date for VAALCO stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of VAALCO common stock after the record date, but before the date of the special meeting, you will retain your right to vote at the special meeting unless special arrangements are made between you and the person to whom you transfer your shares. If you sold your shares after the record date you are encouraged to still vote the shares you owned on the record date.

Q:	May I vote in person (online)?
A:
If you are a VAALCO stockholder of record, you have the right to vote in person (online) at the special meeting with respect to those shares. If you are the beneficial owner of shares of VAALCO common stock, you are invited to attend the special meeting and should have received an instruction form with these proxy materials with your 16-digit control number from your broker, bank or other nominee rather than from Broadridge. If you do not have your 16-digit control number, you may not be able to attend and vote your shares in person (online) at the special meeting, unless you call your broker, bank or other nominee to receive your 16-digit control number. Even if you plan to attend the special meeting, VAALCO recommends that you also submit your proxy card or voting instructions as described above under “How do I vote?” so that your vote will be counted if you later decide not to attend the special meeting.
Q:	How can I change or revoke my vote?
A:
You have the right to revoke a proxy delivered by mail, by telephone or over the internet at any time before your proxy is voted at the special meeting by (i) voting again at a later date through any of the methods available to you, (ii) delivering written notice of revocation to VAALCO’s corporate secretary by the time the special meeting begins, or (iii) attending the special meeting and voting in person (online).

Q:	Am I entitled to appraisal rights?
A:	No. Under the DGCL, holders of shares of VAALCO common stock are not entitled to appraisal rights in connection with the arrangement or any of the matters to be acted on at the special meeting.
Q:	Is completion of the arrangement subject to any conditions?
A:
Yes. VAALCO and TransGlobe cannot complete the arrangement unless a number of conditions are satisfied or waived, including receipt of the required approvals from the VAALCO stockholders, TransGlobe shareholders and the Court. See “The Arrangement Agreement and the Plan of Arrangement—Conditions to Completion of the Arrangement” section of this proxy statement for a more complete summary of the conditions that must be satisfied or waived prior to completion of the arrangement.

Q:	Are the amendment proposal and the share issuance proposal conditioned upon one another?
A:
Yes. The amendment proposal and the share issuance proposal are conditioned upon each other. Adoption by our stockholders of both the amendment proposal and the share issuance proposal are conditions to the closing of the arrangement. Accordingly, if either the amendment proposal or the share issuance proposal is not approved, a condition to the closing of the arrangement will not be satisfied and the arrangement will not be completed.

Q:	What happens if the arrangement is terminated?
A:
If the arrangement is terminated, TransGlobe will not be combined with VAALCO, and TransGlobe and VAALCO will continue to operate as separate entities as they did before. The arrangement agreement contains certain termination rights for both TransGlobe and VAALCO, including where (i) the arrangement is not consummated on or before the outside date; (ii) a law or order comes into effect prohibiting consummation of the arrangement and such law or order has become final and non-appealable; or (iii) the TransGlobe shareholder approval of the TransGlobe resolution or the VAALCO stockholder approval of the amendment proposal and the share issuance proposal is not obtained at TransGlobe’s shareholder meeting or the special meeting, respectively. Additionally, each of VAALCO and TransGlobe has a separate termination right in certain circumstances, including if (i) the board of directors of the other party changes its recommendation prior to the time that such party’s stockholder or shareholder approval, as the case may be, is obtained; (ii) the other party materially breaches its non-solicitation covenants; (iii) there is or has been a material adverse effect on the other party; or (iv) the other party breaches any representation or warranty or fails to perform any covenant or agreement that would cause certain conditions precedent to the arrangement not to be satisfied, and such conditions are incapable of being satisfied by the outside date.

The arrangement agreement further provides that, upon termination of the arrangement agreement under certain circumstances, TransGlobe will be required to pay to VAALCO a termination fee of $9.15 million in connection with such termination, or VAALCO will be required to pay to TransGlobe a termination fee of $9.15 million in connection with such termination. Under certain circumstances upon termination, the arrangement agreement also provides that TransGlobe or VAALCO will be required to reimburse the other party for out-of-pocket expenses incurred up to $2.00 million. See “The Arrangement Agreement and the Plan of Arrangement—Termination of the Arrangement Agreement” section of this proxy statement for a more complete summary of the termination provisions under the arrangement agreement.

Q:	When does VAALCO expect the arrangement to become effective?
A:
The arrangement is expected to close in the second half of 2022. Closing is conditional on TransGlobe shareholders approving the TransGlobe resolution, the approval of VAALCO stockholders of the amendment proposal and the share issuance proposal, and the satisfaction of other closing conditions. See “The Arrangement Agreement and the Plan of Arrangement—Conditions to Completion of the Arrangement” section of this proxy statement.

Q:	What will happen if the arrangement is completed?
A:
If the arrangement is completed, AcquireCo will acquire all of the issued and outstanding TransGlobe common shares and TransGlobe will become a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. VAALCO intends to have the TransGlobe common shares delisted from AIM, the TSX and Nasdaq as promptly as possible following completion of the arrangement. In addition, it is expected that VAALCO will, subject to applicable law, apply to have TransGlobe cease to be a reporting issuer in all jurisdictions in which it is a reporting issuer and thus will terminate TransGlobe’s reporting obligations in Canada and the United States following completion of the arrangement. Upon completion of the arrangement, VAALCO will become a reporting issuer in each of the provinces of Canada by virtue of the completion of the arrangement with TransGlobe. Subject to certain exceptions, VAALCO will be generally exempt from Canadian statutory financial and other continuous and timely reporting requirements, including the requirement for insiders of VAALCO to file reports with respect to trades of VAALCO securities, provided VAALCO complies with the requirements of U.S. securities laws and U.S. market requirements in respect of all financial and other continuous and timely reporting matters and VAALCO files with the relevant Canadian securities regulatory authorities copies of its documents filed with the SEC under the Exchange Act.

Q:	Who will be the directors and executive officers of the combined company following the arrangement?
A:
VAALCO has agreed with TransGlobe that it will take all actions necessary to ensure that, as of the effective time, the VAALCO board of directors will be comprised of four members of VAALCO’s existing board of directors: Andrew L. Fawthrop, George Maxwell, Cathy Stubbs and Fabrice Nze-Bekale; and three members of TransGlobe’s existing board of directors: David Cook, Edward LaFehr and Timothy Marchant. Andrew L. Fawthrop will continue as the chairman of the VAALCO board of directors. See “The Arrangement—Board of Directors Following the Arrangement” section of this proxy statement.

VAALCO anticipates that its Chief Executive Officer and Chief Financial Officer will remain with VAALCO following the consummation of the arrangement.
VAALCO expects to exercise the rights contained in the employment agreements of each of TransGlobe’s President and Chief Executive Officer, Vice President, Finance, Chief Financial Officer and Corporate Secretary and Vice President and Chief Operating Officer that will require such officer to remain employed by the combined company for a minimum of a three-month period following the consummation of the arrangement. For additional information, see “The Arrangement—Management Following the Arrangement” section of this proxy statement.
Q:	Are there any risks I should consider in connection with the arrangement?
A:
Yes. There are a number of risk factors relating to VAALCO’s business and operations, the arrangement and the combined company’s business and operations, all of which should be carefully considered. See the “Risk Factors” section of this proxy statement.

Q:	Is this VAALCO’s annual meeting? Will I be voting on the election of directors at the special meeting?
A:
No. This is not VAALCO’s annual meeting and you will not be asked to elect directors at the special meeting. The special meeting will take place entirely online at the following website: https://www.virtualshareholdermeeting.com/EGY2022SM, at 11:00 AM, Eastern Time, on September 29, 2022, unless adjourned or postponed to a later date. If you are a VAALCO stockholder of record as of the record date, you will receive a proxy card for the special meeting.

Q:	Who is paying for this proxy solicitation?
A:
VAALCO pays the costs of soliciting proxies. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies. We will pay D.F. King & Co., Inc. $20,000 plus out-of-pocket expenses for its assistance. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of VAALCO common stock.

Q:	Is this proxy statement the only way that proxies are being solicited?
A:
In addition to mailing these proxy materials, certain directors, officers or employees of VAALCO may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

Q:	Who can help answer my questions?
A:
The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes and other documents incorporated by reference into this proxy statement. If you would like additional copies of this proxy statement, without charge, or if you have questions about the arrangement, including the procedures for voting your shares, you should contact:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 11005
Banks and Brokerage Firms, please call: (212) 269-5550
Stockholders, please call toll free: (800) 967-5019
Email: egy@dfking.com
You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the arrangement, the arrangement agreement or other matters discussed in this proxy statement. You may also obtain additional information about VAALCO from the documents we file with the SEC, or by following the instructions in the “Where You Can Find More Information” section of this proxy statement.

SUMMARY
This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To better understand the amendment proposal and the share issuance proposal to be submitted for a vote at the special meeting, you should carefully read this proxy statement, including its annexes, other documents incorporated by reference into this proxy statement and the other documents referred to by VAALCO and TransGlobe. See also the “Where You Can Find More Information” section of this proxy statement.
The Parties to the Arrangement
VAALCO
VAALCO, an independent energy company headquartered in Houston, Texas, is engaged in the acquisition, exploration, development and production of crude oil. Its primary source of revenue has been from the Etame PSC related to the Etame Marin block located offshore Gabon in West Africa. It also currently owns an interest in an undeveloped block offshore Equatorial Guinea, West Africa.
VAALCO common stock currently trades on the NYSE and the LSE under the symbol “EGY.” VAALCO’s principal executive offices are located at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042. Its telephone number is (713) 623-0801 and its website address is www.vaalco.com. Information contained on its website is not incorporated by reference into this proxy statement.
AcquireCo
AcquireCo is an Alberta unlimited liability company incorporated under the ABCA on July 7, 2022 and an indirect wholly-owned subsidiary of VAALCO formed for the purpose of effecting the arrangement.
TransGlobe
TransGlobe is a company continued into Alberta, Canada and existing under the ABCA. TransGlobe is a cash flow-focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe common shares are traded on the TSX and on AIM under the symbol “TGL” and on Nasdaq under the symbol “TGA.” TransGlobe’s principal executive offices are located at Suite 900, 444 – 5th Avenue SW, Calgary, Alberta, Canada, T2P 2T8. Its telephone number is (403) 264-9888 and its website address is www.trans-globe.com. Information contained on its website is not incorporated by reference into this proxy statement.
Special Meeting of VAALCO Stockholders
The Special Meeting
The special meeting will be held entirely online at the following website: https://www.virtualshareholdermeeting.com/EGY2022SM, at 11:00 AM, Eastern Time, on September 29, 2022, or such other date, time and place to which the special meeting may be adjourned or postponed. VAALCO stockholders are being asked to consider and vote on the following proposals in connection with the arrangement:
1.
Proposal No. 1 – The Amendment Proposal – to approve an amendment to the VAALCO Certificate of Incorporation to increase the authorized shares of VAALCO common stock from 100,000,000 shares to 160,000,000 shares; and

2.	Proposal No. 2 – The Share Issuance Proposal – to approve the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement agreement.
Record Date for the Special Meeting
You can vote at the special meeting all of the shares of VAALCO common stock you held of record as of the close of business on August 24, 2022, which is the record date for the special meeting. As of the record date, there were 59,826,544 shares of VAALCO common stock outstanding.
Recommendations of the VAALCO Board of Directors
The VAALCO board of directors unanimously recommends that you vote “FOR” each of the amendment proposal and the share issuance proposal to be considered and voted upon at the special meeting. In connection with this recommendation, the VAALCO board of directors has determined that it is advisable and in the best interests of

VAALCO and its stockholders to amend the VAALCO Certificate of Incorporation to increase the number of authorized shares of VAALCO common stock and to issue the VAALCO common stock in connection with the arrangement. See “The Arrangement—VAALCO’s Reasons for the Arrangement” and “The Arrangement—Recommendations of the VAALCO Board of Directors” sections of this proxy statement for more information about the factors considered by the VAALCO board of directors.
Required Vote
Each share of VAALCO common stock is entitled to one vote at the special meeting. The holders of a majority of the shares of VAALCO common stock issued and outstanding and entitled to vote at the special meeting must be present in person (online) or represented by proxy in order to constitute a quorum for all matters to come before the special meeting. Abstentions are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the amendment proposal and the share issuance proposal to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any proposal with a broker non-vote. As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on either of the amendment proposal or the share issuance proposal. If you provide instructions to your broker, bank or other nominee which indicate how to vote your shares with respect to one proposal but not with respect to the other proposal, your shares will be considered present at the special meeting and will be counted for purposes of determining the presence of a quorum and voted, as instructed, with respect to the appropriate proposal, but will not be voted with respect to the other proposal.
Approval of the amendment proposal and the share issuance proposal presented at the special meeting will require the following:
•
Approval of the adoption of the amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of VAALCO common stock entitled to vote at the special meeting. An abstention from voting on the amendment proposal will have the same effect as voting against the amendment proposal. A broker non-vote will not be voted on the amendment proposal.

•
Approval of the share issuance proposal will require the affirmative vote of the holders of a majority of the shares of VAALCO common stock who, being present in person (online) or voting by proxy and entitled to vote at the special meeting, cast votes affirmatively or negatively on the share issuance proposal. An abstention from voting on the share issuance proposal will have no effect on the outcome of the vote on the share issuance proposal. A broker non-vote will not be voted on the share issuance proposal.

Security Ownership of Certain Beneficial Owners and Management
As of the close of business on August 24, 2022, the current directors and executive officers of VAALCO were deemed to beneficially own 1,269,038 shares of VAALCO common stock, constituting, in the aggregate, 2.1% of the shares of VAALCO common stock outstanding on that date. Beneficial ownership is determined in accordance with SEC rules as described under “The Special Meeting—Security Ownership of Certain Beneficial Owners and Management” section of this proxy statement.
The Arrangement
The arrangement agreement provides that at the effective time, AcquireCo will acquire all of the issued and outstanding TransGlobe common shares with TransGlobe continuing as a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. The arrangement will be implemented under the ABCA and requires approval of (a) at least two-thirds of the votes cast by TransGlobe shareholders who vote in person or by proxy at TransGlobe’s shareholder meeting voting together as a single class and (b) the Court. After giving effect to the arrangement, AcquireCo will own all of the outstanding TransGlobe common shares. As TransGlobe is a corporation existing under the ABCA, the acquisition is being effected through an arrangement instead of a merger.
A copy of the arrangement agreement and the plan of arrangement are attached as Annex A to this proxy statement. You are urged to read the arrangement agreement and the plan of arrangement in their entirety because they are the legal documents that govern the arrangement. For more information on the arrangement, the arrangement agreement and the plan of arrangement, see “The Arrangement Agreement and the Plan of Arrangement” section of this proxy statement.
Consideration Shares Received Pursuant to the Arrangement
If the arrangement is completed, each TransGlobe common share outstanding immediately prior to the effective time (excluding shares held by VAALCO, AcquireCo or any of their respective affiliates or by shareholders that validly exercise, and do not withdraw, their dissent rights) will be deemed to be transferred and assigned to AcquireCo in exchange for 0.6727 of a share of VAALCO common stock, subject to adjustment (if any) pursuant to the arrangement agreement. No fractional shares of VAALCO common stock will be issued as part of the arrangement, and TransGlobe shareholders will receive cash in lieu of any fractional shares of VAALCO common stock in accordance with the terms of the plan of arrangement. Upon completion of the arrangement, it is expected that VAALCO stockholders will own approximately 54.5%, and TransGlobe shareholders will own approximately 45.5% of the combined company, calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement.
Non-Solicitation of Alternative Transactions and Change in Recommendation
Each of TransGlobe and VAALCO has agreed not to, and to cause their respective subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause its other respective representatives not to:
•
solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to certain provisions of the arrangement agreement)), any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an acquisition proposal, except as expressly permitted in the arrangement agreement;

•
enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than the other party to the arrangement agreement, its subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an acquisition proposal, it being acknowledged and agreed that, provided a party is then in compliance with its obligations under its non-solicitation covenants, such party may (i) advise any person of the restrictions of the arrangement agreement; (ii) advise a person who has submitted a written acquisition proposal of the conclusion (without further communication) that its acquisition proposal does not constitute a superior proposal or (iii) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

•
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any acquisition proposal (other than a confidentiality agreement pursuant to certain provisions of the arrangement agreement);

•
(i) modify or qualify in any manner adverse to (or publicly propose to do so) the other party, or withdraw, its board recommendation; (ii) make any approval, endorsement or recommendation (or publicly propose to do so) by its board of any tender offer, take-over bid or other acquisition proposal (other than a recommendation against such offer, bid or acquisition proposal); (iii) fail to include its board recommendation in the proxy statement or proxy circular, as the case may be; (iv) fail to publicly reaffirm its board recommendation within five business days after the other party reasonably requests in writing after a material event or development (other than an event described in clause (v) below) (or within such fewer number of days as remains before the day that is two business days before the special meeting or TransGlobe’s shareholder meeting, as applicable); (v) (x) as to VAALCO, fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9 against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after commencement of such tender offer or exchange offer, or (y) as to TransGlobe, in the case of a take-over bid subject to National Instrument 62-104 - Takeover Bids and Issuer Bids, fail to unanimously (subject to abstentions of any conflicted director) recommend, in a directors’ circular, rejection of such take-over bid within 15 days of the date of such take-over bid; or (vi) take no position or a neutral position with respect to an acquisition proposal for more than five business days after the public announcement of such acquisition proposal (it being understood that taking no position or a neutral position with respect to an acquisition proposal for a period of no more than five business days after the public announcement of such acquisition proposal will not be considered to be a change in recommendation provided (other than with respect to an event described in clause (v)(x) above as to VAALCO), its board of directors has rejected such acquisition proposal and reaffirmed the board recommendation before the end of such five business day period); or
•
make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the board of directors of the transactions contemplated in the arrangement agreement.

If, at any time prior to a party obtaining the approval of its stockholders or shareholders, as applicable, TransGlobe or VAALCO, as applicable, receives a request for material non-public information or to enter into discussions, from a person that proposes an unsolicited bona fide written acquisition proposal that did not result from a breach of the arrangement agreement (and which has not been withdrawn) and such party’s board of directors determines, in good faith after consultation with its outside financial and legal advisors, that such acquisition proposal constitutes or would reasonably be expected to constitute a superior proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such acquisition proposal is subject) then, and only in such case, TransGlobe or VAALCO, as applicable, may (i) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such acquisition proposal, and (ii) provide the person making such acquisition proposal with, or access to, confidential information regarding such party and its subsidiaries, but only to the extent that the other party had previously been, or is concurrently, provided with, or access to, the same information, if, and only if: (x) such party has entered into a confidentiality agreement on terms no less favorable in aggregate to such party than the confidentiality agreement entered into between TransGlobe and VAALCO in connection with the arrangement agreement (provided such confidentiality agreement will not be required to have any standstill provisions), a copy of which must be provided to the other party promptly and in any event prior to providing such person with any such copies, access or disclosure, and provided further that such confidentiality agreement will not contain any exclusivity provision or other term that would restrict, in any manner, the party’s ability to consummate the transactions contemplated hereby or to comply with its disclosure obligations to the other party pursuant to the arrangement agreement, and any such copies, access or disclosure provided to such person will have already been, or will substantially concurrently be, provided to the other party; (y) the person submitting the acquisition proposal was not restricted from making such acquisition proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with such party or any of its subsidiaries; and (z) such party has been, and continues to be, in material compliance with its non-solicitation covenants.
The board of directors of each of TransGlobe and VAALCO may not make a change in its recommendation in connection with an acquisition proposal unless:
•	such board of directors has determined that the acquisition proposal constitutes a superior proposal;
•	the approval of that party’s stockholders or shareholders, as applicable, has not been obtained;
•	such party has been and continues to be, in material compliance with its non-solicitation covenants; and
•
the party first provides the other party with written notice of a superior proposal and a five business day response period (during which period, the other party may propose amendments to the arrangement, including to the consideration) and, if the other party has proposed to amend the terms of the arrangement, the board of directors of the party that received an acquisition proposal, after consultation with its outside financial and legal advisors, determines that the acquisition proposal remains a superior proposal compared to the other party’s proposed amendment to the terms of the arrangement.

Notwithstanding the foregoing, the boards of directors of each of TransGlobe and VAALCO may effect a change in recommendation in response to an intervening event (as such term is defined in the section of this proxy statement entitled “The Arrangement Agreement and the Plan of Arrangement—Non-Solicitation of Alternative Transactions and Changes in Recommendation”), if and only if all of the following are satisfied:
•
such party’s board of directors has determined in good faith (after consultation with its outside legal counsel) that the failure to effect a change in recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law;

•	the approval of that party’s stockholders or shareholders, as applicable, has not been obtained;
•
such party shall have promptly provided the other party with a notice in writing that it intends to effect a change in recommendation in response to such intervening event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such change in recommendation (it being understood that such notice shall not constitute a change in recommendation for purposes of the arrangement agreement);

•	a five business day response period shall have elapsed from the date the other party received the notice referred to in the previous bullet; and
•
if the other party has proposed to amend the terms of the arrangement, the board of directors of the party that has experienced an intervening event shall have determined in good faith, after consultation with its outside legal advisors, that the failure to effect a change in recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law.

Notwithstanding any change in recommendation, unless the arrangement agreement has been terminated in accordance with its terms, the party whose board of directors changed its recommendation must still hold its stockholder or shareholder meeting, as applicable, and allow its stockholders or shareholders, as applicable, to vote on the arrangement, and such party is not permitted, except as required by applicable law, to submit to a vote of its stockholders or shareholders, as applicable, any acquisition proposal other than the arrangement agreement prior to the termination of the arrangement agreement.
Conditions to Completion of the Arrangement
The respective obligations of TransGlobe and VAALCO to complete the arrangement are subject to the fulfillment of each of the following conditions precedent on or before the effective time (each of which may only be waived with the mutual consent of VAALCO and TransGlobe):
•	the TransGlobe resolution having been duly approved by TransGlobe shareholders in accordance with the Court’s interim order and applicable law;
•	the VAALCO resolutions having been duly approved at the special meeting in accordance with applicable law;
•
the Court’s interim order and the final order each having been obtained on terms consistent with the arrangement agreement and in form and substance acceptable to each of VAALCO and TransGlobe, acting reasonably, and having not been set aside or modified in a manner unacceptable to either TransGlobe or VAALCO, each acting reasonably, on appeal or otherwise;

•
no governmental entity that has a material connection with TransGlobe, VAALCO, AcquireCo, or their respective assets having enacted, issued, promulgated, enforced or entered any order or law which is then in effect and has the effect of making the arrangement illegal or otherwise preventing or prohibiting consummation of the arrangement;

•	the consideration shares, subject to customary conditions, having been approved for listing on the NYSE;
•
the FCA having acknowledged to VAALCO or its agent (and such acknowledgment not having been withdrawn) that the application for admission to trading on the Main Market has been approved and (after satisfaction of any conditions to listing), such admission becoming effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied;

•
the LSE having acknowledged to VAALCO or its agent (and such acknowledgment not having been withdrawn) that the conditions to the enlarged share capital being admitted to trading on the Standard List have been satisfied; and

•	the consideration shares having been exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof or having been registered under the Securities Act.

The obligation of VAALCO and AcquireCo to complete the arrangement is subject to the fulfilment of each of the following conditions precedent on or before the effective time (each of which is for the exclusive benefit of VAALCO and AcquireCo and may be waived by VAALCO):
•
the representations and warranties of TransGlobe in the arrangement agreement regarding (a) organization and qualification, authority relative to the arrangement agreement and absence of certain changes or events (being no TransGlobe material adverse effect) having been true and correct in all respects as of the date of the arrangement agreement and the effective time as if made as at and as of such time; (b) subsidiaries and capitalization and listing having been true and correct in all respects (except for de minimis inaccuracies) as of the date of the arrangement agreement and the effective time as if made as at and as of such time; and (c) all other representations and warranties of TransGlobe having been true and correct in all respects (disregarding for purposes of this condition any materiality or TransGlobe material adverse effect qualification contained in any such representation or warranty) as of the date of the arrangement agreement and the effective time as if made at and as of such time (except that any representation and warranty in each of the foregoing (a), (b) and (c) that by its terms speaks specifically as of the date of the arrangement agreement or another date shall have been true and correct in all respects as of such date), except in the case of this clause (c) where the failure of such representations and warranties to be true and correct in all respects, individually and in the aggregate, does not constitute a TransGlobe material adverse effect; and TransGlobe having provided to VAALCO and AcquireCo a certificate of two TransGlobe senior officers certifying as of the effective date that this condition has been satisfied;

•
TransGlobe having complied in all material respects with the covenants required to be performed by it in the arrangement agreement, and TransGlobe having provided to VAALCO and AcquireCo a certificate of two TransGlobe senior officers certifying as of the effective date that this condition has been satisfied;

•
since the date of the arrangement agreement, there having not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any TransGlobe material adverse effect, and TransGlobe having provided to VAALCO and AcquireCo a certificate of two TransGlobe senior officers certifying as of the effective date that this condition has been satisfied;

•
to the extent required or necessary in connection with the consummation of transactions contemplated by the arrangement agreement: (i) the approval or consent of, or waiver or non-exercise of any material termination, pre-emption or similar rights by, any governmental entity in, or in respect of the interests held by TransGlobe in, Canada and Egypt, having been given on terms or subject to conditions in each case which are satisfactory to VAALCO, and (ii) no actions or inactions having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any license or permit held by TransGlobe or any of its subsidiaries in respect of the interests held by TransGlobe in Canada and Egypt which is necessary for the proper carrying on of its business; and

•	dissent rights having not been exercised (or, if exercised, not withdrawn) with respect to more than 10% of the issued and outstanding TransGlobe common shares.
The obligation of TransGlobe to complete the arrangement is subject to the fulfilment of each of the following conditions precedent on or before the effective time (each of which is for the exclusive benefit of TransGlobe and may be waived by TransGlobe):
•
the representations and warranties of VAALCO and AcquireCo in the arrangement agreement regarding (a) organization and qualification, authority relative to the arrangement agreement and absence of certain changes or events (being no VAALCO material adverse effect) having been true and correct in all respects as of the date of the arrangement agreement and the effective time as if made as at and as of such time; (b) capitalization and listing having been true and correct in all respects (except for de minimis inaccuracies) as of the date of the arrangement agreement and the effective time as if made as at and as of such time; and (c) all other representations and warranties of VAALCO and AcquireCo having been true and correct in all respects (disregarding for purposes of this condition any materiality or VAALCO material adverse effect qualification contained in any such representation or warranty) as of the date of the arrangement agreement and the effective time as if made at and as of such time (except that any representation and warranty in each of the foregoing (a), (b) and (c) that by its terms speaks specifically as of the date of the arrangement agreement or another date shall have been true and correct in all respects as of such date), except in the case of this clause (c) where the failure of such representations and warranties to be true and correct in all respects, individually and in the aggregate, does not constitute a VAALCO material adverse effect; and each of VAALCO and AcquireCo having provided to TransGlobe a certificate of two of their respective senior officers certifying as of the effective date that this condition has been satisfied;
•
VAALCO and AcquireCo having complied in all respects with certain covenants specified in the arrangement agreement and in all material respects with all other covenants required to be performed by each of them in the arrangement agreement, and each of VAALCO and AcquireCo having provided to TransGlobe a certificate of two of their respective senior officers certifying as of the effective date that this condition has been satisfied; and

•
since the date of the arrangement agreement, there not having occurred, or have been disclosed to the public (if previously undisclosed to the public), any VAALCO material adverse effect, and each of VAALCO and AcquireCo having provided to TransGlobe a certificate of two of their respective senior officers certifying as of the effective date that this condition has been satisfied.

Termination of the Arrangement Agreement
The arrangement agreement may be terminated at any time prior to the effective time, (i) by mutual written agreement of VAALCO and TransGlobe or (ii) by either VAALCO or TransGlobe, if:
•
the effective time has not occurred on or before the outside date, except that the right to terminate the arrangement agreement will not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the effective time to occur by the outside date;

•
after the date of the arrangement agreement, any applicable law or order has been enacted that makes consummation of the arrangement illegal or otherwise prohibits or enjoins TransGlobe, VAALCO or AcquireCo from consummating the arrangement and such law, order or enjoinment has become final and non-appealable;

•
the TransGlobe resolution has not been approved at TransGlobe’s shareholder meeting except that the right to terminate the arrangement agreement will not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure to receive the approval from TransGlobe shareholders;

•
the VAALCO resolutions have not been approved at the special meeting except that the right to terminate the arrangement agreement will not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure to receive the approval from VAALCO stockholders;

•	the board of directors of the other party changes its recommendation prior to the time that such party’s stockholder or shareholder approval, as the case may be, is obtained;
•	the other party breaches its non-solicitation covenants in any material respect;
•	a material adverse effect has occurred in relation to the other party; or
•
the other party breaches any representation or warranty or fails to perform any covenant or agreement in the arrangement agreement that would cause certain conditions precedent to completing the arrangement not to be satisfied and such conditions are incapable of being satisfied by the outside date and provided that the party having the right to terminate the arrangement agreement is not then in material breach of the arrangement agreement so as to cause any conditions precedent to completing the arrangement agreement not to be satisfied.

If the arrangement agreement is terminated in accordance with its terms, there will be no liability on the part of any party thereto except for such party’s willful breach of the arrangement agreement, and certain provisions of the arrangement agreement that will survive such termination, including those provisions related to the payment of termination fees described below.

Termination Fees
TransGlobe will be required to pay a termination fee of $9.15 million to VAALCO in the event that:
•
the arrangement agreement is terminated by VAALCO due to a change in recommendation by TransGlobe at any time prior to the time that the TransGlobe shareholders’ approval of the TransGlobe resolution is obtained;

•	the arrangement agreement is terminated by either party due to a failure to obtain the approval of TransGlobe shareholders following a change in recommendation by TransGlobe; or
•
the arrangement agreement is terminated by (i) either party (A) due to the effective date of the arrangement not occurring prior to the outside date or (B) a failure to obtain the approval of TransGlobe shareholders; or (ii) by VAALCO if TransGlobe is in breach of any representation or warranty or fails to perform any covenant or agreement under the arrangement agreement that would cause certain conditions to closing not to be satisfied, and such conditions are incapable of being satisfied by the outside date, but, in each case, only if in these termination events:

○
prior to such termination, a bona fide acquisition proposal for TransGlobe has been made or publicly announced by any person other than VAALCO or AcquireCo (and, if TransGlobe’s shareholder meeting is held, is not withdrawn at least five business days prior to the date of TransGlobe’s shareholder meeting); and

○
on or prior to the 12 month anniversary of the date of such termination, (i) TransGlobe or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for TransGlobe and such acquisition proposal is later consummated (whether or not on or prior to the 12 month anniversary of the date of such termination) or (ii) an acquisition proposal for TransGlobe has been consummated; provided that for the purposes of this discussion on termination fees, a reference to “20 per cent” in the definition of “acquisition proposal” will be deemed to be a reference to “50 per cent.”

VAALCO will be required to pay a termination fee of $9.15 million to TransGlobe in the event that:
•
the arrangement agreement is terminated by TransGlobe due to a change in recommendation by VAALCO at any time prior to the time that the VAALCO stockholders’ approval of the VAALCO resolutions is obtained;

•	the arrangement agreement is terminated by either party due to a failure to obtain the approval of VAALCO stockholders following a change in recommendation by VAALCO; or
•
the arrangement agreement is terminated by (i) either party due to (A) the effective date of the arrangement not occurring prior to the outside date or (B) a failure to obtain the approval of VAALCO stockholders, or (ii) by TransGlobe if VAALCO is in breach of any representation or, warranty or fails to perform any covenant or agreement under the arrangement agreement that would cause certain conditions to closing not to be satisfied, and such conditions are incapable of being satisfied by the outside date, but, in each case, only if in these termination events:

○
prior to such termination, a bona fide acquisition proposal for VAALCO has been made or publicly announced by any person other than TransGlobe (and, if the special meeting is held, is not withdrawn at least five business days prior to the date of the special meeting); and

○
on or prior to the 12 month anniversary of the date of such termination, (i) VAALCO or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for VAALCO and such acquisition proposal is later consummated (whether or not on or prior to the 12 month anniversary of the date of such termination) or (ii) an acquisition proposal for VAALCO has been consummated; provided that for the purposes of this discussion on termination fees, a reference to “20 per cent” in the definition of “acquisition proposal” will be deemed to be a reference to “50 per cent.”

VAALCO’s Reasons for the Arrangement
In evaluating the arrangement, including the issuance of VAALCO common stock to TransGlobe shareholders in connection with the arrangement, the VAALCO board of directors consulted with VAALCO’s senior management, outside legal counsel and independent financial advisor. In recommending that VAALCO stockholders vote in favor of the amendment proposal and the share issuance proposal, the VAALCO board of directors also considered a number of factors that it believed supported its determination. For a more detailed discussion of the reasoning of the VAALCO board of directors, see “The Arrangement—VAALCO’s Reasons for the Arrangement” and “The Arrangement—Recommendations of the VAALCO Board of Directors” sections of this proxy statement.
Recommendation of the VAALCO Board of Directors
After careful consideration, the VAALCO board of directors has determined that it is advisable and in the best interests of VAALCO and its stockholders to consummate the arrangement as contemplated by the arrangement agreement. Accordingly, the VAALCO board of directors unanimously recommends that VAALCO stockholders vote:
•	“FOR” the amendment proposal; and
•	“FOR” the share issuance proposal.
Opinion of Financial Advisor to VAALCO
VAALCO has engaged Stifel to act as its financial advisor in connection with the proposed arrangement. In connection with Stifel’s engagement, Stifel delivered to the VAALCO board of directors an oral opinion on July 13, 2022, subsequently confirmed in writing by delivery of a written opinion, dated July 13, 2022, that, as of the date of Stifel’s opinion, the consideration to be paid by VAALCO to the TransGlobe shareholders pursuant to the terms and conditions of the arrangement agreement was fair to VAALCO, from a financial point of view.
With Stifel’s consent, the full text of Stifel’s opinion, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. The description of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Stifel’s opinion. Stifel’s opinion was prepared at the request and for the benefit and use of the VAALCO board of directors (in its capacity as such) in connection with its evaluation of the consideration to be paid by VAALCO from a financial point of view and did not address any other terms, aspects or implications of the arrangement. Stifel expressed no opinion as to the relative merits of the arrangement or any other transactions or business strategies discussed by the VAALCO board of directors as alternatives to the arrangement or the decision of the VAALCO board of directors to proceed with the arrangement, nor did Stifel express any opinion on the structure, terms (other than the consideration to the extent specified in Stifel’s opinion) or effect of any other aspect of the arrangement, including, without limitation, any Pre-Acquisition Reorganization (as defined in the arrangement agreement), any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the arrangement or the other transactions contemplated by the arrangement agreement. Stifel’s opinion does not constitute a recommendation as to any action the VAALCO board of directors should take in connection with the arrangement or the other transactions contemplated by the arrangement agreement or any aspect thereof and is not a recommendation to any director of VAALCO on how such person should vote or act with respect to the arrangement or related transactions and proposals. Stifel’s opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the arrangement or related transactions or proposals. For additional information, see “The Arrangement—Opinion of Financial Advisor to VAALCO” section of this proxy statement.
The Support and Voting Agreements
On July 13, 2022, in connection with the signing of the arrangement agreement, each of VAALCO and TransGlobe entered into support and voting agreements with one another’s directors and certain members of one another’s respective executive teams, in their capacity as shareholders or stockholders, as applicable, pursuant to which such shareholders or stockholders, as applicable, have agreed, among other things, to vote their respective TransGlobe common shares in favor of the TransGlobe resolution, in the case of TransGlobe shareholders, and vote their respective shares of VAALCO common stock in favor of the amendment proposal and share issuance proposal, in the case of VAALCO stockholders. As of August 24, 2022, the record date of TransGlobe’s shareholder meeting, TransGlobe shareholders subject to support and voting agreements with VAALCO, collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 1.3% of the outstanding TransGlobe common shares on a non-diluted basis and approximately 2.2% of the outstanding TransGlobe common shares on a partially diluted basis, assuming exercise or vesting of their TransGlobe options. As of the record date of the special meeting, VAALCO stockholders subject to support and voting agreements with TransGlobe, collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 1.6% of the outstanding shares of VAALCO common stock on a non-diluted basis and approximately 2.6% of the outstanding shares of VAALCO common stock on a partially diluted basis, assuming exercise or vesting of their VAALCO options. Copies of the form of support and voting agreements are attached to this proxy statement as Annex B and Annex C.
Board of Directors Following the Arrangement
VAALCO has agreed with TransGlobe that it will take all actions necessary to ensure that, as of the effective time, the board of directors of VAALCO will consist of: (i) the four existing members of the VAALCO board of directors: Andrew L. Fawthrop, George Maxwell, Cathy Stubbs and Fabrice Nze-Bekale; and (ii) three of the members of TransGlobe’s existing board of directors: David Cook, Edward LaFehr and Timothy Marchant. The parties have agreed that Andrew L. Fawthrop will continue as the chairman of the VAALCO board of directors. See “The Arrangement—Board of Directors Following the Arrangement” section of this proxy statement.
Management Following the Arrangement
VAALCO anticipates that its Chief Executive Officer and Chief Financial Officer will remain with VAALCO following the consummation of the arrangement.
VAALCO expects to exercise the rights contained in the employment agreements of each of TransGlobe’s President and Chief Executive Officer, Vice President, Finance, Chief Financial Officer and Corporate Secretary and Vice President and Chief Operating Officer that will require such officer to remain employed by the combined company for a minimum of a three-month period following the consummation of the arrangement.
Interests of VAALCO Directors and Executive Officers in the Arrangement
No current VAALCO directors or executive officers having served at any time since the beginning of 2021 own TransGlobe common shares as of the date of this proxy statement. None of VAALCO’s directors or executive officers or their associates has any substantial financial interest, direct or indirect, in the arrangement or the issuance of VAALCO common stock to TransGlobe shareholders under the arrangement, other than being a director or executive officer of VAALCO and a stockholder of VAALCO.
Accounting Treatment
VAALCO prepares its financial statements in accordance with U.S. GAAP. The arrangement will be accounted for as a business combination using the acquisition method of accounting. VAALCO will be treated as the acquirer for accounting purposes. VAALCO will record assets acquired, including identifiable intangible assets, and liabilities assumed from TransGlobe at their respective preliminary estimated fair values at the date of completion of the arrangement. For additional information, see “The Arrangement—Accounting Treatment” section of this proxy statement.
Court Approvals
The arrangement requires approval by the Court under Section 193 of the ABCA. On August 29, 2022, TransGlobe obtained the interim order authorizing and directing TransGlobe to call, hold and conduct TransGlobe’s shareholder meeting and submit the arrangement to TransGlobe shareholders for approval. Under the arrangement agreement, TransGlobe is required to seek the final order as soon as reasonably practicable, but in any event not later than five business days following the approval of the TransGlobe resolution by TransGlobe shareholders at TransGlobe’s shareholder meeting. The Court hearing in respect of the final order is expected to take place on or about September 29, 2022 at 2:00 PM (Calgary Time) in Alberta, Canada, or as soon thereafter as is reasonably practicable.
Regulatory Approvals
Subsidiaries of TransGlobe (the “TransGlobe Egyptian Parties”) are parties to two concession agreements with the Egyptian General Petroleum Corporation (the “EGPC”) and the Arab Republic of Egypt (the “Egyptian Government”) that provide exclusive rights to explore for and develop oil and gas in the South Ghazalat Area Western Desert and the merged development areas of West Bakr, West Gharib and Northwest Gharib Onshore (the “Concession Agreements”). The Concession Agreements provide that the TransGlobe Egyptian Parties may not assign any of their rights, privileges, duties or obligations under the Concession Agreements, directly or indirectly, without the written consent of the Egyptian Government (the “Assignment Provisions”). In addition, if the Assignment Provisions are triggered, (i) the EGPC has the right to acquire the interest intended to be assigned on the same conditions, if it elects to do so within 90 days of receiving the final conditions (including the value of each assignment); and (ii) the TransGlobe Egyptian Parties would be required to pay a non-recoverable assignment fee to the EGPC in an amount equal to 10% of the value of each assignment deal upon the Egyptian Government’s approval of any assignment.
Neither VAALCO nor TransGlobe believes that the arrangement triggers the Assignment Provisions. Following announcement of the arrangement, the EGPC delivered correspondences to each of VAALCO and TransGlobe requesting data and documents relating to the arrangement, the value of the deal and TransGlobe’s share in the relevant Egyptian assets. VAALCO and TransGlobe have engaged, and are continuing to engage, in discussions with the office of the Minister of Petroleum and the EGPC, for the purpose of clarifying that the arrangement does not, and is not deemed to, trigger the Assignment Provisions in the Concession Agreements.
If the arrangement did trigger the Assignment Provisions, (i) consummation of the arrangement would require the written approval of the Egyptian Government; and (ii) the TransGlobe Egyptian Parties would be required to pay a non-recoverable assignment fee to the EGPC in an amount equal to 10% of the value of each assignment deal upon the Egyptian Government’s approval of any assignment. See “Risk Factors—TransGlobe’s Concession Agreements in Egypt contain assignment provisions and, if such assignment provisions were triggered by the arrangement, it could adversely affect the ability to consummate the arrangement or the benefits anticipated to be realized from the arrangement in a material manner.”
No Appraisal Rights
Under the DGCL, holders of shares of VAALCO common stock are not entitled to appraisal rights in connection with the arrangement or any of the matters to be acted on at the special meeting.
Who Can Answer Your Questions About Voting Your Shares
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, please contact VAALCO’s proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 11005
Banks and Brokerage Firms, please call: (212) 269-5550
Stockholders, please call toll free: (800) 967-5019
Email: egy@dfking.com

EXPECTED TIMETABLE OF PRINCIPAL EVENTS
The dates given in this expected timetable are based on VAALCO’s current expectations and may change. The precise date for completion of the arrangement and events leading up to it and after it are not ascertainable as at the date of this proxy statement as the arrangement is subject to a number of conditions beyond the control of VAALCO. In this section of the proxy statement, all time references pertain to Eastern Time unless otherwise stated. The expected timetable of principal events set out herein assumes that all conditions to the arrangement will be satisfied on or prior to October 3, 2022.
Expected Date/Time	Event
August 24, 2022, close of business	The record date for determining VAALCO stockholders entitled to vote at the special meeting
September 28, 2022 at 11:59 PM	Deadline for Broadridge Financial Solutions, Inc. to have received proxy forms or voting instructions from VAALCO stockholders
September 29, 2022 at 11:00 AM	The special meeting of VAALCO stockholders
September 29, 2022 at 11:00 AM	TransGlobe’s shareholder meeting
September 29, 2022 at 4:00 PM	Court hearing in respect of the final order
September 30, 2022	VAALCO publishes its U.K. prospectus
October 3, 2022 at close of business (London Time)	Trading of TransGlobe common shares suspended on AIM
October 3, 2022 at close of business (London Time)	Trading of TransGlobe’s depositary interests suspended from settlement through CREST
October 3, 2022 at 11:00 PM (Calgary Time)	Effective Time of the arrangement
October 4, 2022 at 7:00 AM (London Time)	Trading of TransGlobe common shares on AIM cancelled
October 4, 2022 at 7:00 AM (London Time)	TransGlobe depositary interests cancelled in CREST
October 4, 2022 at 8:00 AM (London Time)	VAALCO’s existing shares re-admitted to trading, and consideration shares admitted to trading, on the Standard Listing segment of the Official List and to the LSE
October 4, 2022 at 9:30 AM	TransGlobe common shares delisted on Nasdaq
Within two days following receipt by the TSX of the required documents relating to the completion of the arrangement	TransGlobe common shares delisted from TSX

SUMMARY OF SIGNIFICANT IFRS TO U.S. GAAP DIFFERENCES
The financial information of TransGlobe incorporated by reference into this proxy statement has been prepared and presented in accordance with IFRS. Certain differences exist between IFRS and U.S. GAAP, which might be material to the financial information incorporated by reference into this proxy statement.
The principal differences between U.S. GAAP and IFRS which might be material in the preparation of TransGlobe’s consolidated financial statements are described below. The following summary does not include all differences that exist between IFRS and U.S. GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to VAALCO, TransGlobe or the industry in which VAALCO and TransGlobe operate.
The differences described below reflect only those differences in accounting policies in force at the time of the preparation of the historical financial information of TransGlobe. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of prescribed changes in accounting standards, transactions or events that may occur in the future.
Impairment of Long-Lived Assets
Under both U.S. GAAP and IFRS, long-lived assets are tested for impairment when events or changes in circumstances indicate that the carrying amounts may be impaired. Under U.S. GAAP, the asset group is first tested for recoverability by determining if its carrying amount exceeds the expected future cash flows from the asset group on an undiscounted basis. If the asset group is determined to not be recoverable, an impairment expense is recorded for the excess of the asset group’s carrying amount over its fair value. Further, future reversal of a previously recognized impairment loss is prohibited.
Under IFRS, when an impairment indicator is determined to exist, an impairment expense is recorded for the excess of the cash generating unit carrying amount over its recoverable amount, determined as the greater of its fair value less costs of disposal and its value in use. Impairment expense previously recorded is reversible in subsequent periods under certain conditions.
Exploration and Evaluation Costs
Under both U.S. GAAP and IFRS, there are two broad methods typically used to account for exploration and evaluation costs, namely, successful efforts and full cost. However, there are further variations of these two approaches in practice and accordingly differences may exist in the accounting for exploration and evaluation costs, depending on the policy elected by the entity and any variation applied. In particular, under IFRS, an accounting policy is determined for each type of exploration and evaluation expenditure of either immediate expense or capitalization as an asset and such policy is applied consistently.
Under the successful efforts method, certain costs incurred during exploration and costs incurred in finding, acquiring and developing reserves are typically capitalized on a field-by-field basis. Capitalized costs are allocated to commercially viable hydrocarbon reserves and depleted as production occurs. U.S. GAAP contains more prescriptive guidance on the types of exploration costs that can be capitalized – in particular, geological and geophysical activities, costs of carrying and retaining undeveloped properties and costs associated with exploratory dry holes recognized as an expense as they are incurred. Costs of drilling exploratory and exploratory-type test wells are capitalized pending determination of whether such well can produce proved reserves.
Under the full cost method, all costs incurred in searching for, acquiring and developing the reserves in a large geographic cost center or pool, such as a country, are capitalized. The cost pools are then depleted on a country basis as production occurs. If exploration efforts in the country or the geological formation are wholly unsuccessful, the costs are expensed. This method generally results in deferral of costs during the exploration and development phase, and greater subsequent depletion charges, compared to the successful efforts method.
Under U.S. GAAP, the testing for impairment of exploration and evaluation assets recognized under the successful efforts methods are typically performed on a field by field. Under U.S. GAAP, impairment tests of exploration and evaluation asset are recognized under the full cost methods are typically performed at a geographical level. Under IFRS, the entity is permitted to elect to group exploration and evaluation assets with producing assets for purposes of testing impairment.
Further, U.S. GAAP generally applies the same accounting principles for testing impairment of exploration and evaluation assets recognized under the successful method as those applied to other long-lived assets. However, under

IFRS, specific requirements exist for exploration and evaluation assets in which an entity is not required to assess for impairment triggers for such assets until the entity has sufficient information to assess the commercial viability and feasibility of extraction. IFRS also contains specific indicators for impairment relating to exploration and evaluation assets.
Depletion, Depreciation & Amortization
Under both U.S. GAAP and IFRS, capitalized exploration, evaluation and development costs are often amortized using the units-of-production method based on estimated recoverable reserves. Under U.S. GAAP, an entity often determines the unit of production based on the total amount of proved developed reserves and total proved reserves expected. Under IFRS, there is no prescribed basis used for the unit of production calculation and the entity may elect a different policy including using either proved developed reserves, total proved or both proved and probable reserves.
Reclamation and Remediation Liabilities
Under U.S. GAAP, the initial recognition of asset retirement obligation is based on the fair value of the reclamation and remediation liability, generally utilizing a present value technique to estimate the liability and discounted at a credit-adjusted risk-free interest rate. Subsequently, period-to-period revisions to either the timing or amount of the original estimate of undiscounted cash flows are treated as separate layers of the obligation.
Under IFRS, initial recognition of reclamation and remediation liability is generally measured as the best estimate of the expenditure to settle the obligation utilizing a present value technique to estimate the liability, discounted at a pretax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Subsequently, period-to-period revisions for changes in the estimate of expected undiscounted cash flows or discount rate is re-measured for the entire obligation by using an updated discount rate that reflects current market conditions as of the balance sheet date.
Joint Arrangements
Under U.S. GAAP, a joint venture is defined as an entity whose operations and activities are jointly controlled by its equity investors. Joint ventures are accounted for using the equity method of accounting. Proportionate consolidation is used in the oil and gas and mining and extractive industries, when working interest owners join together in the development and operation of a jointly-owned or unitized property outside a separate legal entity pursuant to a written agreement.
IFRS addresses two types of joint arrangements: (1) joint operations and (2) joint ventures, both distinguished by the rights and obligations of the parties involved. In a joint operation, an entity has rights to the underlying assets and obligations for the liabilities of the arrangement and recognizes its share of the assets, liabilities, revenues, and expenses arising from its interest. In a joint venture, the equity method of accounting is used and requires the use of a separate legal entity. Unlike U.S. GAAP, the existence of a separate legal entity is not sufficient evidence to conclude that an arrangement is a joint venture.
Leases
Under U.S. GAAP, leases are required to be classified as operating leases or finance leases for lessees, which is relevant for determining the timing of recognition and presentation on the income statement, while IFRS contains one classification (effectively finance leases) for lessees. Under both U.S. GAAP and IFRS, lessees are required to record a right-of-use (“ROU”) asset (representing the right to use the underlying asset) and a corresponding lease liability (representing lease payments to be made in the future) at lease commencement.
Under U.S. GAAP for a finance lease, the ROU asset is amortized on a straight-line basis and a separate interest expense is recognized for the lease liability. The amortization expense and interest relating to the finance lease results in a front-loaded expense profile. Under U.S. GAAP for an operating lease, the total lease expense is recognized on a straight-line basis over the least term.
Under IFRS, there is a single accounting model in which the ROU asset is generally amortized on a straight-line basis. This amortization, when combined with the interest on the lease liability, results in a front-loaded expense profile.

Under IFRS and a finance lease under U.S. GAAP, interest expense on the lease liability and amortization of the ROU asset are presented separately in the income statement whereas for an operating lease under U.S. GAAP rent expense is presented in a single line item.
Share-based Payments
Under both U.S. GAAP and IFRS, share-based payments are initially recorded in the financial statements on the basis of their grant-date fair value (with certain exceptions). The subsequent accounting for such awards depends on the classification as equity or liability awards.
While the fundamental principles are similar between U.S. GAAP and IFRS, there are many differences in detail that may lead to significant differences in practice including the treatment of share-based awards with graded vesting conditions and those subject to forfeiture. For example, under U.S. GAAP, for graded vesting share-based payment awards that only contain a service condition, an entity has to choose as an accounting policy either to (1) recognize a charge on an accelerated basis to reflect the vesting as it occurs or (2) amortize the entire grant on a straight-line basis over the longest vesting period. Under IFRS, an entity must recognize a charge on an accelerated basis to reflect the vesting as it occurs.
Similarly, under U.S. GAAP, for awards with service conditions, an entity makes an entity-wide accounting policy election to either (1) estimate the total number of awards for which the employee’s requisite service period or nonemployee’s vesting period will not be rendered (i.e., estimate expected forfeitures) or (2) account for forfeitures when they occur. Under IFRS, an entity is required to estimate the amount of forfeitures.
Income Taxes
Under U.S. GAAP, deferred taxes are recognized for temporary differences arising from the initial recognition of assets acquired or liabilities assumed. Under IFRS, deferred income taxes are not recognized for temporary differences arising from the initial recognition of an asset or liability in a transaction that (i) is not a business combination, and (ii) affects neither accounting nor taxable profit.
U.S. GAAP prohibits recognition of deferred tax consequences for differences that arise from changes in exchange rates or indexing for tax purposes for those foreign subsidiaries that are required to use historical rates to remeasure nonmonetary assets and liabilities from the local currency into the functional currency. Under IFRS, deferred tax assets or liabilities are recognized for temporary differences related to nonmonetary assets or liabilities that are remeasured from the local currency into the functional currency for book purposes using historical exchange rates, but are reported in local currency for tax purposes using current exchange rates.
Marketable Equity Securities
U.S. GAAP requires investments in equity securities to be measured at fair value, with changes in fair value recognized in net income, unless equity securities do not have a readily determinable fair value. Under IFRS, equity securities designated as fair value through other comprehensive income are carried at fair value and changes in fair value are recognized in other comprehensive income, which is not subsequently charged to earnings.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Introduction
On July 13, 2022, VAALCO, AcquireCo and TransGlobe entered into the arrangement agreement whereby AcquireCo, an indirect wholly-owned subsidiary of VAALCO, will acquire all of the issued and outstanding TransGlobe common shares with TransGlobe continuing as a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. Upon completion of the arrangement, TransGlobe shareholders will receive 0.6727 of a share of VAALCO common stock for each TransGlobe common share.
The unaudited pro forma combined financial information of VAALCO is comprised of (i) the unaudited pro forma combined balance sheet as of June 30, 2022, after giving effect to the arrangement as if it had occurred on June 30, 2022; (ii) the unaudited pro forma combined statements of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021, after giving effect to the arrangement as if it had occurred on January 1, 2021; and (iii) the accompanying notes (collectively, the “Unaudited Pro Forma Combined Financial Information”).
The Unaudited Pro Forma Combined Financial Information has been derived from the (i) historical unaudited condensed consolidated financial statements and the related notes of VAALCO and TransGlobe, respectively as of and for the six months ended June 30, 2022, and (ii) the historical audited consolidated financial statements and the related notes of VAALCO and TransGlobe respectively for the year ended December 31, 2021. The consolidated financial statements of VAALCO were prepared in accordance with U.S. GAAP. The consolidated financial statements of TransGlobe were prepared in accordance with IFRS.
The Unaudited Pro Forma Combined Financial Information has been prepared by VAALCO management for illustrative purposes only. The Unaudited Pro Forma Combined Financial Information does not purport to represent what the actual results of operations of VAALCO or the combined entity would have been had the arrangement occurred on the respective dates assumed, nor is it indicative of the future results of VAALCO. The Unaudited Pro Forma Combined Financial Information and underlying pro forma adjustments are based upon currently available information and include certain estimates and assumptions made by VAALCO management; accordingly, actual results could differ materially from the Unaudited Pro Forma Combined Financial Information.
The Unaudited Pro Forma Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using assumptions set forth in the notes herein. The Unaudited Pro Forma Combined Financial Information does not reflect any cost savings, operating synergies or revenue enhancements that the combined entity may achieve as a result of the arrangement. The pro forma adjustments reflected in the accompanying Unaudited Pro Forma Combined Financial Information reflect estimates and assumptions made by our management that we believe to be reasonable. Significant estimates and assumptions include, but are not limited to, the timing of close of the arrangement, and the preliminary purchase price allocation.
The Unaudited Pro Forma Combined Financial Information should be read together with (i) VAALCO’s audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022; (ii) TransGlobe’s audited consolidated financial statements and related notes included in its Annual Report on Form 40-F for the year ended December 31, 2021, filed with the SEC on March 17, 2022; (iii) VAALCO’s unaudited condensed consolidated financial statements and related notes included in its Quarterly Report on Form 10-Q for the six months ended June 30, 2022, filed with the SEC on August 10, 2022; and (iv) TransGlobe’s unaudited condensed consolidated financial statements and related notes included in its Report of Foreign Issuer on Form 6-K, filed with the SEC on August 10, 2022.

VAALCO Energy, Inc.
Pro Forma Combined Balance Sheet (Unaudited)
As of June 30, 2022
	VAALCO (U.S. GAAP, Historical)	TransGlobe (IFRS, Reclassified)	Transaction Accounting Adjustments		Notes	Total Pro Forma Combined Balance Sheet
			U.S. GAAP Adjustments	Pro Forma Adjustments
		Note 2.1	Note 2.2	Note 3 and 4
		(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$53,062	$61,175	$—	$(13,682)	3(a)	$97,861
				(2,694)	4(d)(ii)
Restricted cash	216	—	—	—		216
Receivables:
Trade, net	70,274	74,554	—	—		144,828
Accounts with joint venture owners	692	236	—	—		928
Other, net	10,699	—	—	—		10,699
Crude oil inventory	13,867	—	—	—		13,867
Prepayments and other	8,064	5,328	—	—		13,392
Total current assets	156,874	141,293	—	(16,376)		281,791
Crude oil and natural gas properties, equipment and other – successful efforts method, net	151,718	211,291	—	70,309	3(a)	433,318
Other noncurrent assets
Restricted cash	1,752	—	—	—		1,752
Value added tax and other receivables	5,723	—	—	—		5,723
Right of use operating lease assets	3,435	2,252	—	—		5,687
Right of use finance lease assets	1,713	—	—	—		1,713
Deferred tax assets	24,447	—	—	—		24,447
Abandonment funding	20,091	—	—	—		20,091
Other long-term assets	3,811	—	—	—		3,811
Goodwill	—	—	—	—		—
Total assets	369,564	354,836	—	53,933		778,333
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,151	$8,381	$—	$—		$27,532
Accounts with joint venture owners	13,863	—	—	—		13,863
Accrued liabilities and other	99,220	53,025	—	1,736	3(a)	164,653
				10,672	3(b)(i)
Operating lease liabilities – current portion	3,123	1,245	—	—		4,368
Finance lease liabilities – current portion	326	—	—	—		326
Foreign income taxes payable	29,221	—	—	—		29,221
Current liabilities – discontinued operations	7	—	—	—		7
Total current liabilities	164,911	62,651	—	12,408		239,970
Asset retirement obligations	34,809	11,335	—	—		46,144
Operating lease liabilities – net of current portion	332	1,005	—	—		1,337
Finance lease liabilities – current portion	1,331	—	—	—		1,331
Long-term debt	—	3,102	—	—		3,102
Other long-term liabilities	—	26,512	—	—		26,512
Total liabilities	201,383	104,605	—	12,408		318,396
Shareholders’ equity
Preferred stock	—	—				—
Common stock	7,013	153,118	—	4,932	3(a)	11,945
				(153,118)	3(b)(ii)
Additional paid-in capital	77,919	23,905	—	(3,286)	4(d)	365,425
				287,506	3(a)
				(20,619)	3(b)(ii)
Less treasury stock	(44,635)	—	—	—		(44,635)
Retained earnings	127,884	72,453	—	(7,666)	4(d)(i)	127,202
				(4,418)	3(a)
				12,684	3(a)
				(10,672)	3(b)(i)
				(60,369)	3(b)(ii)
				(2,694)	4(d)(ii)
Accumulated other comprehensive income	—	755	—	(755)	3(b)(ii)	—
Total shareholders’ equity	168,181	250,231	—	41,525		459,937
Total liabilities and shareholders’ equity	369,564	354,836	—	53,933		778,333
The Unaudited Pro Forma Combined Financial Information should be read in conjunctions with the accompanying notes.

VAALCO Energy, Inc.
Pro Forma Combined Statement of Operations (Unaudited)
Six Months Ended June 30, 2022
	VAALCO (U.S. GAAP, Historical)	TransGlobe (IFRS, Reclassified)	Transaction Accounting Adjustments		Notes	Total Pro Forma Combined Statement of Operations
			U.S. GAAP Policy Adjustments	Pro Forma Adjustments
		Note 2.1	Note 2.2	Note 3 and 4
		(in thousands, except per share amounts)
Revenues:
Crude oil and natural gas sales	$179,641	$127,644	$—	$—		$307,285
Operating costs and expenses:
Production expense	43,835	28,109	701	—	2.2(b)	72,645
Exploration expense	194	—	—	—		194
Depreciation, depletion and amortization	12,864	14,328	(772)	6,079	2.2(b) 4(a)	32,499
General and administrative expense	8,528	17,435	116	(1,582)	2.2(b) 4(c)	24,497
Bad debt expense and other	1,063	—	—	—		1,063
Gain on concession merger	—	(7,953)	—	—		(7,953)
Impairment reversal	—	(25,983)	25,983	—	2.2(a)	—
Total operating costs and expenses	66,484	25,936	26,028	4,497		122,945
Other operating expense, net	(5)	—	—	—		(5)
Operating income (loss)	113,152	101,708	(26,028)	(4,497)		184,335
Other income (expense):
Derivative instruments loss, net	(41,300)	(1,554)	—	—		(42,854)
Interest (expense) income, net	(121)	(1,268)	45	—	2.2(b)	(1,344)
Other (expense) income, net	(2,807)	(4)	—	(1,582)	4(c)	(4,393)
Total other income (expense), net	(44,228)	(2,826)	45	(1,582)		(48,591)
Income (loss) from continuing operations before income taxes	68,924	98,882	(25,983)	(6,079)		135,744
Income tax expense (benefit)	41,624	17,939	—	—	4(b)	59,563
Income (loss) from continuing operations	27,300	80,943	(25,983)	(6,079)		76,181
Loss from discontinued operations, net of tax	(32)	—	—	—		(32)
Net income (loss)	$27,268	$80,943	$(25,983)	$(6,079)		$76,149

Basic net income per share:	$0.46				4(e)	$0.70
Basic weighted average shares outstanding	58,814				4(e)	108,129

Diluted net income per share:	$0.45				4(e)	$0.70
Diluted weighted average shares outstanding	59,278				4(e)	108,593
The Unaudited Pro Forma Combined Financial Information should be read in conjunctions with the accompanying notes.

VAALCO Energy, Inc.
Pro Forma Combined Statement of Operations (Unaudited)
Year Ended December 31, 2021
	VAALCO (U.S. GAAP, Historical)	TransGlobe (IFRS, Reclassified)	Transaction Accounting Adjustments		Notes	Total Pro Forma Combined Income Statement
			U.S. GAAP Adjustments	Pro Forma Adjustments
		Note 2.1	Note 2.2	Note 3 and 4
		(in thousands, except per share amounts)
Revenues:
Crude oil and natural gas sales	$199,075	$169,006	$—	$—		$368,081
Operating costs and expenses:
Production expense	81,255	76,153	1,606	—	2.2(b)	159,014
Exploration expense	1,579	—				1,579
Depreciation, depletion and amortization	21,060	25,641	(1,754)	16,826	2.2(b) 4(a)	61,773
General and administrative expense	14,766	24,274	330	7,666	4(d)(i)	49,730
				2,694	4(d)(ii)
Bad debt expense and other	875	—	—	—		875
Impairment reversal	—	(31,521)	31,521	—	2.2(a)	—
Total operating costs and expenses	119,535	94,547	31,703	27,186		272,971
Other operating expense, net	(440)	—	—	—		(440)
Operating income (loss)	79,100	74,459	(31,703)	(27,186)		94,670
Other income (expense):
Derivative instruments loss, net	(22,826)	(10,563)	—	—		(33,389)
Interest (expense) income, net	10	(1,132)	182	—	2.2(b)	(940)
Gain on acquisition	—	—	—	12,684	3(a)	12,684
Other income (expense), net	3,494	(15)	—	(15,090)	4(c)	(11,611)
Total other (expense) income, net	(19,322)	(11,710)	182	(2,406)		(33,256)
Income (loss) from continuing operations before income taxes	59,778	62,749	(31,521)	(29,592)		61,414
Income tax (benefit) expense	(22,156)	22,411	—	—	4(b)	255
Income (loss) from continuing operations	81,934	40,338	(31,521)	(29,592)		61,159
Loss from discontinued operations, net of tax	(98)	—	—	—		(98)
Net income (loss)	$81,836	$40,338	$(31,521)	$(29,592)		$61,061

Basic net income per share:	$1.38				4(e)	$0.57
Basic weighted average shares outstanding	58,230				4(e)	107,545

Diluted net income per share:	$1.37				4(e)	$0.57
Diluted weighted average shares outstanding	58,755				4(e)	108,070
The Unaudited Pro Forma Combined Financial Information should be read in conjunctions with the accompanying notes.

Notes to Unaudited Pro Forma Combined Financial Statements
1. Basis of Preparation
This Unaudited Pro Forma Combined Financial Information has been derived from the unaudited condensed consolidated financial statements of VAALCO and TransGlobe as of and for the six months ended June 30, 2022, and the audited consolidated financial statements of VAALCO and TransGlobe as of and for the year ended December 31, 2021. The Unaudited Pro Forma Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using assumptions set forth in the notes herein.
The unaudited pro forma combined balance sheet as of June 30, 2022, gives effect to the arrangement as if it had occurred on June 30, 2022. The unaudited pro forma combined statements of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021, give effect to the arrangement as if it had occurred on January 1, 2021.
The consolidated financial statements of VAALCO were prepared in accordance with U.S. GAAP. The consolidated financial statements of TransGlobe were prepared in accordance with IFRS. As such, the Unaudited Pro Forma Combined Financial Information includes adjustments to align the accounting policies of TransGlobe to those of VAALCO.
The Unaudited Pro Forma Combined Financial Information and underlying pro forma adjustments are based upon currently available information and include certain estimates and assumptions made by management; accordingly, actual results could differ materially from the pro forma information. Management believes the assumptions provide a reasonable and supportable basis for presenting the estimated significant effects of the arrangement. The Unaudited Pro Forma Combined Financial Information is provided for illustrative purposes only and may or may not provide an indication of results in the future.
2. Application of U.S. GAAP and Reclassification Adjustments
The consolidated financial statements of TransGlobe were prepared in accordance with IFRS. For purposes of preparing the Unaudited Pro Forma Combined Financial Information, the financial information of TransGlobe has been adjusted to give effect to the material differences between IFRS and U.S. GAAP, to the extent that such historical IFRS and U.S.GAAP differences are not affected by the adjustments relating to preliminary purchase price allocation described in Note 3 below. Other differences impacted by the preliminary purchase price allocation are included as other “pro forma adjustments” as described in Note 3 and 4 below. Further, certain adjustments to TransGlobe’s financial information are required to conform TransGlobe’s presentation and classification policies to those of VAALCO, as described below.
2.1	Reclassification of TransGlobe financial statement line items to align with VAALCO’s financial statements
Balance sheet as of June 30, 2022
	TransGlobe (IFRS, Historical)	Reclassification	Notes	TransGlobe (IFRS, Reclassified)
	(in thousands)
ASSETS
Current assets:
Cash	$61,175	$(61,175)	(A)	$—
Cash and cash equivalents	—	61,175	(A)	61,175
Accounts receivable balances	74,790	(74,790)	(B)	—
Receivables:
Trade, net	—	74,554	(B)	74,554
Accounts with joint venture owners	—	236	(B)	236
Prepaids and other	5,328	(5,328)	(C)	—
Prepayments and other		5,328	(C)	5,328
Total current assets	141,293	—		141,293

	TransGlobe (IFRS, Historical)	Reclassification	Notes	TransGlobe (IFRS, Reclassified)
	(in thousands)
Other noncurrent assets:
Property and equipment
Petroleum and natural gas assets	208,510	(206,620)	(D)	—
		(1,890)	(F)
Other	2,296	(1,934)	(D)	—
		(362)	(F)
Crude oil and natural gas properties, equipment and other- successful efforts method, net	—	211,291	(D)(E)	211,291
Intangible exploration and evaluation assets	2,737	(2,737)	(E)	—
Right of use operating lease assets	—	2,252	(F)	2,252
Total assets	354,836	—		354,836
				—
LIABILITIES AND SHAREHOLDERS’ EQUITY				—
Current liabilities:				—
Accounts payable and accrued liabilities	$42,707	$(8,381)	(G)	$—
		(34,326)	(H)
Accounts payable		8,381	(G)	8,381
Current portion of share-based compensation liabilities	8,286	(8,286)	(I)	—
Modernization payment liabilities	9,555	(9,555)	(J)	—
Derivative commodity contracts	858	(858)	(K)	—
Accrued liabilities and other	—	53,025	(H)(I) (J)(K)	53,025
Current portion of lease obligations	1,245	(1,245)	(L)	—
Operating lease liabilities - current portion		1,245	(L)	1,245
Total current liabilities	62,651	—		62,651
Non-current liabilities:				—
Asset retirement obligations	11,335	—		11,335
Share-based compensation liabilities	1,892	(1,892)	(M)	—
Lease obligations	1,005	(1,005)	(N)	—
Operating lease liabilities - net of current portion	—	1,005	(N)	1,005
Long-term debt	3,102	—		3,102
Modernization payment liabilities	24,620	(24,620)	(O)	—
Other long-term liabilities	—	26,512	(M)(O)	26,512
Total liabilities	104,605	—		104,605
Shareholders’ equity
Share capital	153,118	(153,118)	(P)	—
Common stock	—	153,118	(P)	153,118
Additional paid-in capital	—	23,905	(Q)	23,905
Accumulated other comprehensive income	755	—		755
Deficit	72,453	—		72,453
Contributed surplus	23,905	(23,905)	(Q)	—
Total shareholders’ equity	250,231	—		250,231
Total liabilities and shareholders’ equity	354,836	—		354,836
(A)	Cash of $61,175 thousand were reclassified to cash and cash equivalents as of June 30, 2022.
(B)	Disaggregated Accounts receivable balances and reclassified $74,554 thousand and $236 thousand to Trade, net and Accounts with joint venture owners, respectively as of June 30, 2022.

(C)	Prepaids and other of $5,328 thousand were reclassified to Prepayments and other as of June 30, 2022.
(D)
Tangible fixed assets of $206,620 thousand and $1,934 thousand of Petroleum and natural gas assets and Other reclassified to Crude oil and natural gas properties, equipment and other- successful efforts method, net as of June 30, 2022.

(E)	Intangible exploration and evaluation assets of $2,737 thousand were reclassified to Crude oil and natural gas properties, equipment and other- successful efforts method, net as of June 30, 2022.
(F)
Right-of-use asset of $1,890 thousand and $362 thousand previously included within Petroleum and natural gas assets and Other, respectively reclassified to Right of use operating lease assets as of June 30, 2022.

(G)	Accounts payable and accrued liabilities of $8,381 thousand were reclassified to Accounts payable as of June 30, 2022.
(H)	Accounts payable and accrued liabilities of $34,326 thousand were reclassified to Accrued liabilities and other as of June 30, 2022.
(I)	Share-based compensation liabilities of $8,286 thousand reclassified to Accrued liabilities and other as of June 30, 2022.
(J)	Modernization payment liabilities (current portion) of $9,555 thousand were reclassified to Accrued liabilities and other as of June 30, 2022.
(K)	Derivative commodity contracts of $858 thousand reclassified to Accrued liabilities and other as of June 30, 2022.
(L)	Lease obligations of $1,245 thousand were reclassified to Operating lease liabilities - current portion as of June 30, 2022.
(M)	Share-based compensation liabilities of $1,892 thousand reclassified to Other long-term liabilities as of June 30, 2022.
(N)	Lease obligations of $1,005 thousand were reclassified to Operating lease liabilities - net of current portion as of June 30, 2022.
(O)	Modernization payment liabilities of $24,620 thousand reclassified to Other long-term liabilities as of June 30, 2022.
(P)	Share capital of $153,118 thousand were reclassified to Common stock as of June 30, 2022.
(Q)	Contributed surplus of $23,905 thousand were reclassified to Additional paid-in capital as of June 30, 2022.
Statement of operations for the six months ended June 30, 2022
	TransGlobe (IFRS, Historical)	Reclassification	Notes	TransGlobe (IFRS, Reclassified)
	(in thousands)
Revenues
Petroleum and natural gas sales, net of royalties	$127,644	$(127,644)	(A)	$—
Crude oil and natural gas sales	—	127,644	(A)	127,644
Finance revenue	3	(3)	(B)	—
Other revenue	1	(1)	(C)	—
Expenses
Production and operating	28,109	—		28,109
Selling costs	2,493	(2,493)	(D)	—
General and administrative	14,942	2,493	(D)	17,435
Foreign exchange loss	5	(5)	(E)	—
Finance costs	1,271	(1,271)	(F)	—
Depletion, depreciation and amortization	14,169	159	(G)	14,328
Asset retirement obligation accretion	159	(159)	(G)	—
Gain on concession merger	(7,953)	—		(7,953)
Loss (gain) on financial instruments	1,554	(1,554)	(H)	—
Impairment reversal	(25,983)	—		(25,983)
Earnings (loss) before income taxes	98,882	2,826		101,708
Income tax expense - current	17,939	(17,939)	(I)	—
Net Earnings	80,943	20,765		101,708
Other expense
Derivative instruments loss, net	—	1,554	(H)	1,554
Interest expense, net	—	1,268	(B)(F)	1,268
Other, net	—	4	(C)(E)	4
Total other expense, net	—	2,826		2,826
Income from continuing operations before income taxes	80,943	17,939		98,882
Income tax expense	—	17,939	(I)	17,939
Net income	$80,943	$—		$80,943
(A)	Petroleum and natural gas sales, net of royalties of $127,644 thousand reclassified to Crude Oil and natural gas sales for the six months ended June 30, 2022.

(B)	Finance revenue of $3 thousand reclassified to Interest expense, net for the six months ended June 30, 2022.
(C)	Other revenue of $1 thousand reclassified to Other, net for the six months ended June 30, 2022.
(D)	Selling costs of $2,493 thousand reclassified to General and administrative expense for the six months ended June 30, 2022.
(E)	Foreign exchange loss of $5 thousand reclassified to Other, net for the six months ended June 30, 2022.
(F)	Finance costs of $1,271 thousand reclassified to Interest expense, net for the six months ended June 30, 2022.
(G)	Asset retirement obligation accretion of $159 thousand reclassified to Depletion, depreciation and amortization for the six months ended June 30, 2022.
(H)	Loss (gain) on financial instruments of $1,554 thousand reclassified to Derivative instruments loss, net for the six months ended June 30, 2022.
(I)	Income tax expense - current of $17,939 thousand reclassified to Income tax expense for the six months ended June 30, 2022.
Statement of operations for the year ended December 31, 2021
	TransGlobe (IFRS, Historical)	Reclassification	Notes	TransGlobe (IFRS, Reclassified)
	(in thousands)
Revenues
Petroleum and natural gas sales, net of royalties	$169,006	$(169,006)	(A)	$—
Crude oil and natural gas sales	—	169,006	(A)	169,006
Finance revenue	9	(9)	(B)	—
Other revenue	32	(32)	(C)	—
Expenses
Production and operating	61,430	14,723	(D)	76,153
Overlift	14,723	(14,723)	(D)	—
Selling costs	3,921	(3,921)	(E)	—
General and administrative	20,353	3,921	(E)	24,274
Foreign exchange loss	47	(47)	(F)	—
Finance costs	1,141	(1,141)	(G)	—
Depletion, depreciation and amortization	25,434	207	(H)	25,641
Asset retirement obligation accretion	207	(207)	(H)	—
Loss (gain) on financial instruments	10,563	(10,563)	(I)	—
Impairment reversal	(31,521)	—		(31,521)
Earnings before income taxes	62,749	11,710		74,459
Income tax expense - current	22,411	(22,411)	(J)	—
Net Earnings (Loss)	40,338	34,121		74,459
Other expense
Derivative instruments loss, net	—	10,563	(I)	10,563
Interest expense, net	—	1,132	(B)(G)	1,132
Other, net	—	15	(C)(F)	15
Total other expense, net	—	11,710		11,710
Income from continuing operations before income taxes	40,338	22,411		62,749
Income tax expense	—	22,411	(J)	22,411
Net Income	40,338	—		40,338
(A)	Petroleum and natural gas sales, net of royalties of $169,006 thousand reclassified to Crude Oil and natural gas sales for the year ended December 31, 2021.
(B)	Finance revenue of $9 thousand reclassified to Interest expense, net for the year ended December 31, 2021.
(C)	Other revenue of $32 thousand reclassified to Other, net for the year ended December 31, 2021.
(D)	Overlift expense of $14,723 thousand reclassified to Production expense for the year ended December 31, 2021.
(E)	Selling costs of $3,921 thousand reclassified to General and administrative expense for the year ended December 31, 2021.
(F)	Foreign exchange loss of $47 thousand reclassified to Other, net for the year ended December 31, 2021.
(G)	Finance costs of $1,141 thousand reclassified to Interest expense, net for the year ended December 31, 2021.
(H)	Asset retirement obligation accretion $207 thousand reclassified to Depletion, depreciation and amortization for the year ended December 31, 2021.

(I)	Loss (gain) on financial instruments of $10,563 thousand reclassified to Derivative instruments loss, net for the year ended December 31, 2021.
(J)	Income tax expense - current of $22,411 thousand reclassified to Income tax expense for the year ended December 31, 2021.
2.2	U.S. GAAP adjustments to the unaudited pro forma combined statement of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021
(a)	Adjustment to derecognize the impairment reversal previously recognized in accordance with IFRS. Under U.S. GAAP, the reversal of an impairment loss for assets to be held and used is prohibited.
(b)
Adjustment to reflect differences between accounting for leases between IFRS and U.S. GAAP. Under IFRS, the amortization of the right of use asset relating to all leases are recognized on a straight-line basis and accounted for as “amortization” expense within Depreciation, depletion and amortization. Under U.S. GAAP, leases are classified as either finance leases or operating leases; for operating leases, the amortization is treated a “lease costs” and classified as part of Production cost or General and administrative expense depending on the type of lease. The impact of treating such leases as operating leases under U.S. GAAP on interest cost are insignificant.

3. Preliminary Acquisition Accounting and Other Pro Forma adjustments and Assumptions
(a)	Consideration for the Combination and Purchase Price Allocation
The arrangement will be accounted for using the acquisition method of accounting for business combinations in accordance with ASC 805, Business Combinations. VAALCO will be treated as the acquirer for accounting purposes based on the evaluation of the following facts and circumstances:
•	VAALCO’s stockholders will hold a majority of the voting power of the combined company
•	VAALCO’s directors are expected to comprise a majority of the governing body of the combined company
•	VAALCO’s senior management will comprise the senior management of the combined company
•	Under the terms of the arrangement, VAALCO is expected to pay a premium over the pre-combination fair value of the equity interest acquired from TransGlobe stockholders.
The purchase consideration for the arrangement will be determined based on the number of VAALCO shares issued in exchange for TransGlobe common shares on the date of the arrangement. VAALCO will allocate the purchase consideration based on the TransGlobe assets acquired, including identifiable intangible assets, and liabilities assumed from TransGlobe at their respective preliminary estimated fair values at the date of completion of the arrangement.
VAALCO’s allocation of the preliminary estimated purchase consideration with respect to the arrangement is based on estimate of, and assumptions related to, the fair value of assets to be acquired and liabilities to be assumed as of June 30, 2022, using current available information. The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:
•	Changes in the estimated fair value of VAALCO’s common stock consideration transferred depending on its market price at the date of closing; and
•
Changes in the estimated fair value of TransGlobe’s assets acquired and liabilities assumed as of the date of the arrangement, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, discount rates as well as other factors.

Because the Unaudited Pro Forma Combined Financial Information has been prepared based on these preliminary estimates, the resulting effect on the financial position and results of operation of the combined business may be materially different from the pro forma amounts included herein.
VAALCO expects to finalize the purchase price allocation as soon as reasonably practicable after completing the arrangement, and upon consideration of any incremental information as part of the finalization of the measurement process. The finalization of the purchase price allocation will not extend beyond the one-year measurement period provided under ASC 805.

The following is a preliminary estimate of the consideration expected to be paid to effect the combination with TransGlobe:
Purchase Consideration
Estimate of share consideration expected to be transferred to TransGlobe shareholders
Number of TransGlobe common shares outstanding as of July 29, 2022	73,309,064
Multiplied by the Exchange ratio	0.6727
VAALCO shares expected to be issued	49,315,007
Closing price of VAALCO shares on July 29, 2022	$5.93
Estimated fair value of share consideration[1]	$292,437,994
[1]	Resulting in $4,932 thousand in common shares and $287,506 thousand of additional paid-in capital as of June 30, 2022.
For the purposes of these unaudited pro forma combined financial statements, the fair value of share consideration to be transferred is estimated using the closing price of VAALCO shares of $5.93 per share as of July 29, 2022, the latest practicable date before the date of this proxy statement.
The estimated consideration for VAALCO’s combination with TransGlobe reflected in these unaudited pro forma combined financial statements does not purport to represent the actual consideration when the proposed combination with TransGlobe is consummated. In accordance with ASC 805, the fair value of any equity securities issued as part of the consideration paid will be measured on the closing date of the combination at the then-current market price. This requirement will likely result in a per share equity component different from the $5.93 assumed in these unaudited pro forma combined financial statements, and that difference may be material. An increase or decrease in the price per VAALCO share assumed in these unaudited pro forma combined financial statements by 5% will increase or decrease the estimated purchase price by approximately $14,622 thousand; an increase or decrease in the price per VAALCO share of 10% will increase or decrease the estimated purchase price by $29,244 thousand; and an increase or decrease in the price per VAALCO share of 25% will increase or decrease the estimated purchase price by $73,109 thousand. Such increases or decreases would be reflected in these unaudited pro forma combined financial statements as an increase or decrease in gain on acquisition or goodwill may be recognized as shown in the table below:
(in thousands)
	Increase in price per VAALCO share			Decrease in price per VAALCO share
% Increase/Decrease	5%	10%	25%	5%	10%	25%
Share price	6.23	6.52	7.41	5.63	5.34	4.45
Purchase Consideration	307,060	321,682	365,547	277,816	263,194	219,328
Change in purchase consideration	14,622	29,244	73,109	(14,622)	(29,244)	(73,109)
Gain on acquisition	—	—	—	(27,306)	(41,928)	(85,794)
Goodwill recognized	1,938	16,560	60,425	—	—	—

Assuming a closing date of June 30, 2022, the following table sets forth a preliminary estimate of the fair value of the assets acquired and liabilities assumed by VAALCO, reconciled to the total estimated consideration transferred:
	As of June 30, 2022
	(In thousands)
	Carrying amount	PPA adjustments	Total Purchase Price Allocation	Note
Cash and cash equivalents	$61,175	$(13,682)	$47,493	(A)
Receivables:
Trade, net	74,554	—	74,554
Accounts with joint venture owners	236	—	236
Prepayments and other	5,328	—	5,328
Crude oil and natural gas properties, equipment and other- successful efforts method, net	211,291	70,309	281,600	(B)
Right of use operating lease assets	2,252	—	2,252
Deferred tax asset	—	—	—
Accounts payable	(8,381)	—	(8,381)
Accrued liabilities and other	(53,025)	2,682	(54,761)	(A)
		(4,418)		(C)
Operating lease liabilities – current portion	(1,245)	—	(1,245)
Asset retirement obligations	(11,335)	—	(11,335)
Operating lease liabilities – net of current portion	(1,005)	—	(1,005)
Deferred tax liability	—	—	—
Other long-term liabilities	(26,512)	—	(26,512)
Long-term debt	(3,102)	—	(3,102)
Gain on acquisition	—		(12,684)	(D)
Purchase consideration			$292,438
(A)
Adjustment to reflect the settlement of TransGlobe’s stock options, RSUs and PSUs following the pre-combination acceleration of vesting on change of control under the terms of the original awards and the arrangement agreement as though the arrangement occurred on June 30, 2022. Such awards will be cash settled by TransGlobe prior to the closing of the arrangement.

(B)
Adjustment to reflect the fair value of TransGlobe’s Crude oil and natural gas properties, equipment and other successful efforts method, net as of the arrangement date as though the arrangement occurred on June 30, 2022.

(C)
Adjustment to reflect accrued liabilities for transaction costs directly attributable to the arrangement deemed to be incurred by TransGlobe of $4,418 thousand as though the acquisition occurred on June 30, 2022.

(D)	Gain on acquisition results from the difference between the purchase consideration and the fair value of the assets acquired less the fair value of liabilities assumed.
(b)	Other Impacts of the arrangement on the unaudited pro forma combined balance sheet as of June 30, 2022
(i)
Adjustment to reflect the recognition of transaction costs directly attributable to the arrangement deemed to be incurred by VAALCO of $10,672 thousand as though the acquisition occurred as of June 30, 2022.

(ii)	Adjustment to remove TransGlobe’s pre-acquisition equity balances on consolidation.
4. Impact of the Arrangement on the unaudited pro forma combined statements of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021
(a)	Depreciation, depletion and amortization
Represents the incremental depreciation, depletion and amortization related to the assets acquired in the arrangement, which is based on the preliminary purchase price allocation. Depletion of petroleum and natural gas assets was calculated using the unit-of-production method, adjusted to reflect a) the fair value of TransGlobe’s Crude oil and natural gas properties, equipment and other – successful efforts method, net as of the arrangement date as though the arrangement occurred on January 1, 2021; and b) estimates of TransGlobe’s proved reserves following the methodology required by SEC regulations.

(b)	Income Tax
There is no impact of the arrangement on taxes. TransGlobe recorded a full valuation allowance on its deferred tax assets as of December 31, 2021, and June 30, 2022. The position on the valuation allowance has not changed resulting from the arrangement.
(c)	Transaction costs
Adjustment to reflect the recognition of transaction costs directly attributable to the arrangement deemed to be incurred by VAALCO of $10,672 thousand and TransGlobe of $4,418 thousand as though the acquisition occurred on January 1, 2021.
Transaction costs expensed by TransGlobe of $1,582 thousand in the statement of operations for the six months ended June 30, 2022, has been reclassified from General and administrative expense to Other (expense) income, net in the unaudited pro forma statement of operations for the six months ended June 30, 2022.
(d)	Stock-based compensation and severance expense
(i)
Adjustment to reflect the recognition of pre-combination stock-based compensation expense under U.S. GAAP by TransGlobe upon the acceleration of vesting on change of control for TransGlobe’s stock options, RSUs and PSUs under the terms of the original awards and the arrangement agreement as though the acquisition occurred on January 1, 2021. Such awards will be cash settled by TransGlobe prior to the closing of the arrangement.

(ii)
Adjustment to reflect the recognition of severance expense and the corresponding adjustment to cash and cash equivalent in relation to payment on termination of certain executives of TransGlobe pursuant to the terms of their executive employment arrangement.

(e)	Earnings per Share
The table below represents the calculation of the weighted average shares outstanding and earnings per share included in the unaudited pro forma combined statement of operations for the six months ended June 30, 2022. As the arrangement is being reflected in the unaudited pro forma combined statement of operations for the six months ended June 30, 2022, as if it had occurred on January 1, 2021, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the arrangement have been outstanding for the entire year.
	For the six months ended June 30, 2022	For the year ended December 31, 2021
Income from continuing operations per common share
Basic	0.70	0.57
Diluted	0.70	0.57
Shares used in calculating basic and diluted income from continuing operations per common share
Basic	108,129	107,545
Diluted	108,593	108,070
The table below represents the calculation of the weighted average shares outstanding and earnings per share included in the unaudited pro forma combined statement of operations for the six months ended June 30, 2022.
	For the six months ended June 30, 2022	For the year ended December 31, 2021
Denominator
Basic shares:
VAALCO shares	58,814	58,230
VAALCO shares expected to be issued	49,315	49,315
Pro forma weighted average shares outstanding, basic	108,129	107,545

	For the six months ended June 30, 2022	For the year ended December 31, 2021
Diluted shares:
VAALCO shares	59,278	58,755
VAALCO shares expected to be issued	49,315	49,315
Pro forma weighted average shares outstanding, diluted	108,593	108,070
5. Supplemental Pro Forma Information on Crude Oil and Natural Gas Producing Activities
The following tables present the estimated pro forma combined net proved developed and undeveloped crude oil, natural gas and natural gas liquids (“NGLs”) prepared as of December 31, 2021, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2021. The combined standardized measure of discounted future net cash flows relating to proved reserves as of December 31, 2021, are also presented.
This pro forma combined reserve, production and standardized measure information gives effect to the arrangement as if it had been completed on January 1, 2021. The historical proved reserves information presented below represent the respective estimates made as of December 31, 2021, by VAALCO and TransGlobe while they were separate companies. These estimates have not been updated for changes in development plans or other factors, which have occurred or may occur subsequent to December 31, 2021, or subsequent to the completion of the arrangement. This pro forma information has been prepared for illustrative purposes and is not intended to be a projection of future results of the combined business. With respect to the disclosures below, the amounts were determined by referencing the “Supplemental Information on Crude Oil and Natural Gas Producing Activities (Unaudited)” reported in VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2021, and the “Statement of Reserves Data and Other Oil and Gas Information” reported in TransGlobe’s Annual Report on Form 40-F for the year ended December 31, 2021; an explanation of the underlying methodology applied, as required by SEC regulations, can be found therein.
TransGlobe has historically prepared the reserves data disclosed in its Annual Report on Form 40-F in accordance with the standards contained in the Canadian Oil and Gas Evaluation Handbook maintained by the Society of Petroleum Evaluation Engineers (Calgary Chapter) (the “COGE Handbook”) and the reserves definitions contained in National Instrument 51-101 – Standards for Disclosure of Oil and Gas Activities (“NI 51-101”) and the COGE Handbook. In order to align TransGlobe’s presentation to that of VAALCO, TransGlobe’s reserves data presented herein has been prepared following the methodology required by SEC regulations.
(a)	Estimated Quantities of Proved Reserves
	Oil (MBbls)
	VAALCO Historical(1)	TransGlobe SEC(2)	Pro Forma Combined
Proved reserves:
Balance at December 31, 2020	3,216	9,772	12,988
Production	(2,599)	(1,909)	(4,508)
Extensions and discoveries	—	1,312	1,312
Purchases of Reserves	2,633	—	2,633
Revisions of previous estimates	7,968	6,568	14,536
Balance at December 31, 2021	11,218	15,743	26,961
Year-end proved developed reserves:
2021	7,227	13,087	20,314
2020	3,216	7,086	10,302
Year-end proved undeveloped reserves:
2021	3,991	2,656	6,647
2020	—	2,686	2,686

	Natural Gas (MMcf)(3)
	VAALCO Historical	TransGlobe SEC(4)	Pro Forma Combined
Proved reserves:
Balance at December 31, 2020	—	12,044	12,044
Production	—	(1,557)	(1,557)
Extensions and discoveries	—	1,816	1,816
Purchases of Reserves	—	—	—
Revisions of previous estimates	—	4,276	4,276
Balance at December 31, 2021	—	16,579	16,579
Year-end proved developed reserves:
2021	—	11,336	11,336
2020	—	8,117	8,117
Year-end proved undeveloped reserves:
2021	—	5,242	5,242
2020	—	3,927	3,927
	NGLs (MBbls)(3)
	VAALCO Historical	TransGlobe SEC(4)	Pro Forma Combined
Proved reserves:
Balance at December 31, 2020	—	2,086	2,086
Production	—	(206)	(206)
Extensions and discoveries	—	326	326
Purchases of Reserves	—	—	—
Revisions of previous estimates	—	482	482
Balance at December 31, 2021	—	2,688	2,688
Year-end proved developed reserves:
2021	—	1,855	1,855
2020	—	1,372	1,372
Year-end proved undeveloped reserves:
2021	—	833	833
2020	—	714	714
	Total (Mboe)(5)
	VAALCO Historical	TransGlobe SEC	Pro Forma Combined
Proved reserves:
Balance at December 31, 2020	3,216	13,865	17,081
Production	(2,599)	(2,375)	(4,974)
Extensions and discoveries	—	1,941	1,941
Purchases of Reserves	2,633	—	2,633
Revisions of previous estimates	7,968	7,763	15,731
Balance at December 31, 2021	11,218	21,194	32,412

Year-end proved developed reserves:
2021	7,227	16,831	24,058
2020	3,216	9,811	13,027
Year-end proved undeveloped reserves:
2021	3,991	4,363	8,354
2020	—	4,055	4,055
(1)	VAALCO’s proved developed oil reserves are located offshore Gabon in West Africa. VAALCO’s proved undeveloped oil reserves are located offshore Equatorial Guinea, West Africa.

(2)
TransGlobe’s proved oil reserves are located in Egypt and Canada. TransGlobe has historically reported oil reserves as two separate streams, light & medium crude oil and heavy crude oil. These streams have been combined to align TransGlobe’s presentation with that of VAALCO. The following presents proved oil reserves for Egypt and Canada.

	Oil (MBbls) - TransGlobe SEC
	Egypt	Canada	Total TransGlobe SEC
Proved reserves:
Balance at December 31, 2020	7,015	2,757	9,772
Production	(1,663)	(246)	(1,909)
Extensions and discoveries	691	621	1,312
Purchases of Reserves	—	—	—
Revisions of previous estimates	6,481	87	6,568
Balance at December 31, 2021	12,524	3,219	15,743
Year-end proved developed reserves:
2021	11,655	1,432	13,087
2020	5,782	1,304	7,086
Year-end proved undeveloped reserves:
2021	869	1,787	2,656
2020	1,233	1,453	2,686
(3)
VAALCO has historically reported reserves for a single stream, oil, while TransGlobe has historically reported reserves for light & medium crude oil, heavy crude oil, conventional natural gas and NGLs.

(4)	TransGlobe’s proved natural gas and NGL reserves are located in Canada.
(5)	Natural gas is converted to barrel of oil equivalent at the rate of six thousand cubic feet of natural gas to one barrel of oil.
(b)	Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves
The pro forma combined standardized measure of discounted future net cash flows relating to proved crude oil, natural gas, and NGLs reserves as of December 31, 2021, is as follows:
	International (in thousands)
	VAALCO Historical	TransGlobe SEC	Pro Forma Combined
Future cash inflows	$782,006	$1,083,622	$1,865,628
Future production costs	(416,819)	(438,878)	(855,697)
Future development costs(1)	(128,984)	(64,132)	(193,116)
Future income tax expense(2)	(116,637)	(137,049)	(253,686)
Future net cash flows	119,566	443,563	563,129
Discount to present value at 10% annual rate	(20,308)	(139,144)	(159,452)
Standardized measure of discounted future net cash flows	99,258	304,419	403,677
(1)	Includes costs expected to be incurred to abandon the properties.
(2)
For VAALCO, future income tax expense represents amounts payable to the Government of Gabon on Profit Oil as final payment of corporate income taxes, and domestic income taxes (including other expenses treated as taxes). For TransGlobe, future income tax expense represents (i) estimated amounts payable for Canadian Federal and Province taxes, and (ii) amounts payable to the Government Egypt out of its entitlement share of production sharing oil.

The changes in the pro forma combined standardized measure of discounted future net cash flow relating to proved crude oil, natural gas, and NGLs reserves for the year ended December 31, 2021, are as follows:
	Year Ended December 31, 2021 (in thousands)
	VAALCO Historical	TransGlobe SEC	Pro Forma Combined
Balance at beginning of period	$14,733	$42,379	$57,112
Sales of crude oil and natural gas, net of production costs	(118,358)	(92,853)	(211,211)
Net changes in prices and production costs	126,668	158,700	285,368
Extensions and discoveries	—	29,400	29,400
Revisions of previous quantity estimates	158,213	129,450	287,663
Purchases	9,285	—	9,285
Changes in estimated future development costs	(39,969)	(2,700)	(42,669)
Development costs incurred during the period	2,629	(26,822)	(24,193)
Accretion of discount	2,752	2,600	5,352
Net change of income taxes	(60,218)	(400)	(60,618)
Change in production rates (timing) and other	3,523	64,665	68,188
Balance at end of period	99,258	304,419	403,677

UNAUDITED PRO FORMA PER SHARE DATA
The following table presents, as of the dates and for the periods indicated, selected historical Unaudited Pro Forma Combined Financial Information per share of VAALCO common stock and per TransGlobe common share. You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements of VAALCO and notes thereto incorporated by reference into this proxy statement, and the consolidated financial statements of TransGlobe and notes thereto incorporated by reference into this proxy statement. See the “Where You Can Find More Information” section of this proxy statement.
The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of acquisition accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the arrangement. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the arrangement had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and arrangement-related costs, or other factors that may result as a consequence of the arrangement and, accordingly, does not attempt to predict or suggest future results.
The following table assumes the issuance of approximately 49.315 million shares of VAALCO common stock in connection with the arrangement, which is the number of shares issuable by VAALCO in connection with the arrangement assuming the arrangement occurred on January 1, 2021 and based on the number of outstanding TransGlobe common shares at that time. As discussed in this proxy statement, the actual number of shares of VAALCO common stock issuable under the arrangement will be adjusted based on the number of TransGlobe common shares outstanding at the completion of the arrangement. The pro forma data in the table assumes that the arrangement occurred on January 1, 2021 for income statement purposes and on June 30, 2022 for balance sheet purposes, and that the arrangement is accounted for as a business combination.
	VAALCO	TransGlobe	Pro forma VAALCO and TransGlobe Consolidated
(in millions)	As of and for the six months ended June 30, 2022	As of and for the six months ended June 30, 2022	As of and for the six months ended June 30, 2022
Income from continuing operations per common share
Basic	$0.46	$1.11	$0.70
Diluted	0.45	1.09	0.70
Shares used in calculating basic and diluted income from continuing operations per common share
Basic	58,814	73,009	108,129
Diluted	59,278	74,337	108,593
Book Value per share	$2.85	$3.41	$4.24
	VAALCO	TransGlobe	Pro forma VAALCO and TransGlobe Consolidated
(in millions)	As of and for the year ended December 31, 2021	As of and for the year ended December 31, 2021	As of and for the year ended December 31, 2021
Income from continuing operations per common share
Basic	$1.38	$0.56	$0.57
Diluted	1.37	0.55	0.57
Shares used in calculating basic and diluted income from continuing operations per common share
Basic	58,230	72,544	107,545
Diluted	58,755	73,182	108,070
Book Value per share	$2.46	$2.45	N/A

RISK FACTORS
Before you make a decision on the amendment proposal or the share issuance proposal presented, you should carefully consider specific risks set forth herein, as well as in other documents referred to elsewhere, or incorporated by reference, in this proxy statement, in addition to the risks and uncertainties discussed in the “Cautionary Statement Regarding Forward-Looking Statements” section of this proxy statement. As a stockholder of VAALCO following the consummation of the arrangement, you will be subject to all risks inherent in the business of VAALCO in addition to the risks relating to TransGlobe. The market value of your shares will reflect the performance of the business relative to, among other things, that of the competitors of VAALCO and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. For information regarding the documents incorporated by reference into this proxy statement, see the “Where You Can Find More Information” section of this proxy statement.
Risks Relating to the Arrangement
The arrangement is subject to satisfaction or waiver of several conditions.
The arrangement is conditional upon, among other things, approval of the issuance of the VAALCO common stock to TransGlobe shareholders in exchange for their TransGlobe common shares pursuant to the arrangement agreement and approval of the amendment proposal by VAALCO stockholders, approval of the TransGlobe resolution by TransGlobe shareholders, and to the extent required or necessary, the approval or consent of, or waiver or non-exercise of any material termination, pre-emption or similar rights by, any governmental entity in, or in respect of the interests held by TransGlobe in, Canada or Egypt. There can be no assurance that any or all of such required approvals, if any, will be obtained.
TransGlobe’s Concession Agreements in Egypt contain assignment provisions and, if such assignment provisions were triggered by the arrangement, it could adversely affect the ability to consummate the arrangement or the benefits anticipated to be realized from the arrangement in a material manner.
Under the arrangement agreement, it is a condition precedent to the obligation of VAALCO and AcquireCo to complete the arrangement that, to the extent required or necessary in connection with the consummation of the transactions contemplated therein: (i) the approval or consent of, or waiver or non-exercise of any material termination, pre-emption or similar rights by, any governmental entity in, or in respect of the interests held by TransGlobe in, Canada and Egypt, be given on terms or subject to conditions in each case which are satisfactory to VAALCO; and (ii) no actions or inactions have been taken which are likely to result in the withdrawal, cancellation, termination or modification of any license or permit held by TransGlobe or any of its subsidiaries in respect of the interests held by TransGlobe in Canada and Egypt which is necessary for the proper carrying on of its business.
The TransGlobe Egyptian Parties, are parties to two Concession Agreements with the EGPC and the Egyptian Government that provide exclusive rights to explore for and develop oil and gas in the South Ghazalat Area Western Desert and the merged development areas of West Bakr, West Gharib and Northwest Gharib Onshore. The Concession Agreements contain the Assignment Provisions, which provide that the TransGlobe Egyptian Parties may not assign any of their rights, privileges, duties or obligations under the Concession Agreements, directly or indirectly, without the written consent of the Egyptian Government. In addition, if the Assignment Provisions are triggered, (i) the EGPC has the right to acquire the interest intended to be assigned on the same conditions, if it elects to do so within 90 days of receiving the final conditions (including the value of each assignment); and (ii) the TransGlobe Egyptian Parties would be required to pay a non-recoverable assignment fee to the EGPC in an amount equal to 10% of the value of each assignment upon the Egyptian Government’s approval of any assignment.
Neither VAALCO nor TransGlobe believes that the arrangement triggers the Assignment Provisions, and TransGlobe has made representations to that effect in the arrangement agreement.
Following announcement of the arrangement, the EGPC delivered correspondences to each of VAALCO and TransGlobe requesting data and documents relating to the arrangement, the value of the deal and TransGlobe’s share in the relevant Egyptian assets. VAALCO and TransGlobe have engaged, and are continuing to engage, in discussions with the office of the Minister of Petroleum and the EGPC, for the purpose of clarifying that the arrangement does not, and is not deemed to, trigger the Assignment Provisions in the Concession Agreements.
If the arrangement did trigger the Assignment Provisions, consummation of the arrangement would require the written approval of the Egyptian Government, which could result in a failure of the condition precedent to the obligation of VAALCO and AcquireCo to complete the arrangement described in the first paragraph of this risk factor or could delay the consummation of the arrangement. In addition, payment of any assignment fees by any of the TransGlobe Egyptian Parties under the Concession Agreements, either before or after consummation of the arrangement, could have an adverse effect on the value of the assets VAALCO would acquire as a result of the arrangement and could adversely affect the results of operations or financial condition of VAALCO following consummation of the arrangement, in each case, in a material manner. Further, although neither VAALCO nor TransGlobe is aware of any reported cases of a concession being terminated on such grounds, it is possible that the Egyptian Government could seek to terminate the Concession Agreements for breach of the Assignment Provisions.
The arrangement agreement may be terminated in certain circumstances.
Each of VAALCO and TransGlobe has the right to terminate the arrangement agreement in certain circumstances. Failure to complete the arrangement could negatively impact the trading price of VAALCO common stock or otherwise adversely affect VAALCO’s business.
We may be required to pay a termination fee or an expense reimbursement.
If the arrangement agreement is terminated (i) by TransGlobe as a result of a change in recommendation by us at any time prior to the special meeting; (ii) by either party as a result of a failure to obtain approval of the amendment proposal and the share issuance proposal following a change in recommendation by us; or (iii) (A) by either party due to the effective date of the arrangement not occurring prior to the outside date or a failure to obtain approval of the amendment proposal and the share issuance proposal; or (B) by TransGlobe as a result of our breach of any representation or warranty or our failure to perform any covenant or agreement made by us in the arrangement agreement and such breach or failure would cause certain of the conditions in the arrangement agreement to not be satisfied, but in each case, only if prior to termination there is an acquisition proposal (for the purposes of the discussion on termination fees, a reference to “20 per cent” in the definition of “acquisition proposal” is deemed to be a reference to “50 per cent”) for us announced and within 12 months of termination we enter into an agreement or consummate an acquisition proposal, we will be required to pay a termination fee of $9.15 million to TransGlobe in connection with the termination of the arrangement agreement.
We may also be required to reimburse TransGlobe’s out-of-pocket expenses in an amount up to $2.00 million if the arrangement agreement is terminated (x) by either party as a result of a failure to obtain approval of the amendment proposal and the share issuance proposal; or (y) by TransGlobe as a result of our breach of any representation or warranty or our failure to perform any covenant or agreement made by us in the arrangement agreement and such breach or failure would cause certain of the conditions in the arrangement agreement to not be satisfied.
If the termination fee or expense reimbursement is ultimately required to be paid to TransGlobe, the payment of such amounts may have an adverse impact on our financial results.
If the arrangement is not consummated by the outside date, either TransGlobe or VAALCO may choose not to proceed with the arrangement.
Either TransGlobe or VAALCO may terminate the arrangement agreement if the arrangement has not been completed by the outside date and the parties do not mutually agree to extend the arrangement agreement. See “The Arrangement Agreement and the Plan of Arrangement—Termination of the Arrangement Agreement” section of this proxy statement.
The issuance of a significant number of shares of VAALCO common stock and a resulting possible increase in the number of sellers could adversely affect the market price of shares of VAALCO common stock after completion of the arrangement.
On completion of the arrangement, a significant number of additional shares of VAALCO common stock will be issued and available for trading in the public market. The increase in the number of shares of VAALCO common stock may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, shares of VAALCO common stock.
VAALCO does not currently control TransGlobe and its subsidiaries.
VAALCO will not control TransGlobe and its subsidiaries until completion of the arrangement and the business and results of operations of TransGlobe may be adversely affected by events that are outside of VAALCO’s control during the intervening period. The performance of TransGlobe may be influenced by, among other factors, economic downturns, changes in commodity prices, political instability in the countries in which TransGlobe operates, changes in applicable laws, expropriation, increased environmental regulation, volatility in the financial markets, unfavorable regulatory decisions, litigation, rising costs, civic and labor unrest, disagreements with joint venture partners, delays in ongoing exploration and development projects and other factors beyond VAALCO’s control. As a result of any one or more of these factors, among others, the operations and financial performance of TransGlobe may be negatively affected, which may adversely affect the future financial results of the combined company.
We will incur substantial transaction fees and costs in connection with the arrangement.
We have incurred and expect to incur additional material non-recurring expenses in connection with the arrangement (regardless of whether the transactions contemplated by the arrangement agreement are consummated or not), including, among others, costs relating to obtaining required stockholder approvals and Court approval. Additional unanticipated costs may be incurred in the course of coordinating the businesses of the combined company after completion of the arrangement. If the arrangement is not consummated, we will be required to pay certain costs relating to the arrangement incurred prior to the date the arrangement is abandoned, such as legal, accounting, financial advisory, proxy solicitation and printing fees. Such costs may be significant and could have an adverse effect on our future results of operations, cash flows and financial condition.
VAALCO and TransGlobe may be the targets of legal claims, securities class actions, derivative lawsuits and other claims and negative publicity related to the arrangement.
VAALCO and TransGlobe may be the target of securities class actions and derivative lawsuits which could result in substantial costs and may delay or prevent the arrangement from being completed. Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into an agreement to acquire a public company or to be acquired. Third parties may also attempt to bring claims against VAALCO or TransGlobe seeking to restrain the arrangement or seeking monetary compensation or other remedies. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the arrangement, then that injunction may delay or prevent the arrangement from being completed.
In addition, political and public attitudes towards the arrangement could result in negative press coverage and other adverse public statements affecting VAALCO and TransGlobe. Adverse press coverage and other adverse statements could lead to investigations by regulators, legislators and law enforcement officials or in legal claims or otherwise negatively impact the ability of the combined company to take advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on the combined company’s business, financial condition and results of operations.
The exchange ratio will not be adjusted in the event of any change in either VAALCO’s or TransGlobe’s share price.
Upon completion of the arrangement, each TransGlobe common share (other than TransGlobe common shares held by dissenting TransGlobe shareholders) will be converted into the right to receive 0.6727 of a share of VAALCO common stock, subject to adjustment (if any) pursuant to the arrangement agreement. This exchange ratio was fixed in the arrangement agreement and will not be adjusted to reflect changes in the market price of either TransGlobe common shares or VAALCO common stock before the arrangement is completed. Stock price changes may result from a variety of factors (many of which are beyond VAALCO’s and TransGlobe’s control), including the following:
•	changes in VAALCO’s and TransGlobe’s respective businesses, operations and prospects;
•
investor behavior and strategies, including market assessments of the likelihood that the arrangement will be completed, including related considerations regarding court approval and regulatory clearance, if any, of the arrangement;

•	interest rates, general market and economic conditions and other factors generally affecting the price of VAALCO’s and TransGlobe’s shares; and
•	foreign, federal, state, provincial and local legislation, governmental regulation and legal developments in the businesses in which VAALCO and TransGlobe operate.

The price of VAALCO common stock at the completion of the arrangement will vary from its price on the date the arrangement agreement was executed, the date of this proxy statement and the date of the special meeting. As a result, the market value represented by the exchange ratio will also vary. For example, based on the range of closing prices of VAALCO common stock during the period from July 13, 2022, the last trading day before public announcement of the arrangement, through August 24, 2022, the latest practicable date before the date of this proxy statement, the exchange ratio represented a market value ranging from a low of $3.03 to a high of $4.30 for each TransGlobe common share.
VAALCO stockholders will experience substantial dilution of their ownership percentage and voting power as a result of the stock issuance.
In connection with the arrangement, VAALCO is expected to issue approximately 49.3 million shares of its common stock to TransGlobe shareholders. Immediately following the completion of the arrangement, former TransGlobe shareholders will own collectively approximately 45.5% of the total number of shares of the combined company’s outstanding common stock and the existing stockholders of VAALCO will own approximately 54.5% of the combined company, calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement. Accordingly, the issuance of VAALCO common stock to TransGlobe shareholders will have the effect of reducing the percentage of equity and voting interest held by each of VAALCO’s existing stockholders. Consequently, VAALCO stockholders as a group will have less influence over the management and policies of the combined company than they currently exercise.
We currently intend to pay dividends on, and effectuate share buybacks with respect to, VAALCO common stock; however, our ability to take these actions in the future may be limited and no assurance can be given that we will be able to pay dividends to VAALCO stockholders or effectuate share buybacks in the future at indicated levels or at all.
On November 3, 2021, VAALCO announced that the VAALCO board of directors adopted a quarterly cash dividend policy of an expected $0.0325 per share of VAALCO common stock commencing in the first quarter of 2022. On March 18, 2022 and June 24, 2022, we paid a quarterly cash dividend of $0.0325 per share of VAALCO common stock to VAALCO stockholders of record at the close of business on February 18, 2022 and May 25, 2022, respectively. On August 5, 2022, VAALCO board of directors declared a quarterly cash dividend of $0.0325 per share of VAALCO common stock, which is payable on September 23, 2022 to stockholders of record at the close of business on August 24, 2022. In connection with the announcement of the arrangement, VAALCO announced that following consummation it would seek to have an annualized dividend target of $28 million, or approximately $0.25 per share (calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement), with payments to be made quarterly. VAALCO has also announced its intention to effectuate, and the VAALCO board of directors has approved, share buybacks in an aggregate amount of up to $30 million, or up to approximately $0.27 per share equivalent (calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement), subject to completion of the arrangement. To the extent VAALCO has adequate cash on hand and cash flows from operations, we will consider taking these actions in the future. Payment of future dividends and effectuation of share buybacks, if any, and the establishment of future record and payment dates will be at the discretion of the VAALCO board of directors after taking into account various factors, including current financial condition, the tax impact of repatriating cash, operating results and current and anticipated cash needs. As a result, no assurance can be given that we will be able to continue to pay dividends to our stockholders or the terms on which we will effectuate share buybacks in the future or that the level of any future dividends will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of VAALCO common stock.
The arrangement could affect the price of VAALCO common stock as a result of market response to the arrangement, significant delays in the consummation of the arrangement or the termination of the arrangement agreement.
The market price of VAALCO common stock may vary significantly from the price on the date of the arrangement agreement. Negative market response to the arrangement or any significant delays in the consummation of the arrangement could negatively affect our stock price. In addition, there can be no assurance that the conditions to the consummation of the arrangement will be satisfied in a timely manner or at all. If the arrangement is not consummated or is delayed, the market price of VAALCO common stock may decline significantly, particularly to the extent the market price reflects a market assumption that the arrangement will be consummated or will be consummated in a particular timeframe.

Stock price changes may result from a variety of factors that are beyond our control, including:
•	market reaction to the announcement of the arrangement and market assessment of the likelihood of the arrangement being consummated;
•	changes in the respective businesses, operations or prospects of VAALCO or TransGlobe, including their respective ability to meet earnings estimates;
•	governmental or litigation developments or regulatory considerations affecting VAALCO or TransGlobe or the oil and gas industry;
•	general business, market, industry or economic conditions;
•	the worldwide supply/demand balance for oil and gas and the prevailing commodity price environment; and
•	other factors beyond our control, including those described elsewhere in, or incorporated by reference into, this “Risk Factors” section.
Risk Factors on Completion of the Arrangement
Significant demands will be placed on the combined company as a result of the arrangement.
As a result of the pursuit and completion of the arrangement, significant demands will be placed on the managerial, operational and financial personnel and systems of the combined company. We cannot provide any assurance that management of VAALCO and the operations teams of VAALCO and TransGlobe will be adequate to support the expansion of operations and associated increased costs and complexity following and resulting from the consummation of the arrangement. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions, integrate the acquisition of TransGlobe and implement a new business strategy.
We may not realize the anticipated benefits of the arrangement and the integration of TransGlobe may not occur as planned.
The arrangement has been agreed with the expectation that its completion will result in accretive reserves and expected production amounts as well as enhanced growth capital markets opportunities for the combined company. These anticipated benefits will depend in part on whether TransGlobe’s and VAALCO’s operations can be integrated in an efficient and effective manner. A significant number of operational and strategic decisions and certain staffing decisions with respect to integration of the two companies have not yet been made. These decisions and the integration of the two companies will present challenges to management, including the integration of systems and personnel of the two companies which may be geographically separated, anticipated and unanticipated liabilities, unanticipated costs (including substantial capital expenditures required by the integration) and the loss of key employees. In particular, following a transition period of up to six months following consummation of the arrangement, VAALCO expects the departure of TransGlobe’s President and Chief Executive Officer, Vice President, Finance, Chief Financial Officer and Corporate Secretary and Vice President and Chief Operating Officer. These departures may result in a loss of institutional knowledge concerning TransGlobe’s operations and could delay the achievement of the combined company’s strategic objectives. In addition, there may be potential unknown liabilities of TransGlobe that may prevent the combined company from fully realizing the anticipated benefits of the arrangement.
The performance of the combined company’s operations after completion of the arrangement could be adversely affected if, among other things, the combined company is not able to achieve the anticipated benefits expected to be realized in entering the arrangement, or retain key employees to assist in the integration and operation of TransGlobe and VAALCO. In particular, the combined company may not be able to realize the anticipated strategic benefits and synergies from the arrangement. VAALCO believes that the combination of the companies will provide a number of operational and financial benefits. However, achieving these goals assumes, among other things, the realization of the targeted cost synergies expected from the arrangement. The consummation of the arrangement may pose special risks, including one-time write-offs, restructuring charges and unanticipated costs. In addition, the integration process could result in diversion of the attention of management and disruption of existing relationships with suppliers, employees, customers and other constituencies of each company. Although VAALCO and its advisors have conducted due diligence on the operations of TransGlobe, there can be no guarantee that VAALCO is aware of any and all liabilities of TransGlobe.

In addition, management of VAALCO has assumed that VAALCO will be able to elect to treat the arrangement as an asset acquisition under Section 338(g) of the Internal Revenue Code of 1986, as amended (the “Code”). This election may be unavailable if existing TransGlobe shareholders own shares of VAALCO common stock in an amount that prevents the arrangement from being a “qualified stock purchase” (within the meaning of Section 338(d)(3) of the Code). A determination of the common ownership of VAALCO and TransGlobe is not possible until the closing of the arrangement and may still be subject to uncertainty following the closing. If an election under Section 338(g) of the Code is unavailable, the integration of TransGlobe may give rise to additional tax costs and the actual combined performance of VAALCO and TransGlobe following the arrangement may differ materially from the assumptions of VAALCO’s management.
As a result of these and other factors, it is possible that certain benefits expected from the combination of TransGlobe and VAALCO may not be realized.
The combined company may not generate sufficient cash to satisfy TransGlobe’s payment obligations under the Merged Concession Agreement or be able to collect some or all of TransGlobe’s receivables from the EGPC, which could negatively affect the combined company’s operating results and financial condition
On January 19, 2022, subsidiaries of TransGlobe executed an agreement with the EGPC (the “Merged Concession Agreement”) to update and merge TransGlobe’s three Egyptian concessions in West Bakr, West Gharib and NW Gharib (the “Merged Concession”). The Merged Concession Agreement was signed by its parties on January 19, 2022 with an effective date of February 1, 2020 (the “Merged Concession Effective Date”). As part of the conditions precedent to the signing of the Merged Concession Agreement by the Minister of Petroleum & Mineral Resources on behalf of the Egyptian Government, TransGlobe remitted the initial modernization payment of $15.0 million and signature bonus of $1.0 million. In accordance with the Merged Concession Agreement, TransGlobe made another modernization payment to the EGPC in the amount of $10.0 million on February 1, 2022. The modernization payments under the Merged Concession Agreement total $65.0 million and are payable over six years from the Merged Concession Effective Date. TransGlobe will be required to pay an additional $10.0 million on February 1st for each of the next four years. In addition, TransGlobe has committed to spending a minimum of $50.0 million over each five-year period for the 15 years of the primary term (total $150.0 million). TransGlobe’s ability to make scheduled payments arising from the Merged Concession Agreement will depend on its financial condition and operating performance, which would be subject to then prevailing economic, industry and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond its control, including those discussed elsewhere in this “Risk Factors” section and in the documents incorporated by reference into this proxy statement. TransGlobe may be unable to maintain a level of cash flow sufficient to permit it to satisfy the payment obligations under the Merged Concession Agreement. If TransGlobe is unable to satisfy its obligations, it is possible that the EGPC could seek to terminate the Merged Concession Agreement, which would negatively affect the combined company’s operating results and financial condition.
In addition, upon execution of the Merged Concession Agreement, there was a Merged Concession Effective Date adjustment of funds owed to TransGlobe for the difference between the commercial terms in the Concession Agreement and the Merged Concession Agreement applicable to the Eastern Desert production from the Merged Concession Effective Date. The quantum of this adjustment is currently being finalized with the EGPC and could result in a range of outcomes based on the final price per barrel negotiated. TransGlobe has recognized a receivable of $67.5 million as of June 30, 2022, which represents the amount expected to be received from the EGPC based on historical realized prices. If the EGPC’s financial position becomes impaired or it disputes or if the EGPC refuses to pay some or all of the said amount, TransGlobe’s ability to fully collect such receivable from the EGPC could be impaired, which could negatively affect the combined company’s operating results and financial condition.
Inflation could adversely impact the combined company’s ability to control its costs, including its operating expenses and capital costs.
Although inflation has been relatively low in recent years, it rose significantly in the second half of 2021 and the first half of 2022. In addition, global and industry-wide supply chain disruptions have resulted in shortages in labor, materials and services. Such shortages have resulted in inflationary cost increases for labor, materials and services and could continue to cause costs to increase, as well as a scarcity of certain products and raw materials. To the extent elevated inflation remains, the combined company may experience further cost increases for its operations, including oilfield services and equipment as increasing prices of oil, natural gas and natural gas liquids increased drilling activity in its areas of operations, as well as increased labor costs. An increase in the prices of oil, natural gas and natural gas liquids may cause the costs of materials and services we use to rise. We cannot predict any future trends in the rate of inflation, and a significant increase in inflation, to the extent we are unable to recover higher costs through higher commodity prices and revenues, could negatively impact our business, financial condition and results of operation.
TransGlobe’s public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements.
VAALCO’s reserve estimates have been prepared in accordance with United States Financial Accounting Standards Board’s (“FASB”) ASC Topic 932 – Extractive Activities – Oil and Natural Gas under U.S. GAAP and subpart 1200 of Regulation S-K promulgated by the SEC (the “U.S. Standards”). VAALCO has not been involved in the preparation of TransGlobe’s historical oil and natural gas reserves estimates. TransGlobe’s historical oil and natural gas reserves estimates were prepared in accordance with the standards set forth in the COGE Handbook and the reserves definitions contained in NI 51-101 and the COGE Handbook, which differ from the requirements of United States securities laws. In addition to being a reporting issuer in all provinces of Canada, TransGlobe is a registrant with the SEC but is permitted to present disclosure of its reserves information in accordance with the standards set out in the COGE Handbook and the reserves definitions contained in NI 51-101 and the COGE Handbook.
Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding U.S. GAAP standardized measure prepared in accordance with U.S. Standards and those differences may be material. For example, the U.S. standards require United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC’s definitions. Additionally, the COGE Handbook and NI 51-101 require disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas the U.S. Standards require that reserves and related future net revenue be estimated using average prices for the previous 12 months and that the standardized measure reflect discounted future net income taxes related to VAALCO’s operations. In addition, the COGE Handbook and NI 51-101 permit the presentation of reserves estimates on a “company gross” basis, representing TransGlobe’s working interest share before deduction of royalties, whereas the U.S. Standards require the presentation of net reserve estimates after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGE Handbook, and those applicable under the U.S. Standards. NI 51-101 requires that proved undeveloped reserves be reviewed annually for retention or reclassification if development has not proceeded as previously planned, while the U.S. Standards specify a five-year limit after initial booking for the development of proved undeveloped reserves. Finally, the SEC prohibits disclosure of oil and gas resources in SEC filings, including contingent resources, whereas Canadian securities regulatory authorities allow disclosure of oil and gas resources. Resources are different than, and should not be construed as, reserves. The foregoing is not an exhaustive summary of Canadian or U.S. reserves reporting requirements.
The VAALCO board of directors and VAALCO’s financial advisor considered financial projections in connection with the arrangement. VAALCO management has also presented certain hypothetical Illustrative Scenarios. Actual performance of VAALCO and TransGlobe may differ materially from these projections and Illustrative Scenarios.
The VAALCO board of directors considered, among other things, certain projections with respect to each of VAALCO (the “VAALCO projections”), TransGlobe (the “TransGlobe projections” and, together with the VAALCO projections, the “projections”) prepared by VAALCO management or TransGlobe management and adjusted by VAALCO management. The projections were also provided to Stifel, VAALCO’s financial advisor, for its use in advising VAALCO and reliance in connection with its financial analyses and opinion as described in the “The Arrangement— Opinion of Financial Advisor to VAALCO” section of this proxy statement. On August 3, 2022, VAALCO disclosed that its South Tchibala 1HB0ST well had performed below expectations and revised its production guidance for the full year 2022 from between 9,500 and 10,500 barrels of oil equivalent per day to between 9,000 and 9,500 barrels of oil equivalent per day. Following this disclosure, on August 8, 2022, VAALCO management prepared certain hypothetical illustrative scenarios for the years ended 2022 and 2023 based upon various oil prices and taking into account its new production guidance and $4 million in cost synergies (the “Illustrative Scenarios”). Information about the revised production guidance for VAALCO’s South Tchibala 1HB0ST well and the Illustrative Scenarios were unavailable to, or not prepared by, VAALCO until August 2022 and accordingly were not part of the projections provided to Stifel, VAALCO’s financial advisor, for use in connection with its opinion delivered to the VAALCO board of directors on July 13, 2022.

All such projections and Illustrative Scenarios were based on assumptions and information available at the respective times such projections and Illustrative Scenarios were prepared. VAALCO and its advisors do not know whether the assumptions made will be realized. Such information can be adversely affected by known or unknown risks and uncertainties, many of which are beyond VAALCO’s and TransGlobe’s control. Further, financial forecasts of this type are based on estimates and assumptions that are inherently subject to risks and other factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of VAALCO and TransGlobe, including the factors described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement, which factors and changes may impact such forecasts or the underlying assumptions. As a result of these contingencies, there can be no assurance that the financial and other projections or the Illustrative Scenarios will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the projections and Illustrative Scenarios in this proxy statement should not be regarded as an indication that VAALCO, its board of directors, or any of its advisors or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.
The projections were prepared for internal use and to, among other things, assist VAALCO and its advisors in evaluating the transaction. The projections were not prepared with a view toward public disclosure. Neither the projections nor the Illustrative Scenarios were prepared in accordance with U.S. GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. BDO USA, LLP, VAALCO’s independent registered public accounting firm, has not examined, compiled or performed any procedures with respect to the projections or the Illustrative Scenarios.
In addition, management of VAALCO has assumed that VAALCO will be able to elect to treat the arrangement as an asset acquisition under Section 338(g) of the Code. This election may be unavailable if existing TransGlobe stockholders own shares of VAALCO common stock in an amount that prevents the arrangement from being a “qualified stock purchase” (within the meaning of Section 338(d)(3) of the Code). A determination of the common ownership of VAALCO and TransGlobe is not possible until the closing of the arrangement and may still be subject to uncertainty following the closing. If an election under Section 338(g) of the Code is unavailable, the integration of TransGlobe may give rise to additional tax costs and the actual combined performance of VAALCO and TransGlobe following the arrangement may differ materially from management’s assumptions.
Finally, the projections and Illustrative Scenarios have not been updated or revised to reflect information or results after the respective dates that such projections and Illustrative Scenarios were prepared. Except as required by applicable securities laws, VAALCO does not intend to update or otherwise revise the projections or the Illustrative Scenarios to reflect circumstances existing after the respective dates when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
The Unaudited Pro Forma Combined Financial Information of VAALCO and TransGlobe is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the arrangement.
The Unaudited Pro Forma Combined Financial Information included in this proxy statement are presented for illustrative purposes only to show the effect of the arrangement, and should not be considered to be an indication of the financial condition or results of operations of the combined company following the arrangement. For example, the pro forma combined financial information has been prepared using the consolidated historical financial statements of VAALCO and of TransGlobe and do not represent a financial forecast or projection. In addition, the pro forma combined financial information included in this proxy statement are based in part on certain assumptions regarding the arrangement. In addition, certain adjustments and assumptions have been made regarding the combined company after giving effect to the arrangement. The information upon which these adjustments and assumptions have been made is preliminary, and these types of adjustments and assumptions are difficult to make with complete accuracy, and other factors may affect the combined company’s results of operations or financial condition following the arrangement.
In preparing the pro forma combined financial information contained in this proxy statement, we have given effect to, among other things, the completion of the arrangement and the issuance of the consideration shares. The Unaudited Pro Forma Combined Financial Information does not reflect all of the costs that are expected to be incurred by us in connection with the arrangement. For example, the impact of any incremental costs incurred in integrating VAALCO and TransGlobe is not reflected in the pro forma combined financial information. See the notes to the unaudited pro forma combined financial statements of VAALCO and TransGlobe included in the “Unaudited Pro Forma Combined Financial Information” section of this proxy statement.
Accordingly, the historical and pro forma combined financial information included in, or incorporated by reference into, this proxy statement does not necessarily represent the combined company’s results of operations and financial condition had VAALCO and TransGlobe operated as a combined entity during the periods presented, or of the combined company’s results of operations and financial condition following the arrangement.
The actual financial condition and results of operations of the combined company following the arrangement may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the arrangement. Any potential decline in the combined company’s financial condition or results of operations may cause a significant decrease in our stock price.
The opinion obtained by VAALCO from its financial advisor as to the fairness of the consideration, from a financial point of view, to VAALCO only speaks as of the date of such opinion, and will not be updated to reflect changes in circumstances from the signing of the arrangement agreement through the closing of the arrangement.
Stifel, VAALCO’s financial advisor, presented its financial analysis to the VAALCO board of directors and also delivered its oral opinion, which was subsequently confirmed in writing, that as of the date of and based on the assumptions and factors described in the written opinion, the consideration to be paid by VAALCO to the TransGlobe shareholders pursuant to the arrangement was fair, from a financial point of view, to VAALCO. However, VAALCO has not obtained an updated opinion from Stifel as of the date of this proxy statement, and VAALCO does not anticipate asking Stifel to update its opinion. In rendering its opinion, Stifel made judgments and, with the consent of VAALCO, assumptions with regard to industry performance, general business, market and financial conditions and other matters that are beyond the control of VAALCO and TransGlobe. These include, among other things, the accuracy and completeness of the projections and other information provided to Stifel by or on behalf of VAALCO or TransGlobe, the consummation of the arrangement substantially on the terms and conditions described in the arrangement agreement, the absence of any material adverse change in the financial condition and prospects of VAALCO and TransGlobe, and the industry and financial markets in general, any of which could affect the public trading value of VAALCO common stock by the time the arrangement is completed.
Because the opinion was issued in connection with the signing of the arrangement agreement and is not expected to be updated, the opinion will not address the fairness to VAALCO, from a financial point of view, of the consideration to be paid by VAALCO to the TransGlobe shareholders pursuant to the arrangement at the time the arrangement is completed or as of any date other than the date of the opinion. The opinion also does not address the prices at which VAALCO common stock will trade at any time. The opinion that VAALCO received from Stifel is attached as Annex D to this proxy statement. For a description of the opinion, see “The Arrangement—Opinion of Financial Advisor to VAALCO” section of this proxy statement.
Completion of the arrangement may trigger change in control or other provisions in certain agreements to which TransGlobe is a party.
The completion of the arrangement may trigger change in control or other provisions in certain agreements to which TransGlobe is a party. If TransGlobe is unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under such agreements, potentially terminating such agreements, or seeking monetary damages. Even if TransGlobe is able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate such agreements on terms less favorable to TransGlobe.
The combined company will face political risks in new jurisdictions.
TransGlobe’s principal operations, development and exploration activities and significant investments are held in Canada and Egypt, some of which may be considered to have an increased degree of political and sovereign risk. Any material adverse changes in government policies or legislation of such countries or any other country that TransGlobe has economic interests in that affect oil and gas exploration activities may affect the viability and profitability of the combined company following the arrangement.
While the governments in Canada, Egypt and other countries in which TransGlobe has oil and gas operations or development or exploration projects have historically supported the development of natural resources by foreign companies, there is no assurance that such governments will not in the future adopt different regulations, policies or interpretations with respect to, but not limited to, foreign ownership of oil and gas resources, royalty rates, taxation, rates of exchange, environmental protection, labor relations, repatriation of income or return of capital, restrictions on production or processing, price controls, export controls, currency remittance, or the obligations of TransGlobe under its respective oil and gas laws, code or standards. The possibility that such governments may adopt substantially different policies or interpretations, which might extend to the expropriation of assets, may have a material adverse effect on the combined company following the arrangement. Political risk also includes the possibility of terrorism, civil or labor disturbances and political instability. No assurance can be given that applicable governments will not revoke or significantly alter the conditions of the applicable oil and gas authorizations nor can assurance be given that such oil and gas authorizations will not be challenged or impugned by third parties. The effect of any of these factors may have a material adverse effect on the combined company’s results of operations and financial condition.
Upon consummation of the arrangement, VAALCO will become a reporting issuer in Canada and will therefore be subject to certain Canadian disclosure requirements.
Upon consummation of the arrangement, VAALCO will become a reporting issuer in each of the provinces of Canada and will be subject to Canadian continuous disclosure and other reporting obligations under applicable Canadian securities laws. Most Canadian continuous disclosure requirements are codified in National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) of the Canadian Securities Administrators. The application of these requirements to VAALCO is modified by various rules providing exemptions for non-Canadian issuers in certain circumstances, including National Instrument 71-101 – The Multijurisdictional Disclosure System (“NI 71-101”) and National Instrument 71-102 – Continuous Disclosure and Other Exemptions Relating to Foreign Issuers (“NI 71-102”). NI 51-102 generally requires that issuers file audited annual financial statements and unaudited interim financial statements meeting certain requirements, management’s discussion and analysis relating to its annual and interim financial statements, an annual information form, material change reports and other disclosure items at prescribed times and/or upon the occurrence of certain specified events. VAALCO will be able to satisfy most of its Canadian reporting obligations under Canadian securities laws by filing certain of its U.S. disclosure documents in accordance with the exemptions codified in NI 71-101 and NI 71-102 on the System for Electronic Document Analysis and Retrieval at www.sedar.com. Nonetheless, VAALCO will be required to prepare and disclose its reserves information in accordance with the COGE Handbook and NI 51-101, and such disclosure standards differ from the SEC’s applicable disclosure requirements. See “—TransGlobe’s public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements.” These additional reporting obligations will cause VAALCO to incur increased compliance costs and place increased demands on VAALCO management, administrative, operational and accounting resources and on VAALCO’s audit committee. As a general matter, VAALCO will not be able to cease to be a Canadian reporting issuer unless and until residents of Canada do not: (i) directly or indirectly beneficially own more than 2% of each class or series of outstanding securities (including debt securities) of VAALCO worldwide; and (ii) directly or indirectly comprise more than 2% of the total number of securityholders of VAALCO worldwide.
Upon consummation of the arrangement, VAALCO will be subject to the Canadian take-over bid regime pursuant to applicable Canadian securities laws.
Upon consummation of the arrangement, VAALCO will be subject to the Canadian take-over bid regime pursuant to applicable Canadian securities laws. In general, a take-over bid is an offer to acquire voting or equity securities of a class made to persons in a Canadian jurisdiction where the securities subject to the bid, together with securities beneficially owned, or over which control or direction is exercised, by a bidder, its affiliates and joint actors, constitute 20% or more of the outstanding securities of that class of securities. Subject to the availability of an exemption, take-over bids in Canada are subject to prescribed rules that govern the conduct of a bid by requiring a bidder to comply with detailed disclosure obligations and procedural requirements. Among other things, a take-over bid must be made to all holders of the class of voting or equity securities being purchased; a bid is required to remain open for a minimum of 105 days subject to certain limited exceptions; a bid is subject to a mandatory, non-waivable minimum tender requirement of more than 50% of the outstanding securities of the class that are subject to the bid, excluding securities beneficially owned, or over which control or direction is exercised, by a bidder, its affiliates and joint actors; and following the satisfaction of the minimum tender requirement and the satisfaction or waiver of all other terms and conditions, a bid is required to be extended for at least an additional 10-day period. There are a limited number of exemptions from the formal take-over bid requirements. In general, certain of these exemptions include the following: (i) the normal course purchase exemption permits the holder of more than 20% of a class of equity or voting securities to purchase up to an additional 5% of the outstanding securities in a 12-month period (when aggregated with all other purchases in that period), provided there must be a published market and the purchaser must pay not more than the “market price” of the securities (as defined) plus reasonable brokerage fees or commissions actually paid; (ii) the private agreement exemption exempts private agreement purchases that result in the purchaser exceeding the 20% take-over bid threshold, provided the agreement must be made with not more than five sellers and the sellers may not receive more than 115% of the “market price” of the securities (as defined); and (iii) the foreign take-over bid exemption exempts a bid from the formal take-over bid requirements if, among other things, less than 10% of the outstanding securities of the class are held by Canadian residents and the published market on which the greatest volume of trading in securities of the class occurred in the 12 months prior to the bid was not in Canada.
Increased exposure to foreign exchange fluctuations and capital controls may adversely affect the combined company’s earnings and the value of some of the combined company’s assets.
Our reporting currency is the U.S. dollar and the majority of our earnings and cash flows are denominated in U.S. dollars. The operations of TransGlobe are also reported in U.S. dollars, but TransGlobe conducts some of its business in currencies other than the U.S. dollar and, as a result, following the arrangement, the combined company’s consolidated earnings and cash flows may be impacted by movements in the exchange rates to a greater extent than prior to the arrangement. In particular, any change in the value of the currencies of the Canadian Dollar or the Egyptian Pound versus the U.S. dollar following the arrangement could negatively impact the combined company’s earnings, and could negatively impact the combined company’s ability to realize all of the anticipated benefits of the arrangement.
In addition, from time to time, emerging market countries such as those in which the combined company will operate adopt measures to restrict the availability of the local currency or the repatriation of capital across borders. These measures are imposed by governments or central banks, in some cases during times of economic instability, to prevent the removal of capital or the sudden devaluation of local currencies or to maintain in-country foreign currency reserves. In addition, many emerging markets countries require consents or reporting processes before local currency earnings can be converted into U.S. dollars or other currencies and/or such earnings can be repatriated or otherwise transferred outside of the operating jurisdiction. These measures may have a number of negative effects on the combined company, reduction of the immediately available capital that the combined company could otherwise deploy for investment opportunities or the payment of expenses. In addition, measures that restrict the availability of the local currency or impose a requirement to operate in the local currency may create other practical difficulties for the combined company.
The combined company will face new legislation and tax risks in certain TransGlobe operating jurisdictions.
TransGlobe has operations and conducts business in multiple jurisdictions in which we do not currently operate or conduct business, which may increase our susceptibility to sudden tax changes. Taxation laws in these jurisdictions are complex, subject to varying interpretations and applications by the relevant tax authorities and subject to changes and revisions in the ordinary course, which could result in an increase in TransGlobe’s taxes, or other governmental charges, duties or impositions, or an unreasonable delay in the refund of certain taxes owing to TransGlobe. No assurance can be given that new tax laws, rules or regulations will not be enacted or that existing tax laws will not be changed, interpreted or applied in a manner that could result in the combined company’s profits being subject to additional taxation, result in the combined company not recovering certain taxes on a timely basis or at all, or that could otherwise have a material adverse effect on the combined company.
Failure by VAALCO and/or TransGlobe to comply with applicable laws prior to the arrangement could subject the combined company to penalties and other adverse consequences following the arrangement.
We are subject to the provisions of the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act. TransGlobe is subject to the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the U.K. Bribery Act. The foregoing laws prohibit companies and their intermediaries from making improper payments to officials for the purpose of obtaining or retaining business. In addition, such laws require the maintenance of records relating to transactions and an adequate system of internal controls over accounting. There can be no assurance that either party’s internal control policies and procedures, compliance mechanisms or monitoring programs will protect it from recklessness, fraudulent behavior, dishonesty or other inappropriate acts or adequately prevent or detect possible violations under applicable anti-bribery and anti-corruption legislation. Following the arrangement, the combined company may be responsible for any liability in respect of any of the foregoing attributable to VAALCO and/or TransGlobe prior to the arrangement. A failure by VAALCO or TransGlobe to comply with anti-bribery and anti-corruption legislation could result in severe criminal or civil sanctions, and may subject the combined company to other liabilities, including fines, prosecution, potential debarment from public procurement and reputational damage, all of which could have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement. Investigations by governmental authorities could have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement.
VAALCO and TransGlobe are also subject to a wide variety of laws relating to the environment, health and safety, taxes, employment, labor standards, money laundering, terrorist financing and other matters in the jurisdictions in which they operate. A failure by VAALCO and/or TransGlobe to comply with any such legislation prior to the arrangement could result in severe criminal or civil sanctions, and may subject the combined company to other liabilities, including fines, prosecution and reputational damage, all of which could have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement. The compliance mechanisms and monitoring programs adopted and implemented by VAALCO and TransGlobe prior to the arrangement may not adequately prevent or detect possible violations of such applicable laws. Investigations by governmental authorities could also have a material adverse effect on the business, consolidated results of operations and consolidated financial condition of the combined company following the arrangement.

THE SPECIAL MEETING
Date, Time and Place
The special meeting will be held entirely online at the following website: https://www.virtualshareholdermeeting.com/EGY2022SM at 11:00 AM, Eastern Time, on September 29, 2022, or such other date, time and place to which the special meeting may be adjourned or postponed, for the purpose of considering and voting upon the amendment proposal and the share issuance proposal described in this proxy statement.
VAALCO stockholders may vote their shares electronically at the special meeting by following the instructions at https://www.virtualshareholdermeeting.com/EGY2022SM. VAALCO stockholders are also urged to vote their proxies by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope, or to direct their brokers or other agents on how to vote the shares in their accounts, as applicable.
Purpose of the Special Meeting
At the special meeting, VAALCO is asking holders of shares of VAALCO common stock to vote on the following proposals:
(a)
Proposal No. 1 – The Amendment Proposal – to approve an amendment to the VAALCO Certificate of Incorporation to increase the authorized shares of VAALCO common stock from 100,000,000 shares to 160,000,000 shares; and

(b)	Proposal No. 2 – The Share Issuance Proposal – to approve the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement agreement.
Board Recommendation
After determining that it is advisable and in the best interests of VAALCO and VAALCO stockholders to consummate the arrangement as contemplated by the arrangement agreement, the VAALCO board of directors unanimously authorized, approved, and declared advisable the issuance of shares of VAALCO common stock. Accordingly, the VAALCO board of directors unanimously recommends that VAALCO stockholders vote “FOR” each of the amendment proposal and the share issuance proposal.
VAALCO stockholders can cast separate votes on each proposal.
There are certain risks associated with the arrangement. See the “Risk Factors” section of this proxy statement for more information regarding such risks. VAALCO stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the arrangement. In particular, VAALCO stockholders are directed to the arrangement agreement, which is attached as Annex A to this proxy statement.
Record Date; Outstanding Shares; Shares Entitled to Vote
The VAALCO board of directors has fixed the close of business on August 24, 2022 as the record date for determination of VAALCO stockholders entitled to notice of, and to vote at, the special meeting. Only VAALCO stockholders of record holding shares of VAALCO common stock as of the record date will receive notice of, and be entitled to vote at, the special meeting and any adjournments, postponements or continuations of the special meeting.
As of the record date for the special meeting, there were 59,826,544 shares of VAALCO common stock outstanding and held by approximately 82 VAALCO stockholders of record. Each VAALCO stockholder is entitled to one vote at the special meeting for each share of VAALCO common stock held by that stockholder at the record date. VAALCO common stock is the only security the holders of which are entitled to notice of, and to vote at, the special meeting.
If you own shares that are registered in the name of someone else, such as a broker, bank or other nominee, you need to direct that organization to vote those shares or vote the shares yourself at the special meeting.
Quorum
The holders of a majority of the shares of VAALCO common stock issued and outstanding and entitled to vote at the special meeting must be present in person (online) or represented by proxy in order to constitute a quorum for all matters to come before the special meeting. A quorum must be present in order for there to be a vote on the amendment proposal and the share issuance proposal. It is important that VAALCO stockholders vote promptly so that their shares are counted toward the quorum.

Abstentions are counted for purposes of determining whether a quorum is present at the special meeting. Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the amendment proposal and the share issuance proposal to be voted upon at the special meeting is considered “non-routine,” such organizations do not have discretion to vote on any proposal with a broker non-vote. As a result, since there are no matters in which a broker non-vote may be counted, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares, your shares will not be considered present at the special meeting, will not be counted for purposes of determining the presence of a quorum and will not be voted on either of the amendment proposal or the share issuance proposal. If you provide instructions to your broker, bank or other nominee which indicate how to vote your shares with respect to one proposal but not with respect to the other proposal, your shares will be considered present at the special meeting and be counted for purposes of determining the presence of a quorum and voted, as instructed, with respect to the appropriate proposal, but will not be voted with respect to the other proposal.
VAALCO may adjourn the special meeting if a quorum is not present at the special meeting. Regardless of whether a quorum is present at the special meeting, VAALCO’s chair of the board or the person presiding as chairman of the special meeting may adjourn the special meeting to a later date, without notice other than announcement at the special meeting. If an adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned special meeting, VAALCO will provide notice of the adjourned special meeting to each VAALCO stockholder of record entitled to vote at that special meeting scheduled to a later date.
Beneficial Ownership of Securities
Unless otherwise noted, the following table reflects as of August 24, 2022 certain information known to VAALCO as to VAALCO common stock beneficially owned by (i) all those known to us to be holders of more than five percent of outstanding VAALCO common stock; (ii) each director and each of our named executive officers; and (iii) all current directors and executive officers as a group. As of August 24, 2022, there were 59,826,544 shares of VAALCO common stock outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 9800 Richmond Avenue, Suite 700, Houston Texas 77042.
No director or executive officer (a) beneficially owned more than 1% of the outstanding shares of VAALCO common stock or (b) shares voting power in excess of 1% of the voting power of VAALCO’s outstanding capital stock. Each director and executive officer has sole voting power and dispositive power with respect to all shares beneficially owned by them, except as set forth below. It is expected that VAALCO’s directors and executive officers will vote “FOR” each of the amendment proposal and the share issuance proposal. Additionally, on July 13, 2022, in connection with the signing of the arrangement agreement, TransGlobe entered into support and voting agreements with VAALCO’s directors and certain members of VAALCO’s executive team, as described in “The Support and Voting Agreements” section of this proxy statement.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)
Directors & Named Executive Officers
Andrew L. Fawthrop	465,643(2)	*
George W. M. Maxwell	108,840(3)	*
Cathy Stubbs	101,414(4)	*
Fabrice Nze-Bekale	10,229(5)	*
Ronald Y. Bain	20,558(6)	*
David A. DesAutels	269,765(7)	*
Michael G. Silver	229,714(8)	*
Common Stock owned by all current Directors and Executive Officers as a group (8 persons)	1,269,038(9)	2.1%
5% Stockholders:
State Street Corporation	4,121,516(10)	6.9%
BlackRock, Inc.	3,776,218(11)	6.4%
Wilen Investment Management Corp.	3,042,526(12)	5.1%
*	Less than 1%
(1)	As of July 25, 2022, there were 59,826,544 shares of VAALCO common stock issued and outstanding.

(2)	Includes 342,788 shares directly held by Mr. Fawthrop and 122,855 shares that may be acquired subject to options exercisable within 60 days.
(3)	Includes 108,840 shares directly held by Mr. Maxwell and no shares that may be acquired subject to options exercisable within 60 days.
(4)	Includes 101,414 shares directly held by Ms. Stubbs and no shares that may be acquired subject to options exercisable within 60 days.
(5)	Includes 10,229 shares directly held by Mr. Nze-Bekale and no shares that may be acquired subject to options exercisable within 60 days.
(6)	Includes 20,558 shares directly held by Mr. Bain and no shares that may be acquired subject to options exercisable within 60 days.
(7)	Includes 201,488 shares directly held by Mr. DesAutels and 68,277 shares that may be acquired subject to options exercisable within 60 days.
(8)	Includes 111,511 shares directly held by Mr. Silver and 118,203 shares that may be acquired subject to options exercisable within 60 days.
(9)	Includes an aggregate of 309,334 shares that may be acquired subject to options exercisable within 60 days.
(10)
Amount reported is as of June 30, 2022 and is based on a Form 13F-HR filed with the SEC on August 15, 2022 by State Street Corporation (“State Street”). The address of State Street is One Lincoln Street, Boston, Massachusetts 02111.

(11)
Amount reported is as of June 30, 2022 and is based on a Form 13F-HR filed with the SEC on August 12, 2022 by BlackRock, Inc. (“BlackRock”). The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

(12)
Amount reported is as of June 30, 2022 and is based on a Form 13F-HR filed with the SEC on August 5, 2022 by Wilen Investment Management Corp. (“Wilen”). The address of Wilen is 14551 Meravi Drive, Bonita Springs, Florida 34135.

Required Vote
Assuming a quorum is present at the special meeting, approval of the adoption of the amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of VAALCO common stock entitled to vote at the special meeting. An abstention from voting on the amendment proposal will have the same effect as voting against the amendment proposal. A broker non-vote will not be voted on the amendment proposal.
Assuming a quorum is present at the special meeting, approval of the share issuance proposal will require the affirmative vote of the holders of a majority of the shares of VAALCO common stock who, being present in person (online) or voting by proxy and entitled to vote at the special meeting, cast votes affirmatively or negatively on the share issuance proposal. An abstention from voting on the share issuance proposal will have no effect on the outcome of the vote on the share issuance proposal. A broker non-vote will not be voted on the share issuance proposal.
Voting by Proxy
This proxy statement is being sent to you on behalf of the VAALCO board of directors for the purpose of requesting that you allow your shares of VAALCO common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of VAALCO common stock represented at the special meeting by properly executed proxy cards, voted over the telephone or voted over the internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as follows:
•
“FOR” Proposal No. 1 – The Amendment Proposal – to approve an amendment to the VAALCO Certificate of Incorporation to increase the authorized shares of VAALCO common stock from 100,000,000 shares to 160,000,000 shares; and

•	“FOR” Proposal No. 2 – The Share Issuance Proposal – to approve the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement agreement.
How to Vote
If you own shares of VAALCO common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the internet or telephone voting options to tell the persons named as proxies how to vote your shares of VAALCO common stock. A 16-digit control number, located on your proxy card or voting instruction form, is designed to verify your identity and allow you to vote your shares of VAALCO common stock, and to confirm that your voting instructions have been properly recorded when voting over the internet or by telephone.
Whether or not you plan to attend the special meeting in person (online), you should submit your proxy as soon as possible. You have four voting options:
•
In Person. To vote in person, attend the special meeting in person (online) and you will be able to vote by ballot. To ensure that your shares are voted at the special meeting, the VAALCO board of directors recommends that you submit a proxy even if you plan to attend the special meeting.

•
Mail. To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to VAALCO before the special meeting, VAALCO will vote your shares as you direct.

•
Telephone. To vote by telephone, dial the toll-free telephone number located on the enclosed proxy card and follow the recorded instructions. You will be asked to provide the 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 PM, Eastern Time, on the day before the special meeting to be counted.

•
Internet. To vote over the internet, go to the web address located on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the 16-digit control number from the enclosed proxy card. Your vote must be received by 11:59 PM, Eastern Time, on the day before the special meeting to be counted.

If your shares of VAALCO common stock are held in “street name” by your broker, bank or other nominee, you should have received a voting instruction form with your 16-digit control number with these proxy materials from that organization rather than from Broadridge. Your broker, bank or other nominee will vote your shares only if you provide instructions to that organization on how to vote. You should provide your broker, bank or other nominee with instructions regarding how to vote your shares by following the enclosed procedures provided by that organization. Your shares will not be voted with respect to any proposal for which you fail to provide instructions, which will have (i) the same effect as a vote cast against the amendment proposal or (ii) no effect on the outcome of the vote on the share issuance proposal.
Revoking Your Proxy
Your grant of a proxy on the enclosed proxy card or through one of the alternative methods discussed above does not prevent you from voting in person (online) or otherwise revoking your proxy at any time before it is voted at the special meeting. If your shares of VAALCO common stock are registered in your own name, you may revoke your proxy in one of the following ways:
•	by submitting another proxy card bearing a later date and mailing it so that it is received before the special meeting;
•	by submitting another proxy using the internet or telephone voting procedures; or
•
by attending the special meeting and voting in person (online), although simply attending the special meeting will not revoke your proxy, as you must deliver a notice of revocation or vote at the special meeting in order to revoke a prior proxy.

Your last vote is the vote that will be counted.
If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee if you wish to change your vote.
Voting in Person (Online) at the Special Meeting
All VAALCO stockholders may vote their shares in person (online) by attending the special meeting. If you are the beneficial owner of shares of VAALCO common stock, you are invited to attend the special meeting and should have received an instruction form bearing your 16-digit control number together with these proxy materials from your broker, bank or other nominee rather than from Broadridge. If you do not have your 16-digit control number, you may not be able to attend and vote your shares in person (online) at the special meeting, unless you call your broker, bank or other nominee to receive your 16-digit control number.
Adjournments and Postponements
Although it is not currently expected, the special meeting may be adjourned or postponed to a later date. Regardless of whether a quorum is present at the special meeting, VAALCO’s chair of the board or the person presiding as chairman of the special meeting may adjourn the special meeting to a later date, without notice other than announcement at the special meeting. If an adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned special meeting, VAALCO will provide notice of the adjourned special meeting to each VAALCO stockholder of record entitled to vote at that special meeting scheduled to a later date. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow VAALCO stockholders who have already sent in their proxies to revoke them at any time before voting occurs at the rescheduled special meeting.
Householding
Certain VAALCO stockholders who share an address are being delivered only one copy of this proxy statement unless VAALCO or one of its mailing agents has received contrary instructions. Upon the written or oral request of a stockholder at a shared address to which a single copy of this proxy statement was delivered, VAALCO will promptly deliver a separate copy of such document to the requesting stockholder.
In addition, VAALCO stockholders who wish to receive a separate copy of VAALCO’s proxy statements and annual reports, if any, in the future should notify VAALCO either in writing addressed to the foregoing address or by calling the foregoing telephone number. VAALCO stockholders sharing an address who are receiving multiple copies of VAALCO’s notice of internet availability of proxy materials and/or proxy statements and annual reports may request delivery of a single copy of such documents by writing to VAALCO at the address above or calling VAALCO at the telephone number above.
Inspector of Election; Tabulation of Votes
The VAALCO board of directors expects to appoint a representative of Broadridge Financial Solutions, Inc. to act as the inspector of election at the special meeting. The inspector of election will determine the number of shares outstanding, the shares represented at the special meeting, the existence of a quorum and the validity of proxies and ballots, and will count all votes and ballots.
Solicitation of Proxies
VAALCO is soliciting proxies for the special meeting from VAALCO stockholders. VAALCO will bear the entire cost of soliciting proxies from VAALCO stockholders, including the expenses incurred in connection with the preparation of the proxy statement and its filing with the SEC. In addition to this mailing, VAALCO’s directors, officers and employees, who will not receive any additional compensation for their services, may solicit proxies personally, electronically or by telephone. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of VAALCO common stock held of record by those persons, and VAALCO will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur.
VAALCO has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses.
A list of stockholders entitled to vote at the special meeting will be open for examination by any VAALCO stockholder, for any purpose germane to the special meeting, during ordinary business hours for a period of ten days before the special meeting at VAALCO’s principal executive offices at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, and at the time and website of the special meeting during the entire time of the special meeting.
Other Business
VAALCO does not expect that any matter other than the amendment proposal and the share issuance proposal listed above will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, or any adjournment or postponement of the special meeting, the persons named as proxies will vote in accordance with their judgment.
Assistance in Completing the Proxy Card
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the special meeting, please contact VAALCO’s proxy solicitor:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 11005
Banks and Brokerage Firms, please call: (212) 269-5550
Stockholders, please call toll free: (800) 967-5019
Email: egy@dfking.com

THE ARRANGEMENT
This section of the proxy statement describes the material aspects of the proposed arrangement. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the arrangement agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the proposed arrangement. In addition, important business and financial information about each of TransGlobe and VAALCO is included in, or incorporated by reference into, this proxy statement. See the “Where You Can Find More Information” section of this proxy statement.
Structure of the Arrangement
On July 13, 2022, VAALCO and AcquireCo entered into the arrangement agreement with TransGlobe, pursuant to which, among other things, AcquireCo will acquire all of the issued and outstanding TransGlobe common shares with TransGlobe becoming a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. The arrangement will be implemented by way of a plan of arrangement in accordance with ABCA and is subject to approval by the Court, VAALCO stockholders and TransGlobe shareholders. The parties intend to rely upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof with respect to the issuance of the VAALCO common stock under the arrangement. As TransGlobe is a corporation existing under the ABCA, the acquisition is being effected through an arrangement instead of a merger.
If the arrangement is completed, TransGlobe shareholders will receive the consideration shares consisting of 0.6727 of a share of VAALCO common stock for each TransGlobe common share, subject to adjustment (if any) pursuant to the arrangement agreement. No fractional shares of VAALCO common stock will be issued under the arrangement, and in lieu of any fractional shares of VAALCO common stock, each TransGlobe shareholder will be entitled to receive a cash payment equal to an amount representing such TransGlobe shareholder’s proportionate interest in the net proceeds from the sale by the depositary on behalf of all such TransGlobe shareholders of the excess of (i) the number of shares of VAALCO common stock issued and delivered to the depositary pursuant to the plan of arrangement, over (ii) the aggregate number of whole shares of VAALCO common stock to be issued to TransGlobe shareholders pursuant to the plan of arrangement. Any shares in respect of which dissent rights have been properly exercised and not withdrawn, pursuant to Section 191 of the ABCA, will be deemed to be transferred and assigned to VAALCO, but will not be entitled to receive consideration shares and will, instead, be subject to dissent rights under the ABCA, as modified by the plan of arrangement and the interim and final orders of the Court. VAALCO stockholders will continue to own their existing shares, and the VAALCO common stock will not be affected by the arrangement. Upon completion of the arrangement, it is expected that VAALCO stockholders will own approximately 54.5%, and TransGlobe shareholders will own approximately 45.5% of the combined company, calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement.
Background of the Arrangement
VAALCO’s senior management and board of directors (the “Board”) regularly explore, with the assistance of financial and legal advisors, potential strategic options available to VAALCO, with the goal of enhancing stockholder value. As part of this process, VAALCO regularly reviews a broad range of opportunities, including potential strategic acquisitions, joint ventures and business combinations with other oil and gas companies. The VAALCO Board and management have recognized that truly transformational opportunities are challenging and ongoing business development activities are required to identify and capitalize on opportunities.
Consequently, as part of VAALCO’s continuous assessment of its overall strategy, from time to time, VAALCO and its representatives engage in discussions with representatives of other companies concerning the possibility of such strategic transactions. In March 2019, VAALCO engaged an investment bank (the “prior financial advisor”) to assist VAALCO in identifying and evaluating attractive strategic transactions in line with VAALCO’s desired criteria. Later in March 2019, the prior financial advisor identified TransGlobe as a potential business combination target for VAALCO. VAALCO management recognized that an opportunity to combine with TransGlobe presented a unique transformational opportunity warranting further consideration. Accordingly, on March 25, 2019, VAALCO and TransGlobe executed a confidentiality agreement to enable the parties to share non-public information in connection with their mutual evaluation of a potential combination. While no actionable transaction ultimately resulted from such discussions (prior to the pending transaction), VAALCO’s senior management team kept the VAALCO Board apprised of the potential transactions being discussed with TransGlobe.

Between March 2019 and December 2019, each party engaged in meetings and preliminary discussions regarding due diligence and analysis in connection with the evaluation of a potential transaction. An important part of the discussions concerned TransGlobe’s desire for the Merged Concession and the associated timeline. In December 2019, VAALCO decided to put its due diligence and other discussions with TransGlobe on hold because the Merged Concession had not yet received the needed approvals from the Egyptian government. However, VAALCO’s Board and senior management team continued to monitor TransGlobe’s progress on the Merged Concession, operations and performance.
In December 2020, TransGlobe announced that it reached an agreement with the Egyptian General Petroleum Corporation for its Merged Concession Agreement. The Merged Concession provided for a new 15-year development term, a 5-year extension option and amended fiscal terms. The effectiveness of the Merged Concession Agreement was subject to a customary Egyptian Parliamentary ratification and the satisfaction of other closing conditions. In December 2021, TransGlobe announced that the Merged Concession had been ratified by Egypt’s Parliament and signed into law by Egyptian President El-Sisi, and in January 2022, TransGlobe announced the execution of the Merged Concession Agreement.
On January 27, 2022, Mr. Robert Reynolds, Business Development Director of TransGlobe, contacted Mr. Thor Pruckl, executive vice president, international operations of VAALCO, via email enquiring whether VAALCO would be interested in resuming discussions regarding a potential transaction. Mr. Pruckl responded to Mr. Reynolds via email that he would follow up with Mr. George Maxwell, VAALCO’s chief executive officer and a director, regarding VAALCO’s interest in resuming such discussions.
In March 2022, as part of VAALCO’s regular reviews of a broad range of business combination opportunities, VAALCO’s management identified TransGlobe as a potential business combination opportunity that could potentially be effectuated with an all-stock transaction.
On March 22, 2022, at the request of Mr. Maxwell, Mr. David Cook, chairman of TransGlobe, met with Mr. Maxwell and Mr. Maxwell encouraged Mr. Cook to consider re-opening the discussions of a business combination between the two companies. Mr. Cook confirmed that a possible business combination warranted further discussions and diligence.
In March 2022, VAALCO asked its existing financial advisor, Stifel Nicolaus & Company, Incorporated (“Stifel”), to assist VAALCO with the evaluation of TransGlobe as a possible business combination target.
On March 25, 2022, the Strategic Committee of the VAALCO Board (the “Committee”), which included all members of VAALCO’s Board, namely: Mr. Andrew L. Fawthrop, VAALCO’s chairman, Mr. Fabrice Nze-Bekale, one of VAALCO’s directors, Ms. Catherine Stubbs, one of VAALCO’s directors, and Mr. Maxwell, met to discuss the possibility of re-engaging in discussions with TransGlobe. Also present at the meeting were Mr. Ron Bain, VAALCO’s chief financial officer, Mr. Michael Silver, VAALCO’s general counsel, and other VAALCO executives. A representative from Stifel also participated and presented to the Committee regarding TransGlobe. The Stifel representative noted that TransGlobe recently received approval of the Egyptian government for the Merged Concession resulting in TransGlobe benefiting from improved fiscal terms. The Stifel representative highlighted certain other strengths and potential weaknesses of TransGlobe, including a strong balance sheet with little long-term debt, payment obligations under the Merged Concession Agreement, a high sensitivity to oil prices, large commitments for cash payments and work programs, high general and administrative costs and other matters. The Stifel representative discussed the premium required in order to have an ownership split in the area of 50% VAALCO stockholders and 50% TransGlobe shareholders with the VAALCO directors constituting a majority of the combined company’s board. After further discussion, the Committee unanimously agreed that management should perform additional work to determine if a combination with TransGlobe made sense and could be beneficial for VAALCO’s stockholders.
Following the March 25, 2022 meeting, VAALCO engaged certain external consultants to conduct additional technical analysis and provide Stifel with a preliminary economic model.
On April 29, 2022, the Committee met to discuss updates regarding management’s evaluation of TransGlobe. Also present at the meeting were Mr. Bain, Mr. Silver and other VAALCO executives. A representative of Stifel was also present and provided an update on TransGlobe. Using publicly available information, the Stifel representative presented an updated preliminary analysis of TransGlobe and stated the business demonstrated potential for significant upside. The Stifel representative noted the attractive attributes of a business combination, including a combined company with significant free cash flow, increased size, product diversity and increases to stockholder diversity and liquidity. The Stifel representative noted that access to non-public information concerning TransGlobe would be needed to take the analysis to the next stage. The Committee discussed the presentation and whether to provide an initial non-binding indication of interest to TransGlobe, noting that a combination with TransGlobe presented an excellent opportunity for transformational growth. After further discussion, the Committee unanimously agreed that the opportunity warranted further investigation and to providing an initial non-binding indication of interest to TransGlobe and approved sending a letter to TransGlobe’s chairman early in the following week.
On May 3, 2022, the Committee met to discuss updates regarding management’s evaluation of TransGlobe. Also present at the meeting were Mr. Bain, Mr. Silver and other VAALCO executives. Mr. Maxwell provided an update to the Committee on TransGlobe. A draft approach letter to TransGlobe had been prepared that proposed an all-share exchange based on an indicative value of C$6.88 per TransGlobe common share. This represented a premium of 25.5% to TransGlobe’s closing share price as of May 2, 2022 and a 29.1% premium to the 30-day volume weighted average price (“VWAP”). The approach letter also proposed a two-month exclusivity period. The Committee discussed the proposed valuation in the context of recent precedent transactions in the Middle East, North Africa, Canada and the U.K. After further discussion, the Committee unanimously approved sending the approach letter, but clarified that it had not come to a definitive view on valuation.
Later on May 3, 2022, Mr. Maxwell telephoned Mr. Cook to advise him that an approach letter would be forthcoming. Mr. Maxwell then delivered the approach letter, by email, to Mr. Cook later that day.
On May 4, 2022, Mr. Cook advised Mr. Maxwell that the TransGlobe board of directors had met to consider the approach letter and that TransGlobe was formulating its response.
On May 6, 2022, Mr. Cook telephoned Mr. Maxwell to request that Mr. Maxwell coordinate a call between representatives of Evercore Partners International LLP, TransGlobe’s financial advisor (“Evercore”), and Stifel in order to discuss some questions TransGlobe and Evercore had regarding the approach letter. Mr. Maxwell agreed to coordinate such a call.
On May 7, 2022, representatives of Stifel and Evercore, conducted a videoconference call during which representatives of Evercore asked clarification questions regarding VAALCO’s plans for the combined business, due diligence requirements and process and timeline to explore a potential transaction.
On May 11, 2022, VAALCO provided an initial due diligence request list, reflecting input from its advisors, to TransGlobe.
On May 12, 2022, Mr. Maxwell telephoned Mr. Cook to seek feedback regarding the approach letter. Mr. Cook indicated that TransGlobe would respond positively with a desire to continue discussions.
On May 12, 2022, Mr. Cook delivered TransGlobe’s written response to the approach letter. TransGlobe’s response noted that while the valuation proposed by the approach letter was in the range that warranted serious consideration by TransGlobe and its board, further work concerning VAALCO’s assets would be needed to validate the indicated premium. Additionally, TransGlobe’s response noted that further understanding of VAALCO’s views regarding board and management composition of the combined company was needed. The response letter declined VAALCO’s request for exclusivity. Finally, the response letter attached a form of confidentiality agreement to be signed between the parties to facilitate further discussions and due diligence.
On May 16, 2022, VAALCO and TransGlobe executed a confidentiality agreement that contained a mutual 18-month standstill provision. The standstill provision would terminate upon expiration of the 18-month period or if the parties entered into a definitive written agreement in connection with a transaction.
On May 19, 2022, Mr. Maxwell spoke with Mr. Cook on the telephone. Mr. Maxwell expressed his desire to have TransGlobe’s management team give a management presentation to VAALCO. Mr. Cook requested that Mr. Fawthrop call Mr. Cook to discuss the composition of the board and executive management team following completion of a transaction.
On May 20, 2022, the Committee met to discuss updates regarding management’s evaluation of TransGlobe. Also present at the meeting were Mr. Bain and Mr. Silver. Mr. Maxwell provided an update on TransGlobe and discussed a project plan prepared by Mayer Brown International LLP and Mayer Brown LLP, VAALCO’s U.K. and U.S. counsel, respectively (“Mayer Brown”), listing various workflows across the relevant jurisdictions. Mr. Maxwell also discussed seeking a fairness opinion from Stifel, which the VAALCO Board would likely request.

Mr. Maxwell summarized his call with Mr. Cook the previous evening. Mr. Maxwell also noted that representatives from Stifel and Evercore participated in a call earlier that day and agreed to a TransGlobe management presentation to be held on May 23, 2022. The Committee requested a timeline showing the anticipated duration of due diligence, reaching a decision and holding a VAALCO Board meeting.
On May 21, 2022, Mr. Fawthrop and Mr. Cook discussed the strategic merits of combining the companies. The conversation addressed the strengths of the combined portfolio, similarities of operating styles, and the breadth of market listings between the companies. There was a discussion regarding the role and importance of executive continuity and transition in the case of a successful combination. There was also a ‘no names in seats’ discussion regarding combined company’s board composition during which the two chairs agreed a balanced representation would be best in the combined company’s board. Mr. Cook noted that TransGlobe had a strong suite of directors for the combined company and outlined the core competencies of the TransGlobe directors, with reference to TransGlobe’s Director Competency Matrix.
On May 23, 2022 members of TransGlobe’s management team gave a presentation to the VAALCO management team and technical consultants over a videoconference. Also present were representatives from Stifel and Evercore.
During the period of May 23, 2022 to June 14, 2022, TransGlobe and VAALCO in conjunction with their respective advisors, Evercore and Stifel, conducted detailed technical, financial and commercial evaluations for the purpose of determining appropriate ownership ratios within a combined entity.
On May 24, 2022, TransGlobe provided VAALCO and its advisors access to a virtual data room containing due diligence materials.
Also on May 24, 2022, members of VAALCO’s management team gave a presentation to the TransGlobe management team over a videoconference. Also present were representatives from Stifel and Evercore.
On May 26, 2022, VAALCO provided TransGlobe and its advisors access to a virtual data room containing due diligence materials.
On May 30, 2022, representatives from Stifel and Evercore conducted a videoconference call during which an initial outline of an execution plan for the proposed transaction was discussed.
On June 1, 2022, TransGlobe’s management gave a technical presentation to the VAALCO technical team in response to questions previously prepared by VAALCO and shared with TransGlobe.
On June 2, 2022, the VAALCO Board met for its regularly scheduled meeting. Also present at the meeting were Mr. Bain, Mr. Silver and other VAALCO executives. Members of VAALCO’s management provided an update on the technical diligence on TransGlobe. Mr. Maxwell stated that a review of TransGlobe’s Egyptian assets demonstrated the existence of adequate drilling targets to justify the capital commitments required under the Merged Concession. Management also reviewed TransGlobe’s capital expenditures, work scope, 2022 production forecast and year ended 2021 reserves estimates. A subsequent Board meeting was scheduled for June 10, 2022 for a more detailed review, to confirm valuation and to decide whether to deliver a revised approach letter.
On each of June 7 and June 8, 2022, TransGlobe’s management gave follow-up technical presentations to the VAALCO technical team in response to questions previously prepared by VAALCO and shared with TransGlobe.
On June 10, 2022, the VAALCO Board met to discuss TransGlobe. Also present at the meeting were Mr. Bain, Mr. Silver, other VAALCO executives and representatives of Stifel and Mayer Brown. Mr. Maxwell provided an update on TransGlobe stating that technical due diligence was progressing. Mr. Maxwell also noted that VAALCO’s due diligence work demonstrated a strong potential upside for TransGlobe’s Egyptian assets but additional technical work would need to be completed in order to realize it. Mr. Maxwell stated that the VAALCO management team was interested in the prospect of being in a position to complete such technical work. However, because of the additional technical work that would be required, for purposes of the valuation negotiations, limited value was being ascribed to TransGlobe’s contingent resource estimates. The Stifel representative summarized the terms of the previous approach letter that included a C$6.88 per TransGlobe common share valuation and provided an updated preliminary valuation analysis. After reviewing TransGlobe’s technical model, the Stifel representative stated that the model demonstrated a high degree of confidence in TransGlobe’s base case. The assets demonstrated the possibility of organic upside but more technical work would need to be completed to realize it. The Stifel representative also discussed potential exchange ratios with the VAALCO Board, noting that market valuations had moved in

VAALCO’s favor since the previous approach letter. The Stifel representative reviewed proposed bid parameters providing for VAALCO stockholders owning between 55% and 52% of the combined company which implied an exchange ratio of between 0.61 and 0.69 of a share of VAALCO common stock for each TransGlobe common share and a premium of 1% to 15%. The VAALCO Board engaged in discussions regarding Stifel’s presentation, and then discussed whether to continue the current process. After further discussion, the VAALCO Board unanimously approved continuing with the process and authorizing Stifel to engage with Evercore on valuation consistent with the parameters presented.
On June 13, 2022, representatives from Stifel and Evercore conducted a videoconference call during which representatives from Stifel and Evercore discussed the forward plan for the proposed transaction including key work streams and indicative timetable.
On June 14, 2022, the VAALCO Board met to discuss TransGlobe. Also present at the meeting were Mr. Bain and Mr. Silver. Mr. Maxwell provided an overview of a revised approach letter which included a non-binding indicative valuation of C$493.7 million, an implied price per TransGlobe common share of C$6.53 and a premium of 13.6% to TransGlobe’s 30-day VWAP. An exchange ratio was also included but Mr. Maxwell noted that the exchange ratio would only become final once an arrangement agreement was finalized and signed. The terms of the revised approach letter implied the combined company being owned 54.1% by VAALCO stockholders and 45.9% by TransGlobe shareholders. The revised approach letter also recognized TransGlobe’s desire for representation on the board and executive team of the combined company and proposed (i) adding three members of the TransGlobe board to the board of the combined company with Mr. Fawthrop remaining as chairman; and (ii) that the executive team of the combined company would be led by the executive officers of VAALCO. Mr. Maxwell summarized a telephone call he had with Mr. Cook the previous weekend explaining that the revised valuation of TransGlobe was primarily due to updated information regarding the cost pool for TransGlobe’s Egyptian assets. The VAALCO Board discussed the importance of the need for exclusivity and Mr. Maxwell proposed that he provide TransGlobe with a proposed exclusivity agreement with the revised approach letter. After further discussion, the VAALCO Board unanimously approved sending the revised approach letter and proposed exclusivity agreement to TransGlobe.
Later on June 14, 2022, Mr. Maxwell delivered the revised approach letter and a proposed exclusivity agreement that would expire on July 8, 2022 to TransGlobe. Mr. Cook sent an email to Mr. Maxwell indicating that the revised approach letter had been sent to the full TransGlobe board and that TransGlobe would endeavor to discuss and respond promptly.
Also on June 14, 2022, representatives from Stifel and Evercore conducted a videoconference call during which key changes in the underlying valuation of TransGlobe were discussed.
On June 15, 2022, representatives from Stifel and Evercore conducted a videoconference call during which representatives from Evercore presented a number of clarification points in relation to valuation.
On June 17, 2022, representatives from Stifel and Evercore conducted a videoconference call during which valuation approach and key inputs were discussed.
On June 21, 2022, the VAALCO Board met to discuss TransGlobe. Also present at the meeting were Mr. Bain and Mr. Silver. Mr. Maxwell advised the Board that Evercore had stated to Mr. Maxwell that there had been a number of newly identified factors that would reduce the valuation, including an underestimation of the assumed brought forward Egyptian cost pool available. Mr. Maxwell advised the VAALCO Board that Evercore had stated that TransGlobe would require cash settlement of TransGlobe options, DSUs, PSUs and RSUs held by its executives which would result in a payout at the closing of the transaction equal to the implied share price for each security (at the applicable vesting percentage in the case of PSUs). Finally, Mr. Maxwell advised that the TransGlobe board was meeting that day and that he would advise the VAALCO Board of any developments arising from that meeting.
On June 22, 2022, Mr. Maxwell spoke with Mr. Cook on the telephone. The two discussed various outstanding points relating to valuation of the two companies.
On June 23, 2022, Evercore sent Stifel comments to the exclusivity agreement. Included in the comments was a termination provision in the event TransGlobe’s directors received an unsolicited approach from a third party, which the TransGlobe directors, having been advised by external counsel, concluded they were obliged to consider in order to fulfill their fiduciary duties. This provision was ultimately not included in the executed agreement.

On June 24, 2022, the VAALCO Board met to discuss TransGlobe. Also present at the meeting were Mr. Bain and Mr. Silver. Representatives of Stifel also participated. Mr. Maxwell advised the Board that since the last meeting there had been amendments to the economic model for TransGlobe as well as changes to the relative stock prices of VAALCO and TransGlobe. Representatives from Stifel provided an update on their discussions with Evercore and an update on Stifel’s preliminary analysis of TransGlobe’s valuation. The main drivers of a reduced valuation included: inflation, changes to net cash and working capital, and required management payouts. Despite the decrease in valuation, because of TransGlobe’s share price movements since June 14, 2022, a similar exchange ratio to the one contained in the June 14, 2022 revised approach letter still provided an attractive premium to TransGlobe shareholders. A Stifel representative then discussed Stifel’s updated preliminary valuation analysis, which implied an ownership split of between 54.5% and 56.5% to VAALCO stockholders, and between 45.5% and 43.5% to TransGlobe shareholders, and an approximate exchange ratio of between 0.67 and 0.62 of a share of VAALCO common stock for each TransGlobe common share. The VAALCO Board discussed Stifel’s presentation and unanimously approved Stifel engaging in discussions with Evercore within the above summarized valuation parameters.
Later on June 24, 2022, Mr. Maxwell delivered a further revised approach letter to Mr. Cook providing for an exchange ratio of 0.66 of a share of VAALCO common stock for each TransGlobe share, in line with the prior approach letter. Mr. Maxwell also delivered a revised draft of an exclusivity letter with a term expiring on July 8, 2022.
Also on June 24, 2022, Osler, Hoskin & Harcourt LLP, VAALCO’s Canadian counsel (“Osler”), sent a first draft of the arrangement agreement to Burnet, Duckworth & Palmer LLP, TransGlobe’s Canadian counsel (“BDP”), and Paul, Weiss, Rifkind, Wharton and Garrison LLP, TransGlobe’s U.S. counsel (“PW”). The arrangement agreement draft included (i) mutual covenants restricting VAALCO and TransGlobe from soliciting or negotiating acquisition offers from or with third parties, subject to specified exceptions; (ii) mutual covenants restricting each company’s board from changing its recommendation to vote for the transaction, subject to specified exceptions; (iii) conditions precedent to the consummation of the arrangement, including: (a) approval of each company’s equity holders pursuant to applicable law or rules of relevant securities exchange; (b) approval of the Court; (c) a material adverse effect not having occurred for either company at closing; and (d) to the extent required or necessary, the approval or consent or waiver to the arrangement from any government entity in Canada or Egypt having been obtained; (iv) mutual covenants to provide assistance preparing needed filings with the U.S. and Canadian securities regulators; (v) reciprocal termination fee provisions due under specified circumstances in the amount of $15 million; (vi) a proposal that upon consummation of the arrangement all outstanding TransGlobe options, DSUs, PSUs and RSUs would remain outstanding with the TransGlobe common shares underlying such instruments being substituted with shares of VAALCO common stock; and (vii) a provision providing for three to-be-named existing members of the TransGlobe board to join the VAALCO Board upon closing.
On June 27, 2022, representatives from Stifel and Evercore conducted a videoconference call during which representatives from Stifel and Evercore continued their discussions on valuation. Evercore proposed an ownership split of 46% TransGlobe shareholders and 54% VAALCO stockholders. After consultation with VAALCO, representatives from Stifel responded on a follow-up call that Evercore’s proposal was outside of the VAALCO Board approved range and counter-proposed an ownership split of 45.5% to TransGlobe shareholders and 54.5% to VAALCO stockholders, which was inside the pre-approved range.
On June 28, 2022, a representative of Evercore telephoned a representative of Stifel and stated that VAALCO’s proposal of an ownership split of 54.5% to VAALCO stockholders and 45.5% to TransGlobe shareholders, in each case calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, was acceptable to TransGlobe.
Also on June 28, 2022, VAALCO and TransGlobe executed an exclusivity letter with an exclusivity period expiring on July 8, 2022.
From June 28 to June 30, 2022, VAALCO’s technical consultants visited TransGlobe’s offices in Calgary. Also on June 28, the technical consultants did a site visit to TransGlobe’s production operations site in Alberta.
Beginning on June 29, 2022, legal and financial advisors for each of VAALCO and TransGlobe had a standing daily advisors’ call to discuss progress and negotiation of the legal documentation for the proposed transaction.

On June 29, 2022, TransGlobe provided its initial responses to the legal due diligence request list previously sent by Mayer Brown.
On June 30, 2022, BDP sent comments to the arrangement agreement to Mayer Brown and Osler. BDP’s comments reflected open issues, including: (i) the treatment of TransGlobe’s outstanding options, DSUs, PSUs and RSUs, which remained an open point; and (ii) the amount of the termination fee.
Also on June 30, 2022, Osler sent an initial draft of the form of TransGlobe voting support agreement to BDP and PW.
On July 1, 2022, PW sent further comments to the arrangement agreement to Mayer Brown and Osler. PW’s comments concerned the tax treatment of the proposed transaction to existing TransGlobe shareholders. PW’s comments indicated that TransGlobe sought to have the proposed transaction be treated as a “plan of reorganization” within the meaning of U.S. Treasury regulations promulgated under Section 368(a) of the Code, which would generally be expected to result in U.S. holders of TransGlobe common shares not recognizing any gain or loss upon the receipt of consideration shares solely in exchange for TransGlobe common shares in the transaction.
On July 1, 2022, Osler sent an initial draft of the plan of arrangement to BDP and PW.
On July 3, 2022, Osler sent a revised draft of the arrangement agreement to BDP and PW.
Also on July 3, 2022, BDP provided comments to the form of TransGlobe voting support agreement to Mayer Brown and Osler.
On July 4, 2022, Mr. Fawthrop and Mr. Cook spoke on the telephone. The two discussed progress that had been made on due diligence, VAALCO’s desire to retain members of TransGlobe’s operations teams following the completion of a transaction and due diligence VAALCO was conducting on TransGlobe’s board as VAALCO was seriously considering whether three members of the TransGlobe board would join the VAALCO Board upon the closing of the proposed transaction.
Also on July 4, 2022, BDP, PW and Bird & Bird, TransGlobe’s U.K. counsel, conducted a due diligence call with members of VAALCO’s management. Representatives from Mayer Brown were also in attendance.
On July 5, 2022, BDP sent comments to the draft arrangement agreement to Mayer Brown and Osler. Also on July 5, Osler sent a revised draft of the form of TransGlobe voting support agreement to BDP and PW.
On July 5, 2022, Mayer Brown and Osler conducted due diligence calls with members of TransGlobe’s management to resolve outstanding due diligence questions.
Also on July 5, 2022, VAALCO, TransGlobe and each of their respective legal, accounting and financial advisors conducted a videoconference to discuss the tax treatment of the proposed transaction to existing TransGlobe shareholders. VAALCO expressed the desire to have the proposed transaction be structured as a taxable transaction with the goal of making a Section 338(g) election under the Code. VAALCO outlined the tax benefits to the combined company, especially in relation to post-closing corporate restructuring, were such an election to be made. Subsequent to this videoconference, no proposed comments were made to the arrangement agreement that were inconsistent with a Section 338(g) election being made by VAALCO.
On July 6, 2022, Mr. Maxwell, Mr. Randy Neely, TransGlobe’s chief executive officer, Mr. Geoff Probert, TransGlobe’s vice president and chief operating officer, and Mr. Craig Robertson, TransGlobe’s Egypt country manager, travelled to Cairo and met with the Egyptian First Undersecretary for Exploration and Agreements in the Ministry of Petroleum and Mineral Resources to discuss the possible combination of the companies. The continuity of the business in Egypt was communicated as well as the ability of a combined company to pursue further investments in Egypt, including offshore. Mr. Maxwell commented on the increased viability of foreign investment into Egypt as a result of policies encouraging the free flow of capital.
On July 6, 2022, BDP provided comments to the TransGlobe voting support agreement to Mayer Brown and Osler.
Also on July 6, 2022, Mr. Fawthrop and Mr. Cook spoke on the telephone. Mr. Fawthrop asked for Mr. Cook’s recommendation on which TransGlobe board members would join the combined company’s board. Mr. Cook stated that all of TransGlobe’s non-executive directors had expressed interest in joining the combined company’s board. Mr. Cook advised that TransGlobe’s board was meeting the following day.

On July 7, 2022, VAALCO and TransGlobe signed a new exclusivity agreement extending the expiry date of the exclusivity period to July 11, 2022. Osler also provided a revised draft of the arrangement agreement and an initial draft of the form of VAALCO voting support agreement, modeled on the form of TransGlobe voting support agreement, to BDP and PW.
On July 8, 2022, a representative from Stifel spoke with Mr. Eddie Ok, vice president, finance, chief financial officer and corporate secretary of TransGlobe on the telephone to enquire about the treatment of TransGlobe’s outstanding options, DSUs, PSUs and RSUs. Mr. Ok conveyed the determination of the TransGlobe board for treatment of TransGlobe’s outstanding options, DSUs, PSUs and RSUs. The TransGlobe board’s determination was that all outstanding options to acquire TransGlobe common shares granted under the TransGlobe stock option plan would be deemed vested and cancelled in exchange for a cash payment in accordance with TransGlobe’s stock option plan. In addition, each (i) DSU held by TransGlobe’s resigning directors; (ii) PSU held by TransGlobe’s departing employees; (iii) and RSU held by TransGlobe’s departing employees would be deemed to be fully and unconditionally vested (at the applicable vesting percentage, in the case of PSUs) and cancelled in exchange for a cash payment from TransGlobe. Further, all DSUs, PSUs and RSUs held by directors of TransGlobe who would join the VAALCO Board upon closing of the transaction, and held by employees who remained with the combined company upon closing of the transaction, would remain outstanding and continue to vest in accordance with their terms, provided that the applicable vesting percentage would be fixed at the effective time, and if an employee is terminated following the effective time, all of such employee’s unvested RSUs and PSUs, as applicable, would become fully vested and payable to the employee at the time of termination.
Also on July 8, 2022, VAALCO’s Board met to discuss TransGlobe. Also present at the meeting were Mr. Bain, Mr. Silver and other VAALCO executives and representatives of Stifel, Mayer Brown and Osler. At the meeting, Mr. Maxwell provided his views regarding the proposed transaction. Mr. Maxwell stated that the combination would create a company of greater size, significance and geographic diversity. Mr. Maxwell also noted that the proposed transaction would not require any financing or leveraging of the Company, and that a combined company would possess strong cash flows permitting stronger stockholder returns in the form of increased dividends and stock repurchases. Finally, Mr. Maxwell noted that a combined company’s larger scale would facilitate financing for future asset acquisitions. Representatives of Stifel presented their financial analysis and noted that the proposed transaction contemplated an ownership split of 54.5% owned by VAALCO stockholders and 45.5% owned by TransGlobe shareholders, which implied an exchange ratio of 0.6729 of a share of VAALCO common stock for each TransGlobe common share. Stifel then delivered its oral opinion, as of July 8, 2022, as to the fairness to VAALCO, from a financial point of view, of the consideration to be paid by VAALCO for the TransGlobe common shares pursuant to the arrangement agreement. No written opinion was delivered by Stifel in connection with the delivery of this oral opinion. During the meeting, the representatives of Mayer Brown and Osler discussed key legal considerations associated with the arrangement. A representative from Osler provided an overview of the key terms of the arrangement agreement and voting support agreements. A representative from Mayer Brown advised VAALCO’s Board of its fiduciary duties under Delaware law. Representatives from Mayer Brown also provided an update on the legal due diligence reports prepared by Mayer Brown, Osler, Al Kamel Law Firm, VAALCO’s Egyptian counsel, and Griffiths and Partners, VAALCO’s Turks & Caicos counsel. The Board discussed the proposed transaction and scheduled a subsequent Board meeting for July 10, 2022 to reach a final decision on the transaction following finalization of the relevant documents. The scheduled meeting was subsequently deferred until July 12, 2022 to allow for negotiation and completion of the necessary transaction documents.
On July 9, 2022, BDP provided comments to the arrangement agreement and plan of arrangement to Mayer Brown and PW.
Also on July 9, 2022, Mayer Brown informed BDP that TransGlobe’s treatment of the TransGlobe awards as outlined by Mr. Ok on July 8, 2022 was agreed.
On July 10, 2022, VAALCO executed an engagement letter with Stifel, formally hiring Stifel as exclusive financial advisor to VAALCO in connection with a potential transaction with TransGlobe.
On July 10, 2022, VAALCO’s Nominating and Corporate Governance Committee, which consisted of Mr. Nze-Bekale, Mr. Fawthrop and Ms. Stubbs, met to decide which of TransGlobe’s existing non-executive board members should join the combined company’s board after completion of the proposed transaction. Mr. Maxwell and Mr. Silver were also present. Background materials regarding existing TransGlobe directors had been provided in advance to the meeting. Desired qualifications for director candidates included experience in the oil and gas industry, other board experience and experience in Egypt and Canada. The Nominating and Corporate Governance Committee also discussed recommending a candidate with technical reserves expertise. After further discussion, the Nominating and Corporate Governance Committee unanimously adopted resolutions recommending to the board that three of TransGlobe’s directors, namely: Mr. Cook, Mr. Edward LaFehr and Mr. Timothy Marchant be appointed as directors upon completion of the arrangement to serve until VAALCO’s 2023 annual meeting of stockholders.
On July 10, 2022, Mr. Fawthrop telephoned Mr. Cook to communicate the recommendation adopted by VAALCO’s Nominating and Corporate Governance Committee earlier that day. Mr. Cook confirmed that the proposal to have Mr. Cook, Mr. LaFehr and Mr. Marchant join the combined company’s board was accepted.
Between July 10 and July 13, 2022, Osler, Mayer Brown, BDP and PW exchanged drafts of the arrangement agreement, plan of arrangement and voting support agreements.
On July 12, 2022, the VAALCO Board met to discuss TransGlobe. The meeting had been deferred for two days to allow for negotiation and completion of the necessary transaction documents. Also present at the meeting were Mr. Bain, Mr. Silver, other VAALCO executives and representatives of Stifel, Mayer Brown and Osler. Mr. Maxwell summarized developments since the prior Board meeting and the final items to be agreed in the arrangement agreement, the other transaction documents and announcement communications. A representative from Osler confirmed that the arrangement agreement, plan of arrangement and voting support agreements were complete and required only insertion of final transaction details. A representative from Stifel provided Stifel’s updated fairness analysis relating to a pro forma ownership split of 54.5% owned by VAALCO stockholders and 45.5% owned by TransGlobe shareholders, which implied an exchange ratio of 0.6739 of a share of VAALCO common stock for each TransGlobe common share. The Stifel representative also noted that based on the prior day’s closing share price for TransGlobe common shares, a termination fee of $9.8 million for each party was agreed. The Stifel representative concluded by delivering Stifel’s oral opinion as to the fairness to VAALCO, from a financial point of view, of the consideration to be paid by VAALCO for each of the TransGlobe common shares pursuant to the arrangement. No written opinion was delivered by Stifel in connection with the delivery of this oral opinion. The Board discussed the merits of the proposed transaction and unanimously approved the proposed transaction and execution of the transaction documentation.
Late in the evening on July 12, 2022, representatives from Stifel spoke on the telephone with representatives of Evercore. Stifel informed Evercore of a discrepancy that had been identified in VAALCO’s outstanding share count, and as a result, the exchange ratio would need to be modified in order to reflect the agreed upon pro forma ownership split of 54.5% owned by VAALCO stockholders and 45.5% owned by TransGlobe shareholders. Representatives of Stifel informed Evercore that additional time would be required to finalize the definitive agreements to reflect this development.
On July 13, 2022, the VAALCO Board met to discuss TransGlobe. Also present at the meeting were Mr. Bain, Mr. Silver, other VAALCO executives and representatives from Stifel, Mayer Brown and Osler. Mr. Maxwell summarized developments since the prior Board meeting on July 12, 2022. Mr. Maxwell stated that a discrepancy was identified in VAALCO’s outstanding share count and a 24-hour delay in approving and signing the arrangement agreement was required. Addressing the discrepancy resulted in a revision to the exchange ratio, as implied by the agreed ownership split of 54.5% owned by VAALCO stockholders and 45.5% owned by TransGlobe shareholders. The discrepancy also required Stifel to update its fairness analysis. A representative from Stifel provided Stifel’s updated fairness analysis noting a pro forma ownership split of 54.5% owned by VAALCO stockholders and 45.5% owned by TransGlobe shareholders implied an exchange ratio of 0.6727 of a share of VAALCO common stock for each TransGlobe common share. The Stifel representative also noted that based on the prior day’s closing share price for TransGlobe common shares, a revised termination fee of $9.15 million for each party had been agreed. The representative from Stifel concluded by delivering Stifel’s oral opinion (subsequently confirmed in writing) as to the fairness to VAALCO, from a financial point of view, of the consideration to be paid by VAALCO for each of the TransGlobe common shares pursuant to the arrangement. For a more detailed discussion of Stifel’s fairness analysis, see the section entitled “—Opinion of Financial Advisor to the VAALCO Board of Directors.” The Board discussed the merits of the proposed transaction and unanimously approved the proposed transaction and execution of the various deal documentation, as formalized in a unanimous written consent.
Later on July 13, 2022, VAALCO and TransGlobe agreed to the modified exchange ratio and termination fees and executed the arrangement agreement. VAALCO and TransGlobe also executed the voting support agreements with directors and officers of TransGlobe and VAALCO, respectively.

VAALCO’s Reasons for the Arrangement
At its meeting on July 13, 2022, the VAALCO board of directors, among other things, unanimously (1) determined that the transactions contemplated by the arrangement agreement and the plan of arrangement are fair to VAALCO, and in the best interests of VAALCO and its stockholders and declared their advisability, (2) approved the arrangement agreement, the plan of arrangement and the VAALCO support and voting agreements and the transactions contemplated thereby, and (3) recommended to VAALCO stockholders that they approve the amendment proposal and the share issuance proposal. The VAALCO board of directors unanimously recommends that the VAALCO stockholders vote “FOR” each of the amendment proposal and the share issuance proposal.
In evaluating the arrangement, the VAALCO board of directors consulted with and received the advice of VAALCO management and legal and financial advisors. In reaching its decision, the VAALCO board of directors evaluated, among other things, the financial effects of the arrangement on VAALCO and its stockholders and the impact of the arrangement on VAALCO from a strategic and operational perspective. In doing so, the VAALCO board of directors considered a number of factors, including, but not limited to, the following factors, which the VAALCO board of directors viewed as supporting its decision to approve and enter into the arrangement agreement and recommend that the VAALCO stockholders vote “FOR” each of the amendment proposal and the share issuance proposal.
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Complementary businesses creating a diversified, African-focused E&P. The arrangement will combine two crude oil and natural gas leaders to create a world-class, African-focused exploration and development company supporting a host of benefits to the combined company’s stockholders and other stakeholders; and creating a full-cycle portfolio of strong assets in Egypt, Gabon, Equatorial Guinea and Canada under a production and development-oriented business model.

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Complementary Production and Reserves Bases. The combined company will have a larger more diversified reserves and production base, enhancing risk management, increasing portfolio optionality to high-grade and sequence investment projects towards the projects with attractive returns, as well as increasing access to a broader set of capital sources relative to each company on a standalone basis. The management of VAALCO estimates:

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combined 2022 production guidance range of 17,700 to 19,000 barrels of oil equivalent per day, and combined 2023 preliminary outlook production range of 17,500 to 21,500 barrels of oil equivalent per day (96% oil & liquids) on a net revenue interest (“NRI”) basis across Egypt, Gabon and Canada, a 15% increase on a per share basis, calculated on the basis of VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement; and

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pro forma proved reserves of 32.4 million barrels of oil equivalent (83.2% oil), a 56.3% increase on a per share basis, calculated on the basis of VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement.

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Robust Balance Sheet. The combined company will be in a strong financial position, with US$97.9 million cash and cash equivalents as of June 30, 2022 (prior to receipt of $70.3 million in July and August 2022 from VAALCO’s May and June 2022 liftings) and $3.1 million in long-term debt, in each case on a pro forma combined basis, and the combined company will have access to additional liquidity under VAALCO’s existing facility agreement ($50.0 million undrawn as of June 30, 2022) and TransGlobe’s ATB Facility ($17.4 million (C$22.5 million) of which $3.1 million (C$4.0 million) was drawn as of June 30, 2022), which provides the combined company with the financial flexibility to invest in projects with attractive returns through continued disciplined capital allocation in the future.

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Strong Financial Framework Supporting Enhanced Stockholder Returns. The arrangement will allow VAALCO stockholders to participate in the benefits of the combined company, including: (i) subject to board approval, a target annual dividend of US$28 million (approximately US$0.25 per share, calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement), subject to completion of the arrangement; and (ii) an up to US$30 million (approximately US$0.27 per share equivalent, calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement) share buyback program, subject to completion of the arrangement.

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Enhanced Cost Saving Prospects. The combined company will have the potential to realize significant operational synergies with US$30 million to US$50 million in anticipated cost savings through 2030 that would otherwise not be possible on a standalone basis.

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Opportunity to participate in growth prospects of the combined company. The combined company will have an attractive inventory of organic growth projects across the portfolio in all regions, and will be more favorably positioned to self-fund, optimize and generate value from these projects on account of the combined company’s superior operational and technical capabilities and financial resources, relative to each of VAALCO and TransGlobe on an individual basis. By combining the portfolios, the combined company will have greater optionality to optimize capital allocation and ranking, allowing for the company to prioritize high-grade investment opportunities to optimize returns.

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Proven Team with Established Track Record of Value Creation. The combined company will feature proven and experienced oil and gas business leaders, at both the board and executive management team levels, with a demonstrable track record of creating and delivering value to stockholders along with the combination of two highly capable subsurface, technical, operational and business development teams enabling the pooling of operational best practices, skills and technology across the combined portfolio.

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Enhanced Proposition for Global Capital Markets. The combined company will benefit from greater scale, diversification and financial resilience that are expected to provide access to a broader range of capital sources. Stockholders in the combined company should benefit from a more liquid investment, with an increased number of shares traded on the NYSE and LSE, a more diversified combined stockholder profile and increased visibility in the public capital markets. Furthermore, comparable companies of greater scale have achieved higher valuation multiples in public markets and, if there is a higher trading multiple for the combined company’s stock, this could provide an incremental benefit to stockholders as a result of the arrangement.

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Enhanced Ability to Execute on Inorganic Growth Opportunities. The combined company will be well positioned to benefit from additional targeted inorganic growth in Africa, with reference to strict strategic, financial and operational criteria, that would otherwise not have been available to VAALCO on a standalone basis.

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Financial analysis and opinion. Stifel presented its financial analysis to the VAALCO board of directors and also delivered its oral opinion, which were subsequently confirmed in writing, that as of the date of, and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications as described in such written opinion, the consideration to be paid by VAALCO to the TransGlobe shareholders pursuant to the arrangement was fair, from a financial point of view, to VAALCO. For a more detailed description of the opinion of VAALCO’s financial advisor, see “The Arrangement—Opinion of Financial Advisor to VAALCO” section of this proxy statement.

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Support of boards and management teams. The boards of directors of VAALCO and TransGlobe have unanimously recommended support for the arrangement. Additionally, all of the directors and members of executive team of each of VAALCO and TransGlobe have entered into support and voting agreements pursuant to which they have agreed, among other things, to vote in favor of, in the case of VAALCO, the amendment proposal and the share issuance proposal, and in the case of TransGlobe, the TransGlobe resolution. In the case of VAALCO, these support and voting agreements relate to shares comprising approximately 1.6% of issued and outstanding shares of VAALCO common stock as of the record date of the special meeting; and in the case of TransGlobe, these support and voting agreements relate to shares comprising approximately 2.6% of issued and outstanding TransGlobe common shares as of the record date of TransGlobe’s shareholder meeting.

•	Arm’s length transaction. The arrangement agreement is the result of arm’s length negotiations and includes terms and conditions that are reasonable in the judgment of the VAALCO board of directors.
•	Likelihood of completion. The likelihood that the conditions to completion of the arrangement will be satisfied prior to the outside date.
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Exchange ratio and consideration shares. The arrangement agreement provides for an exchange ratio, which will not be adjusted as a result of possible changes in the market prices of common stock of VAALCO or TransGlobe common shares following the announcement of the arrangement, providing reasonable certainty as to the respective pro forma percentage ownership of VAALCO by the current VAALCO stockholders and TransGlobe shareholders. In addition, the all-stock transaction preserves the combined company’s cash resources for operational and investment purposes.
•
Business climate and review of alternatives. After reviewing the current and prospective business climate in the oil and gas industry, including the potential for further consolidation or acquisitions, and the benefits and risks of other strategic opportunities reasonably available to VAALCO, the VAALCO board of directors believes that the arrangement represents VAALCO’s best prospect for increasing stockholder value in the medium to long term.

•
Conduct of VAALCO’s business. The VAALCO board of directors believes that the restrictions imposed on VAALCO’s business and operations during the pendency of the arrangement are reasonable and not unduly burdensome.

•	Certain terms of the arrangement agreement. The VAALCO board of directors considered certain terms of the arrangement agreement including:
(a)
that the arrangement agreement imposes restrictions on TransGlobe’s ability to solicit or engage in discussions or negotiations regarding certain alternative acquisition proposals for TransGlobe, which are described in the “The Arrangement Agreement and the Plan of Arrangement—Non-Solicitation of Alternative Transactions and Changes of Recommendation” section of this proxy statement;

(b)
that there are limited circumstances in which the TransGlobe board of directors may terminate the arrangement agreement or change its recommendation that TransGlobe shareholders approve the arrangement;

(c)
that notwithstanding the limitations contained in the arrangement agreement on VAALCO’s ability to solicit interest from third parties and terminate the arrangement agreement, the arrangement agreement allows VAALCO to engage in discussions or negotiations regarding any unsolicited competing proposal for VAALCO received prior to the special meeting that constitutes or would reasonably be expected to result in a VAALCO superior proposal;

(d)
that the arrangement agreement allows the VAALCO board of directors to change its recommendation supporting the arrangement at any time (prior to the time that VAALCO stockholder approval of the VAALCO resolutions is obtained) following the VAALCO board of director’s good faith determination, after consultation with its outside legal counsel and financial advisors, that an alternative acquisition proposal constitutes a superior proposal or in response to an intervening event following the VAALCO board of directors’ good faith determination, after consultation with its outside legal counsel, that a failure to effect a change in recommendation would be inconsistent with its fiduciary duties under applicable law (see “The Arrangement Agreement and the Plan of Arrangement—Non-Solicitation of Alternative Transactions and Changes in Recommendation” section of this proxy statement);

(e)	VAALCO’s right to receive a termination fee of $9.15 million or up to a $2.00 million expense reimbursement in the event that the arrangement agreement is terminated in certain circumstances; and
(f)
that the amendment proposal must be approved by the affirmative vote a majority of the outstanding shares of VAALCO common stock, and that the share issuance proposal must be approved by the affirmative vote of the holders of a majority of shares of VAALCO common stock who, being present in person (online) or voting by proxy and entitled to vote at the special meeting, cast votes affirmatively or negatively on the share issuance proposal.

•
Other factors. The VAALCO board of directors also carefully considered the arrangement with reference to current economics, industry and market trends affecting each of VAALCO and TransGlobe in the oil and gas market, information concerning oil and gas reserves and oil and gas resources, business, operations, properties, assets, financial condition, operating results and prospects of each of VAALCO and TransGlobe and the historical trading prices of the VAALCO common stock and the TransGlobe common shares, taking into account the results of VAALCO’s due diligence review of TransGlobe and its properties.

The VAALCO board of directors also considered a variety of risks and other potentially negative factors relating to the arrangement including the following material factors:
•
the fact that the arrangement agreement provides for an exchange ratio and that no adjustment will be made in the consideration shares to be received by TransGlobe shareholders under the arrangement as a result of a possible increase in the trading price of VAALCO common stock following the announcement of the arrangement;

•
the potential impact on the market price of VAALCO common stock and dilution of the voting interests of VAALCO stockholders as a result of the issuance of the consideration shares to TransGlobe shareholders;

•
the risks relating to the announcement and pendency of the arrangement and risks and costs to VAALCO if the completion of the arrangement is not timely, or does not occur at all, which may be for reasons beyond the control of VAALCO and/or TransGlobe, including the potential impact on the relationships between VAALCO and its employees, service providers, suppliers and other third parties, as well as the potential impact on the trading prices of VAALCO common stock;

•
the provisions of the arrangement agreement that restrict VAALCO’s ability to solicit possibly superior transactions and the required payment by VAALCO of a $9.15 million termination fee or up to a $2.00 million expense reimbursement in the event of the termination of the arrangement agreement under specified circumstances described under “The Arrangement Agreement and the Plan of Arrangement—Termination of the Arrangement Agreement” section of this proxy statement;

•
the requirement that VAALCO provide TransGlobe with an opportunity to propose revisions to the arrangement agreement prior to the VAALCO board of directors being able to change its recommendation to vote in favor of the amendment proposal and the share issuance proposal;

•
the requirement that, even if the VAALCO board of directors has changed its recommendation with respect to the amendment proposal or the share issuance proposal, VAALCO must hold the special meeting and bring such proposals for a vote at the special meeting;

•	the provisions of the arrangement agreement impose certain restrictions on the operations of VAALCO until completion of the arrangement;
•
the fact that the arrangement agreement provides for the ability of the TransGlobe board of directors to, under certain circumstances, in a manner adverse to VAALCO, withhold, withdraw, amend, modify or qualify its recommendation that TransGlobe shareholders approve the arrangement agreement;

•
the fact that substantial costs will be incurred by both VAALCO and TransGlobe in connection with the arrangement, including financial advisory fees and legal and other advisor fees, as well as the costs of integrating the businesses of VAALCO and TransGlobe;

•
the risk that management focus, employee attention and resources for other strategic opportunities, as well as employee attention to operational matters, could be diverted for an extended period of time while the parties work to complete the arrangement and integration process;

•
the challenges inherent in the combination of two business enterprises of this size and complexity, including the attendant risks that the anticipated production and operational synergies and other benefits sought to be obtained from the arrangement might not be achieved in the time frame contemplated or at all;

•	the risks associated with the effects of general competitive, economic, political and market conditions and fluctuations on VAALCO, TransGlobe and/or the combined company;
•
the challenges and costs of combining regulatory and administrative operations of a U.S. company and a Canadian company with assets located in Canada and Egypt, which could adversely affect the combined company’s operating results and hinder the achievement of the anticipated benefits of the arrangement; and

•	various other risks associated with the combination of the businesses of VAALCO and TransGlobe, some of which are described under the “Risk Factors” section of this proxy statement.
The information and factors described above and considered by the VAALCO board of directors in reaching its determinations and recommendations are not intended to be exhaustive, but include material factors considered by the VAALCO board of directors. In view of the wide variety of factors considered in connection with the evaluation of the arrangement and the complexity of these matters, the VAALCO board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, individual members of the VAALCO board of directors may have given different weight to different factors.
Recommendation of the VAALCO Board of Directors
After careful consideration, the VAALCO board of directors has determined that it is advisable and in the best interests of VAALCO and its stockholders to consummate the arrangement as contemplated by the arrangement agreement. Accordingly, the VAALCO board of directors unanimously recommends that VAALCO stockholders vote:
•	“FOR” the amendment proposal; and
•	“FOR” the share issuance proposal.
Opinion of Financial Advisor to VAALCO
VAALCO has engaged Stifel to act as its financial advisor in connection with the proposed arrangement. In connection with Stifel’s engagement, Stifel delivered to the VAALCO board of directors an oral opinion on July 13, 2022, subsequently confirmed in writing by delivery of a written opinion, dated July 13, 2022, that, as of the date of Stifel’s opinion, the consideration to be paid by VAALCO to the TransGlobe shareholders pursuant to the terms and conditions of the arrangement agreement was fair to VAALCO, from a financial point of view.
With Stifel’s consent, the full text of Stifel’s opinion, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex D to this proxy statement and is incorporated into this proxy statement by reference. The description of Stifel’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Stifel’s opinion. Stifel’s opinion was prepared at the request and for the benefit and use of the VAALCO board of directors (in its capacity as such) in connection with its evaluation of the consideration to be paid by VAALCO from a financial point of view and did not address any other terms, aspects or implications of the arrangement. Stifel expressed no opinion as to the relative merits of the arrangement or any other transactions or business strategies discussed by the VAALCO board of directors as alternatives to the arrangement or the decision of the VAALCO board of directors to proceed with the arrangement, nor did Stifel express any opinion on the structure, terms (other than the consideration to the extent specified in the Stifel Opinion) or effect of any other aspect of the arrangement, including, without limitation, any Pre-Acquisition Reorganization (as defined in the arrangement agreement), any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the arrangement or the other transactions contemplated by the arrangement agreement. Stifel’s opinion does not constitute a recommendation as to any action the VAALCO board of directors should take in connection with the arrangement or the other transactions contemplated by the arrangement agreement or any aspect thereof and is not a recommendation to any director of VAALCO on how such person should vote or act with respect to the arrangement or related transactions and proposals. Stifel’s opinion also does not constitute a recommendation to any security holder as to how such holder should vote or act with respect to the arrangement or related transactions or proposals.
In connection with Stifel’s opinion, Stifel, among other things:
•	reviewed the financial terms contained in a draft copy of the arrangement agreement dated July 13, 2022 and a draft copy of the form of plan of arrangement dated July 13, 2022;
•
reviewed and analyzed certain publicly available financial and other information concerning VAALCO and TransGlobe, respectively, and certain other relevant financial and operating data of VAALCO and TransGlobe furnished to Stifel by the management of VAALCO and TransGlobe, respectively, and utilized per the instruction of VAALCO;

•
reviewed and analyzed certain internal financial analyses, financial projections, reports and other information concerning VAALCO and TransGlobe prepared by the management of VAALCO and TransGlobe, respectively, including, without limitation, the projections (see “The Arrangement—Summary of Certain VAALCO and TransGlobe Financial Projections” section of this proxy statement), and utilized per instruction of VAALCO;

•
discussed with certain members of VAALCO management the historical and current business operations, financial condition and prospects of VAALCO and TransGlobe and such other matters as Stifel deemed relevant;

•
reviewed and analyzed certain operating results of VAALCO and TransGlobe as compared to the operating results and the reported price and trading histories of certain publicly traded companies that Stifel deemed relevant;

•	reviewed and analyzed certain financial terms of the arrangement as compared to the financial terms of certain selected business combinations that Stifel deemed relevant;
•	reviewed certain pro forma financial effects of the arrangement;
•	held discussions with VAALCO’s senior management, including estimates of certain cost savings, operating synergies, transaction charges and the pro forma financial effects of the arrangement;
•	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that Stifel deemed relevant to its analysis;
•	participated in certain discussions and negotiations between representatives of VAALCO and TransGlobe;
•	reviewed the reported prices and trading activity of the equity securities of each of VAALCO and TransGlobe;
•
reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations and considered such other information as was deemed necessary or appropriate for purposes of Stifel’s opinion; and

•
took into account Stifel’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its general knowledge of the industry in which VAALCO and TransGlobe operate.

In rendering its opinion, Stifel relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of VAALCO or TransGlobe, or that was otherwise reviewed by Stifel, and did not assume any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to Stifel by VAALCO and TransGlobe (including, without limitation, the projections), Stifel assumed, at the direction of VAALCO, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of VAALCO and TransGlobe, as applicable, as to the future operating and financial performance of VAALCO and TransGlobe, as applicable, and that they provided a reasonable basis upon which Stifel could form its opinion. Without limiting the foregoing, Stifel assumed, at the direction of VAALCO and without independent verification, that the projections with respect to management payouts upon a change of control, inflation, well abandonment expenditures, cost savings and payment obligations under the fiscal regime of each applicable jurisdiction included in the financial forecasts supplied to us by VAALCO and TransGlobe (including, without limitation, the projections) were reasonably prepared and are consistent with the laws of the applicable jurisdictions and the terms of any applicable contracts or other governing documents or agreements. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted or projected financial information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasted or projected financial information. Stifel relied on this projected information without independent verification or analyses and did not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expressed no opinion as to the projections or any other estimates, forecasts or projections or the assumptions on which they were made.
Stifel also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either VAALCO or TransGlobe since the respective dates of the last financial statements of each company made available to Stifel. Stifel relied upon the assessments of the managements of VAALCO and TransGlobe, as the case may be, as to the oil, natural gas and/or natural gas liquids reserves, and acquisition, disposition, drilling, completion, production and development activities and exploration projects of VAALCO and TransGlobe, and related expenditures and capital funding requirements for VAALCO’s and TransGlobe’s operations. Stifel has not made or, except for certain reserve reports relating to VAALCO and

TransGlobe ((i) in the case of VAALCO, (A) the report on VAALCO’s reserves data as at December 31, 2021 by Netherland, Sewell & Associates, Inc., dated February 4, 2022 and (B) the Competent Person’s Report on VAALCO’s reserves data as at December 31, 2021 by Netherland, Sewell & Associates, Inc., dated March 12, 2022, and (ii) in the case of TransGlobe, the report on TransGlobe’s reserves data as at December 31, 2021 by GLJ Ltd., dated February 22, 2022), been provided with any independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of VAALCO, TransGlobe or any other entity nor did Stifel make any physical inspection of the properties or assets of VAALCO, TransGlobe or any other entity. Stifel does not conduct or provide geological, environmental or other technical assessments and does not have expertise in the evaluation of oil, natural gas liquids or natural gas reserves or properties, and expressed no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of VAALCO, TransGlobe or any other entity. Without limiting the foregoing, Stifel assumed, based on the information provided by the management of TransGlobe and without independent verification, that, as of the date of Stifel’s opinion, TransGlobe would receive full payment from Egyptian General Petroleum Corporation on all outstanding accounts receivable resulting from the merger of its three Eastern Desert production-sharing concessions in Egypt. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumed no responsibility for their accuracy.
Stifel assumed, with VAALCO’s consent, that there were no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals, consents, releases or waivers and that all conditions to the arrangement (including any required regulatory approvals) would be satisfied and not waived. In addition, Stifel assumed that the definitive arrangement agreement and the definitive plan of arrangement would not differ materially from the drafts it reviewed. Stifel also assumed that the arrangement would be consummated substantially on the terms and conditions described in the arrangement agreement and the plan of arrangement, without any waiver or modification of any material term or condition by VAALCO or any other party and without any anti-dilution or other adjustment to the consideration, and that obtaining any necessary regulatory or other approvals, consents, releases and waivers or satisfying any other conditions for consummation of the arrangement would not have an adverse effect on VAALCO, TransGlobe or the arrangement. Without limiting the foregoing, Stifel assumed, at the direction of VAALCO, that no payment (including any assignment, change-of-control, consent fee, bonus or other payment) would be required to be made by either VAALCO or TransGlobe or any of their affiliates in connection with the arrangement to any governmental body, agency, authority or entity or to any employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of any governmental body, agency, authority or entity. Stifel assumed, in all respects material to Stifel’s opinion, that the representations and warranties of VAALCO and TransGlobe in the arrangement agreement were true and correct and that all such parties would comply with each of their covenants in the arrangement agreement and the plan of arrangement. Stifel assumed that the arrangement would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations and all applicable statutes, rules and regulations of other jurisdictions (including, without limitation, the United Kingdom, Canada, Egypt, Gabon and Equatorial Guinea). Stifel further assumed that VAALCO had relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to VAALCO, the arrangement and the arrangement agreement.
Stifel’s opinion was limited to whether the consideration to be paid by VAALCO to the TransGlobe shareholders is fair to VAALCO, from a financial point of view, and did not address any other terms, aspects or implications of the arrangement, including, without limitation, the form or structure of the arrangement or any other part of the arrangement, any individual transaction or group of transactions, or the terms, conditions or any other aspect of any individual transaction or group of transactions, that is or are part of the arrangement, any consequences of the arrangement on VAALCO, the VAALCO stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the arrangement or otherwise. Stifel’s opinion also did not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the VAALCO board of directors or VAALCO; (ii) the legal, financial reporting, tax, accounting or regulatory consequences of the arrangement on VAALCO or the VAALCO stockholders; (iii) the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the arrangement or any related entities, or class of such persons, relative to the compensation to the holders of such entity’s securities or otherwise; or (iv) the effect of the arrangement on, or the fairness of the consideration to be received by, holders of any class of VAALCO’s securities, or any class of securities of any other party to any transaction contemplated by the arrangement agreement or the plan of arrangement. Furthermore, Stifel did not express any opinion as to the prices, trading range or volume at which VAALCO’s or TransGlobe’s securities would trade following public announcement or consummation of the arrangement.
Stifel’s opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Stifel by or on behalf of VAALCO or its advisors, or information otherwise reviewed by Stifel, as of the date of Stifel’s opinion. It is understood that subsequent developments may affect the conclusion reached in Stifel’s opinion and that Stifel does not have any obligation to update, revise or reaffirm Stifel’s opinion. Further, as the VAALCO board of directors was aware, the credit, financial, stock and commodity markets had been experiencing unusual volatility and Stifel expressed no opinion or view as to any potential effects of such volatility on VAALCO, TransGlobe or the arrangement. Stifel’s opinion was solely for the information of, and directed to, the VAALCO board of directors for its information and assistance in connection with its consideration of the financial terms of the arrangement and should not be relied upon by any other person. Stifel’s opinion did not constitute a recommendation to the VAALCO board of directors or any other person as to how the VAALCO board of directors or any other person should vote or otherwise act on the arrangement or any other matter or to any shareholder of VAALCO or TransGlobe as to how any such shareholder should vote or act with respect to the arrangement or any other matter, or whether or not any shareholder of VAALCO or TransGlobe should enter into a voting, shareholders’, or affiliates’ agreement with respect to the arrangement, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, Stifel’s opinion did not compare the relative merits of the arrangement with any other alternative transactions or business strategies which might have been available to VAALCO and did not address the underlying business decision of the VAALCO board of directors or VAALCO to proceed with or effect the arrangement.
Stifel is not a legal, tax, regulatory or bankruptcy advisor. Stifel did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies of the United States or any other jurisdictions, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies or the banking agencies of any other jurisdictions. Stifel’s opinion was not a solvency opinion and did not in any way address the solvency or financial condition of VAALCO or TransGlobe.
The following is a brief summary of the material financial analyses performed by Stifel in arriving at Stifel’s opinion and presented by Stifel to the VAALCO board of directors. Stifel conducted an analysis of the ratios of the pre-transaction stand-alone equity value of TransGlobe relative to the pre-transaction stand-alone equity value of VAALCO, in each case as implied by valuation analyses conducted by Stifel and described below. In conducting its analyses, Stifel used three primary methodologies: discounted cash flow analysis, selected public companies analysis, and selected precedent transactions analysis. Other than the selected precedent transactions analysis, which was only applied to TransGlobe, each of these valuation analyses yielded a range of implied equity values for TransGlobe and VAALCO, respectively. On the basis of the discounted cash flow analysis and the selected public companies analysis, Stifel then calculated a range of implied exchange ratios of the TransGlobe implied equity value per share relative to the VAALCO implied equity value per share. In addition, Stifel also performed a relative contribution analysis to assess the relative net asset valuation contributions from TransGlobe and VAALCO to the combined company.
In accordance with customary investment banking practice, Stifel employed generally accepted valuation methods and financial analyses in reaching Stifel’s opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Stifel employed in reaching its conclusions. The financial analyses summarized below include information presented in tabular format. The per share equity values implied by Stifel’s analyses are rounded to the nearest dollar. In order to fully understand the financial analyses used by Stifel, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The summary text describing each financial analysis does not constitute a complete description of Stifel’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Stifel. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Stifel with respect to any of the analyses performed by it in connection with Stifel’s opinion.

Rather, Stifel made its determination as to the fairness, from a financial point of view, of the consideration to be paid by VAALCO to the TransGlobe shareholders pursuant to the arrangement agreement on the basis of its experience and professional judgment after considering the results of all of the analyses performed.
Except as otherwise noted, the information utilized by Stifel in its analyses, to the extent based on market data, was based on market data as it existed on or before July 13, 2022, and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.
Discounted Cash Flow Analysis
TransGlobe
Stifel conducted a discounted cash flow analysis for the purpose of determining an implied equity value per TransGlobe common share. Stifel calculated the future after-tax cash flows that TransGlobe could be expected to generate from its proved reserves (“Low Case”) and proved and probable reserves (“Base Case” and “High Case,” with the latter reflecting a risked upside to the proved and probable reserves) as such reserves were estimated as of December 31, 2021, using forecasts provided by VAALCO management and TransGlobe management (including the projections), and adjusted such values to take into account general and administrative expenses, tax, payments in respect of cash-settled securities, net cash, working capital and other assets and liabilities as provided by the VAALCO management and the TransGlobe management. The present values of the future after-tax cash flows were determined using discount rates ranging from 10.5% to 15%, which were chosen by Stifel based upon an analysis of TransGlobe’s weighted average cost of capital, and then were divided by the number of TransGlobe common shares outstanding (as provided by the TransGlobe management) to arrive at a range of implied equity values per TransGlobe common share for each of the Low Case, Base Case and High Case.
At the direction of the management of VAALCO, Stifel conducted a discounted cash flow analysis for TransGlobe based on two different commodity price assumptions: strip pricing and sensitized pricing. Strip price assumptions were based on the following at July 12, 2022: the New York Mercantile Exchange strip pricing for WTI, the ICE futures pricing for Brent, and the AECO-C pricing for natural gas (which we refer to collectively as “strip pricing”). Sensitized price assumptions were based on the NYMEX strip pricing for Brent, WTI and AECO-C at July 12, 2022 for the second half of 2022, after which prices were held at a reduced, flat level from 2023 onward (which we refer to as “sensitized pricing”). The commodity price assumptions were as follows:
	Strip Pricing			Sensitized Pricing
Year	Brent (US$/bbl)	WTI (US$/bbl)	AECO-C (C$/mcf)	Brent (US$/bbl)	WTI (US$/bbl)	AECO-C (C$/mcf)
H2 2022	98.8	95.4	3.6	98.8	95.4	3.6
2023	88.3	85.1	3.2	70.0	65.0	2.5
2024	83.1	78.3	3.1	70.0	65.0	2.5
2025	78.9	73.6	3.1	70.0	65.0	2.5
2026	76.1	70.0	3.2	70.0	65.0	2.5
2027	73.9	67.4	3.3	70.0	65.0	2.5
2028	72.6	65.9	3.4	70.0	65.0	2.5
2029	72.3	65.1	3.4	70.0	65.0	2.5
2030	72.3	65.0	3.5	70.0	65.0	2.5
Stifel calculated the net asset value of TransGlobe by adding (i) the present value of the net-entitlement cash flows (after accounting for the effect of asset specific fiscal regimes) generated by TransGlobe’s proved reserves or proved and probable reserves or a risked upside case of the proved and probable reserves, depending on which of the Low Case, Base Case or High Case applied, plus (ii) the amount of the back-dated entitlement payments receivable from Egyptian General Petroleum Corporation as a result of the merger of TransGlobe’s three Eastern Desert production-sharing concessions in Egypt, discounted to the present value, plus (iii) net cash, based on TransGlobe’s latest available unaudited consolidated balance sheet provided by the TransGlobe management, plus (iv) the net proceeds of the impending sale of TransGlobe’s Canadian Viking assets, as estimated by the TransGlobe management, minus (v) working capital (excluding the back-dated Egyptian entitlement settlement described in (ii)), calculated based on TransGlobe’s latest available unaudited consolidated balance sheet provided by the TransGlobe management, minus (vi) the sum of the general and administrative expenses, corporate taxes, and liabilities in respect of cash settled securities, each as estimated by the management of VAALCO and discounted to their present values.
This analysis yielded a range of implied equity values for TransGlobe from which Stifel calculated a range of implied equity values per TransGlobe common share (calculated as implied equity values divided by the number of TransGlobe common shares outstanding), with the high values corresponding with the strip pricing and the low values corresponding with the sensitized pricing, as set forth in the table below:
	High*	Low*
Low Case	C$3.43	C$1.20
Base Case	C$4.89	C$2.92
High Case	C$6.12	C$4.12
*	Based on an exchange rate of 1.3013 Canadian Dollars per U.S. Dollar at July 12, 2022.
VAALCO
Stifel conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share of VAALCO common stock. Stifel calculated the future after-tax cash flows that VAALCO could be expected to generate from its proved reserves (“Low Case”) and proved and probable reserves (“Base Case” and “High Case,” with the latter reflecting a risked upside to the proved and probable reserves) as such reserves were estimated as of December 31, 2021, using forecasts provided by VAALCO management, and adjusted such values to take into account general and administrative expenses, tax, net cash, working capital and other assets and liabilities as provided by the VAALCO management. The present values of the future after-tax cash flows were determined using a discount rate of 17.0%, which was chosen by Stifel based upon an analysis of VAALCO’s weighted average cost of capital, and then were divided by the number of shares of VAALCO common stock outstanding (as provided by the VAALCO management) to arrive at a range of implied equity values per share of VAALCO common stock for each of the Low Case, Base Case and High Case. At the direction of the management of VAALCO, Stifel conducted net asset valuation analyses for VAALCO based on the same strip pricing and sensitized pricing as used for TransGlobe.
Stifel calculated the net asset value of VAALCO by adding (i) the present value of the net-entitlement cash flows (after accounting for the effect of asset specific fiscal regimes) generated by VAALCO’s proved reserves or proved and probable reserves or a risked upside case of the proved and probable reserves, depending on which of the Low Case, Base Case or High Case applied, plus (ii) net cash, based on VAALCO’s latest available unaudited consolidated balance sheet, provided by the VAALCO management, minus (iii) working capital, calculated based on VAALCO’s latest available unaudited consolidated balance sheet provided by the VAALCO management, minus (iv) the sum of the general and administrative expenses as estimated by the management of VAALCO and discounted to its present value.
This analysis yielded a range of implied equity values for VAALCO from which Stifel calculated a range of implied equity values per share of VAALCO common stock (calculated as implied equity values divided by the number of fully diluted shares of VAALCO common stock outstanding), with the high values corresponding with the strip pricing and the low values corresponding with the sensitized pricing, as set forth in the table below:
	High	Low
Low Case	$3.26	$2.70
Base Case	$4.55	$3.83
High Case	$9.88	$8.35
Relative
Based on these analyses, Stifel compared, with respect to each of the Low Case, Base Case and High Case, the low value of the TransGlobe implied equity value per share range to the low value of the VAALCO implied equity value per share range, and the high value of the TransGlobe implied equity value per share range to the high value of the VAALCO implied equity value per share range. This analysis yielded a range of implied exchange ratios between TransGlobe common shares and VAALCO common stock (representing the number of shares of VAALCO common stock for which each TransGlobe common share would be exchangeable for, based on their respective implied equity values per share), as set forth in the following table:
	High/High*	Low/Low*
Low Case	0.8085	0.3415
Base Case	0.8259	0.5859
High Case	0.4760	0.3792
*	Based on an exchange rate of 1.3013 Canadian Dollars per U.S. Dollar at July 12, 2022.
Selected Public Companies Analysis
TransGlobe
Stifel reviewed certain publicly available financial data and stock market information for several selected public companies in the E&P sector. These consist of international E&P peer companies of a similar size to TransGlobe that have operations in either Africa or Canada. The selected public companies were:
•	Kosmos Energy Ltd.
•	Energean plc
•	Africa Oil Corp
•	Tullow Oil plc
•	Seplat Energy plc
•	BWE Energy Ltd.
•	i3 Energy plc
•	Panoro Energy ASA
•	Orca Energy Group
•	Pharos Energy plc
•	Perpetual Energy Inc.
•	Wentworth Resources plc
•	SDX Energy plc.
For each selected public company, Stifel calculated multiples of enterprise value (defined as equity value, based on closing stock prices on July 12, 2022, plus total debt less cash) compared to projected earnings before interest, taxes, depreciation, and amortization, commonly referred to as EBITDA, for calendar year 2022, the twelve months following May 31, 2022 (NTM), and calendar year 2023, as obtained from publicly available sources. The third quartile and first quartile multiples for the selected public companies implied by this analysis are set forth in the table below:
	2022E	NTM	2023E
3rd Quartile	2.77x	2.60x	2.44x
1st Quartile	1.88x	1.73x	1.39x
Based on the selected ranges of EV/EBITDA multiples, Stifel calculated an implied range of enterprise values of TransGlobe by multiplying the 3rd quartile and 1st quartile values of the 2022, NTM and 2023 EV/EBITDA multiples by TransGlobe’s projected EBITDA for 2022, the twelve months following May 31, 2022 (NTM) and 2023, based on the Base Case and the proved and probable reserves production profile provided by TransGlobe management and adjusted by VAALCO management. EBITDA was calculated on a consistent basis for both companies on a net revenue basis, after royalties and the deduction of government or national oil company entitlement barrels, but before any incremental corporation tax.

Based on these implied enterprise value ranges, Stifel calculated ranges of implied equity values for TransGlobe (calculated as enterprise value minus total debt plus cash). The per share equity value ranges for TransGlobe implied by this analysis are set forth in the table below (with the high and low values corresponding with the 3rd quartile and 1st quartile values, respectively, under each analysis):
Implied Equity Value Per Share*
	High	Low
TransGlobe EV/2022 EBITDA Analysis	C$8.09	C$5.75
TransGlobe EV/NTM EBITDA Analysis	C$6.36	C$4.50
TransGlobe EV/2023 EBITDA Analysis	C$5.28	C$3.36
*	Based on an exchange rate of 1.3013 Canadian Dollars per U.S. Dollar at July 12, 2022.
No company utilized in the selected public company analysis is identical to TransGlobe. Stifel chose the selected public companies on the basis of various factors, including the size of the companies and the similarity of the lines of business, although no company is identical to TransGlobe. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.
VAALCO
Stifel reviewed certain publicly available financial data and stock market information for several selected public companies in the E&P sector. These consist of international E&P peer companies of a similar size to VAALCO that have operations in Africa. The selected public companies were:
•	Kosmos Energy Ltd.
•	Energean plc
•	Africa Oil Corp
•	Tullow Oil plc
•	Seplat Energy plc
•	BWE Energy Ltd.
•	Panoro Energy ASA
•	Orca Energy Group
•	Pharos Energy plc
•	Wentworth Resources plc
•	SDX Energy plc.
For each selected public company, Stifel calculated multiples of enterprise value (defined as equity value, based on closing stock prices on July 12, 2022, plus total debt less cash) compared to projected EBITDA for calendar year 2022, the twelve months following May 31, 2022 (NTM), and calendar year 2023, as obtained from publicly available sources. The third quartile and first quartile multiples for the selected public companies implied by this analysis are set forth in the table below:
	2022E	NTM	2023E
3rd Quartile	2.87x	2.44x	2.35x
1st Quartile	1.77x	1.67x	1.30x
Based on the selected ranges of EV/EBITDA multiples, Stifel calculated an implied range of enterprise values of VAALCO by multiplying the 3rd quartile and 1st quartile values of the 2022, NTM and 2023 EV/EBITDA multiples by VAALCO’s projected EBITDA for 2022, the twelve months following May 31, 2022 (NTM) and 2023, based on the Base Case and the proved and probable reserves production profile provided by VAALCO management. EBITDA was calculated on a consistent basis for both companies on a net revenue basis, after royalties and the deduction of government or national oil company entitlement barrels, but before any incremental corporation tax.

Based on these implied enterprise value ranges, Stifel calculated ranges of implied equity values for VAALCO (calculated as enterprise value minus total debt plus cash). The per share equity value ranges for VAALCO implied by this analysis are set forth in the table below (with the high and low values corresponding with the 3rd quartile and 1st quartile values, respectively, under each analysis):
	Implied Equity Value Per Share
	3rd Quartile	1st Quartile
VAALCO EV/2022 EBITDA Analysis	$11.13	$7.23
VAALCO EV/NTM EBITDA Analysis	$7.36	$5.34
VAALCO EV/2023 EBITDA Analysis	$3.91	$2.59
No company utilized in the selected public company analysis is identical to VAALCO. Stifel chose the selected public companies on the basis of various factors, including the size of the companies and the similarity of the lines of business, although no company is identical to VAALCO. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.
Relative
Based on these analyses, Stifel compared (i) the low value of the TransGlobe EV/2022 EBITDA analysis to the low value of the VAALCO EV/2022 EBITDA analysis and the high value of the TransGlobe EV/2022 EBITDA analysis to the high value of the VAALCO EV/2022 EBITDA analysis, (ii) the low value of the TransGlobe EV/NTM EBITDA analysis to the low value of the VAALCO EV/NTM EBITDA analysis and the high value of the TransGlobe EV/NTM EBITDA analysis to the high value of the VAALCO EV/NTM EBITDA analysis, and (iii) the low value of the TransGlobe EV/2023 EBITDA analysis to the low value of the VAALCO EV/NTM EBITDA analysis and the high value of the TransGlobe EV/2023 EBITDA analysis to the high value of the VAALCO EV/NTM EBITDA analysis. Each of these analyses yielded a range of implied exchange ratios between TransGlobe common shares and VAALCO common stock (representing the number of shares of VAALCO common stock for which each TransGlobe common share would be exchangeable for, based on their respective implied equity values per share), as set forth in the following table:
	High/High*	Low/Low*
Relative EV/2022 EBITDA Analysis	0.5586	0.6112
Relative EV/NTM EBITDA Analysis	0.6641	0.6476
Relative EV/2023 EBITDA Analysis	1.0377	0.9969
*	Based on an exchange rate of 1.3013 Canadian Dollars per U.S. Dollar at July 12, 2022.

Selected Precedent Transactions Analysis
TransGlobe
Stifel reviewed certain publicly available information relating to seven selected business combination transactions involving target companies comparable to TransGlobe in size and jurisdictions. The selected precedent transactions consist of international E&P transactions that are of a comparable size and/or have emerging market asset exposure and transactions involving Canadian listed E&P companies of a comparable size, in each case within the last five years. The selected precedent transactions are set forth in the table below:
Date Announced	Target Name	Acquiror Name
U.K. Transactions
11/15/2019	Amerisur Resources Plc	Geopark Limited
10/15/2019	Eland Oil & Gas plc	Seplat Energy Plc
3/20/2019	Ophir Energy Plc	Medco Energi Internasional PT
11/26/2018	Faroe Petroleum Plc	DNO ASA
Canadian Transactions
12/9/2020	TORC Oil & Gas Ltd	Whitecap Resources Inc.
11/9/2021	Storm Resources Ltd	Canadian Natural Resources Ltd
8/10/2020	Painted Pony Energy Ltd	Canadian Natural Resources Ltd
For each selected precedent transaction, Stifel calculated, among other things, the following statistics:
•	the premium of the per share consideration to the last closing price of the target company’s common stock prior to deal announcement;
•	the ratio of the target company’s enterprise value to its proved and probable reserves (measured in barrels of oil equivalent);
•	the ratio of the target company’s enterprise value to its average daily production (measured in barrels of oil equivalent per day); and
•	the ratio of the target company’s enterprise value to its projected EBITDA for the next twelve months.
Actual and estimated financial data of the selected transactions were based on publicly available information. The third quartile and first quartile statistics for the selected precedent transactions implied by this analysis are set forth in the table below:
	Premium to Last Closing Price	Enterprise Value / Proved and Probable Reserves ($/boe)	Enterprise Value / Average Daily Production ($/boepd)	Enterprise Value / NTM EBITDA
3rd Quartile	60%	12.18	52,433	5.83x
1st Quartile	15%	6.47	30,850	2.59x
Stifel then applied these ranges of multiples to the relevant TransGlobe metrics, including its closing price on July 12, 2022, its estimated proved and probable reserves, its projected EBITDA for the twelve months following May 31, 2022, and its estimated average daily production for the calendar year 2022, each as publicly disclosed or as provided by TransGlobe management and adjusted by VAALCO management. Based on these implied premium and enterprise value ranges, Stifel calculated ranges of implied equity values for TransGlobe. The per share equity value ranges for TransGlobe implied by these analyses are set forth in the table below:
Implied Equity Value Per Share*
	3rd Quartile	1st Quartile
Premium to Last Closing Price Analysis	C$6.48	C$4.66
Enterprise Value / Proved and Probable Reserves Analysis	C$8.23	C$4.75
Enterprise Value / Average Daily Production Analysis	C$13.26	C$6.34
Enterprise Value / NTM EBITDA Analysis	C$8.00	C$5.04
*	Based on an exchange rate of 1.3013 Canadian Dollars per U.S. Dollar at July 12, 2022.

No transaction utilized in the selected precedent transaction analysis is identical to the arrangement. Stifel chose the selected precedent transactions on the basis of various factors and no company is identical to TransGlobe. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies involved in the selected precedent transactions and other factors.
Relative Contribution Analysis
Based on the discounted cash flow analysis described above, Stifel performed a pro forma analysis to assess the relative contribution to the combined company of VAALCO’s and TransGlobe’s estimated net asset valuations, with respect to each of the Low Case, Base Case and High Case and using the strip pricing. The relative contributions of VAALCO and TransGlobe implied by this analysis are set forth in the table below:
	VAALCO	TransGlobe
Low Case	49.9%	50.1%
Base Case	49.4%	50.6%
High Case	62.9%	37.1%
Other Information
Historical Trading Range
For reference only and not as a component of its fairness analysis, Stifel reviewed the historical trading prices of the TransGlobe common shares. The last closing price of the TransGlobe common shares before the announcement of the arrangement agreement was C$4.05 per share, compared with an intraday trading range of C$1.92 to C$6.89 for the 52 weeks prior to the announcement of the arrangement agreement.
Analyst Price Target
For reference only and not as a component of its fairness analysis, Stifel reviewed certain publicly available equity research analyst price targets for the TransGlobe common shares available as of July 13, 2022, and noted that the range of such price targets was C$6.30 per share to C$7.43 per share.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Stifel considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Stifel believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Stifel’s analyses and opinion; therefore, the ranges of valuations and relative valuations resulting from any particular analysis described above should not be taken to be Stifel’s view of the actual valuation of TransGlobe or VAALCO or their relative valuation.
Stifel is acting as financial advisor to VAALCO in connection with the arrangement. VAALCO has agreed to pay Stifel for its services in connection with the proposed arrangement an aggregate fee of approximately $4.88 million, of which $1.00 million was payable upon delivery of Stifel’s opinion and the remainder is payable contingent upon consummation of the arrangement. In addition, VAALCO has agreed to pay Stifel a monthly advisory fee of $50,000, which is not contingent upon consummation of the arrangement and will cease upon Stifel’s termination as financial advisor to VAALCO. VAALCO has also agreed to reimburse Stifel for its expenses incurred in connection with Stifel’s engagement and to indemnify Stifel and its affiliates and their respective officers, directors, employees and agents, and any persons controlling Stifel or any of its affiliates, against specified liabilities. Stifel served as financial advisor to VAALCO in connection with its potential acquisition of certain assets in West Africa and has been paid a total fee of $275,268.53 as of the date of this proxy statement, all of which will be credited against the $4.88 million advisory fee payable to Stifel by VAALCO in connection with the proposed arrangement. In the ordinary course of business, Stifel and its clients may transact in the equity securities of each of VAALCO or TransGlobe or their affiliates and may at any time hold a long or short position in such securities. Stifel may seek to provide investment banking or financial advisory services to VAALCO and its affiliates in the future, for which

Stifel would seek customary compensation. In its opinion, Stifel also confirmed to the VAALCO board of directors that there were no material relationships, other than as described above, that existed during the two years prior to the date of Stifel’s opinion or that were mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Stifel and any party to the arrangement.
Summary of Certain VAALCO and TransGlobe Financial Projections
In connection with VAALCO’s consideration and evaluation of the arrangement, VAALCO management prepared and provided to the VAALCO board of directors, prior to finalizing the arrangement agreement, certain financial and other projections with respect to each of VAALCO (the “VAALCO projections”), TransGlobe (based on TransGlobe’s forecast as adjusted by VAALCO management, the “adjusted TransGlobe projections” together with the VAALCO projections, the “projections”). The projections also were provided to Stifel, and Stifel was instructed by VAALCO for its use and reliance with VAALCO’s consent in connection with its financial analysis and opinions as described in “The Arrangement—Opinion of Financial Advisor to VAALCO” section of this proxy statement.
VAALCO did not prepare the projections with a view toward public disclosure or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither VAALCO’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections, nor has any of them expressed any opinion or any other form of assurance on the projections or the achievability of the results reflected in the projections, and none of them assumes any responsibility for, and each of them disclaims any association with, the projections. Consequently, the inclusion of the projections should not be regarded as an indication that the VAALCO board of directors, VAALCO management, VAALCO, VAALCO’s financial advisor or any recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.
The projections were prepared based on certain financial and other information regarding VAALCO and TransGlobe available to VAALCO management prior to finalizing the arrangement agreement on July 13, 2022. In developing the projections, VAALCO management applied a number of hypothetical assumptions in respect of a number of future matters that impact the projections. The projections for the Low Case were calculated assuming VAALCO and TransGlobe would be able to generate cash flow from their respective proved reserves and the Base Case and High Case were calculated VAALCO and TransGlobe would be able to generate cash flow from their respective proved and probable reserves with the latter reflecting a risked upside to proved and probable reserves. The projections, and the assumptions, opinions and judgments applied in developing the projections, were based on VAALCO management’s then best estimates and were not the subject of independent verification. As such, there can be no assurance that such assumptions, speculation, opinions or judgments are correct, nor that the projections will be achieved. The projections do not reflect subsequent estimates, including estimates related to annual pre-tax synergies, supply chain efficiencies and full potential improvements, following entry into the arrangement agreement. Based on this, the projections may not be an accurate representation of equivalent measures as at the date of this proxy statement. VAALCO can give no assurance that, had the projections been prepared either as of the date of the arrangement agreement or as of the date of this proxy statement, similar assumptions, estimates, opinions and judgments would be used.
The projections should be read in conjunction with the considerations described below under “—Important Information About the Projections and the Illustrative Scenarios.”

The following tables present a summary of the VAALCO projections.
Low Case
		2022E	2023E	2024E	2025E	2026E
Gross Production(1)	mmbbl	6.0	4.6	3.4	2.7	2.3
Capital Expenditures	US$m	171.4	5.0	5.0	6.8	7.4
Operating Expenditures(2)	US$m	137.8	114.3	114.4	115.3	116.6
Base Case
		2022E	2023E	2024E	2025E	2026E
Gross Production(1)	mmbbl	6.8	5.6	4.4	3.6	3.1
Capital Expenditures	US$m	171.4	5.0	5.0	6.8	7.4
Operating Expenditures(2)	US$m	137.8	115.4	115.6	116.3	117.6
High Case
		2022E	2023E	2024E	2025E	2026E
Gross Production(1)	mmbbl	7.4	8.1	10.3	12.8	14.8
Capital Expenditures	US$m	189.0	141.7	320.1	273.9	114.6
Operating Expenditures(2)	US$m	141.0	121.6	126.5	130.9	178.4
All Cases
		2022E	2023E	2024E	2025E	2026E
General and Administrative Costs	US$m	9.6	11.8	11.8	11.8	11.8
(1)
Gross production is in millions of barrels of oil and is presented on a gross basis, prior to fiscal regime or working interest adjustments and before any economic limit for the relevant field, which is defined to be the point at which revenue from the produced fluids falls below the cost of operations set by the company.

(2)
Operating expenditures presented in millions of U.S. dollars and includes production expense. Operating expenditures have been presented prior to the impact of economic limit for the relevant field, which is defined to be the point at which revenue from the produced fluids falls below the cost of operations set by the company.

The following tables present a summary of the adjusted TransGlobe projections (based on TransGlobe’s forecast as adjusted by VAALCO management).
Low Case
		2022E	2023E	2024E	2025E	2026E
Gross Production(1)	mmboe	4.3	3.9	3.4	3.1	2.8
Capital Expenditures	US$m	71.5	65.2	63.7	66.9	48.0
Operating Expenditures(2)	US$m	63.2	63.0	61.5	58.9	40.2
Base Case
		2022E	2023E	2024E	2025E	2026E
Gross Production(1)	mmboe	4.7	4.8	4.3	3.8	3.5
Capital Expenditures	US$m	58.7	67.0	26.6	30.6	21.0
Operating Expenditures(2)	US$m	63.3	63.2	61.9	59.1	40.7

High Case
		2022E	2023E	2024E	2025E	2026E
Gross Production(1)	mmboe	5.1	5.3	5.4	5.4	5.6
Capital Expenditures	US$m	58.7	76.0	74.9	80.1	48.5
Operating Expenditures(2)	US$m	63.3	63.6	71.5	64.4	60.3
All Cases
		2022E	2023E	2024E	2025E	2026E
General and Administrative Costs	US$m	11.0	11.0	7.0	7.0	6.0
(1)
Gross production is in millions of barrels of oil equivalent and is presented on a gross basis, prior to fiscal regime or working interest adjustments and before any economic limit for the relevant field, which is defined to be the point at which revenue from the produced fluids falls below the cost of operations set by the company.

(2)
Operating expenditures presented in millions of U.S. dollars and includes production and operating expenses as well as selling costs. Operating expenditures have been presented prior to the impact of economic limit for the relevant field, which is defined to be the point at which revenue from the produced fluids falls below the cost of operations set by the company

Summary of Certain Illustrative Hypothetical Case Scenarios Based Upon Various Oil Prices
On August 3, 2022, VAALCO disclosed that its South Tchibala 1HB0ST well had performed below expectations and revised its production guidance for the full year 2022 from between 9,500 and 10,500 barrels of oil equivalent per day to between 9,000 and 9,500 barrels of oil equivalent per day. Following this disclosure, on August 8, 2022, VAALCO management prepared the Illustrative Scenarios pertaining to the years ended 2022 and 2023 based upon various oil prices and taking into account its new production guidance and $4 million in cost synergies. The Illustrative Scenarios that are presented in order to provide stockholders with an indication as to the effect oil price movements may have on the combined company.
The Illustrative Scenarios were not prepared under the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither VAALCO’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Illustrative Scenarios, nor has any of them expressed any opinion or any other form of assurance on the Illustrative Scenarios or the achievability of the results reflected in the Illustrative Scenarios, and none of them assumes any responsibility for, and each of them disclaims any association with, the Illustrative Scenarios. Consequently, the inclusion of the projections should not be regarded as an indication that the VAALCO board of directors, VAALCO management, VAALCO, VAALCO’s financial advisor or any recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.
The Illustrative Scenarios were prepared based on certain financial and other information regarding VAALCO and TransGlobe available to VAALCO management after finalizing the arrangement agreement on July 13, 2022. In developing the Illustrative Scenarios, VAALCO management applied a number of hypothetical assumptions in respect of a number of future matters that impact the Illustrative Scenarios. The Illustrative Scenarios were calculated using a range of assumed prices per barrel of oil. These assumed prices ranged from (i) $90.0 to $120.0 per barrel, in the case of 2022; and (ii) $88.3 to $120.0 per barrel, in the case of 2023. The Illustrative Scenarios, and the assumptions, opinions and judgments applied in developing the Illustrative Scenarios, are based on VAALCO management’s best estimates as of August 8, 2022 and were not the subject of independent verification. As such, there can be no assurance that such assumptions, speculation, opinions or judgments are correct, nor that any of Illustrative Scenarios will be achieved. Based on the foregoing oil price and other assumptions the VAALCO’s stand-alone estimated Adjusted EBITDA for 2022 is within a range of $190 million to $230 million; and the combined company’s estimated Adjusted EBITDA for 2023 is within a range of $350 million to $505 million. Adjusted EBITDA is a non-GAAP financial measure and is defined as earnings before interest, taxes, depreciation and amortization, adjusted to reflect the impact of hedging but before non-cash or unusual items, such as depletion and non-cash income and expenses.
The Illustrative Scenarios should be read in conjunction with the considerations described below under “—Important Information About the Projections and the Illustrative Scenarios.”

Important Information About the Projections and the Illustrative Scenarios
Certain of the projections and Illustrative Scenarios summarized above were not prepared in accordance with U.S. GAAP, including Capital Expenditures, Operating Expenditures and Adjusted EBITDA. Non-U.S. GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with U.S. GAAP. VAALCO’s calculation of non-U.S. GAAP financial measures may differ from others in the industry and Capital Expenditures, Operating Expenditures and Adjusted EBITDA are not necessarily comparable with similar titles used by other companies. VAALCO’s projections differ from TransGlobe’s projections because VAALCO’s usage of gross ownership interest in its projections denotes less than 100% working interest, while TransGlobe’s usage thereof denotes a full 100% working interest. The non-U.S. GAAP financial measures included in the projections were relied upon by VAALCO’s financial advisor for purposes of their separate financial analyses and opinions and by the VAALCO board of directors in connection with its consideration of the arrangement. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-U.S. GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-U.S. GAAP financial measures, which would otherwise require a reconciliation of a non-U.S. GAAP financial measure to a U.S. GAAP financial measure. Reconciliations of non-U.S. GAAP financial measures were not relied upon by VAALCO’s financial advisor for purposes of their separate financial analyses and opinions or by the VAALCO board of directors in connection with its consideration of the arrangement. In addition, the SEC’s rules do not require a reconciliation of a forward-looking non-U.S. GAAP financial measure to a U.S. GAAP financial measure to the extent it is not available without unreasonable efforts. Accordingly, we have not provided a reconciliation of the financial measures.
The summary of the projections is not being included in this proxy statement to influence a stockholder’s decision whether to approve the amendment proposal and the share issuance proposal, but is being included to provide VAALCO stockholders with the projections that were made available to the VAALCO board of directors and VAALCO’s financial advisor. The Illustrative Scenarios are being included in this proxy statement in order to provide stockholders with an indication as to the effect oil price movements may have on the combined company. The inclusion of the projections and the Illustrative Scenarios in this proxy statement should not be regarded as an indication that VAALCO, TransGlobe or any of their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered or now considers the projections or Illustrative Scenarios to be necessarily predictive of actual future events or events which have occurred since the date of the projections or the Illustrative Scenarios, and the projections or the Illustrative Scenarios should not be relied upon as such. None of VAALCO, TransGlobe or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ materially from the projections and the Illustrative Scenarios. None of VAALCO, TransGlobe or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any VAALCO stockholder regarding the ultimate performance of VAALCO, TransGlobe or the pro forma combined company compared to the information contained in the projections or the Illustrative Scenarios or that the projections or the Illustrative Scenarios will be achieved.
The projections and Illustrative Scenarios, while presented with numerical specificity, reflect numerous variables, estimates and assumptions as to future events made by VAALCO management that such management believed were reasonable at the respective times the projections and Illustrative Scenarios were prepared, taking into account the relevant information available to such management at the respective times of preparation. However, such variables, estimates and assumptions are inherently uncertain and beyond the control of VAALCO management, including, among other things, VAALCO’s, TransGlobe’s and the pro forma combined company’s future financial performance, industry performance and activity, general business, economic, regulatory, market and financial conditions and competition, as well as changes to the business, financial condition or results of operations of the company, including the factors described in the “Cautionary Statement Regarding Forward-Looking Statements,” and the risks and uncertainties described in the “Risk Factors,” sections of this proxy statement, any of which may cause the projections, the Illustrative Scenarios or their respective underlying assumptions to be inaccurate. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may change or may have changed since the respective dates when the projections and Illustrative Scenarios were prepared. The projections and Illustrative Scenarios also reflect assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and further or future business developments. VAALCO has not updated and, except as may be required by applicable law, does not intend to update or otherwise revise the projections or Illustrative Scenarios to reflect circumstances existing after the respective date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which the projections or Illustrative Scenarios were based are shown to be in error. There can be no assurance that the results reflected in any of the projections or Illustrative Scenarios will be realized or that actual results will not materially vary from the projections Illustrative Scenarios. In addition, since the projections and Illustrative Scenarios cover multiple years, such information by its nature becomes less predictive with each successive year. No one has made or makes any representation to any stockholder or any other investor regarding the information included in the projections or the Illustrative Scenarios.
In light of the foregoing and the uncertainties inherent in the projections, and considering that the special meeting will be held long after the projections and Illustrative Scenarios were prepared, stockholders and other investors are cautioned not to place undue, if any, reliance on the projections or the Illustrative Scenarios. Since the respective dates the projections and Illustrative Scenarios were prepared, VAALCO and TransGlobe have each made publicly available its respective actual results of operations for the three months ended June 30, 2022. You should review VAALCO’s Quarterly Report on Form 10-Q filed on August 10, 2022 and TransGlobe’s Current Report on Form 6-K filed on August 10, 2022 to obtain this information. See the “Where You Can Find More Information” section of this proxy statement.
Board of Directors Following the Arrangement
VAALCO has agreed with TransGlobe that it will take all actions necessary to ensure that, as of the effective time, the board of directors of VAALCO will consist of: (i) the four existing members of the VAALCO’s board of directors: Andrew L. Fawthrop, George Maxwell, Cathy Stubbs and Fabrice Nze-Bekale; and (ii) three members of TransGlobe’s existing board of directors: David Cook, Edward LaFehr and Timothy Marchant. Andrew L. Fawthrop will continue as the chairman of the VAALCO board of directors.
Management Following the Arrangement
VAALCO anticipates that its Chief Executive Officer and Chief Financial Officer will remain with VAALCO following the consummation of the arrangement.
VAALCO expects to exercise the rights contained in the employment agreements of each of TransGlobe’s President and Chief Executive Officer, Vice President, Finance, Chief Financial Officer and Corporate Secretary and Vice President and Chief Operating Officer that will require such officer to remain employed by the combined company for a minimum of a three-month period following the consummation of the arrangement.
Interests of VAALCO Directors and Executive Officers in the Arrangement
No current VAALCO directors or executive officers having served at any time since the beginning of 2021 own TransGlobe common shares as of the date of this proxy statement. None of VAALCO’s directors or executive officers or their associates has any substantial financial interest, direct or indirect, under the arrangement or the issuance of VAALCO common stock to TransGlobe shareholders under the arrangement, other than being a director or executive officer of VAALCO and a stockholder of VAALCO.
Assumption of Outstanding Financial Obligations of TransGlobe
Upon closing of the arrangement, VAALCO intends to assume, C$4.0 million (approximately $3.1 million) in indebtedness drawn by TransGlobe, as of June 30, 2022, on TransGlobe’s C$22.5 million (approximately $17.4 million) revolving Canadian reserves-based lending facility pursuant to the commitment letter dated May 16, 2017 between TransGlobe and ATB Financial (formerly Alberta Treasury Branches) as lender (as amended by amending agreements dated May 11, 2018, July 11, 2019, June 30, 2020 and June 3, 2021, the “ATB Facility”). For additional information regarding TransGlobe’s long-term debt, see TransGlobe’s consolidated financial statements, the notes thereto and the section entitled “Management’s Discussion and Analysis” contained in TransGlobe’s Current Report on Form 6-K, filed with the SEC on August 10, 2022, which are incorporated by reference into this proxy statement.
Accounting Treatment
VAALCO prepares its financial statements in accordance with U.S. GAAP. The arrangement will be accounted for as a business combination using the acquisition method of accounting. VAALCO will be treated as the acquirer for accounting purposes. VAALCO will record assets acquired, including identifiable intangible assets, and liabilities assumed from TransGlobe at their respective preliminary estimated fair values at the date of completion of the arrangement. Any excess of the purchase price (as described under Note 3(a) under “Unaudited Pro Forma Combined Financial Information—Notes to Unaudited Pro Forma Combined Financial Statements” section of this proxy statement) over the net fair value of such assets and liabilities will be recorded as goodwill.
The financial condition and results of operations of VAALCO after completion of the arrangement will include the financial condition and results of operations of TransGlobe after completion of the arrangement, but will not be restated retroactively to reflect the historical financial condition or results of operations of TransGlobe. The earnings of VAALCO following completion of the arrangement will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depletion expense, depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including goodwill, will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, VAALCO determines that tangible or intangible assets (including goodwill) are impaired, VAALCO would record an impairment charge at that time.
Federal Securities Laws Consequences; Stock Transfer Restrictions
Exemption from the Registration Requirements of the Securities Act
The consideration shares, pursuant to the arrangement, will not be registered under the Securities Act or the U.S. securities laws of any state of the United States and will be issued and exchanged in reliance upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof. Section 3(a)(10) of the Securities Act exempts from the registration requirements under the Securities Act the issuance of securities which have been approved, after a hearing upon the substantive and procedural fairness of the terms and conditions of the relevant transaction, at which all persons to whom it is proposed the securities will be issued shall have the right to appear, by any court expressly authorized by law to grant such approval. Under the arrangement agreement, TransGlobe submitted the plan of arrangement to the Court on August 29, 2022 for an interim order after informing the Court of the intention to rely upon the exemption from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof, and permitting notice to all persons to which the consideration shares will be issuable. The interim order was obtained on August 29, 2022. Following TransGlobe’s receipt of the interim order, the TransGlobe shareholder approval of the arrangement and a hearing at which such persons will have the right to appear, TransGlobe will seek a final order from the Court as to the substantive and procedural fairness of the plan of arrangement. Such final order is a condition to the consummation of the plan of arrangement and the issuance of the consideration shares. VAALCO therefore anticipates that, if the plan of arrangement becomes effective under the terms and conditions described in the arrangement agreement (including the receipt of such final order from the Court), the issuance of the consideration shares to the TransGlobe shareholders will be exempt from the registration requirements under the Securities Act pursuant to Section 3(a)(10) thereof.
Resales of VAALCO Common Stock After the Effective Time
The consideration shares to be received by TransGlobe shareholders in exchange for their TransGlobe common shares pursuant to the arrangement will be freely transferable under U.S. securities laws, except by persons who are “affiliates” (as defined in Rule 144) of VAALCO after the effective time, or were “affiliates” of VAALCO within 90 days prior to the effective time. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, whether through the ownership of voting securities, by contract, or otherwise, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer.
Any resale of VAALCO common stock by such an “affiliate” or former “affiliate” may be subject to the registration requirements of the Securities Act, absent an exemption therefrom, such as the exemption contained in Rule 144.
Material United States Federal Income Tax Consequences of the Arrangement
There are no material U.S. federal income tax consequences to VAALCO’s existing stockholders that will result from the issuance of VAALCO common stock under the arrangement.
Court Approvals
The arrangement requires approval by the Court under Section 193 of the ABCA. On August 29, 2022, TransGlobe obtained the interim order authorizing and directing TransGlobe to call, hold and conduct TransGlobe’s shareholder meeting and submit the arrangement to the TransGlobe shareholders for approval. Under the arrangement agreement, TransGlobe is required to seek the final order as soon as reasonably practicable, but in any event not later than five business days following the approval of the TransGlobe resolution by TransGlobe shareholders at TransGlobe’s shareholder meeting and the approval of the amendment proposal and the share issuance proposal by VAALCO stockholders at the special meeting, unless the Court’s operations are restricted in response to any COVID-19 measures. The Court hearing in respect of the final order is expected to take place on or about September 29, 2022 at 2:00 PM (Calgary Time) in Alberta, Canada, or as soon thereafter as is reasonably practicable.
The plan of arrangement will be implemented pursuant to Section 193 of the ABCA, which provides that, where it is impractical to effect an arrangement under any other provision of the ABCA, a corporation may apply to the Court for an order approving the arrangement proposed by such corporation. Pursuant to this section of the ABCA, such an application will be made by TransGlobe for approval of the arrangement. The Court has broad discretion under the ABCA when making orders with respect to plans of arrangement and the Court will consider, among other things, the fairness and reasonableness of the arrangement, both from a substantive and a procedural point of view. The Court may approve the arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, TransGlobe and/or VAALCO, each acting reasonably, may determine not to proceed with the transactions contemplated in the arrangement agreement. Prior to the hearing on the final order, the Court will be informed that the parties intend to rely on the exemption from the registration requirements under the Securities Act for the issuance of consideration shares pursuant to the arrangement, provided by Section 3(a)(10) thereof on the basis of the final order. There can be no assurance that the Court will approve the arrangement.
Regulatory Approvals
The TransGlobe Egyptian Parties are parties to two Concession Agreements with the EGPC and the Egyptian Government that provide exclusive rights to explore for and develop oil and gas in the South Ghazalat Area Western Desert and the merged development areas of West Bakr, West Gharib and Northwest Gharib Onshore. The Concession Agreements contain the Assignment Provisions, which provide that the TransGlobe Egyptian Parties may not assign any of their rights, privileges, duties or obligations under the Concession Agreements, directly or indirectly, without the written consent of the Egyptian Government. In addition, if the Assignment Provisions are triggered, (i) the EGPC has the right to acquire interest intended to be assigned on the same conditions, if it elects to do so within 90 days of receiving the final conditions (including the value of each assignment); and (ii) the TransGlobe Egyptian Parties would be required to pay a non-recoverable assignment fee to the EGPC in an amount equal to 10% of the value of each assignment deal upon the Egyptian Government’s approval of any assignment.
Neither VAALCO nor TransGlobe believes that the arrangement triggers the Assignment Provisions. Following announcement of the arrangement, the EGPC delivered correspondences to each of VAALCO and TransGlobe requesting data and documents relating to the arrangement, the value of the deal and TransGlobe’s share in the relevant Egyptian assets. VAALCO and TransGlobe have engaged, and are continuing to engage, in discussions with the office of the Minister of Petroleum and the EGPC, for the purpose of clarifying that the arrangement does not, and is not deemed to, trigger the Assignment Provisions in the Concession Agreements.
If the arrangement did trigger the Assignment Provisions, (i) consummation of the arrangement would require the written approval of the Egyptian Government; and (ii) the TransGlobe Egyptian Parties would be required to pay a non-recoverable assignment fee to the EGPC in an amount equal to 10% of the value of each assignment deal upon the Egyptian Government’s approval of any assignment. See “Risk Factors–TransGlobe’s Concession Agreements in Egypt contain assignment provisions and, if such assignment provisions were triggered by the arrangement, it could adversely affect the ability to consummate the arrangement or the benefits anticipated to be realized from the arrangement in a material manner.”
Nasdaq, AIM and TSX Delistings
The TransGlobe common shares are listed and posted for trading on the TSX and AIM under the trading symbol “TGL” and are listed on Nasdaq under the trading symbol “TGA.” Following the completion of the arrangement, the TransGlobe common shares will be delisted from the TSX , AIM and Nasdaq as promptly as practicable.
VAALCO common stock is currently listed for trading on the NYSE and the LSE under the trading symbol “EGY.” It is a condition to the completion of the arrangement that the shares of VAALCO common stock to be issued to TransGlobe shareholders in exchange for their TransGlobe common shares pursuant to the arrangement be approved for listing on the NYSE. Accordingly, VAALCO has agreed to use commercially reasonable efforts to obtain approval of the listing of the consideration shares for trading on the NYSE. It is also a condition to the arrangement that the FCA must have acknowledged that the application for admission to trading on the Main Market has been approved and such admission has become effective. Additionally, VAALCO has agreed to use its commercially reasonable efforts to obtain by the effective time (i) acknowledgment from the FCA that the application for admission to trading on the Main Market has been approved; and (ii) acknowledgment from the LSE that the conditions to the consideration shares being admitted to trading on the Standard List have been satisfied. VAALCO will provide the required notice to the NYSE of the listing of the shares of VAALCO common stock to be issued in connection with the arrangement prior to the closing of the arrangement.
Fees, Costs and Expenses
All fees, costs and expenses incurred in connection with the arrangement agreement and the plan of arrangement will be paid by the party incurring those fees, costs or expenses. Pursuant to the arrangement agreement, however, certain termination fees or expense reimbursements are payable by VAALCO or TransGlobe if the arrangement agreement is terminated under certain circumstances.
NO APPRAISAL RIGHTS
Under the DGCL, holders of shares of VAALCO common stock are not entitled to appraisal rights in connection with the arrangement or any of the matters to be acted on at the special meeting.

INFORMATION ABOUT THE PARTIES TO THE ARRANGEMENT
VAALCO
VAALCO, an independent energy company headquartered in Houston, Texas, is engaged in the acquisition, exploration, development and production of crude oil. Its primary source of revenue has been from the Etame PSC related to the Etame Marin block located offshore Gabon in West Africa. It also currently owns an interest in an undeveloped block offshore Equatorial Guinea, West Africa.
VAALCO common stock currently trades on the NYSE and the LSE under the symbol “EGY.” VAALCO’s principal executive offices are located at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042. Its telephone number is (713) 623-0801 and its website address is www.vaalco.com. Information contained on its website is not incorporated by reference into this proxy statement. See the “Where You Can Find More Information” section of this proxy statement.
AcquireCo
AcquireCo is an Alberta unlimited liability company incorporated under the ABCA on July 7, 2022 and an indirect wholly-owned subsidiary of VAALCO formed for the purpose of effecting the arrangement.
TransGlobe
TransGlobe is a company continued into Alberta, Canada and existing under the ABCA. TransGlobe is a cash flow-focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe common shares are traded on the TSX and on AIM under the symbol “TGL” and on Nasdaq under the symbol “TGA.” TransGlobe’s principal executive offices are located at Suite 900, 444 – 5th Avenue SW, Calgary, Alberta, Canada, T2P 2T8. Its telephone number is (403) 264-9888 and its website address is www.trans-globe.com. Information contained on its website is not incorporated by reference into this proxy statement. See the “Where You Can Find More Information” section of this proxy statement.

THE ARRANGEMENT AGREEMENT AND THE PLAN OF ARRANGEMENT
The summary of the material provisions of the arrangement agreement and the plan of arrangement below and elsewhere in this proxy statement is qualified in its entirety by reference to the arrangement agreement, a copy of which is attached to this proxy statement as Annex A, and the plan of arrangement which is attached as Schedule A to the arrangement agreement. This summary may not contain all of the information about the arrangement agreement and the plan of arrangement that is important to you. We urge you to carefully read the arrangement agreement in its entirety, including all of its schedules, as it is the legal document governing the arrangement. The arrangement agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in the representations and warranties in the arrangement agreement were made solely for purposes of the arrangement agreement and the transactions and agreements contemplated thereby among the parties thereto, and may be subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the terms thereof. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and the assertions embodied in the representations and warranties contained in the arrangement agreement (and summarized below) are qualified by information in disclosure letters provided by TransGlobe to VAALCO and by VAALCO to TransGlobe in connection with the signing of the arrangement agreement and by certain information contained in certain of VAALCO’s and TransGlobe’s filings with the SEC. These disclosure letters and SEC filings contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the arrangement agreement. In addition, information concerning the subject matter of the representations and warranties may have changed or may change after July 13, 2022 and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. In addition, if specific material facts arise that contradict the representations and warranties in the arrangement agreement, VAALCO or TransGlobe, as applicable, will disclose those material facts in the public filings that it makes with the SEC in accordance with, and to the extent required by, applicable law. Accordingly, the representations and warranties in the arrangement agreement, the plan of arrangement and their descriptions in this proxy statement should not be read alone, but instead should be read in conjunction with the other information contained in the reports, statements and filings VAALCO and TransGlobe publicly file with the SEC. For more information, see the “Where You Can Find More Information” section of this proxy statement.
The Arrangement
The arrangement agreement provides that at the effective time, AcquireCo will acquire all of the issued and outstanding TransGlobe common shares with TransGlobe becoming a direct wholly-owned subsidiary of AcquireCo and an indirect wholly-owned subsidiary of VAALCO. The arrangement will be implemented by way of a plan of arrangement in accordance with the ABCA and requires approval of (a) at least two-thirds of the votes cast by TransGlobe shareholders who vote in person or by proxy at TransGlobe’s shareholder meeting voting together as a single class; and (b) the Court.
The arrangement will become effective at the effective time on the date shown in the certificate of arrangement. If the final order is granted, and all other conditions to completion of the arrangement as set out in the arrangement agreement are satisfied or waived (to the extent that such conditions are capable of being satisfied prior to the effective date and, if waived, are not prohibited from being waived), the parties shall send to the registrar, for filing, the articles of arrangement and such other documents as may be required pursuant to the ABCA to give effect to the arrangement, as soon as is reasonably practicable and in any event no later than three business days after such satisfaction or waiver occurs, unless another time or date is agreed to in writing by the parties.
Consideration Shares Received Pursuant to the Arrangement
At the effective time, each TransGlobe common share outstanding immediately prior to the effective time (excluding shares held by VAALCO, AcquireCo or any of their respective affiliates or by shareholders that validly exercise, and do not withdraw, their dissent rights) will be deemed to be transferred and assigned to AcquireCo in exchange for 0.6727 of a share of VAALCO common stock, subject to adjustment (if any) pursuant to the arrangement agreement.
The consideration shares to be paid for TransGlobe common shares will be adjusted to reflect the economic effect of changes in the number of outstanding shares of VAALCO common stock that are issued and outstanding after the date of the arrangement agreement and prior to the effective time by reason of any split or consolidation of the issued and outstanding shares of VAALCO common stock and where, on or after the date of the arrangement agreement, any dividend or other distribution is declared, set aside or paid to TransGlobe shareholders or VAALCO stockholders of record as of a time prior to the effective time (except for regular quarterly dividends to VAALCO stockholders made in accordance with the arrangement agreement).
No fractional shares of VAALCO common stock will be issued as part of the arrangement. Instead, where the aggregate number of shares of VAALCO common stock to be issued to a TransGlobe shareholder as consideration would result in a fraction of securities of VAALCO being issuable, the number of VAALCO common stock to be received by such TransGlobe shareholder will be rounded down to the nearest whole VAALCO common stock. In lieu of any such fractional VAALCO common stock, each TransGlobe shareholder otherwise entitled to a fractional interest in a share of VAALCO common stock will be entitled to receive a cash payment equal to an amount representing such TransGlobe shareholder’s proportionate interest in the net proceeds from the sale by the depositary on behalf of all such TransGlobe shareholders of the excess of (i) the number of shares of VAALCO common stock issued and delivered to the depositary pursuant to the plan of arrangement, over (ii) the aggregate number of whole shares of VAALCO common stock to be issued to TransGlobe shareholders pursuant to the plan of arrangement.
At the effective time, on the terms and subject to the conditions of the arrangement agreement and the plan of arrangement, each TransGlobe option that is outstanding immediately prior to the effective time will be deemed to be fully and unconditionally vested and exercisable and surrendered and transferred to TransGlobe for cancellation in exchange for a cash payment from TransGlobe equal to the amount (if any) by which (x) the product of the Closing VWAP multiplied by the exchange ratio exceeds (y) the exercise price thereof and for greater certainty, where such amount is zero or negative, none of TransGlobe, VAALCO or AcquireCo or the depositary will be obligated to pay to the holder of such TransGlobe option any amount in respect such TransGlobe option.
At the effective time, on the terms and subject to the conditions of the arrangement agreement and the plan of arrangement, each (i) DSU held by persons other than the three directors of TransGlobe who will be appointed to the VAALCO board of directors namely David Cook, Edward LaFehr and Timothy Marchant; (ii) PSU held by TransGlobe’s departing employees; and (iii) RSU held by TransGlobe’s departing employees will be deemed to be fully and unconditionally vested (at the applicable vesting percentage determined by the TransGlobe board of directors, in the case of PSUs, which percentage will not exceed 200%) and surrendered and transferred to TransGlobe for cancellation in exchange for a cash payment from TransGlobe equal to the product of the Closing VWAP multiplied by the exchange ratio. All DSUs, PSUs and RSUs not described in the preceding sentence that are outstanding immediately prior to the effective time will remain outstanding and the terms of such DSUs, RSUs and PSUs will continue to be governed by the applicable plan provided that each such applicable plan will be amended so as to substitute for TransGlobe common shares underlying such DSUs, RSUs and PSUs, a number of shares of VAALCO common stock (rounded down to the nearest whole number) in an amount equal to (a) the number of TransGlobe common shares underlying such DSUs, RSUs or PSUs, multiplied by (b) the exchange ratio. For the PSUs that will remain outstanding following the effective time as described in the immediately preceding sentence, the applicable vesting percentage will be determined by the TransGlobe board of directors, which percentage will not exceed 200%.
Dissent Shares
Registered TransGlobe shareholders may exercise rights of dissent with respect to the TransGlobe common shares held by such TransGlobe shareholders pursuant to Section 191 of the ABCA, as modified by the Court’s interim order, final order and the plan of arrangement.
None of the following will be entitled to exercise dissent rights: (i) TransGlobe shareholders who vote or have instructed a proxyholder to vote their TransGlobe common shares in favor of the TransGlobe resolution (but only in respect of such TransGlobe common shares); (ii) holders of TransGlobe options, DSUs, PSUs and RSUs; and (iii) any other person who is not a registered holder of TransGlobe common shares as of the record date for TransGlobe’s shareholder meeting to be held in connection with the arrangement. A TransGlobe shareholder may only exercise its dissent rights in respect of all, and not less than all, of its TransGlobe common shares.
Surrender of Shares
VAALCO and TransGlobe have appointed Computershare Investor Services Inc. to act as depositary to handle the exchange of TransGlobe common shares for shares of VAALCO common stock. Following receipt by TransGlobe of the Court’s final order and prior to the effective time, VAALCO and AcquireCo will deliver or cause to be delivered to the depositary such number of shares of VAALCO common stock to satisfy the aggregate consideration payable to TransGlobe shareholders in accordance with the plan of arrangement which shares of VAALCO common stock will be held by the depositary as agent and nominee for such former TransGlobe shareholders for distribution to them in accordance with the plan of arrangement.
Upon surrender to the depositary for cancellation of a certificate which immediately prior to the effective time represented outstanding TransGlobe common shares that were transferred pursuant to the plan of arrangement, together with a duly completed and executed letter of transmittal and any such additional documents and instruments as the depositary may reasonably require, the registered holder of such TransGlobe common shares represented by such surrendered certificate will be entitled to receive the corresponding consideration shares less any amounts withheld pursuant to the plan of arrangement and any certificate so surrendered will be cancelled.
After the effective time and until surrendered for cancellation, each certificate that immediately prior to the effective time represented one or more outstanding TransGlobe common shares (other than TransGlobe common shares held by VAALCO, AcquireCo or any of their affiliates) will be deemed at all times to represent only the right to receive in exchange therefor the consideration that the holder of such certificate is entitled to receive in accordance with the plan of arrangement.
Lost Certificates
In the event any certificate which immediately prior to the effective time represented one or more TransGlobe common shares (excluding shares held by VAALCO, AcquireCo or any of their respective affiliates or by shareholders that validly exercise, and do not withdraw, their dissent rights) is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the depositary will issue in exchange for such lost, stolen or destroyed certificate, the consideration deliverable in accordance with such holder’s duly completed and executed letter of transmittal. When authorizing such consideration shares in exchange for any lost, stolen or destroyed certificate, the person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to VAALCO, TransGlobe and the depositary (acting reasonably) in such sum as VAALCO may direct, or otherwise indemnify VAALCO, AcquireCo and TransGlobe in a manner satisfactory to VAALCO and TransGlobe, each acting reasonably, against any claim that may be made against VAALCO, AcquireCo and TransGlobe with respect to the certificate alleged to have been lost, stolen or destroyed.
Cancellation of Rights After Three Years
To the extent that a former TransGlobe shareholder has not complied with the provisions of the plan of arrangement in respect of certificates and payments and/or lost certificates, on or before the date that is the last business day prior to the third anniversary of the effective date (the “final proscription date”), then the consideration shares that such former TransGlobe shareholder was entitled to receive will be automatically cancelled without any repayment of capital in respect thereof and the consideration shares to which such former TransGlobe shareholder was entitled, will be delivered to VAALCO by the depositary and the shares of VAALCO common stock forming part of the consideration shares will be deemed to be cancelled, and the interest of the former TransGlobe shareholder in such shares (including any dividend or other distributions) to which such TransGlobe shareholder was entitled will be terminated as of such final proscription date, and the certificates formerly representing TransGlobe common shares will cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the depositary pursuant to the plan of arrangement that has not been deposited or has been returned to the depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date will cease to represent a right or claim of any kind or nature and the right of any TransGlobe shareholder to receive the consideration shares pursuant to the plan of arrangement will terminate and be deemed to be surrendered and forfeited to VAALCO.
Efforts to Obtain Required TransGlobe Shareholder Approval
The arrangement agreement requires TransGlobe to use commercially reasonable efforts to schedule TransGlobe’s shareholder meeting on the same date as the special meeting.
In general, TransGlobe is not permitted to adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) TransGlobe’s shareholder meeting without VAALCO’s prior written consent except as required for quorum purposes (in which case the meeting will be adjourned and not cancelled), by law, by a governmental entity or by valid TransGlobe shareholder action (which action is not solicited or proposed by TransGlobe or the TransGlobe board of directors).
Unless the TransGlobe board of directors has modified its recommendation regarding the arrangement as permitted under the arrangement agreement, as further discussed in “Non-Solicitation Covenants” below, TransGlobe will include in its circular (i) a copy of the Court’s interim order; (ii) a copy of the fairness opinion provided by TransGlobe’s financial advisor; (iii) a statement that the TransGlobe board of directors has received the fairness opinion provided by its financial advisor and has unanimously determined, after receiving legal and financial advice, that the arrangement is fair to TransGlobe shareholders and that the arrangement and entry into the arrangement agreement are in the best interests of TransGlobe; (iv) the unanimous recommendation of the TransGlobe board of directors to the TransGlobe shareholders that they vote in favor of the TransGlobe resolution; and (v) statements that each of the TransGlobe shareholders that have entered into support and voting agreements will vote their TransGlobe common shares in favor of the TransGlobe resolution.
Efforts to Obtain Required VAALCO Stockholder Approval
VAALCO is required to use commercially reasonable efforts to schedule the special meeting as promptly as reasonably practicable following SEC clearance of this proxy statement and on the same date as TransGlobe’s shareholder meeting.
In general, VAALCO is not permitted to adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the special meeting without TransGlobe’s prior written consent except as required for quorum purposes (in which case the meeting will be adjourned and not cancelled), by law, by a governmental entity or by valid VAALCO stockholder action (which action is not solicited or proposed by VAALCO or the VAALCO board of directors).
Unless the VAALCO board of directors has modified its recommendation regarding the arrangement as permitted under the arrangement agreement, as further discussed in “Non-Solicitation Covenants” below, VAALCO will include in its proxy statement: (i) a copy of the fairness opinion provided by VAALCO’s financial advisor (ii) a statement that the VAALCO board of directors has received such fairness opinion and has unanimously determined, after receiving legal and financial advice, that the arrangement and entry into the arrangement agreement are in the best interests of VAALCO, (iii) the unanimous recommendation of the VAALCO board of directors to the VAALCO stockholders that they vote in favor of the amendment proposal and the share issuance proposal and (iv) statements that each of the VAALCO stockholders that entered into support and voting agreements will vote their VAALCO common stock in favor of the amendment proposal and the share issuance proposal.
Final Court Approval
After the interim order of the Court has been obtained and the TransGlobe shareholders have approved the arrangement, TransGlobe is required to seek the final approval of the arrangement by the Court as soon as reasonably practicable, but in any event not later than five business days thereafter unless the Court operations are restricted in response to any COVID-19 measures. The Court will consider, among other things, the procedural and substantive fairness of the terms and conditions of the arrangement to the TransGlobe shareholders.
Corporate Governance
Pursuant to the arrangement agreement, VAALCO is required to take all actions necessary to ensure that as of the effective time the board of directors of VAALCO will consist of: (i) the four existing members of the VAALCO board of directors: Andrew L. Fawthrop, George Maxwell, Cathy Stubbs and Fabrice Nze-Bekale; and (ii) three of the members of TransGlobe’s existing board of directors: David Cook, Edward LaFehr and Timothy Marchant. Andrew L. Fawthrop will continue as the chairman of the VAALCO board of directors.
Representations and Warranties
The arrangement agreement contains customary representations and warranties, all of which are qualified by public disclosure and many of which are qualified by material adverse effect, made by each of VAALCO, AcquireCo and TransGlobe, as applicable. The statements embodied in those representations and warranties were made solely for purposes of the arrangement agreement among VAALCO, AcquireCo and TransGlobe and are subject to important qualifications and limitations agreed to by VAALCO, AcquireCo and TransGlobe in connection with negotiating its terms.

The arrangement agreement contains certain representations and warranties of TransGlobe relating to the following: organization and qualification; authority relative to the arrangement agreement; no conflict; required filings and consent; subsidiaries; compliance with laws and constating documents; authorizations; capitalization and listing; shareholder and similar agreements; reporting issuer status and stock exchange compliance; U.S. securities law matters; reports; financial statements; undisclosed liabilities; Sarbanes-Oxley compliance; takeover laws; title; petroleum rights agreement; no defaults under leases and agreements; expropriation; environmental; ownership of material property; no rights of first refusal; royalties, rentals and taxes paid; licenses, reserves; intellectual property; employment matters; absence of certain changes or events; litigation; taxes; books and records; insurance; non-arm’s length transactions; benefits plans; restrictions on business activities; material contracts; anti-corruption; sanctions; import and export controls; indigenous claims; NGOs and community groups; brokers; expenses; fairness opinion; cultural business; Hart-Scott-Rodino Antitrust Improvement Act of 1976; and Competition Act (Canada).
The arrangement agreement also contains certain representations and warranties of VAALCO and AcquireCo relating to the following: organization and qualification; authority relative to the arrangement agreement; no conflicts, required filings and consents; subsidiaries; compliance with Laws and constating documents; authorizations; capitalization and listing; shareholder and similar agreements; registrant status and stock exchange compliance; U.S. securities law matters; reports; financial statements; undisclosed liabilities; Sarbanes-Oxley compliance; takeover Laws; title; Petroleum Rights Agreements; no defaults under leases and agreements; expropriation; absence of certain changes or events; litigation; environmental; ownership of material property; no rights of first refusal; royalties, rentals and taxes paid; licenses; reserves; intellectual property; employment matters; ownership of TransGlobe common shares; taxes; books and records; non-arm’s length transactions; restrictions on business activities; material contracts; anti-corruption; sanctions; import and export controls; brokers and expenses; fairness opinion; freely tradable shares; and the Competition Act (Canada).
As used in the arrangement agreement, the term “material adverse effect” means, with respect to either VAALCO or TransGlobe, as applicable, any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided that no event, change, occurrence, effect or state of facts will be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a material adverse effect, to the extent that such event, change, occurrence, effect or state of facts results from or arises out of:
•	any change or development generally affecting the oil and gas industry generally or the oil and gas industry in Canada, the United Kingdom, the United States, Egypt, Gabon or Equatorial Guinea;
•
any change or development in political conditions in Canada, the United Kingdom, the United States, Egypt, Gabon, Equatorial Guinea, other states or countries in which such party has material operations or globally (including any act of terrorism or sabotage or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

•
any change in general economic, business or regulatory conditions or in financial, credit, currency or securities markets in Canada, the United Kingdom, the United States, Egypt, Gabon, Equatorial Guinea, other states or countries in which such party has material operations or globally;

•	any change (on a current or forward basis) in the price of crude oil, natural gas or related hydrocarbons;
•
any adoption, proposed implementation or change in applicable law or any interpretation or application (or non-application) thereof by any governmental entity, or that result from any action taken for the purpose of complying with any of the foregoing;

•
any change in IFRS or U.S. GAAP, as applicable, or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

•
any pandemic or outbreak of illness (including COVID-19 (Coronavirus) and any variants/mutations thereof) or other health crisis or public health event, or the worsening of any of the foregoing or the implementation of any COVID-19 measures;

•	the execution, announcement or performance of the arrangement agreement or the consummation of the transactions contemplated therein (provided that this clause does not apply to any representation or warranty contained in the arrangement agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of the arrangement agreement or the consummation of the transactions contemplated therein);
•	any actions taken which VAALCO or TransGlobe, as applicable, has requested in writing that the other party undertakes;
•
any failure by a party to meet any analysts’ estimates or expectations of such person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party or any of its subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (although the facts or occurrences giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a material adverse effect);

•
any proceedings made or brought by any of the current or former stockholders of such party (on their own behalf or on behalf of such party) against VAALCO, AcquireCo, TransGlobe or any of their directors or officers, arising out of the arrangement agreement or the transactions contemplated thereby; or

•
any change in the market price or trading volume of any securities of such party (although the facts and circumstances that give rise to such changes may be taken into account in determining whether a material adverse effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of such party trade;

except, however to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the first seven bullet points disproportionately adversely affect such party and its subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such party operates.
Covenants
TransGlobe and VAALCO have agreed to undertake certain covenants between the date of the arrangement agreement and the completion of the arrangement. A brief summary of certain of those covenants is provided in this subsection.
Except (i) as set out in the disclosure letter of such party, (ii) as expressly required or permitted under certain provisions of the arrangement agreement, (iii) as required by applicable law or a governmental entity, (iv) to comply with COVID-19 measures or that is a COVID-19 response, or (v) unless the other party agrees in writing, each of TransGlobe and VAALCO will and will cause each of their respective subsidiaries to: (i) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business and in accordance with good oil and gas field and industry practice; (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group; and (iii) conduct its and their affairs regarding any petroleum rights agreements (and, to the extent within its or their reasonable control, operations thereunder) in accordance with good oil and gas field and industry practice.
Without limiting the generality of the foregoing, TransGlobe has agreed that it will not and will cause each of its subsidiaries not to, directly or indirectly:
•	amend or propose to amend its articles, by-laws or other constating documents, including partnership agreements, or those of its subsidiaries;
•	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any TransGlobe common shares;
•
issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any TransGlobe common shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any TransGlobe common shares or other equity or voting interests or other securities or any shares of its subsidiaries (including, for greater certainty, TransGlobe options, DSUs, PSUs, RSUs or any other equity based awards), other than pursuant to the exercise or settlement (as applicable) of TransGlobe options that are outstanding as of the date of the arrangement agreement in accordance with their terms (as such terms are described in TransGlobe’s public disclosure);

•	split, combine or reclassify any outstanding TransGlobe common shares or the securities of any of its subsidiaries;
•
redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire TransGlobe common shares or other securities of TransGlobe or any securities of its subsidiaries other than purchases of TransGlobe common shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of TransGlobe equity awards;

•	amend the terms of any securities of TransGlobe or any of its subsidiaries;
•	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of TransGlobe or any of its subsidiaries;
•	reorganize, amalgamate or merge TransGlobe or its subsidiaries with any other person;
•
sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer any assets of TransGlobe or any of its subsidiaries or any interest in any assets of TransGlobe or any of its subsidiaries, other than (i) sales and dispositions of raw materials, obsolete or surplus equipment or other inventories or crude oil, natural gas or related hydrocarbons or any other production, in each case only if in the ordinary course of business, or (ii) encumbrances and liens that are incurred in the ordinary course of business;

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any person, or, other than investments required by existing contracts to which one of its joint venture entities is a party or bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer or purchase of any property or assets of any other person;

•
incur any capital expenditures or enter into any agreement obligating TransGlobe or its subsidiaries to provide for future capital expenditures other than (i) capital expenditures forming part of the budget for the 2022 fiscal year that has been approved by the TransGlobe board of directors in the ordinary course of business and disclosed to VAALCO, and (ii) capital expenditures set forth in the disclosure letter delivered by TransGlobe to VAALCO in connection with the execution of the arrangement agreement;

•
approve any work program, budget, expenditure or capital commitment relating to any petroleum rights agreement involving expenditures in excess of $5,000,000 (net share to TransGlobe or the applicable subsidiary) in any case other than (i) any such expenditure covered by any budget approved prior to the date of the arrangement agreement; or (ii) any such expenditure in respect of which VAALCO has given its prior written approval (not to be unreasonably conditioned, withheld or delayed);

•	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable law;
•	reduce the stated capital of the shares of TransGlobe or any of its subsidiaries;
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(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of TransGlobe or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under credit facilities in effect as of the date of the arrangement agreement in the ordinary course of business and/or to refinance the TransGlobe term loans described in the arrangement agreement (provided, that such new debt being incurred to refinance such term loans will (1) not be in an aggregate principal amount in excess of the debt being refinanced (plus reasonable fees and expenses) and (2) be prepayable on the effective date by VAALCO or AcquireCo at par and without penalty or premium), (y) letters of credit, reclamation bonds, financial assurances or other guarantees in respect of environmental or other obligations otherwise permitted to be incurred, or not prohibited, under the arrangement agreement, or (z) borrowings under facilities entered into between two wholly-owned subsidiaries of TransGlobe, or (ii) make any loans, advances (other than any advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other person, other than to any joint venture of TransGlobe or any of its subsidiaries in the ordinary course of business or to TransGlobe or any of its subsidiaries);
•
pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any governmental entity) other than (i) the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in TransGlobe’s financial statements (or in those of any of its subsidiaries) or incurred in the ordinary course of business; or (ii) payment of any fees related to the arrangement.

•
enter into any agreement that, if entered into prior to the date of the arrangement agreement, would have been a TransGlobe material contract (as such term is defined in the arrangement agreement), or modify, amend in any material respect, transfer or terminate any material contract, or waive, release, or assign any material rights or claims thereto or thereunder;

•
breach in any material respect (by act or omission) any of the provisions of any material contracts (and notify VAALCO in a timely manner of any facts or circumstances of which it is aware which indicate that there has been such a material breach);

•
enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business;

•	materially change the business carried on by TransGlobe and its subsidiaries, as a whole;
•
except as is necessary to comply with applicable laws or as required by the terms of the TransGlobe benefit plans (as such term is defined in the arrangement agreement) in effect on the date of the arrangement agreement or as required pursuant to the terms of the arrangement agreement: (i) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of TransGlobe or any of its subsidiaries; (ii) grant, accelerate, or increase any payment, bonus, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of TransGlobe or any of its subsidiaries; (iii) increase the coverage, contributions, funding requirements or benefits available under any TransGlobe benefit plan or create any new plan which would be considered to be a TransGlobe benefit plan once created; (iv) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of TransGlobe or any of its subsidiaries, or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except for base salary increases for employees (other than certain senior employees) in the ordinary course of business; (v) make any material determination under any TransGlobe benefit plans that is not in the ordinary course of business; (vi) establish, adopt, enter into, amend or terminate any collective bargaining agreement or TransGlobe benefit plans; or (vii) take or propose any action to effect any of the foregoing;

•	make any bonus or profit sharing distribution or similar payment of any kind;
•	terminate the employment of any senior employee (as such term is defined in the arrangement agreement), except for cause; or hire any senior employee; or
•
take any action or fail to take any action which action or failure to act would reasonably be expected to cause any governmental entity to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such authorizations.

TransGlobe is required to use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by TransGlobe or any of its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to the terms of the arrangement agreement, neither TransGlobe nor any of its subsidiaries will obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months.

TransGlobe has agreed that TransGlobe and each of its subsidiaries will:
•
not take any action inconsistent with past practice relating to the filing of any tax return (as such term is defined in the arrangement agreement) or the withholding, collecting, remitting and payment of any tax;

•
not amend any tax return or change in any material respect any of its methods of reporting income, deductions or accounting for tax purposes from those employed in the preparation of its most recently filed tax returns, except as may be required by applicable law (as determined in good faith in consultation with VAALCO);

•
not make, change or revoke any material election relating to taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the arrangement agreement and which will be made in a manner consistent with the past practice of TransGlobe and its subsidiaries, as applicable;

•
not enter into any tax sharing, tax allocation, tax related waiver or tax indemnification agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes or the deadline to file any tax returns;

•	not settle (or offer to settle) any material tax claim, audit, proceeding or re-assessment;
•	not surrender any right to claim a refund of taxes;
•	not make a request for a tax ruling to any governmental entity;
•
keep VAALCO reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any tax investigation (other than ordinary course communications which could not reasonably be expected to be material to TransGlobe and its subsidiaries, taken as a whole); and

•
not make any “investments” (as defined for purposes of Section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of TransGlobe and/or any of its subsidiaries (including, for greater certainty, an indirect investment described in paragraph 212.3(10)(f) of the Tax Act), except to the extent that such investment is made in the ordinary course of business in accordance with spending plans pre-dating the signing of the arrangement agreement; and

TransGlobe has agreed that it will not authorize, agree to, propose, enter into or modify any contract to do any of the matters prohibited by the preceding bullets or resolve to do so.
Without limiting the generality of the foregoing, VAALCO has agreed that VAALCO will not and will cause each of its subsidiaries not to, directly or indirectly:
•	amend or propose to amend the articles, by-laws or other constating documents of VAALCO or AcquireCo;
•
declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any of shares of VAALCO common stock, except for regular quarterly dividends to VAALCO stockholders not in excess of $0.0325 per share, in the ordinary course of business and any such action solely between or among VAALCO and its subsidiaries or between or among the subsidiaries of VAALCO;

•
issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any VAALCO shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any shares of VAALCO common stock or other equity or voting interests or other securities or any shares of its subsidiaries (including, for greater certainty, VAALCO equity awards or any other equity based awards), other than (i) pursuant to the exercise of VAALCO equity awards in accordance with their terms (as such terms are described in VAALCO’s public disclosure), (ii) grants of VAALCO equity awards in the ordinary course of business, and (iii) any such action solely between or among VAALCO and its subsidiaries or between or among subsidiaries of VAALCO;

•	split, combine or reclassify any outstanding shares of VAALCO common stock;

•
redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire its shares of VAALCO common stock or other securities of VAALCO, other than (i) ordinary course purchases of shares of VAALCO common stock made in the public markets and at the prevailing market price, and (ii) purchases of shares of VAALCO common stock in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of VAALCO equity awards;

•	amend the terms of any shares of VAALCO common stock;
•	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of VAALCO or AcquireCo;
•	reorganize, amalgamate or merge VAALCO or AcquireCo with any other person;
•	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable law;
•	reduce the stated capital of its shares of VAALCO common stock;
•
sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer any assets of VAALCO or any of its subsidiaries, other than (i) sales and dispositions of raw materials, obsolete or surplus equipment or other inventories or crude oil, natural gas or related hydrocarbons or any other production, in each case only if in the ordinary course of business, or (ii) encumbrances and liens that are incurred in the ordinary course of business;

•
acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any person, or, other than investments required by existing contracts to which one of its joint venture entities is a party or bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned subsidiaries), property transfer or purchase of any property or assets of any other person;

•
enter into any agreement that, if entered into prior to the date hereof, would have been a VAALCO material contract (as defined in the arrangement agreement), or modify, amend in any material respect, transfer or terminate any VAALCO material contract or waive, release, or assign any material rights or claims thereto or thereunder;

•
breach in any material respect (by act or omission) any of the provisions of any material contract (and notify TransGlobe in a timely manner of any facts or circumstances of which it is aware which indicate that there has been such a material breach); or

•	materially change the business carried on by VAALCO and its subsidiaries, as a whole.
VAALCO will use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by VAALCO or any of its subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.
VAALCO has agreed that it will not authorize, agree to, propose, enter into or modify any contract to do any of the matters prohibited by the arrangement agreement or resolve to do so; provided, however, that VAALCO may enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person regarding the acquisition of such person or the purchase of any property or assets from any other person.
Covenants Relating to the Consideration Shares
VAALCO has agreed to apply for and use commercially reasonable efforts to obtain (i) approval of the listing for trading on the NYSE by the effective time of the consideration shares pursuant to the arrangement, subject to official notice of issuance; (ii) acknowledgement from the FCA that the application for admission to trading on the Main Market has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject), admission will become effective as soon as a dealing notice has been issued by the FCA and any such conditions having been satisfied; and (iii) acknowledgement from the LSE that the conditions to the enlarged share capital being admitted to trading on the standard segment of the LSE’s main market have been satisfied.
TransGlobe has agreed to use commercially reasonable efforts to cooperate with VAALCO in connection with the actions set out in the paragraph above, including by providing information reasonably requested by VAALCO in connection therewith.
Mutual Covenants Regarding Takeover Laws
Each of TransGlobe, VAALCO and AcquireCo has agreed that it and its board of directors will approve and take all reasonably necessary or appropriate actions (i) to ensure that no takeover law prohibits or impairs consummation of the transactions contemplated in the arrangement agreement; and (ii) if there is any takeover law prohibiting or impairing the consummation of the transactions contemplated in the arrangement agreement, to ensure that the arrangement may be consummated as promptly as practicable pursuant to the terms of the arrangement agreement and to otherwise act reasonably to eliminate or minimize the effects of such takeover law on the transactions contemplated by the arrangement agreement.
Mutual Covenants Relating to the Arrangement
Each of TransGlobe, VAALCO and AcquireCo has agreed that, other than in connection with the condition to closing described in the fourth bullet of the second paragraph under “Conditions to Completion of the Arrangement,” subject to the terms and conditions of the arrangement agreement, during the period from the date of the arrangement agreement until the earlier of the effective time and the time the arrangement agreement is terminated in accordance with its terms:
•
it will use its commercially reasonable efforts to, and will cause its subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations thereunder as set forth in the arrangement agreement to the extent the same is within its control and to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents, and approvals required to be obtained by it from parties to TransGlobe’s material contracts (as such term is defined in the arrangement agreement) or VAALCO’s material contracts, as the case may be; (ii) obtain all necessary and material authorizations as are required to be obtained by it or any of its subsidiaries under applicable laws; (iii) fulfill all conditions and satisfy all provisions of the arrangement agreement, including delivery of certificates of their respective officers contemplated by the arrangement agreement; and (iv) co-operate with the other party in connection with the performance by it and its subsidiaries of their obligations under the arrangement agreement;

•
it will not take any action, will refrain from taking any action, and will not permit any action to be taken or not taken, which would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the arrangement or the other transactions contemplated in the arrangement agreement;

•
it will use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other proceedings against itself or any of its subsidiaries challenging or affecting the arrangement agreement or the consummation of the transactions contemplated in the arrangement agreement, (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order relating to itself or any of its subsidiaries which may materially adversely affect the ability of the parties to consummate the arrangement, and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the arrangement, any law that makes consummating the arrangement illegal or otherwise prohibits or enjoins TransGlobe, VAALCO or AcquireCo from consummating the arrangement; and

•
it will carry out the terms of the Court’s interim order and the final order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable laws may impose on it or its subsidiaries or affiliates with respect to the transactions contemplated in the arrangement agreement.

Treatment of TransGlobe Awards
Each of TransGlobe, VAALCO, AcquireCo and the TransGlobe board of directors (and any relevant committee thereof), will take such actions (including all actions permitted under the TransGlobe Equity Incentive Plans (as defined in the arrangement agreement) as are necessary, such that, from and after the effective time (i) each TransGlobe option, DSU, PSU and RSU (collectively, the “TransGlobe awards”)) in each case that is outstanding as of immediately prior to the effective time, will be dealt with as provided in the plan of arrangement; and (ii) notwithstanding any provision herein to the contrary, at or prior to the effective time, TransGlobe, its board of directors, the Compensation, Human Resources and Governance Committee of the TransGlobe board of directors, as applicable, will adopt any resolutions and take all actions that are necessary to effectuate the provisions of the arrangement agreement and the plan of arrangement related to the TransGlobe awards.
Non-Solicitation of Alternative Transactions and Change in Recommendation
Each of TransGlobe and VAALCO has agreed not to and to cause their respective subsidiaries and their respective directors, officers and employees not to, and to use its reasonable best efforts to cause their respective representatives not to:
•
solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to certain provisions of the arrangement agreement)), any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an acquisition proposal, except as expressly permitted in the arrangement agreement;

•
enter into, engage in, continue or otherwise participate in any discussions or negotiations with any person (other than the other party to the arrangement agreement, its subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an acquisition proposal, it being acknowledged and agreed that, provided a party is then in compliance with its obligations under its non-solicitation covenants, such party may (i) advise any person of the restrictions of the arrangement agreement; (ii) advise a person who has submitted a written acquisition proposal of the conclusion (without further communication) that its acquisition proposal does not constitute a superior proposal or (iii) communicate with any person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such person;

•
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any acquisition proposal (other than a confidentiality agreement pursuant to certain provisions of the arrangement agreement);

•
(i) modify or qualify in any manner adverse to (or publicly propose to do so) the other party, or withdraw, its board recommendation; (ii) make any approval, endorsement or recommendation (or publicly propose to do so) by its board of any tender offer, take-over bid or other acquisition proposal (other than a recommendation against such offer, bid or acquisition proposal); (iii) fail to include their respective board recommendation in the proxy statement or proxy circular, as the case may be; (iv) fail to publicly reaffirm its board recommendation within five business days after the other party reasonably requests in writing after a material event or development (other than an event described in clause (v) below) (or within such fewer number of days as remains before the day that is two business days before the special meeting or TransGlobe’s shareholder meeting, as applicable); (v) (x) as to VAALCO, fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9 against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within 10 business days after commencement of such tender offer or exchange offer, or (y) as to TransGlobe, in the case of a take-over bid subject to National Instrument 62-104 - Takeover Bids and Issuer Bids, fail to unanimously (subject to abstentions of any conflicted director) recommend, in a directors’ circular, rejection of such take-over bid within 15 days of the date of such take-over bid; or (vi) take no position or a neutral position with respect to an acquisition proposal for more than five business days after the public announcement of such acquisition proposal (it being understood that taking no position or a neutral position with respect to an acquisition proposal for a period of no more than five business days after the public announcement of such acquisition proposal will not be considered to be a change in recommendation provided (other than with respect to an event described in clause (v)(x) above as to VAALCO), the relevant board of directors has rejected such acquisition proposal and reaffirmed its board recommendation before the end of such five business day period); or

•
make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the board of directors of the transactions contemplated in the arrangement agreement.

Each of TransGlobe and VAALCO has agreed that it will, and will cause its respective subsidiaries and representatives to, immediately cease any solicitation, discussions, negotiations or other activities commenced prior to the date of the arrangement agreement with any person (other than the other party and its subsidiaries or affiliates) conducted by such party or such party’s subsidiaries or representatives with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an acquisition proposal, and in connection therewith, such party will discontinue access to and disclosure of its and its subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and will as soon as practicable (and in any event within 24 hours) request, and use its commercially reasonable efforts to exercise all rights it has (or cause its subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding such party and its subsidiaries previously provided in connection therewith to any person other than the other party to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.
Each of TransGlobe and VAALCO has represented and warranted as of the date of the arrangement agreement that neither it nor any of its subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which such party or any of its subsidiaries is a party, except to permit submissions of expressions of interest prior to the date of the arrangement agreement. Each of TransGlobe and VAALCO has covenanted and agreed that (i) it will enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which such party or any of its subsidiaries is a party, and (ii) neither it nor any of its subsidiaries nor any of their respective representatives has (within the last 12 months) or will, without the prior written consent of the other party (which may be withheld or delayed in the other party’s sole and absolute discretion), release any person from, or waive, amend, suspend or otherwise modify such person’s obligations respecting either VAALCO or TransGlobe, as the case may be, or any of its subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which either VAALCO or TransGlobe, as the case may be, or any of its subsidiaries is a party; provided, however, that TransGlobe, VAALCO and AcquireCo acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms will not be a breach of the arrangement agreement.
Each of TransGlobe and VAALCO will as soon as practicable, and in any event, within 24 hours, notify the other party (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to an acquisition proposal, of such acquisition proposal, inquiry, proposal or offer, including the identity of the person making such acquisition proposal, inquiry, proposal or offer and the material terms and conditions thereof and unredacted copies of all material or substantive documents or correspondence received in respect of, from or on behalf of any such person. Each of TransGlobe and VAALCO will keep the other party promptly and fully informed of the material developments and discussions and negotiations with respect to any such acquisition proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.
Notwithstanding any other provision of the arrangement agreement, if, at any time after the date of the arrangement agreement and prior to a party obtaining the approval of its stockholders or shareholders, as applicable, TransGlobe or VAALCO receives a request for material non-public information or to enter into discussions, from a person that proposes to such party an unsolicited bona fide written acquisition proposal that did not result from a breach of the non-solicitation covenants in the arrangement agreement (and which has not been withdrawn) and such party’s board of directors determines, in good faith after consultation with its outside financial and legal advisors, that such acquisition proposal constitutes or would reasonably be expected to constitute a superior proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such acquisition proposal is subject), then, and only in such case, such party may (i) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the person making such acquisition proposal, and (ii) provide the person making such acquisition proposal with, or access to, confidential information regarding such party and its subsidiaries, but only to the extent that the other party had previously been, or is concurrently, provided with, or access to, the same information, if, and only if: (x) such party has entered into a confidentiality agreement on terms no less favorable in aggregate to such party than the confidentiality agreement entered into between

TransGlobe and VAALCO in connection with the arrangement agreement (provided such confidentiality agreement will not be required to have any standstill provisions), a copy of which must be provided to the other party promptly and in any event prior to providing such person with any such copies, access or disclosure, and provided further that such confidentiality agreement will not contain any exclusivity provision or other term that would restrict, in any manner, such party’s ability to consummate the transactions contemplated in the arrangement agreement or to comply with its disclosure obligations to the other party pursuant to the arrangement agreement, and any such copies, access or disclosure provided to such person will have already been, or will substantially concurrently be, provided to the other party; (y) the person submitting the acquisition proposal was not restricted from making such acquisition proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with such party or any of its subsidiaries; and (z) such party has been, and continues to be, in material compliance with its non-solicitation covenants in the arrangement agreement.
TransGlobe and VAALCO have agreed that notwithstanding any other provision of the arrangement agreement, neither TransGlobe nor VAALCO will make a change in recommendation in connection with an acquisition proposal unless all of the following conditions are satisfied: (i) the board of directors of such party has determined that the acquisition proposal constitutes a superior proposal; (ii) stockholder approval or shareholder approval, as applicable, has not been obtained; (iii) such party has been, and continues to be, in material compliance with its non-solicitation covenants in the arrangement agreement; (iv) such party has promptly provided the other party with a notice in writing that there is a superior proposal, together with all documentation related to and detailing the superior proposal, including a copy of any proposed agreement and all ancillary documentation relating to such superior proposal as well as the cash value that such party’s board of directors has, after consultation with outside financial advisors, determined should be ascribed to any non-cash consideration offered under the superior proposal; (v) five business days (the “response period”) has elapsed from the date the other party received the notice and documentation referred to in the immediately preceding clause (iv) from such party; and (vi) if the other party has proposed to amend the terms of the arrangement in accordance with the arrangement agreement, the board of directors of the party that received the proposal would have determined, in good faith, after consultation with its outside financial and legal advisors, that the acquisition proposal remains a superior proposal compared to the proposed amendment to the terms of the arrangement by the other party, if applicable.
For greater certainty, notwithstanding any change in recommendation, unless the arrangement agreement has been terminated in accordance with its terms, the party whose board of directors changed its recommendation must still hold its stockholder or shareholder meeting, as applicable, and allow its stockholders or shareholders, as applicable, to vote on the arrangement, and such party is not permitted, except in accordance with the arrangement agreement, and such party will not, except as required by applicable law, submit to a vote of its stockholders or shareholders, as applicable, any acquisition proposal other than the arrangement prior to the termination of the arrangement agreement.
Each of TransGlobe and VAALCO has acknowledged and agreed that, during the response period or such longer period as the party that received the acquisition proposal approved for such purpose, the other party will have the opportunity, but not the obligation, to propose to amend the terms of the arrangement agreement, including a modification of the consideration. The board of directors of the party that received the acquisition proposal will review any such proposal to determine in good faith whether the other party’s proposal to amend the arrangement agreement would result in the acquisition proposal ceasing to be a superior proposal. If the board of directors of the party that received the acquisition proposal determines that the acquisition proposal is not a superior proposal as compared to the proposed amendments to the terms of the arrangement agreement, it will promptly advise the other party and enter into an amended agreement with the other party reflecting such proposed amendments. If the board of directors of the party that received the acquisition proposal continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal remains a superior proposal and therefore rejects the other party’s offer to amend the arrangement agreement and the arrangement, if any, the party that received the acquisition proposal may, subject to compliance with the other provisions hereof, make a change in recommendation. Each successive modification of any acquisition proposal will constitute a new acquisition proposal for purposes of the arrangement agreement and the other party will be afforded a new response period in respect of each such acquisition proposal from the date on which the other party received the notice and documentation referred to in the preceding paragraph in respect of such new superior proposal from the party that received the acquisition proposal.

The board of directors of the party that received the acquisition proposal will promptly reaffirm its board recommendation by press release after: (i) the board of directors of such party determines any acquisition proposal that has been publicly announced or publicly disclosed is not a superior proposal; or (ii) the board of directors of such party determines that a proposed amendment to the terms of the arrangement would result in any acquisition proposal which has been publicly announced or made not being a superior proposal.
Notwithstanding the foregoing, each of TransGlobe and VAALCO may effect a change in recommendation in response to an intervening event (as defined below) if and only if all of the following are satisfied: (i) such party’s board of directors will have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a change in recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law; (ii) the stockholder or shareholder approval, as applicable, with respect to such party has not been obtained; (iii) such party has promptly provided the other party with a notice in writing that it intends to effect a change in recommendation in response to an intervening event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such change in recommendation (it being understood that such notice will not constitute a change in recommendation for purposes of the arrangement agreement); (iv) five business days (the “intervening event response period”) have elapsed from the date the other party received the notice referred to in clause (iii); and (v) if the other party has proposed to amend the terms of the arrangement, the board of directors of the party that has experienced an intervening event has determined after complying with its obligations under the following paragraph, in good faith, after consultation with its outside legal advisors, that the failure to effect a change in recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law.
Each of TransGlobe and VAALCO has acknowledged and agreed that, during an intervening event response period or such longer period as the party considering the change in recommendation may approve for such purpose, the other party will have the opportunity, but not the obligation, to propose to amend the terms of the arrangement agreement, including an increase in, or modification of, the consideration. The board of directors of the party that has experienced an intervening event will review any such proposal to determine in good faith whether the other party’s proposal to amend the arrangement agreement would obviate the need to effect a change in recommendation in response to the intervening event. If the board of directors of the party that has experienced an intervening event determines that it need not effect a change in recommendation in response to the intervening event in light of the proposed amendments to the terms of the arrangement agreement, it will promptly advise the other party and enter into an amended agreement reflecting such proposed amendments. If the board of directors of the party that has experienced an intervening event continues to believe in good faith, after consultation with its outside legal counsel, that the failure to effect a change in recommendation in response to such intervening event would be inconsistent with its fiduciary duties under applicable law and therefore rejects the other party’s offer to amend the arrangement agreement and the arrangement, if any, the party that has experienced an intervening event, subject to compliance with the other provisions of the arrangement agreement, make a change in recommendation.
In circumstances where either TransGlobe or VAALCO provides the other party with notice of a superior proposal and all documentation contemplated by the arrangement agreement or a notice contemplated by the arrangement agreement, in each case, on a date that is less than seven business days prior to TransGlobe’s shareholder meeting or the special meeting, as applicable, the party providing the notice may, or if and as requested by the other party, such party must, either proceed with or postpone TransGlobe’s shareholder meeting or the special meeting, as applicable, to a date that is not more than seven business days after the scheduled date of such meeting, as directed by the other party, provided, however, that TransGlobe’s shareholder meeting or the special meeting, as applicable, will not be adjourned or postponed to a date later than the fifth business day prior to the outside date.
Without limiting the generality of the foregoing, each of TransGlobe and VAALCO will advise its subsidiaries and its representatives of the prohibitions set out in the arrangement agreement and any violation of the restrictions set forth therein by either party, its subsidiaries or representatives is deemed to be a breach of the arrangement agreement by such party.
Nothing contained in the non-solicit provisions of the arrangement agreement will prohibit (A) VAALCO and its board of directors or a committee thereof from (i) taking and disclosing to VAALCO stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act, (ii) making any disclosure to VAALCO stockholders that is required by law or stock exchange rule or listing agreement, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (iv) making any “stop, look and listen” communication to VAALCO stockholders pursuant to Rule 14d 9(f) under the Exchange Act (or any substantially similar communication) or (B) TransGlobe and its board of directors or a committee thereof from making any disclosure to the TransGlobe shareholders that is required by law or stock exchange rule or listing agreement; provided, however, that (x) each party will provide the other party and its external legal counsel with a reasonable opportunity to review and comment on the form and content of any such disclosure and will give reasonable consideration to such comments, and (y) the arrangement agreement will not be deemed to permit either party’s board of directors to make a change in recommendation other than in accordance with the applicable provisions of the arrangement agreement.
An “acquisition proposal” is, other than the transactions contemplated by the arrangement agreement and as disclosed in TransGlobe’s or VAALCO’s disclosure letter, as applicable, and other than any transaction involving only such party and/or one or more of its wholly-owned subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any person or group of persons (other than the other party or any of its affiliates) relating to:
•
any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of TransGlobe or VAALCO, as applicable, and/or one or more of its subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of such party and its subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of such party and its subsidiaries, taken as a whole; or (ii) 20% or more of any voting or equity securities of TransGlobe or VAALCO, as applicable, or 20% or more of any voting or equity securities of any one or more of any of such party’s subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of such party and its subsidiaries, taken as a whole;

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any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such person or group of persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of TransGlobe or VAALCO, as applicable;

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a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving TransGlobe or VAALCO, as applicable, or any of its subsidiaries that, if consummated, individually or in the aggregate, would result in such person or group of persons beneficially owning 20% or more of the consolidated assets of such party and its subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of such party and its subsidiaries, taken as a whole;

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in the case of TransGlobe, any transaction that would comprise a “substantial transaction” for the purposes of rule 12 of the AIM Rules (provided that for the purposes of determining whether a particular transaction is “substantial,” only the consideration test in Schedule 3 of the AIM Rules will be used); or

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any other transaction, the consummation of which would materially impede, interfere with or delay, or prevent, the transactions contemplated by the arrangement agreement or the arrangement or which would reasonably be expected to materially reduce the benefits to TransGlobe or VAALCO, as applicable, of the arrangement.

A “superior proposal” is an unsolicited bona fide written acquisition proposal from a person or persons who is or are, as at the date of the arrangement agreement, a party that deals at arm’s length with the party receiving the acquisition proposal, that is not obtained in violation of the arrangement agreement, or any agreement between the person making such superior proposal and such party, to acquire 100% of the outstanding stock or shares of such party (other than the stock or shares beneficially owned by the person or persons making such superior proposal) or all or substantially all of the assets of such party and its subsidiaries on a consolidated basis made after the date of the arrangement agreement and:
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is not subject to any financing condition and in respect of which any required financing to complete such acquisition proposal has been demonstrated to be available to the satisfaction of such party’s board of directors, acting in good faith;

•	is not subject to a due diligence and/or access condition;

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is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and the person making such acquisition proposal; and

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such party’s board of directors determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such acquisition proposal and all factors and matters considered appropriate in good faith by such party’s board of directors, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favorable, from a financial point of view, to such party’s stockholders or shareholders, as applicable, than the arrangement (including any adjustment to the terms and conditions of the arrangement proposed by the other party pursuant to the arrangement agreement).

An “intervening event” means any fact, event, change, occurrence, effect or state of facts, that is material to either TransGlobe or VAALCO, as applicable, and its subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable by such party’s board of directors as of the date of the arrangement agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the board of directors as of the date of the arrangement agreement) and does not relate to (i) an acquisition proposal or any inquiry that constitutes, or would reasonably be expected to lead to, an acquisition proposal; (ii) changes in the market price or trading volume of such party’s shares in and of themselves; or (iii) the fact, in and of itself, that such party meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, expectations, forecasts or estimates for any period or that such party’s credit rating has changed.
Pre-Acquisition Reorganization
Subject to the paragraph below, TransGlobe has agreed that, at VAALCO’s reasonable request, TransGlobe will use commercially reasonable efforts to (i) perform such reorganizations of the corporate structure, capital structure, business, operations and assets of TransGlobe or its subsidiaries or such other transactions as VAALCO may request prior to the effective date of the arrangement agreement, acting reasonably, and the plan of arrangement, if required, will be modified accordingly, and (ii) to cooperate with VAALCO and its advisors to determine the nature of the reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.
TransGlobe and its subsidiaries will not be obligated to participate in any such pre-acquisition reorganization unless such pre-acquisition reorganization, in the opinion of TransGlobe, acting reasonably: (i) cannot reasonably be expected to result in any taxes being imposed on, or any adverse tax consequences to TransGlobe shareholders incrementally greater than the taxes to such party in connection with the consummation of the arrangement absent any pre-acquisition reorganization; (ii) is not prejudicial to TransGlobe or its shareholders in any material respect; (iii) does not require TransGlobe to obtain the approval of securityholders of TransGlobe or proceed absent any required consent of any third party; (iv) does not unreasonably interfere with TransGlobe’s material operations prior to the effective time; (v) does not require TransGlobe or its subsidiaries to contravene any contract, authorization (as such terms are defined in the arrangement agreement) or applicable laws, or its organizational documents; (vi) is effected as close as reasonably practicable prior to the effective time, and in any case, no earlier than one business day prior to the effective date; and (vii) does not impair the ability of TransGlobe to consummate, and will not prevent or materially delay the consummation of, the arrangement.
Unless the arrangement is not completed due to a breach by TransGlobe of the terms and conditions of the arrangement agreement or in circumstances that would give rise to the payment by TransGlobe of a termination fee, VAALCO (or, at VAALCO’s direction, AcquireCo) has agreed that it will be responsible for all reasonable costs and expenses associated with any such pre-acquisition reorganization.
Financing Cooperation
TransGlobe has agreed to use commercially reasonable efforts to provide, and to cause each of its subsidiaries and each of their respective representatives to provide, such cooperation as may be reasonably requested by VAALCO in connection with the borrowing or an issuance of debt by VAALCO, AcquireCo and/or any liability management transaction (including, without limitation, any exchange offers, consent solicitations or tender offers) with respect to debt existing on the date of the arrangement agreement of TransGlobe or its subsidiaries (collectively, a “debt financing”), including, without limitation to, upon reasonable notice: (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information (including diligence materials) reasonably required in connection with any debt financing, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any debt financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by VAALCO in connection with the repayment of debt of TransGlobe and its subsidiaries (provided that the effectiveness of any such arrangements will be contingent on the completion of the arrangement) and (iv) authorize and facilitate discussions, meetings and other engagement by VAALCO, its subsidiaries or affiliates with the current lenders, noteholders or other providers of existing indebtedness to TransGlobe or any of its subsidiaries for the purpose of obtaining debt financing, including by necessary or appropriate waivers of the confidentiality agreement to permit such activities. VAALCO (or, at VAALCO’s direction, AcquireCo) will reimburse TransGlobe for all reasonable out-of-pocket costs or expenses incurred by TransGlobe and its subsidiaries in connection with cooperation provided for in the arrangement agreement to the extent the information requested was not otherwise prepared or available in the ordinary course of business.
VAALCO has agreed that the consummation of the transactions contemplated by the arrangement agreement is not conditioned upon the consummation of, or the receipt by VAALCO or AcquireCo of the proceeds of, the debt financing.
Other Covenants and Agreements
The arrangement agreement contains certain other covenants and agreements, including covenants relating to:
•	cooperation between TransGlobe and VAALCO in connection with public announcements and communications;
•	cooperation between TransGlobe and VAALCO in the preparation and filing of the circular and this proxy statement;
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cooperation between TransGlobe and VAALCO in listing the consideration shares on the NYSE by the effective time and satisfying the LSE conditions to admit the enlarged share capital to trade on LSE’s main market for listed securities;

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the use of commercially reasonable efforts by VAALCO to ensure that the consideration shares will, at the effective time, either be registered or qualified under all applicable U.S. state securities laws or exempt from such registration and qualification requirements;

•	access by each party to certain information about the other party during the period prior to the effective time and the parties’ agreement to keep information exchanged confidential; and
•	indemnification of directors and officers of TransGlobe and its subsidiaries in respect of claims arising from facts or events which occurred on or prior to the effective time.
Conditions to Completion of the Arrangement
The respective obligations of TransGlobe, VAALCO and AcquireCo to complete the arrangement are subject to the fulfillment of each of the following conditions precedent on or before the effective time, each of which may only be waived with the mutual consent of VAALCO and TransGlobe:
•	the TransGlobe resolution having been duly approved by TransGlobe shareholders in accordance with the Court’s interim order and applicable law;
•	the VAALCO resolutions having been duly approved at the special meeting in accordance with applicable law;
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the Court’s interim order and the final order each having been obtained on terms consistent with the arrangement agreement and in form and substance acceptable to each of VAALCO and TransGlobe, acting reasonably, and having not been set aside or modified in a manner unacceptable to either TransGlobe or VAALCO, each acting reasonably, on appeal or otherwise;

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no governmental entity that has a material connection with TransGlobe, VAALCO, AcquireCo, or their respective assets having enacted, issued, promulgated, enforced or entered any order or law which is then in effect and has the effect of making the arrangement illegal or otherwise preventing or prohibiting consummation of the arrangement;

•	the consideration shares, subject to customary conditions, having been approved for listing on the NYSE;
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the FCA having acknowledged to VAALCO or its agent (and such acknowledgment not having been withdrawn) that the application for admission to trading on the Main Market has been approved and (after satisfaction of any conditions to listing), such admission becoming effective as soon as a dealing notice has been issued by the FCA and any listing conditions have been satisfied;

•
the LSE having acknowledged to VAALCO or its agent (and such acknowledgment not having been withdrawn) that the conditions to the enlarged share capital being admitted to trading on the Standard List have been satisfied; and

•	the consideration shares having been exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(10) thereof or having been registered under the Securities Act.
The obligation of VAALCO and AcquireCo to complete the arrangement is subject to the fulfillment of each of the following conditions precedent on or before the effective time (each of which is for the exclusive benefit of VAALCO and AcquireCo and may be waived by VAALCO, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which VAALCO and AcquireCo may have):
•
the representations and warranties of TransGlobe set forth in the arrangement agreement regarding (a) organization and qualification, authority relative to the arrangement agreement and absence of certain changes or events (being no TransGlobe material adverse effect) having been true and correct in all respects as of the date of the arrangement agreement and the effective time as if made as at and as of such time; (b) subsidiaries and capitalization and listing having been true and correct in all respects (except for de minimis inaccuracies) as of the date of the arrangement agreement and the effective time as if made as at and as of such time; and (c) all other representations and warranties of TransGlobe having been true and correct in all respects (disregarding for purposes of this condition any materiality or TransGlobe material adverse effect qualification contained in any such representation or warranty) as of the date of the arrangement agreement and the effective time as if made at and as of such time (except that any representation and warranty in each of the foregoing (a), (b) and (c) that by its terms speaks specifically as of the date of the arrangement agreement or another date shall have been true and correct in all respects as of such date), except in the case of this clause (c) where the failure of such representations and warranties to be true and correct in all respects, individually and in the aggregate, does not constitute a TransGlobe material adverse effect; and TransGlobe having provided to VAALCO and AcquireCo a certificate of two TransGlobe senior officers certifying as of the effective date that this condition has been satisfied;

•
TransGlobe having complied in all material respects with the covenants required to be performed by it in the arrangement agreement, and TransGlobe having provided to VAALCO and AcquireCo a certificate of two TransGlobe senior officers certifying as of the effective date that this condition has been satisfied;

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since the date of the arrangement agreement, there not having occurred or have been disclosed to the public (if previously undisclosed to the public), any TransGlobe material adverse effect, and TransGlobe having provided to VAALCO and AcquireCo a certificate of two TransGlobe senior officers certifying as of the effective date that this condition has been satisfied;

•
to the extent required or necessary in connection with the consummation of the transactions contemplated in the arrangement agreement: (i) the approval or consent of, or waiver or non-exercise of any material termination, pre-emption or similar rights by, any governmental entity in, or in respect of the interests held by TransGlobe in, Canada and Egypt, having been given on terms or subject to conditions in each case which are satisfactory to VAALCO, and (ii) no actions or inactions having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence or permit held by TransGlobe or any of its subsidiaries in respect of the interests held by TransGlobe in Canada and Egypt which is necessary for the proper carrying on of its business; and

•	dissent rights not having been exercised (or, if exercised, remain unwithdrawn) with respect to more than 10% of the issued and outstanding TransGlobe common shares.

The obligation of TransGlobe to complete the arrangement is subject to the fulfillment of each of the following conditions precedent on or before the effective time (each of which is for the exclusive benefit of TransGlobe and may be waived by TransGlobe, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which TransGlobe may have):
•
the representations and warranties of VAALCO and AcquireCo set forth in the arrangement agreement regarding (a) organization and qualification, authority relative to the arrangement agreement and absence of certain changes or events (being no VAALCO material adverse effect) having been true and correct in all respects as of the date of the arrangement agreement and the effective time as if made as at and as of such time; (b) capitalization and listing having been true and correct in all respects (except for de minimis inaccuracies) as of the date of the arrangement agreement and the effective time as if made as at and as of such time; and (c) all other representations and warranties of VAALCO and AcquireCo having been true and correct in all respects (disregarding for purposes of this condition any materiality or VAALCO material adverse effect qualification contained in any such representation or warranty) as of the date of the arrangement agreement and the effective time as if made at and as of such time (except that any representation and warranty in each of the foregoing (a), (b) and (c) that by its terms speaks specifically as of the date of the arrangement agreement or another date shall have been true and correct in all respects as of such date), except in the case of this clause (c) where the failure of such representations and warranties to be true and correct in all respects, individually and in the aggregate, does not constitute a VAALCO material adverse effect; and each of VAALCO and AcquireCo having provided to TransGlobe a certificate of two of their respective senior officers certifying as of the effective date that this condition has been satisfied;

•
VAALCO and AcquireCo having complied in all respects with its covenants in the arrangement agreement regarding payment of consideration and governance and transitional matters and in all material respects with its other covenants required to be performed by each of them in the arrangement agreement, and each of VAALCO and AcquireCo having provided to TransGlobe a certificate of two of their respective senior officers certifying as of the effective date that this condition has been satisfied; and

•
since the date of the arrangement agreement, there not having occurred or have been disclosed to the public (if previously undisclosed to the public), any VAALCO material adverse effect, and each of VAALCO and AcquireCo having provided to TransGlobe a certificate of two of their respective senior officers certifying as of the effective date that this condition has been satisfied.

Termination of the Arrangement Agreement
Right to Terminate
The arrangement agreement may be terminated at any time prior to the effective time (i) by mutual written agreement of VAALCO and TransGlobe; or (ii) by either VAALCO or TransGlobe, if:
•
the effective time has not occurred on or before the outside date, except that the right to terminate the arrangement agreement under this provision will not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under the arrangement agreement has been the cause of, or resulted in, the failure of the effective time to occur by the outside date;

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after the date of the arrangement agreement, there has been enacted or made any applicable law or order that remains in effect and that makes consummation of the arrangement illegal or otherwise prohibits or enjoins TransGlobe, VAALCO or AcquireCo from consummating the arrangement and such law, order or enjoinment has become final and non-appealable;

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the TransGlobe resolution has not been approved at TransGlobe’s shareholder meeting except that the right to terminate the arrangement agreement under this provision will not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure to receive the approval from TransGlobe shareholders;

•
the VAALCO resolutions have not been approved at the special meeting except that the right to terminate the arrangement agreement under this provision will not be available to any party whose failure to fulfill any of its obligations or breach of any of its representations or warranties under the arrangement agreement has been the cause of, or resulted in, such failure to receive the approval from VAALCO stockholders;

•	the board of directors of the other party changes its recommendation prior to the time that such party’s stockholder or shareholder approval, as the case may be, is obtained;
•	the other party breaches its non-solicitation covenants in any material respect;
•	a material adverse effect has occurred in relation to the other party; or
•
the other party breaches any representation or warranty or fails to perform any covenant or agreement in the arrangement agreement that would cause certain conditions precedent to completing the arrangement not to be satisfied and such conditions are incapable of being satisfied by the outside date and provided that the party having the right to terminate the arrangement agreement is not then in material breach of the arrangement agreement so as to cause any conditions precedent to completing the arrangement agreement not to be satisfied.

The party desiring to terminate the arrangement agreement will give written notice of such termination to the other party, specifying in reasonable detail the basis for the terminating party’s exercise of its termination right.
If the arrangement agreement is terminated in accordance with its terms, there will be no liability on the part of any party thereto except for such party’s willful breach of the arrangement agreement, and certain provisions of the arrangement agreement that will survive such termination, including those provisions related to the payment of termination fees described below.
Termination Fees
TransGlobe will be required to pay a termination fee of $9.15 million to VAALCO (or at VAALCO’s direction, AcquireCo) in the event that:
•
the arrangement agreement is terminated by VAALCO due to a change in recommendation by TransGlobe at any time prior to the time that the TransGlobe shareholders’ approval of the TransGlobe resolution is obtained;

•	the arrangement agreement is terminated by either party due to a failure to obtain the approval of TransGlobe shareholders following a change in recommendation by TransGlobe; or
•
the arrangement agreement is terminated by (i) either party (A) due to the effective date of the arrangement not occurring prior to the outside date or (B) a failure to obtain the approval of TransGlobe shareholders; or (ii) by VAALCO if TransGlobe is in breach of any representation or warranty or fails to perform any covenant or agreement under the arrangement agreement that would cause certain conditions to closing not to be satisfied, and such conditions are incapable of being satisfied by the outside date, but, in each case, only if in these termination events:

○
prior to such termination, a bona fide acquisition proposal for TransGlobe has been made or publicly announced by any person other than VAALCO or AcquireCo (and, if TransGlobe’s shareholder meeting is held, is not withdrawn at least five business days prior to the date of TransGlobe’s shareholder meeting); and

○
on or prior to the 12 month anniversary of the date of such termination, (i) TransGlobe or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for TransGlobe and such acquisition proposal is later consummated (whether or not on or prior to the 12 month anniversary of the date of such termination) or (ii) an acquisition proposal for TransGlobe has been consummated; provided that for the purposes of this discussion on termination fees, a reference to “20 per cent” in the definition of “acquisition proposal” will be deemed to be a reference to “50 per cent.”

VAALCO (or at VAALCO’s direction, AcquireCo) will be required to pay a termination fee of $9.15 million to TransGlobe in the event that:
•
the arrangement agreement is terminated by TransGlobe due to a change in recommendation by VAALCO at any time prior to the time that the VAALCO stockholders’ approval of the VAALCO resolutions is obtained;

•	the arrangement agreement is terminated by either party due to a failure to obtain the approval of VAALCO stockholders following a change in recommendation by VAALCO; or

•
the arrangement agreement is terminated by (i) either party due to (A) the effective date of the arrangement not occurring prior to the outside date or (B) a failure to obtain the approval of VAALCO stockholders, or (ii) by TransGlobe if VAALCO is in breach of any representation or warranty or fails to perform any covenant or agreement under the arrangement agreement that would cause certain conditions to closing not to be satisfied, and such conditions are incapable of being satisfied by the outside date, but, in each case, only if in these termination events:

○
prior to such termination, a bona fide acquisition proposal for VAALCO has been made or publicly announced by any person other than TransGlobe (and, if the special meeting is held, is not withdrawn at least five business days prior to the date of the special meeting); and

○
on or prior to the 12 month anniversary of the date of such termination, (i) VAALCO or one or more of its subsidiaries enters into a definitive agreement in respect of an acquisition proposal for VAALCO and such acquisition proposal is later consummated (whether or not on or prior to the 12 month anniversary of the date of such termination) or (ii) an acquisition proposal for VAALCO has been consummated; provided that for the purposes of this discussion on termination fees, a reference to “20 per cent” in the definition of “acquisition proposal” will be deemed to be a reference to “50 per cent.”

Expenses
Except as otherwise provided in the arrangement agreement, all fees, costs and expenses incurred by a party in connection with the arrangement agreement and the plan of arrangement, including all costs, expenses and fees of the parties incurred prior to or after the effective date in connection with, or incidental to, the plan of arrangement, will be paid by the party incurring such fees, costs and expenses, whether or not the arrangement is completed.
If the arrangement agreement is terminated by TransGlobe or VAALCO as a result of TransGlobe’s failure to obtain approval of the TransGlobe shareholders or by VAALCO pursuant to TransGlobe’s breach of any representation or warranty or TransGlobe’s failure to perform any covenant or agreement made by TransGlobe in the arrangement agreement and such breach or failure would cause certain of the conditions in the arrangement agreement not to be satisfied, and such conditions are incapable of being satisfied by the outside date, then TransGlobe will reimburse VAALCO (or, at VAALCO’s direction, AcquireCo) for all reasonable and documented out-of-pocket expenses (up to an aggregate maximum of $2.00 million) incurred by VAALCO and AcquireCo subsequent to May 16, 2022 and prior to the termination of the arrangement agreement in connection with the entering into of the arrangement agreement, the arrangement, and the carrying out of any and all acts contemplated thereunder, including reasonable fees and expenses of counsel, financial advisors, accountants and consultants incurred by VAALCO and AcquireCo, by wire transfer in immediately available funds (i) if TransGlobe terminates the arrangement agreement, concurrently with such termination or (ii) if VAALCO terminates the arrangement agreement, within two business days following such termination; provided that in no event will TransGlobe be required to pay, in aggregate, an amount in excess of the termination fee.
If the arrangement agreement is terminated by TransGlobe or VAALCO as a result of VAALCO’s failure to obtain approval of the VAALCO stockholders or by TransGlobe pursuant to VAALCO’s breach of any representation or warranty or VAALCO’s failure to perform any covenant or agreement made by VAALCO in the arrangement agreement and such breach or failure would cause certain of the conditions in the arrangement agreement not to be satisfied, and such conditions are incapable of being satisfied by the outside date, then VAALCO (or, at VAALCO’s direction, AcquireCo) will reimburse TransGlobe for all reasonable and documented out-of-pocket expenses (up to an aggregate maximum of $2.00 million) incurred by TransGlobe subsequent to May 16, 2022 and prior to the termination of the arrangement agreement in connection with the entering into of the arrangement agreement, the arrangement, and the carrying out of any and all acts contemplated thereunder, including reasonable fees and expenses of counsel, financial advisors, accountants and consultants incurred by TransGlobe by wire transfer in immediately available funds (i) if VAALCO terminates the arrangement agreement, concurrently with such termination or (ii) if TransGlobe terminates the arrangement agreement, within two business days following such termination; provided that in no event will VAALCO or AcquireCo be required to pay, in aggregate, an amount in excess of the termination fee.

Guarantee
Under the arrangement agreement, VAALCO has unconditionally and irrevocably guaranteed the due and punctual performance by AcquireCo of each and every obligation of AcquireCo arising under the arrangement agreement, and the arrangement including, without limitation, the due and punctual payment and delivery of the consideration pursuant to the arrangement agreement.
Amendments and Waivers
Amendments
Subject to the provisions of the Court’s interim order, the plan of arrangement and applicable laws, the arrangement agreement and the plan of arrangement may, at any time and from time to time before or after the holding of TransGlobe’s shareholder meeting but not later than the effective time, be amended by mutual written agreement of the parties, without further notice to or authorization on the part of TransGlobe shareholders, and any such amendment may without limitation:
•	change the time for performance of any of the obligations or acts of the parties;
•	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
•	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and/or
•	waive compliance with or modify any mutual conditions precedent herein contained.
Waivers
Any party may: (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive compliance, except as provided herein, with any of the other party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (iii) waive inaccuracies in any of the other party’s representations or warranties contained herein or in any document delivered by the other party; provided, however, that any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A party’s failure or delay in exercising any right under the arrangement agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

THE SUPPORT AND VOTING AGREEMENTS
The summary of the material provisions of the support and voting agreements below and elsewhere in this proxy statement is qualified in its entirety by reference to the forms of support and voting agreements, copies of which are attached to this proxy statement as Annex B and Annex C. This summary may not contain all of the information about the support and voting agreements that is important to you. We urge you to carefully read the forms of support and voting agreements in their entirety, before making a decision on the amendment proposal or the share issuance proposal presented.
VAALCO Support and Voting Agreements
On July 13, 2022, in connection with the signing of the arrangement agreement, TransGlobe entered into support and voting agreements with the directors and certain members of the executive team of VAALCO, in their capacity as stockholders. As of August 24, 2022, the record date of the special meeting, VAALCO stockholders subject to support and voting agreements with TransGlobe, collectively, owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 1.6% of the outstanding shares of VAALCO common stock on a non-diluted basis and approximately 2.6% of the outstanding shares of VAALCO common stock on a partially diluted basis, assuming exercise or vesting of their VAALCO options.
The support and voting agreements set forth, among other things, the agreement of such VAALCO stockholders to (a) vote or cause to be voted their VAALCO common stock, options to purchase VAALCO common stock granted, and VAALCO restricted share units issued, under the VAALCO Incentive Plans (as defined in the arrangement agreement), and any other securities of VAALCO owned or acquired by them during the term of the support and voting agreements in favor of the amendment proposal and share issuance proposal, as well as any other resolutions necessary for the consummation of the arrangement and against any resolution, action, proposal, transaction or agreement proposed by any person that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the arrangement or delay or interfere with the completion of the arrangement; (b) deliver or cause to deliver to the applicable transfer agent duly executed proxies or voting instruction forms completed at least 10 business days prior to the special meeting as specified in the support and voting agreement; (c) not to take any other action of any kind, including voting or not voting and relevant securities, that would reasonably be expected to preclude, delay or interfere with the completion of the arrangement; and (d) not to, directly or indirectly, sell transfer, pledge or assign, or agree to sell transfer, pledge or assign, any of the relevant securities governed by the support and voting agreement (except with consent or pursuant to the VAALCO support and voting agreements).
Notwithstanding the above, if the board of directors of VAALCO changes its recommendation that the VAALCO stockholders approve the amendment proposal and share issuance proposal, such stockholders, subject to support and voting agreements will be entitled to abstain from voting on (a) the approval, consent, ratification and adoption of such proposals, as applicable, and any other matter necessary for the consummation of the arrangement, and (b) any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the arrangement or delay or interfere with, the completion of the arrangement.
The support and voting agreements terminate upon the earliest of (a) mutual written consent of the parties; (b) the termination of the arrangement agreement in accordance with its terms; or (c) the effective time.
TransGlobe Support and Voting Agreements
On July 13, 2022, in connection with the signing of the arrangement agreement, VAALCO and AcquireCo entered into support and voting agreements with the directors and certain members of the executive team of TransGlobe, in their capacity as shareholders. As of the record date of the special meeting, TransGlobe shareholders subject to support and voting agreements with VAALCO, collectively, owned, directly or indirectly, or exercised control or direction over, an approximately 1.3% of the outstanding TransGlobe common shares on a non-diluted basis and approximately 2.2% of the outstanding TransGlobe common shares on a partially diluted basis, assuming exercise or vesting of their TransGlobe options.
The support and voting agreements set forth, among other things, the agreement of such TransGlobe shareholders to (a) vote or cause to be voted their TransGlobe common shares, options to purchase TransGlobe common shares, DSUs, PSUs, RSUs and any other securities of TransGlobe owned or acquired by them during the term of their respective support and voting agreements in favor of the TransGlobe resolution, as well as any other resolutions necessary for the consummation of the arrangement and against any resolution, action, proposal, transaction or agreement proposed by any person that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the arrangement or delay or interfere with the completion of the arrangement; (b) deliver or cause to deliver to the applicable transfer agent duly executed proxies or voting instruction forms completed at least 10 business days prior to the special meeting as specified in the support and voting agreement; (c) not to take any other action of any kind, including voting or not voting and relevant securities, that would reasonably be expected to preclude, delay or interfere with the completion of the arrangement; (d) not to exercise any dissent rights or rights of appraisal; and (e) not to, directly or indirectly, sell transfer, pledge or assign, or agree to sell transfer, pledge or assign, any of the relevant securities governed by the support and voting agreement (except with consent or pursuant to the TransGlobe support and voting agreements).
Notwithstanding the above, if the board of directors of TransGlobe changes its recommendation that the TransGlobe shareholders approve the TransGlobe resolution, such shareholders, subject to support and voting agreements will be entitled to abstain from voting on (a) the approval, consent, ratification and adoption of such resolutions, as applicable, and any other matter necessary for the consummation of the arrangement, and (b) any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the arrangement or delay or interfere with, the completion of the arrangement.
The support and voting agreements terminate upon the earliest of (a) mutual written consent of the parties, (b) the termination of the arrangement agreement in accordance with its terms, (c) VAALCO or AcquireCo decreases the amount of the consideration or effects a change to the terms of the arrangement agreement that is materially adverse to the applicable TransGlobe shareholder without his or her consent; or (d) the effective time.

PROPOSAL NO. 1 – THE AMENDMENT PROPOSAL
The increase in the number of authorized shares of VAALCO common stock in the VAALCO Certificate of Incorporation is intended to permit the issuance of a sufficient number of shares of common stock, to be issued as consideration shares in connection with the arrangement.
The arrangement agreement requires that VAALCO issue and deliver to TransGlobe shareholders the consideration shares which are approximately 49.3 million shares of VAALCO common stock. In order to issue the consideration shares to TransGlobe shareholders in connection with the arrangement, it is necessary to amend the VAALCO Certificate of Incorporation to increase the amount of authorized capital stock from 100,500,000 shares, divided into 100,000,000 shares of VAALCO common stock and 500,000 shares of VAALCO preferred stock, to 160,500,000 shares, divided into 160,000,000 shares of VAALCO common stock and 500,000 shares of VAALCO preferred stock. The VAALCO board of directors has unanimously adopted resolutions approving and declaring advisable, and recommending that our stockholders adopt, the Amendment to VAALCO Certificate of Incorporation. This summary of the proposed amendment is qualified in its entirety by reference to the text of the proposed amendment to the VAALCO Certificate of Incorporation attached as Annex E to this proxy statement, with deletions indicated by strike outs and additions indicated by double underlining.
This Proposal No. 1 – The Amendment Proposal and Proposal No. 2 – The Share Issuance Proposal are conditioned upon each other. Adoption by VAALCO stockholders of the amendment proposal is a condition to the closing of the arrangement and is necessary for VAALCO to issue the common stock to TransGlobe at the closing. Accordingly, if this Proposal No. 1 – The Amendment Proposal is not adopted at the special meeting, a condition to the closing of the arrangement will not be satisfied and the arrangement will not be completed.
Required Vote
Assuming the presence of a quorum, approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of VAALCO common stock entitled to vote at the special meeting. An abstention from voting on the amendment proposal will have the same effect as voting against the amendment proposal. A broker non-vote will not be voted on the amendment proposal.
Board Recommendation
The VAALCO board of directors unanimously recommends that you vote “FOR” this amendment proposal.

PROPOSAL NO. 2 – THE SHARE ISSUANCE PROPOSAL
The VAALCO board of directors has unanimously adopted a resolution authorizing, approving, declaring advisable and recommending to VAALCO stockholders for their approval the issuance of shares of VAALCO common stock to TransGlobe shareholders in connection with the arrangement.
Section 312.03(c) of the NYSE Listed Company Manual requires prior to the issuance of common stock in any transaction if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. The number of shares of VAALCO common stock to be issued to TransGlobe shareholders as consideration for the arrangement will exceed 20% of the number of shares of VAALCO common stock outstanding before the issuance. Therefore, under Section 312.03(c) of the NYSE Listed Company Manual, stockholder approval of the share issuance proposal is required.
As of August 24, 2022, approximately 59.8 million shares of VAALCO common stock were issued and outstanding. Upon the consummation of the arrangement, TransGlobe shareholders would acquire an aggregate of up to approximately 49.3 million shares of VAALCO common stock, which represents approximately 82.4% of the shares of VAALCO common stock issued and outstanding prior to the consummation of the arrangement. Upon the consummation of the arrangement, TransGlobe shareholders would represent approximately 45.5% of the shares of the combined company, calculated based on VAALCO’s vested and outstanding shares and TransGlobe’s outstanding shares, each as of the date of the arrangement agreement.
Proposal No. 1 – The Amendment Proposal and this Proposal No. 2 – The Share Issuance Proposal are conditioned upon each other. Approval by VAALCO stockholders of the issuance of shares of VAALCO common stock to TransGlobe shareholders is a condition to the closing of the arrangement and is necessary for VAALCO to issue the common stock to TransGlobe at the closing. Accordingly, if this Proposal No. 2 – The Share Issuance Proposal is not approved at the special meeting, a condition to the closing of the arrangement will not be satisfied and the arrangement will not be completed.
Required Vote
Assuming the presence of a quorum, approval of this proposal requires the affirmative vote of the holders of a majority of the shares of VAALCO common stock who, being present in person (online) or voting by proxy and entitled to vote at the special meeting, cast votes affirmatively or negatively on the share issuance proposal. An abstention from voting on the share issuance proposal will have no effect on the outcome of the vote on this share issuance proposal. A broker non-vote will not be voted on the share issuance proposal.
Board Recommendation
The VAALCO board of directors unanimously recommends that you vote “FOR” this share issuance proposal.

OTHER MATTERS
Other Matters For Action at the Special Meeting
As of the date of this proxy statement, the VAALCO board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.
WHERE YOU CAN FIND MORE INFORMATION
Where Stockholders Can Find More Information About VAALCO
VAALCO files annual, quarterly and current reports, proxy statements and other information with the SEC. VAALCO’s SEC filings are available to the public at the SEC’s website at www.sec.gov or at VAALCO’s website at www.vaalco.com. Unless otherwise provided below, the information provided in VAALCO’s SEC filings (or available on VAALCO’s website) is not part of this proxy statement and is not incorporated by reference.
The SEC allows VAALCO to incorporate by reference into this proxy statement documents it files with the SEC. This means that, if you are a VAALCO stockholder, VAALCO can disclose important information to you by referring you to those documents.
The information filed by VAALCO and incorporated by reference is considered to be a part of this document, and later information that VAALCO files with the SEC will update and supersede that information. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. VAALCO incorporates by reference the documents listed below and any documents filed by VAALCO pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act (other than documents or information “furnished” to and not “filed” with the SEC) after the date of this proxy statement and before the date of the special meeting:
•	VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 11, 2022;
•
portions of the VAALCO proxy statement relating to its 2021 annual meeting of stockholders incorporated by reference into VAALCO’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on April 22, 2022;

•	VAALCO’s Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2022 and June 30, 2022 filed with the SEC on May 3, 2022 and August 10, 2022; and
•
the Current Reports on Form 8-K filed with the SEC on January 28, 2022 (Items 5.02 and 9.01 only), January 31, 2022 (Item 5.02 only), March 24, 2022 (Item 1.01 only), May 20, 2022 (Items 1.01 and 2.03 only), June 6, 2022 (Item 5.07 only) and July 14, 2022 (Items 1.01 and 3.02 and Exhibits 2.1, 10.1 and 10.2 only).

VAALCO undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
Requests for copies of VAALCO filings should be directed to the Corporate Secretary at VAALCO Energy, Inc. at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042 or by telephone at (713) 623-0801.
Document requests from VAALCO should be made by September 19, 2022 in order to receive them before the special meeting.
Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. VAALCO has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated August 29, 2022. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you would like additional copies of this proxy statement, without charge, or if you have questions about the arrangement, including the procedures for voting your shares, you should contact:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 11005
Banks and Brokerage Firms, please call: (212) 269-5550
Stockholders, please call toll free: (800) 967-5019
Email: egy@dfking.com
Where Stockholders Can Find More Information About TransGlobe
TransGlobe files reports with and furnishes other information to the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canadian securities laws, which differ from those in the United States. TransGlobe’s SEC filings are available to the public at the SEC’s website at www.sec.gov or at TransGlobe’s website at www.trans-globe.com. Unless otherwise provided below, the information provided in TransGlobe’s SEC filings (or available on TransGlobe’s website) is not part of this proxy statement and is not incorporated by reference.
The SEC allows VAALCO to incorporate by reference into this proxy statement documents TransGlobe files with the SEC. This means that, if you are a VAALCO stockholder, VAALCO can disclose important information to you by referring you to those documents.
The information filed by TransGlobe and incorporated by reference is considered to be a part of this document, and later information that TransGlobe files with the SEC will update and supersede that information. Statements contained in this document, or in any document incorporated in this document by reference, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC. The documents listed below and any documents filed by TransGlobe pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act (other than documents or information “furnished” to and not “filed” with the SEC) after the date of this proxy statement and before the date of the special meeting are incorporated by reference into this proxy statement:
•	TransGlobe’s Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the SEC on March 17, 2022; and
•
TransGlobe’s Current Reports on Form 6-K furnished to, or filed with, the SEC on January 3, 2022; January 10, 2022; January 20, 2022; January 27, 2022; January 28, 2022; February 25, 2022; March 7, 2022; March 17, 2022 (two filings); March 24, 2022; March 28, 2022; April 6, 2022; April 13, 2022 (two filings); May 11, 2022; May 12, 2022; June 21, 2022; July 14, 2022 (two filings); August 1, 2022; August 10, 2022 and August 16, 2022.

Annex A
EXECUTION VERSION
VAALCO ENERGY, INC.

AND

VAALCO ENERGY CANADA ULC

AND

TRANSGLOBE ENERGY CORPORATION
ARRANGEMENT AGREEMENT
Date: July 13, 2022

(continued)
SCHEDULE A	FORM OF PLAN OF ARRANGEMENT
SCHEDULE B	FORM OF ARRANGEMENT RESOLUTION
SCHEDULE C	FORM OF VAALCO ENERGY, INC. RESOLUTIONS
SCHEDULE 3.1	REPRESENTATIONS AND WARRANTIES OF TRANSGLOBE
SCHEDULE 4.1	REPRESENTATIONS AND WARRANTIES OF VAALCO AND ACQUIRECO

ARRANGEMENT AGREEMENT
THIS ARRANGEMENT AGREEMENT is made as of July 13, 2022
BETWEEN:
VAALCO ENERGY, INC., a corporation existing under the laws of the State of Delaware (“VAALCO”)
- and -
VAALCO ENERGY CANADA ULC, an unlimited liability company existing under the laws of the Province of Alberta (“AcquireCo”)
- and -
TRANSGLOBE ENERGY CORPORATION, a corporation existing under the laws of the Province of Alberta (“TransGlobe”)
RECITALS:
A.
The board of directors of each of VAALCO, AcquireCo and TransGlobe has determined that it would be in the best interests of VAALCO, AcquireCo and TransGlobe, respectively, to enter into this Agreement and combine the businesses conducted by VAALCO and TransGlobe; and

B.	The Parties intend to carry out the transactions contemplated by this Agreement by way of a plan of arrangement under the provisions of the Business Corporations Act (Alberta).
THEREFORE, the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions
Whenever used in this Agreement, the following words and terms have the meanings set out below:
“ABCA” means the Business Corporations Act (Alberta);
“AcquireCo Board” means the board of directors of AcquireCo as the same is constituted from time to time;
“Admission” means the admission of the Enlarged Share Capital to the Official List, by way of a Standard Listing and to trading on the Main Market, becoming effective;
“affiliate” has the meaning given to it in the ABCA;
“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;
“AIM” means AIM, a market operated by the LSE;
“AIM Rules” means the Aim Rules for Companies as published by AIM;
“Arrangement” means the arrangement of TransGlobe under Section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of VAALCO and TransGlobe, each acting reasonably;
“Arrangement Resolution” means the special resolution of TransGlobe Shareholders approving the Arrangement which is to be considered at the TransGlobe Meeting substantially in the form of Schedule B hereto, including any amendments or variations thereto made in accordance with this Agreement or at the direction of the Court in the Interim Order, with the consent of VAALCO and TransGlobe, each acting reasonably;
“Articles of Arrangement” means the articles of arrangement of TransGlobe in respect of the Arrangement required under section 193(4.1) of the ABCA to be filed with the Registrar after the Final Order is made to give effect to the Arrangement;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, notice, variance, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, directive, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;
“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in London, the United Kingdom, the Province of Alberta, the State of New York or the State of Texas;
“Canadian Securities Authorities” means the securities commission or other securities regulatory authority in each province of Canada;
“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the applicable securities Laws of any other province of Canada;
“Certificate of Arrangement” means the certificate or other confirmation of filing giving effect to the Arrangement issued by the Registrar pursuant to Section 193(11) of the ABCA in respect of the Articles of Arrangement;
“Code” means the U.S. Internal Revenue Code of 1986;
“Competition Act” means the Competition Act (Canada) and the regulations promulgated thereunder;
“Confidentiality Agreement” means the confidentiality agreement between VAALCO and TransGlobe dated May 16, 2022;
“Consideration” means, for each TransGlobe Share outstanding at the Effective Time, a fraction of a VAALCO Share equal to the Exchange Ratio;
“Consideration Shares” means the VAALCO Shares to be issued as Consideration pursuant to the Arrangement;
“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;
“Court” means the Court of Queen’s Bench of Alberta;
“COVID-19” means the coronavirus disease 2019 (known as COVID-19), caused by the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2) and/or any other evolutions, mutations or variances thereof;
“COVID-19 Measures” means, in relation to a Party, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social or physical distancing, shut down, closure, sequester or any other applicable Law or guidelines or recommendations issued by a Governmental Entity in connection with COVID-19;
“COVID-19 Response” means, in relation to a Party, any commercially reasonable action, adopted or taken in accordance with a written policy or protocol of such Party existing as of the date of this Agreement and disclosed to the other Party with the objective of (i) mitigating the adverse effects of COVID-19 or applicable COVID-19 Measures, (ii) ensuring compliance with applicable COVID-19 Measures and/or (iii) in respect of COVID-19, protecting the health and safety of employees or other Persons with whom the personnel of such Party come into contact with during the course of business operations;
“Depositary” means any Person that TransGlobe may appoint to act as depositary for the TransGlobe Shares in relation to the Arrangement, with the approval of VAALCO, acting reasonably;
“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;
“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.13, which will be the date shown in the Certificate of Arrangement;
“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

“Enlarged Share Capital” means the issued share capital of VAALCO, following the issue of the Consideration Shares;
“Environment” means the environment or natural environment as defined in any Environmental Laws and includes ambient air, surface water, ground water, land surface, soil and subsurface strata;
“Environmental Laws” means all applicable Laws relating to pollution or the protection or quality of the Environment or to the Release of Hazardous Substances to the Environment and all Authorizations issued pursuant to such Laws;
“EUWA” means European Union (Withdrawal) Act 2018;
“Exchange Ratio” means, for each TransGlobe Share, 0.6727 of a VAALCO Share, subject to adjustment pursuant to Section 2.17;
“FCA” means the U.K. Financial Conduct Authority;
“Final Order” means the final order of the Court pursuant to Section 193(4) of the ABCA, in form and substance acceptable to VAALCO and TransGlobe, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of VAALCO and TransGlobe, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to VAALCO and TransGlobe, each acting reasonably);
“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the TSX, NYSE, LSE and NASDAQ; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust/competition, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;
“Hazardous Substances” means any material or substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, explosive, corrosive, flammable, leachable, oxidizing, or toxic or a pollutant or a contaminant under or pursuant to any applicable Environmental Laws, and including petroleum and all derivatives thereof or synthetic substitutes therefor (including polychlorinated biphenyls);
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended;
“IFRS” means generally accepted accounting principles in Canada from time to time including, for the avoidance of doubt, the standards prescribed in Part I of the CPA Canada Handbook - Accounting (International Financial Reporting Standards) as the same may be amended, supplemented or replaced from time to time;
“including” means including without limitation, and “include” and “includes” have a corresponding meaning;
“Interim Order” means the interim order made after the application to the Court pursuant to subsection 193(4) of the ABCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under Section 3(a)(10) thereof with respect to the VAALCO Shares issued pursuant to the Arrangement, in form and substance acceptable to VAALCO and TransGlobe, each acting reasonably, providing for, among other things, the calling and holding of the TransGlobe Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of VAALCO and TransGlobe, each acting reasonably;
“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Environmental Laws, Canadian Securities Laws, applicable U.K. Laws (including U.K. Securities Laws) and U.S. Securities Laws and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Person or Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
“LSE” means London Stock Exchange plc;
“Main Market” means the LSE’s main market for listed securities;
“MAR” means the U.K. version of Regulation (EU) 596/2017/4, which is part of the laws of England and Wales by virtue of the EUWA and certain other enacting measures;
“Material Adverse Effect” means, in relation to a Party, any event, change, occurrence, effect or state of facts that, individually or in the aggregate with other events, changes, occurrences, effects or states of facts is, or would reasonably be expected to be, material and adverse to the business, results of operations or financial condition of such Party and its Subsidiaries taken as a whole; provided that no event, change, occurrence, effect or state of facts shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such event, change, occurrence, effect or state of facts results from or arises out of:
(a)	any change or development generally affecting the oil and gas industry generally or the oil and gas industry in Canada, the United Kingdom, the United States, Egypt, Gabon or Equatorial Guinea;
(b)
any change or development in political conditions in Canada, the United Kingdom, the United States, Egypt, Gabon, Equatorial Guinea, other states or countries in which such Party has material operations or globally (including any act of terrorism or sabotage or any outbreak of hostilities or war or any escalation or worsening thereof) or any natural disaster;

(c)
any change in general economic, business or regulatory conditions or in financial, credit, currency or securities markets in Canada, the United Kingdom, the United States, Egypt, Gabon, Equatorial Guinea, other states or countries in which such Party has material operations or globally;

(d)	any change (on a current or forward basis) in the price of crude oil, natural gas or related hydrocarbons;
(e)
any adoption, proposed implementation or change in applicable Law or any interpretation or application (or non-application) thereof by any Governmental Entity, or that result from any action taken for the purpose of complying with any of the foregoing;

(f)
any change in IFRS or U.S. GAAP, as applicable, or changes in applicable regulatory accounting requirements applicable to the industries in which it conducts business, or that result from any action taken for the purpose of complying with any of the foregoing;

(g)	any pandemic or outbreak of illness (including COVID-19) or other health crisis or public health event, or the worsening of any of the foregoing or the implementation of any COVID-19 Measures;
(h)
the execution, announcement or performance of this Agreement or the consummation of the transactions contemplated herein (provided that this clause (h) shall not apply to any representation or warranty in this Agreement to the extent the purpose of such representation or warranty is to expressly address the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated herein);

(i)	any actions taken which VAALCO or TransGlobe, as applicable, has requested in writing that the other Party undertakes;
(j)
any failure by a Party to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood, without limiting the applicability of paragraphs (a) through (l), that the facts or occurrences giving rise to or contributing to such failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

(k)
any Proceedings made or brought by any of the current or former stockholders of such Party (on their own behalf or on behalf of such Party) against VAALCO, AcquireCo, TransGlobe or any of their directors or officers, arising out of this Agreement or the transactions contemplated hereby; or

(l)
any change in the market price or trading volume of any securities of such Party (it being understood, without limiting the applicability of paragraphs (a) through (k), that the causes underlying such changes in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally or on any securities exchange on which any securities of such Party trade;

except, however to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a), (b), (c), (d), (e), (f) or (g) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other companies operating in the industry in which such Party operates;
“material fact” and “material change” have the meanings given to them in the Securities Act;
“misrepresentation” has the meaning given to it in the Securities Act;
“NASDAQ” means the NASDAQ Stock Exchange;
“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;
“NI 51-101” means National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities;
“NYSE” means the New York Stock Exchange;
“Official List” means the Official List of the FCA;
“Order” means all judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary or permanent);
“ordinary course of business”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person, is commercially reasonable in the circumstances in which it is taken, is taken in the ordinary course of the normal day-to-day business and operations of such Person or is a COVID-19 Response;
“Outside Date” means October 19, 2022, or such later date as may be agreed to in writing by the Parties; provided that, if the Final Order has not been obtained, any Party may, no later than 5:00 p.m. (London time) on the date that is not less than five calendar days immediately prior to the then Outside Date, elect to extend the Outside Date by delivering a written notice to the other Parties stating that if the Final Order has not been received by the then Outside Date, then the Outside Date shall be extended by a period of 15 Business Days; provided further that in aggregate such extensions shall not extend the Outside Date beyond January 31, 2023;
“Parties” means TransGlobe, VAALCO and AcquireCo, and “Party” means any one of them, as the context requires, and “other Party” shall mean TransGlobe, on the one hand, and VAALCO and/or AcquireCo, on the other hand, as the context requires;
“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
“Petroleum Rights Agreement” means any or all of the production sharing contracts, licences, concessions, permits, leases, sales or similar contracts for the purpose of or relating to the exploration, production, transportation, marketing or sale of hydrocarbons to which a Governmental Entity is a party or which is granted by a Governmental Entity to, with or in favour of: (a) a TransGlobe Subsidiary, or (b) a VAALCO Subsidiary;
“Petroleum Substances” means crude oil, bitumen, natural gas, natural gas liquids and other related hydrocarbons and all other substances related to any of the foregoing, whether liquid, solid or gaseous, and whether hydrocarbons or not, including sulphur and coalbed methane;

“Plan of Arrangement” means the plan of arrangement of TransGlobe, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court in the Final Order;
“Pre-Acquisition Reorganization” has the meaning given to it in Section 5.12(a);
“Proceeding” means any suit, claim, action, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, any court or other Governmental Entity;
“Prospectus Rules” means the U.K. version of Regulation (EU) 2017/1129, which is part of the laws of England and Wales by virtue of the EUWA and certain other enacting measures;
“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA;
“Release” means any spill, leak, pumping, addition, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance into the Environment;
“Representatives” means, with respect to any Person, such Person’s officers, directors, employees and other representatives acting on its behalf, including any financial advisors, attorneys and accountants;
“SEC” means the United States Securities and Exchange Commission;
“SEC Clearance” the earliest of (a) confirmation from the SEC that the VAALCO Proxy Statement is not to be reviewed by the SEC, (b) if VAALCO has not otherwise been informed by the SEC that the SEC intends to review the VAALCO Proxy Statement, on the eleventh (11th) calendar day immediately following the date of filing of the VAALCO Proxy Statement with the SEC and (c) if VAALCO receives comments from the SEC with respect to the VAALCO Proxy Statement, upon confirmation from the SEC that it has no further comments on the VAALCO Proxy Statement;
“Securities Act” means the Securities Act (Alberta) and the rules, regulations and published policies made thereunder;
“Senior Employee” means each of the employees of TransGlobe and its Subsidiaries holding a position of set forth in Section 1.1 of the TransGlobe Disclosure Letter;
“Standard Listing” means a listing on the standard segment of the Main Market in accordance with Chapter 14 of the Listing Rules;
“Statutory Plans” means statutory benefit plans which a Party and any of its Subsidiaries are required to participate in or comply with, including any benefit plan administered by any federal or provincial government and any benefit plans administered pursuant to applicable health, Tax, workplace safety insurance, and employment insurance legislation;
“Subsidiary” has the meaning given to it in NI 45-106, in force as of the date of this Agreement, and shall include any TransGlobe JV Entity, in the case of TransGlobe, and any VAALCO JV Entity, in the case of VAALCO;
“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “takeover,” “interested shareholder,” or “business combination” statute or regulation or other similar anti-takeover Laws;
“Tax” or “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity and any amounts owing or refunds owing under section 125.7 of the Tax Act, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and federal, state, provincial and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing;
“Tax Act” means the Income Tax Act (Canada);
“Tax Returns” means returns, reports, declarations, elections, designations, notices, filings, forms, statements, applications (including any documents filed under section 125.7 of the Tax Act) and other documents (whether in tangible, electronic or other form) including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, in each case made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;
“Termination Fee” means either the TransGlobe Termination Fee or the VAALCO Termination Fee, as the context requires;
“Third Party Beneficiary” has the meaning given to it in Section 8.9;
“TransGlobe Acquisition Proposal” means, other than the transactions contemplated by this Agreement and as disclosed in Section 1.1 of the TransGlobe Disclosure Letter and other than any transaction involving only TransGlobe and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as such term is used in Section 13(d)(3) of the U.S. Exchange Act) of Persons (other than VAALCO or any affiliate of VAALCO), whether or not in writing and whether or not delivered to TransGlobe Shareholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of TransGlobe and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of TransGlobe and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of TransGlobe and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of TransGlobe), or (ii) 20% or more of any voting or equity securities of TransGlobe or 20% or more of any voting or equity securities of any one or more of any of TransGlobe’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of TransGlobe and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of TransGlobe); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as such term is used in Section 13(d)(3) of the U.S. Exchange Act) of Persons beneficially owning 20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of TransGlobe; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving TransGlobe or any of its Subsidiaries that, if consummated, individually or in the aggregate, would result in such Person or group of Persons beneficially owning 20% or more of the consolidated assets of TransGlobe and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of TransGlobe and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of TransGlobe); (d) any transaction that would which would comprise a “substantial transaction” for the purposes of rule 12 of the AIM Rules for Companies (provided that for the purposes of determining whether a particular transaction is “substantial”, only the consideration test in Schedule 3 of the AIM Rules for Companies shall be used); or (e) any other transaction, the consummation of which would materially impede, interfere with or delay, or prevent, the transactions contemplated by this Agreement or the Arrangement or which would reasonably be expected to materially reduce the benefits to VAALCO or AcquireCo of the Arrangement;
“TransGlobe Awards” means TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs and TransGlobe RSUs;
“TransGlobe Benefit Plans” means all health, welfare, supplemental unemployment benefit, bonus, profit sharing, option, insurance, incentive, incentive compensation, deferred compensation, share purchase, share compensation, disability, pension or retirement income or savings plans or other employee compensation arrangement or agreement or benefit plans, trust, funds, policies, programs, arrangements, agreements, practices, or other Contracts, whether written or oral, which are maintained by or binding upon TransGlobe or any of its

Subsidiaries for which TransGlobe or its Subsidiaries could have any liability or contingent liability, or pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of its employees or former employees, directors or officers, individuals working on contract with TransGlobe or other individuals providing services to TransGlobe of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding Statutory Plans;
“TransGlobe Board” means the board of directors of TransGlobe as the same is constituted from time to time;
“TransGlobe Board Recommendation” has the meaning given to it in Section 2.7(c);
“TransGlobe Change in Recommendation” has the meaning given to it in Section 5.8(a)(iv);
“TransGlobe Circular” means the notice of the TransGlobe Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to TransGlobe Shareholders in connection with the TransGlobe Meeting, as amended, supplemented or otherwise modified from time to time;
“TransGlobe Data Room” means the material contained in the virtual data room established by TransGlobe in connection with the Arrangement as at 11:59 p.m. (London time) on July 12, 2022, the index of documents of which is appended to the TransGlobe Disclosure Letter;
“TransGlobe Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by TransGlobe to VAALCO in connection with the execution of this Agreement;
“TransGlobe DSU Plan” means the TransGlobe deferred share unit plan dated May 20, 2014;
“TransGlobe DSUs” means deferred share units issued under the TransGlobe DSU Plan;
“TransGlobe Equity Award Holders” means the holders of TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs and TransGlobe RSUs;
“TransGlobe Equity Incentive Plans” means, collectively, the TransGlobe Option Plan, the TransGlobe DSU Plan, the TransGlobe PSU Plan and the TransGlobe RSU Plan;
“TransGlobe Fairness Opinion” has the meaning given to it in 2.3(b);
“TransGlobe Intervening Event” means any fact, event, change, occurrence, effect or state of facts, that is material to TransGlobe and its Subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable by the TransGlobe Board as of the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the TransGlobe Board as of the date of this Agreement) and does not relate to (a) a TransGlobe Acquisition Proposal or any inquiry that constitutes, or would reasonably be expected to lead to, a TransGlobe Acquisition Proposal; (b) changes in the market price or trading volume of TransGlobe Shares in and of themselves; or (c) the fact, in and of itself, that TransGlobe meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, expectations, forecasts or estimates for any period or that TransGlobe’s credit rating has changed;
“TransGlobe Intervening Event Response Period” has the meaning ascribed thereto in Section 5.9(j)(iv);
“TransGlobe JV Entities” has the meaning given to it in Schedule 3.1;
“TransGlobe Locked-Up Shareholders” means the directors and executive leadership team of TransGlobe;
“TransGlobe Material Adverse Effect” means a Material Adverse Effect in relation to TransGlobe;
“TransGlobe Material Contract” means in respect of TransGlobe or any of its Subsidiaries, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a TransGlobe Material Adverse Effect; (b) under which TransGlobe or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $5,000,000 in the aggregate; (c) that is a lease, sublease, license or right of way or occupancy agreement for real property which is material to the business or to an operation of TransGlobe and its Subsidiaries, taken as a whole; (d) that is a Petroleum Rights Agreement; (e) that provides for the establishment of, investment in or formation of any partnership or joint venture with an arm’s length Person in which the interest of TransGlobe and/or its Subsidiaries has a fair market value which exceeds $5,000,000; (f) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of

$5,000,000; (g) under which TransGlobe or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $2,500,000 over the remaining term of the Contract; (h) that limits or restricts TransGlobe or any of its Subsidiaries from engaging in any line of business or in any geographic area in any material respect, except for any such Contract entered into in the normal course of business; (i) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union; (j) that restricts TransGlobe from paying dividends or other distributions to its shareholders; (k) that is a contractual royalty, production payment, net profits, earn-out, farm-out agreement, marketing agreement or similar agreement; (l) that relates to an acquisition or divestiture for value in excess of $5,000,000; (m) that purports to bind TransGlobe’s affiliates other than Subsidiaries of TransGlobe; or (n) that is a material agreement with a Governmental Entity, or an agreement with any first nation, native, indigenous or aboriginal group, or other organizations with authority to represent such groups;
“TransGlobe Meeting” means the special meeting of TransGlobe Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;
“TransGlobe Option Plan” means the TransGlobe Stock Option Plan amended May 10, 2016;
“TransGlobe Options” means options to purchase TransGlobe Shares granted under the TransGlobe Option Plan;
“TransGlobe PSU Plan” means the TransGlobe performance share unit plan dated May 16, 2014, and last amended March 8, 2017;
“TransGlobe PSUs” means performance share units issued under the TransGlobe PSU Plan;
“TransGlobe Public Documents” means all forms, reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by TransGlobe pursuant to the Canadian Securities Laws, applicable U.K. Laws, the U.S. Securities Act and the U.S. Exchange Act since January 1, 2021 and on or before July 12, 2022 which are publicly available;
“TransGlobe Response Period” has the meaning given to it in Section 5.9(f)(v);
“TransGlobe RSU Plan” means the TransGlobe restricted share unit plan dated May 16, 2014, and last amended May 10, 2016;
“TransGlobe RSUs” means restricted share units issued under the TransGlobe RSU Plan;
“TransGlobe Shareholder Approval” means the approval of the Arrangement Resolution by TransGlobe Shareholders at the TransGlobe Meeting in accordance with Section 2.4(c);
“TransGlobe Shareholders” means the holders of TransGlobe Shares;
“TransGlobe Shares” means the common shares in the authorized share capital of TransGlobe;
“TransGlobe Superior Proposal” means an unsolicited bona fide written TransGlobe Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm’s length with TransGlobe, that is not obtained in violation of this Agreement, or any agreement between the Person making such TransGlobe Superior Proposal and TransGlobe, to acquire 100% of the outstanding TransGlobe Shares (other than TransGlobe Shares beneficially owned by the Person or Persons making such TransGlobe Superior Proposal) or all or substantially all of the assets of TransGlobe and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such TransGlobe Acquisition Proposal has been demonstrated to be available to the satisfaction of the TransGlobe Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such TransGlobe Acquisition Proposal and the Person making such TransGlobe Acquisition Proposal; and (d) in respect of which the TransGlobe Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such TransGlobe Acquisition Proposal and all factors and matters considered appropriate in good faith by the TransGlobe Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to TransGlobe Shareholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by VAALCO pursuant to Section 5.8(h));
“TransGlobe Term Loans” means an operating facility with ATB Financial (formerly Alberta Treasury Branches) in the maximum principal amount of CDN$22,500,000 pursuant to a commitment letter dated May 16, 2017, as amended on May 11, 2018, July 11, 2019, June 30, 2020 and June 4, 2021, between TransGlobe and ATB Financial (formerly Alberta Treasury Branches);
“TransGlobe Termination Fee” means $9,150,000;
“TransGlobe Termination Fee Event” has the meaning given to it in Section 7.3(a);
“TransGlobe Voting Agreements” means the voting agreements dated the date hereof and made between VAALCO, AcquireCo, and the TransGlobe Locked-Up Shareholders setting forth the terms and conditions on which the TransGlobe Locked-Up Shareholders have agreed to vote their TransGlobe Shares in favour of the Arrangement Resolution and any other matter necessary or reasonably desirable for the consummation of the Arrangement;
“TSX” means the Toronto Stock Exchange;
“U.K.” means the United Kingdom of Great Britain and Northern Ireland;
“U.K. Listing Conditions” has the meaning given to it in Section 5.3(a)(ii);
“U.K. Securities Laws” means the Prospectus Regulation, the Prospectus Rules, MAR and all other applicable U.K. securities laws and regulations (including market rules and including but not limited to the AIM Rules) which are applicable to TransGlobe and/or VAALCO, as the case may be;
“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;
“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time;
“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;
“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other applicable U.S. federal securities laws;
“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;
“VAALCO Acquisition Proposal” means, other than the transactions contemplated by this Agreement and as disclosed in Section 1.1 of the VAALCO Disclosure Letter and other than any transaction involving only VAALCO and/or one or more of its wholly-owned Subsidiaries, any offer, proposal, expression of interest or inquiry from, or public announcement of intention by, any Person or group (as such term is used in Section 13(d)(3) of the U.S. Exchange Act) of Persons (other than TransGlobe or any affiliate of TransGlobe), whether or not in writing and whether or not delivered to VAALCO Stockholders, relating to: (a) any acquisition or purchase (or any lease, royalty, agreement, joint venture, long-term supply agreement or other arrangement having the same economic effect as an acquisition or purchase), direct or indirect, through one or more transactions, of (i) the assets of VAALCO and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of VAALCO and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of VAALCO and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of VAALCO), or (ii) 20% or more of any voting or equity securities of VAALCO or 20% or more of any voting or equity securities of any one or more of any of VAALCO’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of VAALCO and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of VAALCO); (b) any direct or indirect take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in such Person or group (as such term is used in Section 13(d)(3) of the U.S. Exchange Act) of Persons beneficially owning

20% or more of any class of voting or equity securities (and/or securities convertible into, or exchangeable or exercisable for voting or equity securities) of VAALCO; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving VAALCO or any of its Subsidiaries that, if consummated, individually or in the aggregate, would result in such Person or group of Persons beneficially owning 20% or more of the consolidated assets of VAALCO and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of VAALCO and its Subsidiaries, taken as a whole (in each case, determined based upon the most recent publicly available consolidated financial statements of VAALCO); or (d) any other transaction, the consummation of which would materially impede, interfere with or delay, or prevent, the transactions contemplated by this Agreement or the Arrangement or which would reasonably be expected to materially reduce the benefits to TransGlobe of the Arrangement;
“VAALCO Board” means the board of directors of VAALCO as the same is constituted from time to time;
“VAALCO Board Recommendation” has the meaning given to it in Section 2.8(c);
“VAALCO Change in Recommendation” has the meaning given to it in Section 5.9(a)(iv);
“VAALCO Data Room” means the material contained in the virtual data room established by VAALCO as at 11:59 p.m. (London time) on July 12, 2022, the index of documents of which is appended to the VAALCO Disclosure Letter;
“VAALCO Disclosure Letter” means the disclosure letter dated the date of this Agreement executed and delivered by VAALCO to TransGlobe in connection with the execution of this Agreement;
“VAALCO Fairness Opinion” has the meaning given to it in Section 2.2(b);
“VAALCO Incentive Plans” means (i) VAALCO’s 2014 Long Term Incentive Plan dated April 16, 2014, (ii) VAALCO’s 2020 Long Term Incentive Plan dated April 27, 2020, and last amended June 3, 2021, and (iii) VAALCO’s 2016 Stock Appreciation Rights Plan dated March 10, 2016;
“VAALCO Intervening Event” means any fact, event, change, occurrence, effect or state of facts, that is material to VAALCO and its Subsidiaries, taken as a whole, that is not actually known or reasonably foreseeable by the VAALCO Board as of the date of this Agreement (or if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable by the VAALCO Board as of the date of this Agreement) and does not relate to (a) a VAALCO Acquisition Proposal or any inquiry that constitutes, or would reasonably be expected to lead to, a VAALCO Acquisition Proposal; (b) changes in the market price or trading volume of VAALCO Shares in and of themselves; or (c) the fact, in and of itself, that VAALCO meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, expectations, forecasts or estimates for any period or that VAALCO’s credit rating has changed;
“VAALCO Intervening Event Response Period” has the meaning ascribed thereto in Section 5.8(j)(iv);
“VAALCO JV Entities” has the meaning given to it in Schedule 4.1;
“VAALCO Locked-Up Shareholders” means the directors and executive leadership team of VAALCO;
“VAALCO Material Adverse Effect” means a Material Adverse Effect in relation to VAALCO;
“VAALCO Material Contract” means in respect of VAALCO or any of its Subsidiaries, any Contract: (a) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a VAALCO Material Adverse Effect; (b) under which VAALCO or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $5,000,000 in the aggregate; (c) that is a lease, sublease, license or right of way or occupancy agreement for real property which is material to the business or to an operation of VAALCO and its Subsidiaries, taken as a whole; (d) that is a Petroleum Rights Agreement; (e) that provides for the establishment of, investment in or formation of any partnership or joint venture with an arm’s length Person in which the interest of VAALCO and/or its Subsidiaries has a fair market value which exceeds $5,000,000; (f) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $5,000,000; (g) under which VAALCO or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $2,500,000 over the remaining term of the Contract; (h) that limits or restricts VAALCO or any of its Subsidiaries from engaging in any line of business or in any geographic area in any material respect, except for any such Contract entered into in the normal course of business; (i) that is a collective bargaining agreement, a labour union contract or any other memorandum of understanding or other agreement with a union; (j) that restricts VAALCO from paying dividends or other distributions to its shareholders; (k) that is a contractual royalty, production payment, net profits, earn-out, farm-out agreement, marketing agreement or similar agreement; (l) that relates to an acquisition or divestiture for value in excess of $5,000,000; (m) that purports to bind VAALCO’s affiliates other than Subsidiaries of VAALCO; or (n) that is a material agreement with a Governmental Entity, or an agreement with any first nation, native, indigenous or aboriginal group, or other organizations with authority to represent such groups;
“VAALCO Meeting” means the special meeting of VAALCO Stockholders, including any adjournment or postponement thereof, to be called and held to consider the VAALCO Resolutions;
“VAALCO Prospectus” means a prospectus to be published in connection with the issuance by VAALCO of the Consideration Shares including, if applicable, any supplementary prospectus to be published in connection with it;
“VAALCO Proxy Statement” means a proxy statement, including all schedules, appendices and exhibits thereto and enclosed therewith, to be sent to VAALCO Stockholders in connection with the VAALCO Meeting, as amended, supplemented or otherwise modified from time to time;
“VAALCO Public Documents” means all forms, periodic and current reports, schedules, statements, certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) filed or furnished by VAALCO pursuant to applicable U.K. Laws and the U.S. Exchange Act since January 1, 2021 and on or before July 12, 2022 which are publicly available;
“VAALCO Resolutions” means a resolution of VAALCO Stockholders amending VAALCO’s Restated Certificate of Incorporation to increase the authorized shares of VAALCO Shares to 160,000,000 shares of VAALCO Shares and a resolution of VAALCO Stockholders approving the issuance of VAALCO Shares pursuant to the Arrangement;
“VAALCO Response Period” has the meaning given to it in Section 5.8(f)(v);
“VAALCO Shares” means shares of common stock in the authorized share capital of VAALCO;
“VAALCO Stockholder Approval” means the approval of the VAALCO Resolutions by VAALCO Stockholders at the VAALCO Meeting in accordance with Section 2.6;
“VAALCO Stockholders” means the holders of VAALCO Shares;
“VAALCO Superior Proposal” means an unsolicited bona fide written VAALCO Acquisition Proposal from a Person or Persons who is or are, as at the date of this Agreement, a party that deals at arm’s length with VAALCO, that is not obtained in violation of this Agreement, or any agreement between the Person making such VAALCO Superior Proposal and VAALCO, to acquire 100% of the outstanding VAALCO Shares (other than VAALCO Shares beneficially owned by the Person or Persons making such VAALCO Superior Proposal) or all or substantially all of the assets of VAALCO and its Subsidiaries on a consolidated basis made after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such VAALCO Acquisition Proposal has been demonstrated to be available to the satisfaction of the VAALCO Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such VAALCO Acquisition Proposal and the Person making such VAALCO Acquisition Proposal; and (d) in respect of which the VAALCO Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such VAALCO Acquisition Proposal and all factors and matters considered appropriate in good faith by the VAALCO Board, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to VAALCO, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by TransGlobe pursuant to Section 5.9(h));
“VAALCO Termination Fee” means $9,150,000;
“VAALCO Termination Fee Event” has the meaning given to it in Section 7.3(b); and

“VAALCO Voting Agreements” means the voting agreements dated the date hereof and made between TransGlobe and the VAALCO Locked-Up Shareholders setting forth the terms and conditions on which the VAALCO Locked-Up Shareholders have agreed to vote their VAALCO Shares in favour of the VAALCO Resolutions.
1.2	Interpretation not Affected by Headings
The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Agreement.
1.3	Number and Gender
In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.
1.4	Date for any Action
If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.5	Currency
Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.
1.6	Accounting Matters
Unless otherwise stated, all accounting terms used in this Agreement in respect of (a) VAALCO shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of VAALCO required to be made shall be made in accordance with U.S. GAAP consistently applied; and (b) TransGlobe shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of TransGlobe required to be made shall be made in accordance with IFRS consistently applied.
1.7	Knowledge
(a)
In this Agreement, references to “the knowledge of TransGlobe” means the actual knowledge of any of the (i) President and Chief Executive Officer; (ii) Vice President, Finance, Chief Financial Officer and Corporate Secretary; and (iii) Vice President and Chief Operating Officer of TransGlobe, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that (y) no inquiries are required to be made of any Person that is not a Representative of TransGlobe or its Subsidiaries, and (z) inquiries shall be made to the (A) Country Manager - Egypt; (B) General Manager - Joint Ventures and GM – JVs & Deputy Country Manager; and (C) GM Canada of TransGlobe).

(b)
In this Agreement, references to “the knowledge of VAALCO” means the actual knowledge of any of the (i) Chief Executive Officer; (ii) Chief Financial Officer; (iii) Executive Vice President, Corporate Development; (iv) Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary; and (v) Chief Accounting Officer and Controller of VAALCO, and is deemed to include the knowledge that each would have if he or she had made reasonable inquiries (provided that no inquiries are required to be made of any Person that is not a Representative of VAALCO or its Subsidiaries).

1.8	Statutes
Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

1.9	Disclosure Letters
Each of the VAALCO Disclosure Letter and the TransGlobe Disclosure Letter itself and all information contained in it is confidential information and may not be disclosed unless (a) it is required to be disclosed pursuant to applicable Law unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (b) a Party needs to disclose it in order to enforce its rights under this Agreement.
1.10	Schedules
The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:
Schedule A - Form of Plan of Arrangement
Schedule B - Form of Arrangement Resolution
Schedule C - Form of VAALCO Resolutions
Schedule 3.1 - Representations and Warranties of TransGlobe
Schedule 4.1 - Representations and Warranties of VAALCO and AcquireCo
1.11	Subsidiaries
In this Agreement, references requiring a Party to “cause its Subsidiaries” shall mean, in respect of a TransGlobe JV Entity that is not controlled by TransGlobe or a VAALCO JV Entity that is not controlled by VAALCO, that TransGlobe or VAALCO, as applicable, shall exercise any and all rights available to it and otherwise use its commercially reasonable efforts to cause such TransGlobe JV Entity or VAALCO JV Entity, as applicable, to satisfy the specified obligation or covenant.
ARTICLE 2
THE ARRANGEMENT
2.1	Arrangement
The Parties agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.
2.2	VAALCO Approval
VAALCO represents and warrants to TransGlobe that:
(a)	the VAALCO Board has unanimously determined that:
(i)	this Agreement and the transactions contemplated hereby are in the best interests of VAALCO; and
(ii)	it will recommend that VAALCO Stockholders vote in favour of the VAALCO Resolutions; and
(b)
the VAALCO Board has received an oral opinion to be subsequently confirmed in writing (the “VAALCO Fairness Opinion”) from Stifel, Nicolaus & Company, Incorporated, the financial advisor to VAALCO, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be paid by VAALCO pursuant to the Arrangement is fair, from a financial point of view, to VAALCO.

2.3	TransGlobe Approval
TransGlobe represents and warrants to VAALCO and AcquireCo that:
(a)	the TransGlobe Board has unanimously determined that:
(i)	the Arrangement and entry into of this Agreement are in the best interests of TransGlobe; and

(ii)	it will recommend that TransGlobe Shareholders vote in favour of the Arrangement Resolution; and
(b)
the TransGlobe Board has received an oral opinion to be subsequently confirmed in writing (the “TransGlobe Fairness Opinion”) from Evercore Partners International LLP, the financial advisor to TransGlobe, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Consideration to be received by TransGlobe Shareholders pursuant to the Arrangement is fair, from a financial point of view, to TransGlobe Shareholders.

2.4	Interim Order
As soon as reasonably practicable following execution of this Agreement, TransGlobe shall apply to the Court in a manner acceptable to VAALCO, acting reasonably, pursuant to Section 193(2) of the ABCA and prepare, file and diligently pursue an application to the Court for the Interim Order. TransGlobe shall use commercially reasonable efforts to schedule the Interim Order hearing with the Court for the twelfth (12th) calendar day immediately following the date of filing of the VAALCO Proxy Statement with the SEC and VAALCO shall provide notice to TransGlobe as to the timing of such filing of the VAALCO Proxy Statement as soon as reasonably practicable, provided that TransGlobe shall reschedule such hearing if SEC Clearance is not obtained (or not obtainable) by the eleventh (11th) calendar day immediately following the date of filing of the VAALCO Proxy Statement with the SEC, and provided further that in the event such hearing is rescheduled, TransGlobe shall use commercially reasonable efforts to reschedule such hearing to occur as soon as reasonably practicable following the receipt of SEC Clearance and VAALCO shall provide notice to TransGlobe as to the expected timing of such SEC Clearance as soon as reasonably practicable. The Interim Order shall provide, among other things:
(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the TransGlobe Meeting and for the manner in which such notice is to be provided;
(b)	for the confirmation of the record date for the TransGlobe Meeting;
(c)
that the requisite approval for the Arrangement Resolution shall be: (i) 66 2/3% of the votes cast on the Arrangement Resolution by TransGlobe Shareholders present in person or represented by proxy at the TransGlobe Meeting voting together as a single class; and (ii) if required under Canadian Securities Laws, a simple majority of the votes cast on the Arrangement Resolution by TransGlobe Shareholders present in person or represented by proxy at the TransGlobe Meeting after excluding the votes cast by those persons whose votes are required to be excluded in accordance with Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(d)
that, for purposes of the ABCA and consideration of the Arrangement Resolution, the TransGlobe Meeting may be adjourned or postponed from time to time by the TransGlobe Board subject to the terms of this Agreement without the need for additional approval of the Court;

(e)
that the record date for TransGlobe Shareholders entitled to notice of, and for TransGlobe Shareholders entitled to vote at, the TransGlobe Meeting will not change in respect of any adjournment(s) or postponement(s) of the TransGlobe Meeting, unless required by the Court or applicable Laws;

(f)
that, subject to the discretion of the Court, the TransGlobe Meeting may be held as a virtual-only or hybrid shareholder meeting and that TransGlobe Shareholders that participate in the TransGlobe Meeting by virtual means will be deemed to be present at the TransGlobe Meeting;

(g)	that, if a virtual-only TransGlobe Meeting is held with the approval of the Court, such TransGlobe Meeting will be deemed to be held at the location of TransGlobe’s registered office;
(h)
that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of TransGlobe, including quorum requirements and other matters, shall apply in respect of the TransGlobe Meeting;

(i)	for the grant of the Dissent Rights to registered holders of TransGlobe Shares as set forth in the Plan of Arrangement;

(j)
that each TransGlobe Shareholder entitled to receive the Consideration pursuant to the Arrangement will have the right to appear before the Court so long as they enter an appearance within a reasonable time and in accordance with the procedures set out in the Interim Order;

(k)
that it is the Parties’ intention to rely upon the exemption from the registration requirements under the U.S. Securities Act provided under Section 3(a)(10) thereof with respect to the issuance of VAALCO Shares to TransGlobe Shareholders pursuant to the Arrangement, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to TransGlobe Shareholders, as the case may be, and based on the Court’s approval of the Arrangement;

(l)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(m)	for such other matters as TransGlobe or VAALCO may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed.
2.5	TransGlobe Meeting
Subject to the terms of this Agreement and (except in respect of Section 2.5(b)) receipt of the Interim Order, TransGlobe shall:
(a)
duly take all lawful action to call, give notice of, convene and conduct the TransGlobe Meeting in accordance with its constating documents, the Interim Order and applicable Laws for the purpose of voting upon the Arrangement and, provided that VAALCO and AcquireCo have complied with their obligations pursuant to Section 2.7(d), TransGlobe shall use its commercially reasonable efforts to schedule the TransGlobe Meeting on the same date as the VAALCO Meeting;

(b)
in consultation with VAALCO, fix and publish a record date for the purposes of determining TransGlobe Shareholders entitled to receive notice of and vote at the TransGlobe Meeting and give notice to VAALCO of the TransGlobe Meeting;

(c)	allow VAALCO’s representatives and legal counsel to attend the TransGlobe Meeting;
(d)
not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the TransGlobe Meeting without VAALCO’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed, except:

(i)
as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid TransGlobe Shareholder action (which action is not solicited or proposed by TransGlobe or the TransGlobe Board and subject to compliance by TransGlobe with Section 5.6(c)); or

(ii)	as otherwise expressly permitted under this Agreement;
(e)
solicit proxies in favour of the Arrangement Resolution, including, if so requested by VAALCO using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution;

(f)
provide VAALCO with copies of or access to information regarding the TransGlobe Meeting generated by any dealer or proxy solicitation services firm engaged by TransGlobe, as reasonably requested from time to time by VAALCO;

(g)
promptly advise VAALCO as frequently as VAALCO may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the TransGlobe Meeting, as to the aggregate tally of the proxies received by TransGlobe in respect of the Arrangement Resolution;

(h)
promptly advise VAALCO of any written communication from any TransGlobe Shareholder in opposition to the Arrangement, written notice of dissent or purported exercise by any TransGlobe Shareholder of Dissent Rights received by TransGlobe in relation to the Arrangement and any withdrawal of Dissent Rights received by TransGlobe and any written communications sent by or on behalf of TransGlobe to any TransGlobe Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

(i)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of VAALCO;
(j)
not change the record date for the TransGlobe Shareholders entitled to vote at the TransGlobe Meeting in connection with any adjournment or postponement of the TransGlobe Meeting unless required by the Court or applicable Law; and

(k)
at the reasonable request of VAALCO from time to time, promptly provide VAALCO with a list (in both written and electronic form) of: (i) the registered TransGlobe Shareholders, together with their addresses and respective holdings of TransGlobe Shares; (ii) the names and addresses and holdings of all Persons having rights issued by TransGlobe to acquire TransGlobe Shares (including TransGlobe Equity Award Holders); and (iii) participants in book-based systems and non-objecting beneficial owners of TransGlobe Shares, together with their addresses and respective holdings of TransGlobe Shares. TransGlobe shall from time to time require that its registrar and transfer agent furnish VAALCO with such additional information, including updated or additional lists of TransGlobe Shareholders and lists of holdings and other assistance as VAALCO may reasonably request.

2.6	VAALCO Meeting
Subject to the terms of this Agreement, VAALCO shall:
(a)
duly take all lawful action to call, give notice of, convene and conduct the VAALCO Meeting in accordance with its constating documents and applicable Laws for the purpose of voting upon the approval of the VAALCO Resolutions and, provided that TransGlobe has complied with its obligations pursuant to Section 2.8(d), VAALCO shall use its commercially reasonable efforts to schedule the VAALCO Meeting as promptly as reasonably practicable following SEC Clearance of the VAALCO Proxy Statement and on the same date as the TransGlobe Meeting;

(b)
in consultation with TransGlobe, fix and publish a record date for the purposes of determining VAALCO Stockholders entitled to receive notice of and vote at the VAALCO Meeting and give notice to TransGlobe of the VAALCO Meeting;

(c)	allow TransGlobe’s representatives and legal counsel to attend the VAALCO Meeting;
(d)
not adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the VAALCO Meeting without TransGlobe’s prior written consent, which written consent shall not be unreasonably withheld, conditioned or delayed, except:

(i)
as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid VAALCO Stockholder action (which action is not solicited or proposed by VAALCO or the VAALCO Board and subject to compliance by VAALCO and AcquireCo with Section 5.6(c)); or

(ii)	as otherwise expressly permitted under this Agreement;
(e)
solicit proxies in favour of the VAALCO Resolutions, including, if so requested by TransGlobe, using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the VAALCO Resolutions;

(f)
provide TransGlobe with copies of or access to information regarding the VAALCO Meeting generated by any dealer or proxy solicitation services firm engaged by VAALCO, as reasonably requested from time to time by TransGlobe;

(g)
promptly advise TransGlobe as frequently as TransGlobe may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the VAALCO Meeting, as to the aggregate tally of the proxies received by VAALCO in respect of the VAALCO Resolutions;

(h)	promptly advise TransGlobe of any written communication from any VAALCO Stockholder in opposition to the VAALCO Resolutions; and
(i)	not change the record date for the VAALCO Stockholders entitled to vote at the VAALCO Meeting in connection with any adjournment or postponement of the VAALCO Meeting unless required by Law.

2.7	TransGlobe Circular
(a)
As promptly as reasonably practicable following execution of this Agreement, provided VAALCO and AcquireCo have furnished the information required under Section 2.7(d), TransGlobe shall prepare the TransGlobe Circular together with any other documents required by applicable Laws in connection with the TransGlobe Meeting; and, as promptly as reasonably practicable after obtaining the Interim Order, file the TransGlobe Circular in all jurisdictions where the same is required to be filed and mail the TransGlobe Circular to each TransGlobe Shareholder and any other Person as required under applicable Laws and by the Interim Order, in each case, so as to permit TransGlobe to comply with Section 2.5(a).

(b)
TransGlobe shall use reasonable best efforts to ensure that the TransGlobe Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit TransGlobe Shareholders to form a reasoned judgment concerning the matters to be placed before them at the TransGlobe Meeting, and, without limiting the generality of the foregoing, shall ensure that the TransGlobe Circular will not contain any misrepresentation (except that TransGlobe shall not be responsible for any information included in the TransGlobe Circular relating to VAALCO, AcquireCo and their affiliates and the Consideration Shares that was provided by VAALCO or AcquireCo expressly for inclusion in the TransGlobe Circular pursuant to Section 2.7(d)). The TransGlobe Circular shall also contain such information as may be required to allow the Parties to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the Consideration Shares in exchange for TransGlobe Shares pursuant to the Arrangement.

(c)
The TransGlobe Circular shall: (i) include a copy of the Interim Order; (ii) include a copy of the TransGlobe Fairness Opinion; (iii) state that the TransGlobe Board has received the TransGlobe Fairness Opinion, and has unanimously determined, after receiving legal and financial advice, that the Arrangement is fair to the TransGlobe Shareholders and that the Arrangement and entry into this Agreement are in the best interests of TransGlobe; (iv) contain the unanimous recommendation of the TransGlobe Board to TransGlobe Shareholders that they vote in favour of the Arrangement Resolution (the “TransGlobe Board Recommendation”); and (v) include statements that each of the TransGlobe Locked-Up Shareholders has signed a TransGlobe Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their TransGlobe Shares in favour of the Arrangement Resolution.

(d)
VAALCO and AcquireCo shall, and shall cause their officers, directors, accountants, technical experts and other advisors to, in a timely manner cooperate with TransGlobe in connection with the preparation of the TransGlobe Circular, including promptly providing TransGlobe with all information regarding VAALCO, AcquireCo, their affiliates and the Consideration Shares, including any pro forma financial statements (provided that TransGlobe has provided the financial and other information relating to TransGlobe required for same on a timely basis) and other information relating to VAALCO and AcquireCo following completion of the transactions contemplated hereby, as required or reasonably desirable by applicable Laws for inclusion in the TransGlobe Circular or in any amendments or supplements to such TransGlobe Circular. VAALCO shall ensure that such information does not include any misrepresentation concerning VAALCO and AcquireCo, its affiliates and the Consideration Shares or contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will indemnify TransGlobe for all claims, losses, costs and expenses incurred by TransGlobe in respect of any such misrepresentation, untrue statement or omission or alleged misrepresentation, untrue statement or omission contained in any information regarding VAALCO, AcquireCo, their affiliates and the Consideration Shares included in the TransGlobe Circular that was provided by VAALCO, AcquireCo or its Representatives expressly for inclusion in the TransGlobe Circular pursuant to this Section 2.7(d). VAALCO, AcquireCo and TransGlobe shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the TransGlobe Circular and to the identification in the TransGlobe Circular of each such advisor.

(e)
Notwithstanding the foregoing, prior to mailing the TransGlobe Circular (or any amendment or supplement thereto), TransGlobe will (i) provide VAALCO with a reasonable opportunity to review and comment on such document (including the proposed final version of such document), and (ii) consider in good faith including in such document all comments reasonably and promptly proposed by VAALCO, provided that all information relating solely to VAALCO or AcquireCo included in the TransGlobe Circular must be in a form and content satisfactory to VAALCO, acting reasonably.

(f)
If at any time prior to the TransGlobe Meeting, any information relating to TransGlobe, VAALCO, AcquireCo, or any of their respective affiliates officers or directors, should be discovered by TransGlobe, VAALCO or AcquireCo that should be set forth in an amendment or supplement to the TransGlobe Circular, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, TransGlobe or VAALCO and AcquireCo, as applicable, which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with applicable Governmental Entities and, to the extent required by applicable Law or the Interim Order, disseminated to the TransGlobe Shareholders.

(g)
TransGlobe shall promptly advise VAALCO of any communication (written or oral) received by TransGlobe from the TSX, NASDAQ, AIM, any of the Canadian Securities Authorities, or any other Governmental Entity in connection with the TransGlobe Circular.

2.8	VAALCO Proxy Statement
(a)
Subject to delivery by TransGlobe of the financial and other information required or desirable to produce the pro forma financial statements required by Regulation S-X, as promptly as reasonably practicable following execution of this Agreement, VAALCO shall prepare the VAALCO Proxy Statement together with any other documents required by applicable Laws in connection with the VAALCO Meeting; and, as promptly as reasonably practicable after the date of this Agreement, file the VAALCO Proxy Statement with the SEC, and, as promptly as reasonably practicable, after SEC Clearance of the VAALCO Proxy Statement and the Interim Order is obtained, duly take all lawful action to mail the VAALCO Proxy Statement to each VAALCO Stockholder and any other Person as required under applicable Laws.

(b)
VAALCO shall use reasonable best efforts to ensure that the VAALCO Proxy Statement complies with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. VAALCO will advise TransGlobe promptly after it receives any request by the SEC for amendment of the VAALCO Proxy Statement or comments thereon and responses thereto or any request by the SEC for additional information in connection with the VAALCO Proxy Statement, and VAALCO agrees to permit, to the extent reasonably practicable, TransGlobe and its outside counsel, to participate in all meetings and conferences with the SEC. VAALCO shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with this Agreement to comply as to form and substance in all material respects with the applicable requirements of the U.S. Securities Act and U.S. Exchange Act.

(c)
The VAALCO Proxy Statement shall: (i) include a copy of the VAALCO Fairness Opinion; (ii) state that the VAALCO Board has received the VAALCO Fairness Opinion, and has unanimously determined, after receiving legal and financial advice, that the Arrangement and entry into this Agreement are in the best interests of VAALCO; (iii) contain the unanimous recommendation of the VAALCO Board to VAALCO Stockholders that they vote in favour of the VAALCO Resolutions (the “VAALCO Board Recommendation”); and (iv) include statements that each of the VAALCO Locked-Up Shareholders has signed a VAALCO Voting Agreement, pursuant to which, and subject to the terms thereof, they have agreed to, among other things, vote their VAALCO Shares in favour of the VAALCO Resolutions.

(d)
TransGlobe shall, and shall cause its officers, directors, accountants, technical experts and other advisors to, in a timely manner cooperate with VAALCO in connection with the preparation of the VAALCO Proxy Statement, including promptly providing VAALCO with all information regarding

TransGlobe and its affiliates, including any information relating to TransGlobe required or reasonably desirable for the preparation by VAALCO of pro forma financial statements and reserves (including as may be required pursuant to NI 51-101, Schedule 14A, Regulation S-X and, as applicable, FASB ASC paragraphs 932-235-50-3 through 932-235-50-11B and FASB ASC paragraphs 932-235-50-29 through 932-235-50-36), as required by applicable Laws or as desirable for inclusion in the VAALCO Proxy Statement or in any amendments or supplements to such VAALCO Proxy Statement. TransGlobe shall ensure that such information does not include any misrepresentation concerning TransGlobe and its affiliates or contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will indemnify VAALCO for all claims, losses, costs and expenses incurred by VAALCO in respect of any such misrepresentation, untrue statement or omission or alleged misrepresentation, untrue statement or omission contained in any information regarding TransGlobe and its affiliates included in the VAALCO Proxy Statement that was provided by TransGlobe or its Representatives expressly for inclusion in the VAALCO Proxy Statement pursuant to this Section 2.8(d). TransGlobe, VAALCO and AcquireCo shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the VAALCO Proxy Statement and to the identification in the VAALCO Proxy Statement of each such advisor.
(e)
Notwithstanding the foregoing, prior to mailing the VAALCO Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, VAALCO will (i) provide TransGlobe with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), and (ii) consider in good faith including in such document or response all comments reasonably and promptly proposed by TransGlobe, provided that all information relating solely to TransGlobe included in the VAALCO Proxy Statement must be in a form and content satisfactory to TransGlobe, acting reasonably.

(f)
If at any time prior to the VAALCO Meeting, any information relating to VAALCO, AcquireCo, TransGlobe, or any of their respective affiliates officers or directors, should be discovered by VAALCO, AcquireCo or TransGlobe that should be set forth in an amendment or supplement to the VAALCO Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, VAALCO or TransGlobe and AcquireCo, as applicable, which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the VAALCO Stockholders.

(g)
VAALCO shall promptly advise TransGlobe of any communication (written or oral) received by VAALCO from the NYSE, the LSE, the SEC or any other Governmental Entity in connection with the VAALCO Proxy Statement.

2.9	VAALCO Prospectus
(a)
As promptly as reasonably practicable following execution of this Agreement, VAALCO shall apply to the FCA for an eligibility review of VAALCO following the Arrangement in accordance with Primary Market Practice Note 901.4 and shall prepare the VAALCO Prospectus and shall apply to the FCA for approval of the VAALCO Prospectus.

(b)
Subject to the FCA having formally approved the Prospectus, VAALCO shall publish the VAALCO Prospectus and make the VAALCO Prospectus available in accordance with the Prospectus Regulation (EU) 2017/1129, as amended and retained in U.K. law on 31 December 2020 by the European Union (Withdrawal Act) 2018.

(c)	VAALCO shall use reasonable best efforts to ensure that the VAALCO Prospectus complies with applicable Laws and to respond promptly to any comments received on the VAALCO Prospectus from the FCA.

(d)
TransGlobe shall, and shall cause its officers, directors, accountants, technical experts and other advisors to, in a timely manner cooperate with VAALCO in connection with the preparation of the VAALCO Prospectus, including promptly providing VAALCO with all information regarding TransGlobe and its affiliates, including any information required or reasonably desirable for the preparation by VAALCO of pro forma financial statements or reserves information, as required by applicable Laws or as desirable for inclusion in the VAALCO Prospectus. TransGlobe shall ensure that no such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect, and will indemnify VAALCO for all claims, losses, costs and expenses incurred by VAALCO in respect of any misrepresentation, untrue statement or omission or alleged misrepresentation, untrue statement or omission in any information regarding TransGlobe and its affiliates included in the VAALCO Prospectus that was provided by TransGlobe expressly for inclusion in the VAALCO Prospectus pursuant to this Section 2.9(d). TransGlobe, VAALCO and AcquireCo shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the VAALCO Prospectus and to the identification in the VAALCO Prospectus of each such advisor.

(e)
Notwithstanding the foregoing VAALCO will (i) provide TransGlobe and its advisors with a reasonable opportunity to review and comment on drafts of the VAALCO Prospectus (including the proposed final version of the VAALCO Prospectus) prior to their submission to the FCA, and (ii) consider in good faith including in the VAALCO Prospectus all comments reasonably and promptly proposed by TransGlobe, provided that all information relating solely to TransGlobe included in the VAALCO Prospectus must be in a form and content satisfactory to TransGlobe, acting reasonably.

(f)
VAALCO shall promptly advise TransGlobe of any communication (written or oral) received by VAALCO from the FCA, LSE or any other Governmental Entity in connection with the VAALCO Prospectus and shall provide TransGlobe and its advisors with a reasonable opportunity to review and comment on VAALCO’s response to the FCA, LSE or any other Governmental Entity in connection with the VAALCO Prospectus.

2.10	Final Order
If: (a) the Interim Order is obtained; and (b) the Arrangement Resolution is approved at the TransGlobe Meeting by TransGlobe Shareholders as provided for in the Interim Order and as required by applicable Law, TransGlobe shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 193(2) of the ABCA as soon as reasonably practicable, but in any event not later than five Business Days thereafter. In the event Court operations are restricted in response to any COVID-19 Measures, the foregoing date may be extended until the earlier of: (a) the date that is ten Business Days after the date on which the Court grants a telephonic or other remote means of hearing the application; (b) the date the Court specifies as the hearing date for the Final Order; and (c) the earliest possible date on which the Court grants a hearing date for the application after resuming unrestricted operations.
2.11	Court Proceedings
Subject to the terms of this Agreement, VAALCO and AcquireCo shall cooperate with and assist TransGlobe in seeking the Interim Order and the Final Order, including by providing to TransGlobe, on a timely basis, any information reasonably required to be supplied by VAALCO or AcquireCo in connection therewith. TransGlobe shall provide VAALCO and AcquireCo and their legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, TransGlobe shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.11 or with VAALCO’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require VAALCO or AcquireCo to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases the obligations of VAALCO or AcquireCo, or diminishes or limits the rights of VAALCO or AcquireCo, set forth in any such filed or served materials or under this Agreement or the Arrangement. TransGlobe shall also provide to VAALCO, AcquireCo and their legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on TransGlobe in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by TransGlobe indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. TransGlobe shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. In addition, TransGlobe shall not object to VAALCO, AcquireCo and their legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that TransGlobe is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. TransGlobe shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, TransGlobe is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, VAALCO and AcquireCo.
2.12	U.S. Securities Law Matters
The Parties agree that the Arrangement will be carried out with the intention that, and will use their commercially reasonable best efforts to ensure that, all Consideration Shares issued under the Arrangement will be issued by VAALCO in exchange for TransGlobe Shares pursuant to the Plan of Arrangement, whether in the United States, the United Kingdom, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate VAALCO’s and AcquireCo’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:
(a)	the Court will be asked to approve and conclude affirmatively the procedural and substantive fairness of the terms and conditions of the Arrangement;
(b)
prior to the issuance of the Interim Order, the Court will be advised of the intention of the Parties to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Consideration Shares to TransGlobe Shareholders pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)
prior to the issuance of the Interim Order, TransGlobe will file with the Court a draft copy of the proposed text of the TransGlobe Circular together with any other documents required by Law in connection with the TransGlobe Meeting;

(d)
the Court will be advised prior to the hearing that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all TransGlobe Shareholders and other Persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(e)
TransGlobe will ensure that each TransGlobe Shareholder and other Person entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)
the Final Order will expressly state that the terms and conditions of the Arrangement is approved by the Court as being procedurally and substantively fair to all TransGlobe Shareholders and other Persons entitled to receive Consideration Shares pursuant to the Arrangement;

(g)
TransGlobe shall request that the Final Order shall include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of VAALCO, pursuant to the Plan of Arrangement;”

(h)
the Interim Order shall specify that each Person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

(i)	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and
(j)
all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, each Person entitled to receive Consideration Shares will be advised that the Consideration Shares issued pursuant to the Arrangement have not been registered under the U.S. Securities Act and will be issued by VAALCO in reliance on the exemption from registration under Section 3(a)(10) of the U.S. Securities Act.

2.13	Arrangement and Effective Date
(a)	The Articles of Arrangement shall be in a form mutually satisfactory to the Parties, each acting reasonably, and for certainty shall include the complete text of the Plan of Arrangement.
(b)
If the Final Order is granted, and all other conditions in Article 6 are satisfied or waived by the Party or Parties for whose benefit the conditions exist (to the extent that such conditions are capable of being satisfied prior to the Effective Date and, if waived, are not prohibited from being waived), the Parties shall send to the Registrar, for filing pursuant to subsection 193(4.1) of the ABCA, the Articles of Arrangement, a copy of the Final Order and such other documents as may be required under the ABCA to give effect to the Arrangement, as soon as is reasonably practicable and in any event no later than three Business Days after such satisfaction or waiver occurs, unless another time or date is agreed to in writing by the Parties.

(c)
The closing of the Arrangement will take place remotely by exchange of documents and signatures (or their electronic counterparts) on the Effective Date at the Effective Time, unless another time and place is agreed to in writing by the Parties.

2.14	Payment of Consideration
VAALCO and AcquireCo will, following receipt by TransGlobe of the Final Order and prior to the filing of the Articles of Arrangement, deposit or cause to be deposited in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) such number of VAALCO Shares required to satisfy the aggregate Consideration payable to TransGlobe Shareholders pursuant to the Plan of Arrangement.
2.15	Announcement and Communications
(a)
The Parties agree to issue a joint press release with respect to this Agreement as soon as practicable after its due execution. VAALCO, AcquireCo and TransGlobe agree to cooperate in the preparation of presentations, if any, to VAALCO Stockholders, TransGlobe Shareholders and TransGlobe Equity Award Holders regarding the transactions contemplated by this Agreement. Each Party shall: (a) not issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (b) not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with applicable Laws, including Canadian Securities Laws, applicable U.K. Laws, U.K. Securities Laws and U.S. Securities Laws, and if such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent any Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders or public announcements in the ordinary course of business that do not relate specifically to this Agreement or the Arrangement, in each case so long as the content of such statements and announcements are consistent with and limited in all material respects to the content contained in the most recent press releases, public disclosures or public statements made by the Parties. Notwithstanding the foregoing, the provisions of this Section 2.15 related to the approval or contents of filings with Governmental Entities will not apply with respect to filings in connection with the TransGlobe Circular, the VAALCO Proxy Statement, the U.K. Prospectus, the Interim Order or the Final Order which are governed by other sections of this Agreement. The restrictions set forth in this Section 2.15 shall not apply to any release or public statement in connection with any dispute regarding this Agreement or the transactions contemplated hereby.
(b)
To the extent required or necessary in connection with the consummation of the transactions contemplated herein: (i) the Parties shall exchange drafts of all submissions, material correspondence, filings, presentations, applications, plans, consent agreements and other material documents made or submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement, will consider in good faith any suggestions made by the other Party and its counsel and will provide the other Party and its counsel with final copies of all such material submissions, correspondence, filings, presentations, applications, plans, consent agreements and other material documents, and all pre-existing business records or other documents, submitted to or filed with any Governmental Entity in respect of the transactions contemplated by this Agreement; provided, however, that information indicated by either Party to be competitively sensitive shall be provided on an external counsel-only basis; and (ii) insofar as they are legally able so to do, each Party will keep the other Party and their respective counsel fully apprised of all substantive written (including email) and oral communications and all meetings with any Governmental Entity and their staff in respect of the transactions contemplated by this Agreement, and will not participate in such material communications or meetings without giving the other Party and their respective counsel the opportunity to participate therein; provided, however, that where competitively sensitive information may be discussed or communicated, the other Party’s external legal counsel shall be provided with any such communications or information on an external counsel-only basis and shall have the right to participate in any such meetings on an external counsel-only basis. Notwithstanding the foregoing, subject to Law and solely in connection with the transactions contemplated by this Agreement, no Party will initiate any communications in writing or verbally with any Governmental Entity that is a party to any Petroleum Rights Agreement to which the other Party or any of its Subsidiaries is party or that has jurisdiction over any rights or interests related to Petroleum Substances of the other Party and/or its Subsidiaries without the prior approval of the other Party, such approval not to be unreasonably withheld.

2.16	Withholding Taxes
VAALCO, AcquireCo, TransGlobe, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any TransGlobe Shareholders (including in their capacity as current or former TransGlobe Equity Award Holders), and any other Person under the Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of any Law in respect of Taxes. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement and the Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under the Plan of Arrangement exceeds the amount of cash otherwise payable to such Person, VAALCO, AcquireCo, TransGlobe, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to VAALCO, AcquireCo, TransGlobe, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and VAALCO, AcquireCo, TransGlobe, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).
2.17	Adjustment of Consideration
(a)
Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding VAALCO Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding VAALCO Shares, then the Consideration to be paid per TransGlobe Share shall be appropriately adjusted to provide to TransGlobe Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per TransGlobe Share.

(b)
If on or after the date hereof, TransGlobe declares, sets aside or pays any dividend or other distribution to the TransGlobe Shareholders of record as of a time prior to the Effective Time, then the Consideration to be paid per TransGlobe Share shall be appropriately adjusted to provide to TransGlobe Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per TransGlobe Share. For greater certainty, if TransGlobe takes any of the actions referred to above, the aggregate Consideration to be paid by AcquireCo shall be decreased by an equivalent amount.

(c)
If on or after the date hereof, VAALCO declares, sets aside or pays any dividend or other distribution to the VAALCO Stockholders of record as of a time prior to the Effective Time (except for regular quarterly dividends to VAALCO Stockholders made in accordance with Section 5.2(b)(ii)), then the Consideration to be paid per TransGlobe Share shall be appropriately adjusted to provide to TransGlobe Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per TransGlobe Share. For greater certainty, if VAALCO takes any of the actions referred to above, the aggregate Consideration to be paid by AcquireCo shall be increased by an equivalent amount.

2.18	Governance and Transitional Matters
VAALCO covenants with TransGlobe that it will take all actions necessary to ensure that, as of the Effective Time:
(a)	four of the members of the VAALCO Board shall be Andrew L. Fawthrop, George Maxwell, Cathy Stubbs and Fabrice Nze-Bekale, being the members of the VAALCO Board as of the date hereof;
(b)	three of the members of the VAALCO Board shall be David Cook, Edward LaFehr and Timothy Marchant, being members of the TransGlobe Board as of the date hereof; and
(c)	the chairman of the VAALCO Board shall be Andrew Fawthrop, being the chairman of the VAALCO Board as of the date hereof.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF TRANSGLOBE
3.1	Representations and Warranties
Except as set forth in the TransGlobe Public Documents (excluding any disclosures in the TransGlobe Public Documents under the heading “Risk Factors” or “Forward-Looking Statement” and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the TransGlobe Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), TransGlobe hereby represents and warrants to VAALCO and AcquireCo the representations and warranties set forth in Schedule 3.1 hereto and acknowledges that VAALCO and AcquireCo are relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

3.2	Disclaimer
VAALCO and AcquireCo agree and acknowledge that, except as set forth in this Agreement, TransGlobe makes no representation or warranty, express or implied, at law or in equity, with respect to TransGlobe, its Subsidiaries, their respective businesses, their past, current or future financial condition or their assets, liabilities or operations, or their past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.
3.3	Survival of Representations and Warranties
The representations and warranties of TransGlobe contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF VAALCO AND ACQUIRECO
4.1	Representations and Warranties
Except as set forth in the VAALCO Public Documents (excluding any disclosures in the VAALCO Public Documents under the heading “Risk Factors” or “Forward-Looking Statement” and any other disclosures contained in such documents that are predictive, cautionary or forward-looking in nature) or the VAALCO Disclosure Letter (which disclosure shall apply against any representations or warranties to which it is reasonably apparent it should relate), VAALCO and AcquireCo hereby jointly and severally represent and warrant to TransGlobe the representations and warranties set forth in Schedule 4.1 hereto and acknowledge that TransGlobe is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.
4.2	Disclaimer
TransGlobe agrees and acknowledges that, except as set forth in this Agreement, VAALCO and AcquireCo makes no representation or warranty, express or implied, at law or in equity, with respect to VAALCO, AcquireCo, their Subsidiaries, their respective businesses, their past, current or future financial condition or their assets, liabilities or operations, or their past, current or future profitability, performance or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.
4.3	Survival of Representations and Warranties
The representations and warranties of VAALCO and AcquireCo contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.
ARTICLE 5
COVENANTS
5.1	Covenants of TransGlobe Regarding the Conduct of Business
TransGlobe covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except: (i) as set out in Section 5.1 of the TransGlobe Disclosure Letter, (ii) as expressly required by this Agreement or expressly permitted by this Section 5.1, (iii) as required by applicable Law or a Governmental Entity, (iv) to comply with COVID-19 Measures or that is a COVID-19 Response, or (v) unless VAALCO shall otherwise agree in writing:
(a)
TransGlobe shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business and in accordance with good oil and gas field and industry practice; (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group; and (iii) conduct its and their affairs regarding Petroleum Rights Agreements (and, to the extent within its or their reasonable control, operations thereunder) in accordance with good oil and gas field and industry practice;
(b)	without limiting the generality of Section 5.1(a), TransGlobe shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:
(i)	amend or propose to amend its articles, by-laws or other constating documents, including partnership agreements, or those of its Subsidiaries;
(ii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any TransGlobe Shares;
(iii)
issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any TransGlobe Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any TransGlobe Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs, TransGlobe RSUs or any other equity based awards), other than pursuant to the exercise or settlement (as applicable) of TransGlobe Options that are outstanding as of the date of this Agreement in accordance with their terms (as such terms are disclosed in the TransGlobe Public Documents);

(iv)	split, combine or reclassify any outstanding TransGlobe Shares or the securities of any of its Subsidiaries;
(v)
redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire TransGlobe Shares or other securities of TransGlobe or any securities of its Subsidiaries other than purchases of TransGlobe Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of TransGlobe equity awards;

(vi)	amend the terms of any securities of TransGlobe or any of its Subsidiaries;
(vii)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of TransGlobe or any of its Subsidiaries;
(viii)	reorganize, amalgamate or merge TransGlobe or its Subsidiaries with any other Person;
(ix)
sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of TransGlobe or any of its Subsidiaries or any interest in any assets of TransGlobe or any of its Subsidiaries, other than (A) sales and dispositions of raw materials, obsolete or surplus equipment or other inventories or crude oil, natural gas or related hydrocarbons or any other production, in each case only if in the ordinary course of business, or (B) encumbrances and Liens that are incurred in the ordinary course of business;

(x)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which a TransGlobe JV Entity is a party or bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person;

(xi)
incur any capital expenditures or enter into any agreement obligating TransGlobe or its Subsidiaries to provide for future capital expenditures other than (A) capital expenditures forming part of the budget for the 2022 fiscal year that has been approved by the TransGlobe Board in the ordinary course of business and disclosed to VAALCO, and (B) capital expenditures set forth in Section 5.1(b)(xi) of the TransGlobe Disclosure Letter;

(xii)
approve any work program, budget, expenditure or capital commitment relating to any Petroleum Rights Agreement involving expenditures in excess of $5,000,000 (net share to TransGlobe or the applicable Subsidiary) in any case other than:

(A)	any such expenditure covered by any budget approved prior to the date of this Agreement; or
(B)	any such expenditure in respect of which VAALCO has given its prior written approval (not to be unreasonably conditioned, withheld or delayed);
(xiii)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by IFRS or by applicable Law;
(xiv)	reduce the stated capital of the shares of TransGlobe or any of its Subsidiaries;
(xv)
(A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of TransGlobe or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) borrowings under credit facilities in effect as of the date of this Agreement in the ordinary course of business and/or to refinance the TransGlobe Term Loans (provided, that such new debt being incurred to refinance the TransGlobe Term Loans shall (1) not be in an aggregate principal amount in excess of the debt being refinanced (plus reasonable fees and expenses) and (2) be prepayable on the Effective Date by VAALCO or AcquireCo at par and without penalty or premium), (y) letters of credit, reclamation bonds, financial assurances or other guarantees in respect of environmental or other obligations otherwise permitted to be incurred, or not prohibited, under this Agreement, or (z) borrowings under facilities entered into between two wholly-owned Subsidiaries of TransGlobe, or (B) make any loans, advances (other than any advances to employees in the ordinary course of business) or capital contributions to, or investments in, any other person, other than to any joint venture of TransGlobe or any of its Subsidiaries in the ordinary course of business or to TransGlobe or any of its Subsidiaries;

(xvi)
pay, discharge, settle, satisfy, compromise, waive, assign or release any claims, rights, liabilities or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than:

(A)
the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in TransGlobe’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)	payment of any fees related to the Arrangement;
(xvii)
enter into any agreement that, if entered into prior to the date hereof, would have been a TransGlobe Material Contract, or modify, amend in any material respect, transfer or terminate any TransGlobe Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

(xviii)
breach in any material respect (by act or omission) any of the provisions of the TransGlobe Material Contracts (and notify VAALCO in a timely manner of any facts or circumstances of which it is aware which indicate that there has been such a material breach);

(xix)
enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or other financial instruments or like transaction, other than in the ordinary course of business;

(xx)	materially change the business carried on by TransGlobe and its Subsidiaries, as a whole;
(xxi)
except as is necessary to comply with applicable Laws or as required by the terms of the TransGlobe Benefit Plans in effect on the date of this Agreement or as required pursuant to the terms of this Agreement: (A) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of TransGlobe or any of its Subsidiaries; (B) grant, accelerate, or increase any payment, bonus, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of TransGlobe or any of its Subsidiaries; (C) increase the coverage, contributions, funding requirements or benefits available under any TransGlobe Benefit Plan or create any new plan which would be considered to be a TransGlobe Benefit Plan once created; (D) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of TransGlobe or any of its Subsidiaries, or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except for base salary increases for employees (other than Senior Employees) in the ordinary course of business; (E) make any material determination under any TransGlobe Benefit Plan that is not in the ordinary course of business; (F) establish, adopt, enter into, amend or terminate any collective bargaining agreement or TransGlobe Benefit Plan; or (G) take or propose any action to effect any of the foregoing;
(xxii)	make any bonus or profit sharing distribution or similar payment of any kind;
(xxiii)	terminate the employment of any Senior Employee, except for cause or hire any Senior Employee; or
(xxiv)
take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such Authorizations;

(c)
TransGlobe shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by TransGlobe or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, subject to Section 5.11(a), neither TransGlobe nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(d)	TransGlobe and each of its Subsidiaries shall:
(i)	not take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any Tax;
(ii)
not amend any Tax Return or change in any material respect any of its methods of reporting income, deductions or accounting for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, except as may be required by applicable Laws (as determined in good faith consultation with VAALCO);

(iii)
not make, change or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement and which will be made in a manner consistent with the past practice of TransGlobe and its Subsidiaries, as applicable;

(iv)
not enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or the deadline to file any Tax Returns;

(v)	not settle (or offer to settle) any material Tax claim, audit, proceeding or re-assessment;
(vi)	not surrender any right to claim a refund of Taxes;
(vii)	not make a request for a Tax ruling to any Governmental Entity;

(viii)
keep VAALCO reasonably informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to TransGlobe and its Subsidiaries, taken as a whole); and

(ix)
not make any “investments” (as defined for purposes of section 212.3 of the Tax Act) in any corporation that is a “foreign affiliate” of TransGlobe and/or any of its Subsidiaries (including, for greater certainty, an indirect investment described in paragraph 212.3(10)(f) of the Tax Act), except to the extent that such investment is made in the ordinary course of business in accordance with spending plans pre-dating the signing of this Agreement; and

(e)	TransGlobe shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.1 or resolve to do so.
5.2	Covenants of VAALCO Regarding the Conduct of Business
VAALCO covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, except: (i) as set out in Section 5.2 of the VAALCO Disclosure Letter, (ii) as expressly required by this Agreement or expressly permitted by this Section 5.2, (iii) as required by applicable Law or a Governmental Entity, (iv) to comply with COVID-19 Measures or that is a COVID-19 Response, or (v) unless TransGlobe shall otherwise agree in writing:
(a)
VAALCO shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business and in accordance with good oil and gas field and industry practice; (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group; and (iii) conduct its and their affairs regarding Petroleum Rights Agreements (and, to the extent within its or their reasonable control, operations thereunder) in accordance with good oil and gas field and industry practice;

(b)	without limiting the generality of Section 5.2(a), VAALCO shall not, and shall cause each of its Subsidiaries not to, directly or indirectly:
(i)	amend or propose to amend the articles, by-laws or other constating documents of VAALCO or AcquireCo;
(ii)
declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any VAALCO Shares, except for regular quarterly dividends to VAALCO Stockholders not in excess of $0.0325 per VAALCO Share, in the ordinary course of business and any such action solely between or among VAALCO and its Subsidiaries or between or among Subsidiaries of VAALCO;

(iii)
issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any VAALCO Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any VAALCO Shares or other equity or voting interests or other securities or any shares of its Subsidiaries (including, for greater certainty, VAALCO equity awards or any other equity based awards), other than (A) pursuant to the exercise of VAALCO equity awards in accordance with their terms (as such terms are disclosed in the VAALCO Public Documents), (B) grants of VAALCO equity awards in the ordinary course of business, and (C) any such action solely between or among VAALCO and its Subsidiaries or between or among Subsidiaries of VAALCO;

(iv)	split, combine or reclassify any outstanding VAALCO Shares;
(v)	redeem, purchase or otherwise acquire or offer to purchase or otherwise acquire VAALCO Shares or other securities of VAALCO, other than (A) ordinary course purchases of

VAALCO Shares made in the public markets and at the prevailing market price and (B) purchases of VAALCO Shares in satisfaction of the payment of the exercise price or tax withholdings upon the exercise or vesting of VAALCO equity awards;
(vi)	amend the terms of the VAALCO Shares;
(vii)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of VAALCO or AcquireCo;
(viii)	reorganize, amalgamate or merge VAALCO or AcquireCo with any other Person;
(ix)	make any changes in financial accounting methods, principles, policies or practices, except as required, in each case, by U.S. GAAP or by applicable Law;
(x)	reduce the stated capital of the VAALCO Shares;
(xi)
sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, licence, encumber or otherwise transfer any assets of VAALCO or any of its Subsidiaries or any interest in any assets of VAALCO or any of its Subsidiaries, other than (A) sales and dispositions of raw materials, obsolete or surplus equipment or other inventories or crude oil, natural gas or related hydrocarbons or any other production, in each case only if in the ordinary course of business, or (B) encumbrances and Liens that are incurred in the ordinary course of business;

(xii)
acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or, other than investments required by existing Contracts to which a VAALCO JV Entity is a party or bound, make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person;

(xiii)
enter into any agreement that, if entered into prior to the date hereof, would have been a VAALCO Material Contract, or modify, amend in any material respect, transfer or terminate any VAALCO Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

(xiv)
breach in any material respect (by act or omission) any of the provisions of the VAALCO Material Contracts (and notify TransGlobe in a timely manner of any facts or circumstances of which it is aware which indicate that there has been such a material breach); or

(xv)	materially change the business carried on by VAALCO and its Subsidiaries, taken as a whole;
(c)
VAALCO shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by VAALCO or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)
VAALCO shall not authorize, agree to, propose, enter into or modify any Contract to do any of the matters prohibited by the other subsections of this Section 5.2 or resolve to do so; provided, however, that VAALCO may enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding the acquisition of such Person or the purchase of any property or assets from any other Person.

5.3	Covenants Relating to the Consideration Shares
(a)	VAALCO shall apply for and use commercially reasonable efforts to obtain:
(i)	approval of the listing for trading on the NYSE by the Effective Time of the Consideration Shares issuable pursuant to the Arrangement, subject to official notice of issuance;

(ii)
acknowledgement from the FCA that the application for Admission has been approved and (after satisfaction of any conditions to which such approval is expressed to be subject (“U.K. Listing Conditions”)), Admission will become effective as soon as a dealing notice has been issued by the FCA and any U.K. Listing Conditions having been satisfied; and

(iii)	acknowledgement from the LSE that the conditions to the Enlarged Share Capital being admitted to trading on the standard segment of the Main Market have been satisfied.
(b)
TransGlobe shall use commercially reasonable efforts to cooperate with VAALCO in connection with the actions set out in paragraph (a) above, including by providing information reasonably requested by VAALCO in connection therewith.

5.4	Covenants of VAALCO Regarding Blue-Sky Laws
VAALCO shall use its commercially reasonable efforts ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements.
5.5	Mutual Covenants of the Parties Regarding Takeover Laws
Each of the Parties agrees that it and its board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law prohibits or impairs consummation of the transactions contemplated hereby and (b) if any Takeover Law prohibits or impairs consummation of the transactions contemplated hereby, grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.
5.6	Mutual Covenants of the Parties Relating to the Arrangement
Each of the Parties covenants and agrees that, other than in connection with Section 6.2(d), subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:
(a)
it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to TransGlobe Material Contracts or VAALCO Material Contracts, as the case may be; (ii) obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 6.2(a), 6.2(b), 6.2(c), 6.3(a), 6.3(b) and 6.3(c); and (iv) co-operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)
it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which would reasonably be expected to, individually or in the aggregate, prevent, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein;

(c)
it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other Proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins TransGlobe, VAALCO or AcquireCo from consummating the Arrangement; and

(d)
it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated hereby.

5.7	Treatment of TransGlobe Awards
The Parties and the TransGlobe Board (and any relevant committee thereof) will take such actions (including all actions permitted under the TransGlobe Equity Incentive Plans) as are necessary such that, from and after the Effective Time:
(a)	Each TransGlobe Award, in each case that is outstanding as of immediately prior to the Effective Time, shall be dealt with as provided in the Plan of Arrangement.
(b)
Notwithstanding any provision herein to the contrary, at or prior to the Effective Time, TransGlobe, the Board or the Compensation, Human Resources and Governance Committee of the Board, as applicable, shall adopt any resolutions and take all actions that are necessary to effectuate the provisions of this Agreement and the Plan of Arrangement related to the TransGlobe Awards.

5.8	Certain TransGlobe Covenants Regarding Non-Solicitation
(a)
Except as otherwise expressly provided in this Section 5.8, TransGlobe shall not, and TransGlobe shall cause its Subsidiaries and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

(i)
solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to Section 5.8(e))) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a TransGlobe Acquisition Proposal;

(ii)
enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than VAALCO and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a TransGlobe Acquisition Proposal, it being acknowledged and agreed that, provided TransGlobe is then in compliance with its obligations under this Section 5.8, TransGlobe may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written TransGlobe Acquisition Proposal of the conclusion (without further communication) that its TransGlobe Acquisition Proposal does not constitute a TransGlobe Superior Proposal or (z) communicate with any Person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person;

(iii)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any TransGlobe Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.8(e));

(iv)
(1) modify or qualify in any manner adverse to (or public proposal to do so) VAALCO or AcquireCo, or withdraw, the TransGlobe Board Recommendation, (2) make any approval, endorsement or recommendation (or public proposal to do so) by the TransGlobe Board of any tender offer, take-over bid or other TransGlobe Acquisition Proposal (other than a recommendation against such offer, bid or TransGlobe Acquisition Proposal), (3) fail to include the TransGlobe Board Recommendation in the TransGlobe Circular, (4) fail to publicly reaffirm the TransGlobe Board Recommendation within five Business Days after VAALCO reasonably requests in writing after a material event or development (other than an event described in clause (5) below) (or within such fewer number of days as remains before the day that is two Business Days before the TransGlobe Meeting), (5) in the case of a take-over bid subject to National Instrument 62-104 - Takeover Bids and Issuer Bids, fail to unanimously (subject to abstentions of any conflicted director) recommend, in a directors’ circular, rejection of such take-over bid within fifteen days of the date of such take-over bid, or (6) take no position or a neutral position with respect to a TransGlobe Acquisition Proposal for more than five Business Days after the public announcement of such

TransGlobe Acquisition Proposal (it being understood that taking no position or a neutral position with respect to a TransGlobe Acquisition Proposal for a period of no more than five Business Days after the public announcement of such TransGlobe Acquisition Proposal will not be considered to be a TransGlobe Change in Recommendation provided the TransGlobe Board has rejected such TransGlobe Acquisition Proposal and reaffirmed the TransGlobe Board Recommendation before the end of such five Business Day period) ((1), (2), (3), (4), (5) or (6) each a “TransGlobe Change in Recommendation”); or
(v)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the TransGlobe Board of the transactions contemplated hereby.
(b)
TransGlobe shall, and shall cause its Subsidiaries and Representatives to, immediately cease any solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than VAALCO and its Subsidiaries or affiliates) conducted by TransGlobe or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a TransGlobe Acquisition Proposal, and, in connection therewith, TransGlobe will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as practicable (and in any event within 24 hours) request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding TransGlobe and its Subsidiaries previously provided in connection therewith to any Person other than VAALCO and AcquireCo to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)
TransGlobe represents and warrants as of the date of this Agreement that neither TransGlobe nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which TransGlobe or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior to the date of this Agreement. TransGlobe covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which TransGlobe or any of its Subsidiaries is a party, and (ii) neither TransGlobe nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of VAALCO (which may be withheld or delayed in VAALCO’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting TransGlobe, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which TransGlobe or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.8(c).

(d)
TransGlobe shall as soon as practicable, and in any event, within 24 hours, notify VAALCO (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a TransGlobe Acquisition Proposal, of such TransGlobe Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such TransGlobe Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and unredacted copies of all material or substantive documents or correspondence received in respect of, from or on behalf of any such Person. TransGlobe shall keep VAALCO promptly and fully informed of the material developments and discussions and negotiations with respect to such TransGlobe Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.

(e)
Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the TransGlobe Shareholder Approval having been obtained, TransGlobe receives a request for material non-public information or to enter into discussions, from a Person that proposes to TransGlobe an unsolicited bona fide written TransGlobe Acquisition Proposal that did not result from a breach of this Section 5.8 (and which has not been withdrawn) and the TransGlobe Board determines, in good faith after consultation with its outside financial and legal advisors, that such TransGlobe Acquisition Proposal constitutes or would reasonably be expected to constitute a TransGlobe Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such TransGlobe Acquisition Proposal is subject), then, and only in such case, TransGlobe may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such TransGlobe Acquisition Proposal, and (y) provide the Person making such TransGlobe Acquisition Proposal with, or access to, confidential information regarding TransGlobe and its Subsidiaries, but only to the extent that VAALCO had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:
(i)
TransGlobe has entered into a confidentiality agreement on terms no less favourable in aggregate to TransGlobe than the Confidentiality Agreement (provided such confidentiality agreement shall not be required to have any standstill provisions), a copy of which shall be provided to VAALCO promptly and in any event prior to providing such Person with any such copies, access or disclosure, and provided further that such confidentiality agreement will not contain any exclusivity provision or other term that would restrict, in any manner, TransGlobe’s ability to consummate the transactions contemplated hereby or to comply with its disclosure obligations to VAALCO and AcquireCo pursuant to this Agreement, and any such copies, access or disclosure provided to such Person will have already been, or will substantially concurrently be, provided to VAALCO;

(ii)
the Person submitting the TransGlobe Acquisition Proposal was not restricted from making such TransGlobe Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with TransGlobe or any of its Subsidiaries; and

(iii)	TransGlobe has been, and continues to be, in material compliance with this Section 5.8.
(f)
Notwithstanding any other provision of this Agreement, TransGlobe shall not make a TransGlobe Change in Recommendation in connection with a TransGlobe Acquisition Proposal unless all of the following conditions are satisfied:

(i)	the TransGlobe Board has determined that the TransGlobe Acquisition Proposal constitutes a TransGlobe Superior Proposal;
(ii)	the TransGlobe Shareholder Approval has not been obtained;
(iii)	TransGlobe has been, and continues to be, in material compliance with this Section 5.8;
(iv)
TransGlobe has promptly provided VAALCO with a notice in writing that there is a TransGlobe Superior Proposal, together with all documentation related to and detailing the TransGlobe Superior Proposal, including a copy of any proposed agreement and all ancillary documentation relating to such TransGlobe Superior Proposal as well as the cash value that the TransGlobe Board has, after consultation with outside financial advisors, determined should be ascribed to any non-cash consideration offered under the TransGlobe Superior Proposal;

(v)	five Business Days (the “VAALCO Response Period”) shall have elapsed from the date VAALCO received the notice and documentation referred to in Section 5.8(f)(iv) from TransGlobe; and
(vi)
if VAALCO has proposed to amend the terms of the Arrangement in accordance with Section 5.8(g), the TransGlobe Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the TransGlobe Acquisition Proposal remains a TransGlobe Superior Proposal compared to the proposed amendment to the terms of the Arrangement by VAALCO, if applicable.

(g)	For greater certainty, notwithstanding any TransGlobe Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, TransGlobe shall cause the TransGlobe

Meeting to occur and the Arrangement Resolution to be put to the TransGlobe Shareholders thereat for consideration in accordance with this Agreement, and TransGlobe shall not, except as required by applicable Law, submit to a vote of its shareholders any TransGlobe Acquisition Proposal other than the Arrangement Resolution prior to the termination of this Agreement.
(h)
TransGlobe acknowledges and agrees that, during the VAALCO Response Period or such longer period as TransGlobe may approve for such purpose, VAALCO shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The TransGlobe Board will review any such proposal to determine in good faith whether VAALCO’s proposal to amend the Agreement would result in the TransGlobe Acquisition Proposal ceasing to be a TransGlobe Superior Proposal. If the TransGlobe Board determines that the TransGlobe Acquisition Proposal is not a TransGlobe Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise VAALCO and enter into an amended agreement with VAALCO reflecting such proposed amendments. If the TransGlobe Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such TransGlobe Acquisition Proposal remains a TransGlobe Superior Proposal and therefore rejects VAALCO’s offer to amend this Agreement and the Arrangement, if any, TransGlobe may, subject to compliance with the other provisions hereof, make a TransGlobe Change in Recommendation. Each successive modification of any TransGlobe Acquisition Proposal shall constitute a new TransGlobe Acquisition Proposal for the purposes of this Section 5.8 and VAALCO shall be afforded a new VAALCO Response Period in respect of each such TransGlobe Acquisition Proposal from the date on which VAALCO received the notice and documentation referred to in Section 5.8(f)(iv) in respect of such new TransGlobe Superior Proposal from TransGlobe.

(i)
The TransGlobe Board will promptly reaffirm the TransGlobe Board Recommendation by press release after: (A) the TransGlobe Board determines any TransGlobe Acquisition Proposal that has been publicly announced or publicly disclosed is not a TransGlobe Superior Proposal; or (B) the TransGlobe Board determines that a proposed amendment to the terms of the Arrangement would result in any TransGlobe Acquisition Proposal which has been publicly announced or made not being a TransGlobe Superior Proposal. VAALCO and its legal counsel will be given a reasonable opportunity to review and comment on the form and content of any such press release and TransGlobe will make all reasonable amendments to such press release as requested by VAALCO and its legal counsel.

(j)	Notwithstanding the foregoing, TransGlobe may effect a TransGlobe Change in Recommendation in response to a TransGlobe Intervening Event if and only if all of the following are satisfied:
(i)
the TransGlobe Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a TransGlobe Change in Recommendation in response to such TransGlobe Intervening Event would be inconsistent with its fiduciary duties under applicable Law;

(ii)	the TransGlobe Shareholder Approval shall not have been obtained;
(iii)
TransGlobe shall have promptly provided VAALCO with a notice in writing that it intends to effect a TransGlobe Change in Recommendation in response to a TransGlobe Intervening Event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such TransGlobe Change in Recommendation (it being understood that such notice shall not constitute a TransGlobe Change in Recommendation for purposes of this Agreement);

(iv)	five Business Days (the “VAALCO Intervening Event Response Period”) shall have elapsed from the date VAALCO received the notice referred to in Section 5.8(j)(iii) from TransGlobe; and
(v)	if VAALCO has proposed to amend the terms of the Arrangement in accordance with Section 5.8(k), the TransGlobe Board shall have determined after complying with its obligations under Section 5.8(k), in good faith, after consultation with its outside legal advisors, that the failure to effect a TransGlobe Change in Recommendation in response to such TransGlobe Intervening Event would be inconsistent with its fiduciary duties under applicable Law.
(k)
TransGlobe acknowledges and agrees that, during the VAALCO Intervening Event Response Period or such longer period as TransGlobe may approve for such purpose, VAALCO shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The TransGlobe Board will review any such proposal to determine in good faith whether VAALCO’s proposal to amend this Agreement would obviate the need to effect a TransGlobe Change in Recommendation in response to the TransGlobe Intervening Event. If the TransGlobe Board determines that it need not effect a TransGlobe Change in Recommendation in response to the TransGlobe Intervening Event in light of the proposed amendments to the terms of the Agreement, it will promptly advise VAALCO and enter into an amended agreement with VAALCO and AcquireCo reflecting such proposed amendments. If the TransGlobe Board continues to believe in good faith, after consultation with its outside legal counsel, that the failure to effect a TransGlobe Change in Recommendation in response to such TransGlobe Intervening Event would be inconsistent with its fiduciary duties under applicable Law and therefore rejects VAALCO’s offer to amend this Agreement and the Arrangement, if any, TransGlobe may, subject to compliance with the other provisions hereof, make a TransGlobe Change in Recommendation.

(l)
In circumstances where TransGlobe provides VAALCO with notice of a TransGlobe Superior Proposal and all documentation contemplated by Section 5.8(f)(iv) or a notice contemplated by Section 5.8(j)(iii), in each case, on a date that is less than seven Business Days prior to the TransGlobe Meeting, TransGlobe may, or if and as requested by VAALCO, TransGlobe shall, either proceed with or postpone the TransGlobe Meeting to a date that is not more than seven Business Days after the scheduled date of such TransGlobe Meeting, as directed by VAALCO, provided, however, that the TransGlobe Meeting shall not be adjourned or postponed to a date later than the fifth Business Day prior to the Outside Date.

(m)
Without limiting the generality of the foregoing, TransGlobe shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.8 and any violation of the restrictions set forth in this Section 5.8 by TransGlobe, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.8 by TransGlobe.

(n)
Nothing contained in this Section 5.8 shall prohibit TransGlobe or the TransGlobe Board or a committee thereof from making any disclosure to the TransGlobe Shareholders that is required by Law or stock exchange rule or listing agreement provided, however, that (i) TransGlobe shall provide VAALCO and its external legal counsel with a reasonable opportunity to review and comment on the form and content of any disclosure to be made pursuant to this Section 5.8(n) and shall give reasonable consideration to such comments, and (ii) this Section 5.8(n) shall not be deemed to permit the TransGlobe Board to make a TransGlobe Change in Recommendation other than in accordance with Section 5.8(f) or Section 5.8(j).

5.9	Certain VAALCO Covenants Regarding Non-Solicitation
(a)
Except as otherwise expressly provided in this Section 5.9, VAALCO shall not, and VAALCO shall cause its Subsidiaries (including AcquireCo) and their respective directors, officers, employees, and shall use its reasonable best efforts to cause its other Representatives, not to:

(i)
solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding (other than a confidentiality agreement pursuant to Section 5.9(e))) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a VAALCO Acquisition Proposal;

(ii)	enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than TransGlobe and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to a VAALCO Acquisition Proposal, it being acknowledged and agreed that, provided VAALCO is then in compliance with its obligations under this Section 5.9, VAALCO may (x) advise any Person of the restrictions of this Agreement, (y) advise a Person who has submitted a written VAALCO Acquisition Proposal of the conclusion (without further communication) that its VAALCO Acquisition Proposal does not constitute a VAALCO Superior Proposal or (z) communicate with any Person solely for the purposes of clarifying the terms of any inquiry, proposal or offer made by such Person;
(iii)
accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any VAALCO Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.9(e));

(iv)
(1) modify or qualify in any manner adverse to (or public proposal to do so) TransGlobe, or withdraw, the VAALCO Board Recommendation, (2) make any approval, endorsement or recommendation (or public proposal to do so) by the VAALCO Board of any tender offer, take-over bid or other VAALCO Acquisition Proposal (other than a recommendation against such offer, bid or VAALCO Acquisition Proposal), (3) fail to include the VAALCO Board Recommendation in the VAALCO Proxy Statement, (4) fail to publicly reaffirm the VAALCO Board Recommendation within five Business Days after TransGlobe reasonably requests in writing after a material event or development (other than an event described in clause (5) below) (or within such fewer number of days as remains before the day that is two Business Days before the VAALCO Meeting), (5) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any VAALCO Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the U.S. Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the U.S. Exchange Act) of such tender offer or exchange offer, or (6) take no position or a neutral position with respect to a VAALCO Acquisition Proposal for more than five Business Days after the public announcement of such VAALCO Acquisition Proposal (it being understood that taking no position or a neutral position with respect to a VAALCO Acquisition Proposal for a period of no more than five Business Days after the public announcement of such VAALCO Acquisition Proposal will not be considered to be a VAALCO Change in Recommendation provided, other than with respect to an event described in clause (5) above, the VAALCO Board has rejected such VAALCO Acquisition Proposal and reaffirmed the VAALCO Board Recommendation before the end of such five Business Day period) ((1), (2), (3), (4), (5) or (6) each a “VAALCO Change in Recommendation”); or

(v)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the VAALCO Board of the transactions contemplated hereby.
(b)
VAALCO shall, and shall cause its Subsidiaries and Representatives to, immediately cease any solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than TransGlobe and its Subsidiaries or affiliates) conducted by VAALCO or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a VAALCO Acquisition Proposal, and, in connection therewith, VAALCO will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as practicable (and in any event within 24 hours) request, and use its commercially reasonable efforts to exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding VAALCO and its Subsidiaries previously provided in connection therewith to any Person other than TransGlobe to the extent such information has not already been returned or destroyed and use commercially reasonable efforts to ensure that such obligations are fulfilled.

(c)
VAALCO represents and warrants as of the date of this Agreement that neither VAALCO nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which VAALCO or any of its Subsidiaries is a party, except to permit submissions of expressions of interest prior to the date of this Agreement. VAALCO covenants and agrees that (i) it shall enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which VAALCO or any of its Subsidiaries is a party, and (ii) neither VAALCO nor any of its Subsidiaries nor any of their respective Representatives has (within the last 12 months) or will, without the prior written consent of TransGlobe (which may be withheld or delayed in TransGlobe’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting VAALCO, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which VAALCO or any of its Subsidiaries is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.9(c).

(d)
VAALCO shall as soon as practicable, and in any event, within 24 hours, notify TransGlobe (orally at first and then in writing, in each case within 24 hours) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to a VAALCO Acquisition Proposal, of such VAALCO Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such VAALCO Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and unredacted copies of all material or substantive documents or correspondence received in respect of, from or on behalf of any such Person. VAALCO shall keep TransGlobe promptly and fully informed of the material developments and discussions and negotiations with respect to such VAALCO Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications or other amendments thereto.

(e)
Notwithstanding any other provision of this Agreement, if at any time following the date of this Agreement, and prior to the VAALCO Stockholder Approval having been obtained, VAALCO receives a request for material non-public information or to enter into discussions, from a Person that proposes to VAALCO an unsolicited bona fide written VAALCO Acquisition Proposal that did not result from a breach of this Section 5.9 (and which has not been withdrawn) and the VAALCO Board determines, in good faith after consultation with its outside financial and legal advisors, that such VAALCO Acquisition Proposal constitutes or would reasonably be expected to constitute a VAALCO Superior Proposal (disregarding, for the purposes of such determination, any due diligence or access condition to which such VAALCO Acquisition Proposal is subject), then, and only in such case, VAALCO may (x) enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such VAALCO Acquisition Proposal, and (y) provide the Person making such VAALCO Acquisition Proposal with, or access to, confidential information regarding VAALCO and its Subsidiaries, but only to the extent that TransGlobe had previously been, or is concurrently, provided with, or access to, the same information, if, and only if:

(i)
VAALCO has entered into a confidentiality agreement on terms no less favourable in aggregate to VAALCO than the Confidentiality Agreement (provided such confidentiality agreement shall not be required to have any standstill provisions), a copy of which shall be provided to TransGlobe promptly and in any event prior to providing such Person with any such copies, access or disclosure, and provided further that such confidentiality agreement will not contain any exclusivity provision or other term that would restrict, in any manner, VAALCO’s ability to consummate the transactions contemplated hereby or to comply with its disclosure obligations to TransGlobe pursuant to this Agreement, and any such copies, access or disclosure provided to such Person will have already been, or will substantially concurrently be, provided to TransGlobe;

(ii)
the Person submitting the VAALCO Acquisition Proposal was not restricted from making such VAALCO Acquisition Proposal pursuant to an existing confidentiality, standstill, non-disclosure, use, business purpose or similar agreement, restriction or covenant with VAALCO or any of its Subsidiaries; and

(iii)	VAALCO has been, and continues to be, in material compliance with this Section 5.9.
(f)
Notwithstanding any other provision of this Agreement, VAALCO shall not make a VAALCO Change in Recommendation in connection with a VAALCO Acquisition Proposal unless all of the following conditions are satisfied:

(i)	the VAALCO Board has determined that the VAALCO Acquisition Proposal constitutes a VAALCO Superior Proposal;
(ii)	the VAALCO Stockholder Approval has not been obtained;
(iii)	VAALCO has been, and continues to be, in material compliance with this Section 5.9;
(iv)
VAALCO has promptly provided TransGlobe with a notice in writing that there is a VAALCO Superior Proposal, together with all documentation related to and detailing the VAALCO Superior Proposal, including a copy of any proposed agreement and all ancillary documentation relating to such VAALCO Superior Proposal as well as the cash value that the VAALCO Board has, after consultation with outside financial advisors, determined should be ascribed to any non-cash consideration offered under the VAALCO Superior Proposal;

(v)	five Business Days (the “TransGlobe Response Period”) shall have elapsed from the date TransGlobe received the notice and documentation referred to in Section 5.9(f)(iv) from VAALCO; and
(vi)
if TransGlobe has proposed to amend the terms of the Arrangement in accordance with Section 5.9(g), the VAALCO Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the VAALCO Acquisition Proposal remains a VAALCO Superior Proposal compared to the proposed amendment to the terms of the Arrangement by TransGlobe, if applicable.

(g)
For greater certainty, notwithstanding any VAALCO Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, VAALCO shall cause the VAALCO Meeting to occur and the VAALCO Resolutions to be put to the VAALCO Stockholders thereat for consideration in accordance with this Agreement, and VAALCO shall not, except as required by applicable Law, submit to a vote of its stockholders any VAALCO Acquisition Proposal other than the VAALCO Resolutions prior to the termination of this Agreement.

(h)
VAALCO acknowledges and agrees that, during the TransGlobe Response Period or such longer period as VAALCO may approve for such purpose, TransGlobe shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including a modification of the Consideration. The VAALCO Board will review any such proposal to determine in good faith whether TransGlobe’s proposal to amend the Agreement would result in the VAALCO Acquisition Proposal ceasing to be a VAALCO Superior Proposal. If the VAALCO Board determines that the VAALCO Acquisition Proposal is not a VAALCO Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise TransGlobe and enter into an amended agreement with TransGlobe reflecting such proposed amendments. If the VAALCO Board continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such VAALCO Acquisition Proposal remains a VAALCO Superior Proposal and therefore rejects TransGlobe’s offer to amend this Agreement and the Arrangement, if any, VAALCO may, subject to compliance with the other provisions hereof, make a VAALCO Change in Recommendation. Each successive modification of any VAALCO Acquisition Proposal shall constitute a new VAALCO Acquisition Proposal for the purposes of this Section 5.9 and TransGlobe shall be afforded a new TransGlobe Response Period in respect of each such VAALCO Acquisition Proposal from the date on which TransGlobe received the notice and documentation referred to in Section 5.9(f)(iv) in respect of such new VAALCO Superior Proposal from VAALCO.

(i)
The VAALCO Board will promptly reaffirm the VAALCO Board Recommendation by press release after: (1) the VAALCO Board determines any VAALCO Acquisition Proposal that has been publicly announced or publicly disclosed is not a VAALCO Superior Proposal; or (2) the VAALCO Board

determines that a proposed amendment to the terms of the Arrangement would result in any VAALCO Acquisition Proposal which has been publicly announced or made not being a VAALCO Superior Proposal. TransGlobe and its legal counsel will be given a reasonable opportunity to review and comment on the form and content of any such press release and VAALCO will make all reasonable amendments to such press release as requested by TransGlobe and its legal counsel.
(j)	Notwithstanding the foregoing, VAALCO may effect a VAALCO Change in Recommendation in response to a VAALCO Intervening Event if and only if all of the following are satisfied:
(i)
the VAALCO Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to effect a VAALCO Change in Recommendation in response to such VAALCO Intervening Event would be inconsistent with its fiduciary duties under applicable Law;

(ii)	the VAALCO Stockholder Approval shall not have been obtained;
(iii)
VAALCO shall have promptly provided TransGlobe with a notice in writing that it intends to effect a VAALCO Change in Recommendation in response to a VAALCO Intervening Event, describing in reasonable detail the underlying facts giving rise to, and the reasons for making, such VAALCO Change in Recommendation (it being understood that such notice shall not constitute a VAALCO Change in Recommendation for purposes of this Agreement);

(iv)	five Business Days (the “TransGlobe Intervening Event Response Period”) shall have elapsed from the date TransGlobe received the notice referred to in Section 5.9(j)(iii) from VAALCO; and
(v)
if TransGlobe has proposed to amend the terms of the Arrangement in accordance with Section 5.9(k), the VAALCO Board shall have determined after complying with its obligations under Section 5.9(k), in good faith, after consultation with its outside legal advisors, that the failure to effect a VAALCO Change in Recommendation in response to such VAALCO Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

(k)
VAALCO acknowledges and agrees that, during the TransGlobe Intervening Event Response Period or such longer period as VAALCO may approve for such purpose, TransGlobe shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The VAALCO Board will review any such proposal to determine in good faith whether TransGlobe’s proposal to amend the Agreement would obviate the need to effect a VAALCO Change in Recommendation in response to the VAALCO Intervening Event. If the VAALCO Board determines that it need not effect a VAALCO Change in Recommendation in response to the VAALCO Intervening Event in light of the proposed amendments to the terms of this Agreement, it will promptly advise TransGlobe and enter into an amended agreement with TransGlobe reflecting such proposed amendments. If the VAALCO Board continues to believe in good faith, after consultation with its outside legal counsel, that the failure to effect a VAALCO Change in Recommendation in response to such VAALCO Intervening Event would be inconsistent with its fiduciary duties under applicable Law and therefore rejects TransGlobe’s offer to amend this Agreement and the Arrangement, if any, VAALCO may, subject to compliance with the other provisions hereof, make a VAALCO Change in Recommendation.

(l)
In circumstances where VAALCO provides TransGlobe with notice of a VAALCO Superior Proposal and all documentation contemplated by Section 5.9(f)(iv) or a notice contemplated by Section 5.9(j)(iii), in each case, on a date that is less than seven Business Days prior to the VAALCO Meeting, VAALCO may, or if and as requested by TransGlobe, VAALCO shall, either proceed with or postpone the VAALCO Meeting to a date that is not more than seven Business Days after the scheduled date of such VAALCO Meeting, as directed by TransGlobe, provided, however, that the VAALCO Meeting shall not be adjourned or postponed to a date later than the fifth Business Day prior to the Outside Date.

(m)
Without limiting the generality of the foregoing, VAALCO shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.9 and any violation of the restrictions set forth in this Section 5.9 by VAALCO, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.9 by VAALCO.

(n)
Nothing contained in this Section 5.9 shall prohibit VAALCO or the VAALCO Board or a committee thereof from (i) taking and disclosing to the stockholders of VAALCO a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the U.S. Exchange Act, (ii) making any disclosure to the stockholders of VAALCO that is required by Law or stock exchange rule or listing agreement, (iii) complying with Item 1012(a) of Regulation M-A promulgated under the U.S. Exchange Act or (iv) making any “stop, look and listen” communication to the stockholders of VAALCO pursuant to Rule 14d-9(f) under the U.S. Exchange Act (or any substantially similar communication); provided, however, that (i) VAALCO shall provide TransGlobe and its external legal counsel with a reasonable opportunity to review and comment on the form and content of any disclosure to be made pursuant to this Section 5.9(n) and shall give reasonable consideration to such comments, and (ii) this Section 5.9(n) shall not be deemed to permit the VAALCO Board to make a VAALCO Change in Recommendation other than in accordance with Section 5.9(f) or Section 5.9(j).

5.10	Access to Information; Confidentiality
(a)
From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws, each of VAALCO or AcquireCo, as applicable, and TransGlobe shall, and shall cause its Representatives to, afford to the other and its Representatives such access as the other Party may reasonably require at all reasonable times, to its officers, employees, agents, properties, books, records and contracts, and shall furnish the other Party with all data and information as it may reasonably request; provided that the Party furnishing data or information (the “Furnishing Party”) shall not be required to (or to cause any of the Furnishing Party’s Subsidiaries to) afford such access or furnish such information to the extent that the Furnishing Party believes, in its reasonable good faith judgment, that doing so would (i) result in the loss of attorney-client, work product or other privilege, (ii) result in the disclosure of any trade secrets of third parties or violate any obligations of the Furnishing Party or any of the Furnishing Party’s Subsidiaries with respect to confidentiality to any third party, or otherwise breach, contravene or violate any such effective Contract to which the Furnishing Party or any Subsidiary of the Furnishing Party is a party or (iii) breach, contravene or violate any applicable Law; provided that the Furnishing Party shall use its reasonable best efforts to cause such information to be provided in a manner that would not violate the foregoing.

(b)
VAALCO, AcquireCo and TransGlobe acknowledge and agree that information furnished pursuant to this Section 5.10 shall be subject to the terms and conditions of the Confidentiality Agreement. Any such investigation by a Party and its representatives shall not mitigate, diminish or affect the representations and warranties of the other Party contained in this Agreement or any document or certificate given pursuant hereto.

5.11	Insurance and Indemnification
(a)
Prior to the Effective Time, TransGlobe shall purchase customary “tail” policies of directors’ and officers’ liability insurance from a reputable and financially sound insurance carrier and containing terms and conditions no less favourable in the aggregate to the protection provided by the policies maintained by TransGlobe and its Subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Time and TransGlobe will and will cause its Subsidiaries to, maintain such “tail” policies in effect without any reduction in scope or coverage for six years from the Effective Time; provided, that TransGlobe and its Subsidiaries shall not be required to pay any amounts in respect of such coverage prior to the Effective Time and provided further that the cost of such policies shall not exceed 300% of TransGlobe’s current annual aggregate premium for policies currently maintained by TransGlobe or its Subsidiaries; provided further, that in the event such premiums exceed 300% TransGlobe shall arrange prior to the Effective Time to purchase such insurance up to the amount that can be purchased with a premium at such 300% level.

(b)
TransGlobe will, and will cause its Subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of TransGlobe and its Subsidiaries under Law and under the articles or other constating documents of TransGlobe and/or its Subsidiaries or under any agreement or contract of any indemnified person with TransGlobe or with any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of TransGlobe, TransGlobe shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(c)	From and following the Effective Time, VAALCO or AcquireCo will cause TransGlobe to comply with its obligations under Section 5.11(a) and Section 5.11(b).
(d)
If VAALCO, AcquireCo, TransGlobe or any of its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, VAALCO shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of TransGlobe or its Subsidiaries) assumes all of the obligations set forth in this Section 5.11.

(e)
The provisions of this Section 5.11 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, TransGlobe hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 5.11 on their behalf. Furthermore, this Section 5.11 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.12	Pre-Acquisition Reorganization
(a)
Subject to Section 5.12(b), TransGlobe agrees that, upon reasonable request of VAALCO, TransGlobe shall use its commercially reasonable efforts to (i) perform such reorganizations of the corporate structure, capital structure, business, operations and assets of TransGlobe or its Subsidiaries or such other transactions as VAALCO may request prior to the Effective Date, acting reasonably (each a “Pre-Acquisition Reorganization”), and the Plan of Arrangement, if required, shall be modified accordingly, and (ii) cooperate with VAALCO and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(b)
TransGlobe and its Subsidiaries will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.12(a) unless such Pre-Acquisition Reorganization in the opinion of TransGlobe, acting reasonably:

(i)
cannot reasonably be expected to result in any Taxes being imposed on, or any adverse Tax consequences to the TransGlobe Shareholders incrementally greater than the Taxes to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

(ii)	is not prejudicial to TransGlobe or its securityholders in any material respect;
(iii)	does not require TransGlobe to obtain the approval of securityholders of TransGlobe or proceed absent any required consent of any third party;
(iv)	does not unreasonably interfere with TransGlobe’s material operations prior to the Effective Time;
(v)	does not require TransGlobe or its Subsidiaries to contravene any Contract, Authorization or applicable Laws, or its organization documents;
(vi)	is effected as close as reasonably practicable prior to the Effective Time, and in any case no earlier than one Business Day prior to the Effective Date; and

(vii)	does not impair the ability of TransGlobe to consummate, and will not prevent or materially delay the consummation of, the Arrangement.
(c)
VAALCO must provide written notice to TransGlobe of any proposed Pre-Acquisition Reorganization in reasonable written detail at least ten Business Days prior to the Effective Date. Upon receipt of such notice, TransGlobe and VAALCO shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are reasonably necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement (provided that such amendments do not require TransGlobe to obtain approval of the TransGlobe Shareholders (other than as properly put forward and approved at the TransGlobe Meeting)) and such Pre-Acquisition Reorganization shall be made effective after VAALCO has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied other than conditions that, by their terms, are to be satisfied on the Effective Date.

(d)
Unless the Arrangement is not completed due to a breach by TransGlobe of the terms and conditions of this Agreement or in circumstances that would give rise to the payment by TransGlobe of a TransGlobe Termination Fee, VAALCO (or, at VAALCO’s direction, AcquireCo) agrees that it will be responsible for all reasonable costs and expenses associated with any Pre-Acquisition Reorganization, including professional fees and expenses and Taxes, to be carried out at its request and shall indemnify and save harmless TransGlobe and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, Taxes, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any unwinding, reversal, modification or termination of a Pre-Acquisition Reorganization) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of TransGlobe under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract). If the Arrangement is not completed (other than due to a breach by TransGlobe of the terms and conditions of this Agreement or in circumstances that would give rise to the payment by TransGlobe of a TransGlobe Termination Fee), VAALCO (or, at VAALCO’s direction, AcquireCo) shall reimburse TransGlobe forthwith for all reasonable fees and expenses (including any professional fees and expenses and Taxes) incurred by TransGlobe in considering or effecting all or any part of the Pre-Acquisition Reorganization.

5.13	Financing Cooperation
(a)
TransGlobe agrees to use commercially reasonable efforts to provide, and to cause each of its Subsidiaries and each of their respective Representatives to provide, such cooperation as may be reasonably requested by VAALCO in connection with the borrowing or an issuance of debt by VAALCO, AcquireCo and/or any liability management transaction (including, without limitation, any exchange offers, consent solicitations or tender offers) with respect to debt existing on the date hereof of TransGlobe or its Subsidiaries (collectively, a “Debt Financing”), including, without limitation to, upon reasonable notice: (i) provide assistance with any discussions of and/or furnish, as applicable, such business, financial statements, pro forma financials, projections, management discussion and analysis and other customary financial data and information (including diligence materials) reasonably required in connection with any Debt Financing, (ii) direct their respective independent accountants to provide customary and reasonable assistance in connection with any Debt Financing, including in connection with providing customary comfort letters and consents, (iii) obtain customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by VAALCO in connection with the repayment of debt of TransGlobe and its Subsidiaries (provided that the effectiveness of any such arrangements shall be contingent on the completion of the Arrangement) and (iv) authorize and facilitate discussions, meetings and other engagement by VAALCO, its Subsidiaries or affiliates with the current lenders, noteholders or other providers of existing indebtedness to TransGlobe or any of its Subsidiaries for the purpose of obtaining Debt Financing, including by necessary or appropriate waivers of the Confidentiality Agreement to permit such activities. VAALCO (or, at VAALCO’s direction, AcquireCo) shall reimburse TransGlobe for all reasonable out-of-pocket costs or expenses incurred by TransGlobe and its Subsidiaries in connection with cooperation provided for in this Section 5.13 to the extent the information requested was not otherwise prepared or available in the ordinary course of business.

(b)
Prior to the Effective Date, none of TransGlobe, its Subsidiaries or its or their respective Representatives shall be required to take any action that: (i) would contravene any applicable Law or any agreement that relates to borrowed money to which TransGlobe or any of its Subsidiaries are a party: (ii) would reasonably be expected to impair or prevent the satisfaction of any condition in Article 6 hereof; or (iii) would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with any Debt Financing or their performance of their respective obligations under this Section 5.13 or any information utilized in connection therewith (except, in the case of this paragraph (iii) in respect of TransGlobe and its Subsidiaries, to the extent such liability, cost, expense or indemnity is conditional upon the occurrence of the Effective Time). VAALCO (or, at VAALCO’s direction, AcquireCo) shall indemnify and hold harmless TransGlobe and its Subsidiaries and their respective Representatives from and against any and all costs suffered or incurred by them in connection with any Debt Financing and the performance of their respective obligations under this Section 5.13 and any information utilized in connection therewith (other than arising from information provided by TransGlobe or its Subsidiaries specifically for use in the Debt Financing pursuant to this Section 5.13). TransGlobe hereby consents to the use of the logos of TransGlobe or its Subsidiaries in connection with any Debt Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage TransGlobe or any of its Subsidiaries or the reputation or goodwill of TransGlobe or any of its Subsidiaries.

(c)
VAALCO acknowledges and agrees that the consummation of the transactions contemplated by this Agreement is not conditioned upon the consummation of, or the receipt by VAALCO or AcquireCo of the proceeds of, the Debt Financing.

5.14	VAALCO Guarantee
VAALCO shall cause AcquireCo to perform all of its obligations under this Agreement and hereby unconditionally and irrevocably guarantees the due and punctual performance by AcquireCo of each and every obligation of AcquireCo arising under this Agreement and the Arrangement, including, without limitation, the due and punctual payment and delivery of the Consideration pursuant to the Arrangement.
ARTICLE 6
CONDITIONS
6.1	Mutual Conditions Precedent
The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of VAALCO and TransGlobe:
(a)	the Arrangement Resolution shall have been duly approved by TransGlobe Shareholders at the TransGlobe Meeting in accordance with the Interim Order and applicable Law;
(b)	the VAALCO Resolutions shall have been duly approved at the VAALCO Meeting in accordance with applicable Law;
(c)
the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance acceptable to each of VAALCO and TransGlobe, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either TransGlobe or VAALCO, each acting reasonably, on appeal or otherwise;

(d)
no Governmental Entity that has a material connection with TransGlobe, VAALCO, AcquireCo, or their respective assets shall have enacted, issued, promulgated, enforced or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(e)	the Consideration Shares to be issued pursuant to the Arrangement shall, subject to customary conditions, have been approved for listing on the NYSE;

(f)
the FCA having acknowledged to VAALCO or its agent (and such acknowledgement not having been withdrawn) that the application for Admission has been approved and (after satisfaction of any U.K. Listing Conditions), Admission will become effective as soon as a dealing notice has been issued by the FCA and any U.K. Listing Conditions having been satisfied;

(g)
the LSE having acknowledged to VAALCO or its agent (and such acknowledgement not having been withdrawn) that the conditions to the Enlarged Share Capital being admitted to trading on the standard segment of the Main Market have been satisfied; and

(h)
the Consideration Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof or shall be registered under the U.S. Securities Act.

6.2	Conditions Precedent to the Obligations of VAALCO and AcquireCo
The obligation of VAALCO and AcquireCo to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of VAALCO and AcquireCo and may be waived by VAALCO, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which VAALCO and AcquireCo may have):
(a)
the representations and warranties of TransGlobe set forth in: (i) sections (a) [Organization and Qualification], (b) [Authority Relative to this Agreement] and (bb)(ii) [Absence of Certain Changes or Events] of Schedule 3.1 shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of TransGlobe set forth in section (d)(i) [Subsidiaries] and (g) [Capitalization and Listing] of Schedule 3.1 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of TransGlobe set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) any materiality or TransGlobe Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a TransGlobe Material Adverse Effect, and TransGlobe shall have provided to VAALCO and AcquireCo a certificate of two senior officers of TransGlobe certifying (on TransGlobe’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)
TransGlobe shall have complied in all material respects with its covenants herein and TransGlobe shall have provided to VAALCO and AcquireCo a certificate of two senior officers of TransGlobe certifying (on TransGlobe’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c)
since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), any TransGlobe Material Adverse Effect, and TransGlobe shall have provided to VAALCO and AcquireCo a certificate of two senior officers of TransGlobe certifying (on TransGlobe’s behalf and without personal liability) to that effect;

(d)
to the extent required or necessary in connection with the consummation of the transactions contemplated herein: (i) the approval or consent of, or waiver or non-exercise of any material termination, pre-emption or similar rights by, any Governmental Entity in, or in respect of the interests held by TransGlobe in, Canada and Egypt, given on terms or subject to conditions in each case which are satisfactory to VAALCO, and (ii) no actions or inactions have been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence or permit held by TransGlobe or any of its Subsidiaries in respect of the interests held by TransGlobe in Canada and Egypt which is necessary for the proper carrying on of its business;

(e)	Dissent Rights have not been exercised (or, if exercised, remain unwithdrawn) with respect to more than 10% of the issued and outstanding TransGlobe Shares.

6.3	Conditions Precedent to the Obligations of TransGlobe
The obligation of TransGlobe to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of TransGlobe and may be waived by TransGlobe, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which TransGlobe may have):
(a)
the representations and warranties of VAALCO and AcquireCo set forth in (i) sections (a) [Organization and Qualification], (b) [Authority Relative to this Agreement] and (t)(ii) [Absence of Certain Changes or Events] of Schedule 4.1, shall be true and correct in all respects as of the date of this Agreement and the Effective Time as if made as at and as of such time; (ii) the representations and warranties of VAALCO and AcquireCo set forth in section (g) [Capitalization and Listing] of Schedule 4.1 shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and the Effective Time as if made as at and as of such time; and (iii) all other representations and warranties of VAALCO and AcquireCo set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) any materiality or VAALCO Material Adverse Effect qualification contained in any such representation or warranty) as of the date of this Agreement and the Effective Time as if made at and as of such time (except that any representation and warranty in each of the foregoing (i), (ii) and (iii) that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except in the case of this clause (iii) where the failure to be so true and correct in all respects, individually and in the aggregate, does not constitute a VAALCO Material Adverse Effect, and each of VAALCO and AcquireCo shall have provided to TransGlobe a certificate of two senior officers of such Party certifying (on such Party’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)
VAALCO and AcquireCo shall have complied in all respects with its covenants in Section 2.14 [Payment of Consideration] and Section 2.18 [Governance and Transitional Matters] and in all material respects with its other covenants herein and each of VAALCO and AcquireCo shall have provided to TransGlobe a certificate of two senior officers of such Party certifying (on such Party’s behalf and without personal liability) compliance with such covenants dated the Effective Date; and

(c)
since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any VAALCO Material Adverse Effect, and each of VAALCO and AcquireCo shall have provided to TransGlobe a certificate of two senior officers of such Party certifying (on such Party’s behalf and without personal liability) to that effect.

6.4	Satisfaction of Conditions
The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any escrow arrangement entered into between the Parties and the Depositary, all VAALCO Shares held in escrow by the Depositary pursuant to Section 2.14 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any person.
6.5	Notice of Breach
Each Party will give prompt notice to the other of the occurrence or failure to occur (in either case, actual, anticipated, contemplated or, to the knowledge of such Party, threatened), at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would reasonably be likely to:
(a)	cause any of the representations or warranties of any Party contained herein to be untrue, misleading or inaccurate in any material respect on the date hereof or at the Effective Date; or
(b)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party prior to or at the Effective Date.
6.6	Frustration of Conditions
None of VAALCO, AcquireCo or TransGlobe may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the transactions contemplated hereby.

ARTICLE 7
TERM, TERMINATION, AMENDMENT AND WAIVER
7.1	Term
This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
7.2	Termination
(a)	This Agreement may be terminated at any time prior to the Effective Time:
(i)	by mutual written agreement of TransGlobe and VAALCO;
(ii)	by either TransGlobe or VAALCO, if:
(A)
the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

(B)
after the date hereof, there shall be enacted or made any applicable Law or Order that remains in effect and that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins TransGlobe, VAALCO or AcquireCo from consummating the Arrangement and such Law, Order or enjoinment shall have become final and non-appealable;

(C)
the TransGlobe Shareholder Approval shall not have been obtained at the TransGlobe Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(C) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the TransGlobe Shareholder Approval; or

(D)
the VAALCO Resolutions shall not have been duly approved at the VAALCO Meeting except that the right to terminate this Agreement under this Section 7.2(a)(ii)(D) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure to receive the approval from VAALCO Stockholders.

(iii)	by VAALCO, if:
(A)	a TransGlobe Change in Recommendation occurs at any time prior to the time the TransGlobe Shareholder Approval is obtained;
(B)	TransGlobe shall have breached Section 5.8 in any material respect;
(C)	a TransGlobe Material Adverse Effect has occurred; or
(D)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of TransGlobe set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(d) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date and provided that VAALCO and AcquireCo are not then in material breach of this Agreement so as to cause any conditions in Section 6.1 or Section 6.3 not to be satisfied.

(iv)	by TransGlobe, if
(A)	a VAALCO Change in Recommendation occurs at any time prior to the time the VAALCO Stockholder Approval is obtained;

(B)	VAALCO shall have breached Section 5.9 in any material respect;
(C)	a VAALCO Material Adverse Effect has occurred; or
(D)
a breach of any representation or warranty or failure to perform any covenant or agreement on the part of VAALCO or AcquireCo set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date and provided that TransGlobe is not then in material breach of this Agreement so as to cause any conditions in Section 6.1 or Section 6.2 not to be satisfied.

(b)
The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i)) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)
If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or Representative of such Party) to any other Party hereto, except that: (i) in the event of termination under Section 7.1 as a result of the Effective Time occurring, the provisions of this Section 7.2(c) and Sections 5.11, 5.12, 8.2 and 8.9 and all related definitions set forth in Section 1.1 shall survive for a period of six years thereafter and Section 2.16 will survive indefinitely; (ii) in the event of termination under Section 7.2, the provisions of this Section 7.2(c) and Sections 5.10(b), 7.3, 7.4, 8.2, 8.3, 8.5, 8.6 and 8.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.2 and Section 2.16 will survive indefinitely; and (iii) no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

7.3	Termination Fees
(a)	For the purposes of this Agreement, “TransGlobe Termination Fee Event” means the termination of this Agreement:
(i)	by VAALCO pursuant to Section 7.2(a)(iii)(A) [TransGlobe Change in Recommendation];
(ii)	by either TransGlobe or VAALCO pursuant to Section 7.2(a)(ii)(C) [Failure to Obtain the TransGlobe Shareholder Approval] following a TransGlobe Change in Recommendation; or
(iii)
by either TransGlobe or VAALCO pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(C) [Failure to Obtain the TransGlobe Shareholder Approval] or by VAALCO pursuant to Section 7.2(a)(iii)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide TransGlobe Acquisition Proposal shall have been made or publicly announced by any Person other than VAALCO or AcquireCo (and, if the TransGlobe Meeting is held, is not withdrawn at least five Business Days prior to the date of the TransGlobe Meeting) and (y) on or prior to the 12 month anniversary of the date of such termination, (A) TransGlobe or one or more of its Subsidiaries enters into a definitive agreement in respect of a TransGlobe Acquisition Proposal (whether or not such TransGlobe Acquisition Proposal is the same TransGlobe Acquisition Proposal referred to in paragraph (x) above) and such TransGlobe Acquisition Proposal is later consummated (whether or not on or prior to the 12 month anniversary of the date of such termination) or (B) a TransGlobe Acquisition Proposal shall have been consummated (whether or not such TransGlobe Acquisition Proposal is the same TransGlobe Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(a)(iii), the term “TransGlobe Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”.

If a TransGlobe Termination Fee Event occurs, TransGlobe shall pay the TransGlobe Termination Fee to VAALCO (or, at VAALCO’s direction, AcquireCo), by wire transfer of immediately available funds, as follows:
(A)	if the TransGlobe Termination Fee is payable pursuant to Section 7.3(a)(i), the TransGlobe Termination Fee shall be payable within two Business Days following such termination;
(B)
if the TransGlobe Termination Fee is payable pursuant to Section 7.3(a)(ii), the TransGlobe Termination Fee shall be payable (i) if TransGlobe terminates the Agreement, concurrently with such termination and (ii) if VAALCO terminates this Agreement, within two Business Days following such termination; or

(C)
if the TransGlobe Termination Fee is payable pursuant to Section 7.3(a)(iii), the TransGlobe Termination Fee shall be payable concurrently upon the consummation of the TransGlobe Acquisition Proposal referred to therein.

(b)	For the purposes of this Agreement, “VAALCO Termination Fee Event” means the termination of this Agreement:
(i)	by TransGlobe pursuant to Section 7.2(a)(iv)(A) [VAALCO Change in Recommendation];
(ii)	by TransGlobe or VAALCO pursuant to Section 7.2(a)(ii)(D) [Failure to Obtain the VAALCO Stockholder Approval] following a VAALCO Change in Recommendation; or
(iii)
by TransGlobe or VAALCO pursuant to Section 7.2(a)(ii)(A) [Effective Time Not Occurring Prior to the Outside Date] or Section 7.2(a)(ii)(D) [Failure to Obtain the VAALCO Stockholder Approval] or by TransGlobe pursuant to Section 7.2(a)(iv)(D) [Breach of Representations, Warranties or Covenants], but only if, in these termination events, (x) prior to such termination, a bona fide VAALCO Acquisition Proposal shall have been made or publicly announced by any Person other than TransGlobe (and, if the VAALCO Meeting is held, is not withdrawn at least five Business Days prior to the date of the VAALCO Meeting) and (y) on or prior to the 12 month anniversary of the date of such termination, (A) VAALCO or one or more of its Subsidiaries enters into a definitive agreement in respect of an VAALCO Acquisition Proposal (whether or not such VAALCO Acquisition Proposal is the same VAALCO Acquisition Proposal referred to in paragraph (x) above) and such VAALCO Acquisition Proposal is later consummated (whether or not on or prior to the 12 month anniversary of the date of such termination) or (B) a VAALCO Acquisition Proposal shall have been consummated (whether or not such VAALCO Acquisition Proposal is the same VAALCO Acquisition Proposal referred to in paragraph (x) above), provided that for purposes of this Section 7.3(b)(iii), the term “VAALCO Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1 except that a reference to “20 per cent” therein shall be deemed to be a reference to “50 per cent”.

If a VAALCO Termination Fee Event occurs, VAALCO (or, at VAALCO’s direction, AcquireCo) shall pay the VAALCO Termination Fee to TransGlobe, by wire transfer of immediately available funds, as follows:
(A)	if the VAALCO Termination Fee is payable pursuant to Section 7.3(b)(i), the VAALCO Termination Fee shall be payable within two Business Days following such termination;
(B)
if the VAALCO Termination Fee is payable pursuant to Section 7.3(b)(ii), the VAALCO Termination Fee shall be payable (i) if VAALCO terminates the Agreement, concurrently with such termination and (ii) if TransGlobe terminates this Agreement, within two Business Days following such termination; or

(C)
if the VAALCO Termination Fee is payable pursuant to Section 7.3(b)(iii), the VAALCO Termination Fee shall be payable concurrently upon the consummation of the TransGlobe Acquisition Proposal referred to therein.

(c)	The Parties acknowledge that all of the payment amounts set out in this Section 7.3 represent consideration for the disposition of the affected Party’s rights under this Agreement and liquidated damages which are a genuine pre-estimate of the damages which the other Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Agreement under circumstances where TransGlobe or VAALCO (or, at VAALCO’s direction, AcquireCo) is entitled to a Termination Fee and such Termination Fee is paid in full, TransGlobe or VAALCO and AcquireCo, as the case may be, shall be precluded from any other remedy against the other Party at Law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Party or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby, provided that the foregoing limitation shall not apply in the event of fraud or wilful breach of this Agreement by a Party.
7.4	Expenses
(a)
Except as otherwise provided herein (including Sections 5.12(d), 7.3, 7.4(b) and 7.4(c)), all fees, costs and expenses incurred by a Party in connection with this Agreement and the Plan of Arrangement, including all costs, expenses and fees of the Parties incurred prior to or after the Effective Date in connection with, or incidental to, the Plan of Arrangement, shall be paid by the Party incurring such fees, costs and expenses, whether or not the Arrangement is completed.

(b)
If this Agreement is terminated by either TransGlobe or VAALCO pursuant to Section 7.2(a)(ii)(C) [Failure to Obtain the TransGlobe Shareholder Approval] or by VAALCO pursuant to Section 7.2(a)(iii)(D) [Breach of Representations, Warranties or Covenants], then TransGlobe shall reimburse VAALCO (or, at VAALCO’s direction, AcquireCo) for all reasonable and documented out-of-pocket expenses (up to an aggregate maximum of $2,000,000) incurred by VAALCO and AcquireCo subsequent to May 16, 2022 and prior to the termination of this Agreement in connection with the entering into of this Agreement, the Arrangement, and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, financial advisors, accountants and consultants incurred by VAALCO and AcquireCo, by wire transfer in immediately available funds (i) if TransGlobe terminates the Agreement, concurrently with such termination and (ii) if VAALCO terminates this Agreement, within two Business Days following such termination; provided that in no event shall TransGlobe be required to pay under Section 7.3, on the one hand, and this Section 7.4(b), on the other hand, in aggregate, an amount in excess of the TransGlobe Termination Fee.

(c)
If this Agreement is terminated by either TransGlobe or VAALCO pursuant to Section 7.2(a)(ii)(D) [Failure to Obtain the VAALCO Stockholder Approval] or by TransGlobe pursuant to Section 7.2(a)(iv)(D) [Breach of Representations, Warranties or Covenants], then VAALCO (or, at VAALCO’s direction, AcquireCo) shall reimburse TransGlobe for all reasonable and documented out-of-pocket expenses (up to an aggregate maximum of $2,000,000) incurred by TransGlobe subsequent to May 16, 2022 and prior to the termination of this Agreement in connection with the entering into of this Agreement, the Arrangement, and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, financial advisors, accountants and consultants incurred by TransGlobe, by wire transfer in immediately available funds (i) if VAALCO terminates the Agreement, concurrently with such termination and (ii) if TransGlobe terminates this Agreement, within two Business Days following such termination; provided that in no event shall VAALCO or AcquireCo be required to pay under Section 7.3, on the one hand, and this Section 7.4(c), on the other hand, in aggregate, an amount in excess of the VAALCO Termination Fee.

7.5	Amendment
Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the TransGlobe

Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of TransGlobe Shareholders, and any such amendment may without limitation:
(a)	change the time for performance of any of the obligations or acts of the Parties;
(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;
(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or
(d)	waive compliance with or modify any mutual conditions precedent herein contained.
7.6	Waiver
Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.
ARTICLE 8
GENERAL PROVISIONS
8.1	Notices
All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person or by courier), or if transmitted by email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):
(a)	if to VAALCO and/or AcquireCo:

9800 Richmond Avenue
Suite 700
Houston, TX 77042

	Attention:	George Maxwell
	Email:	[***]

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1 First Canadian Place
100 King Street West, Suite 6200
Toronto, ON M5X 1B8
Canada

	Attention:	Emmanuel Pressman and Alex Gorka
	Email:	[***] and [***]

and

Mayer Brown International LLP
201 Bishopsgate
London EC2M 3AF
United Kingdom

	Attention:	Kate Ball-Dodd and Rob Hamill
	Email:	[***] and [***]

(b)	if to TransGlobe:

900, 444 - 5 Avenue SW
Calgary, AB T2P 2T8
Canada

	Attention:	Randall C. Neely
	Email:	[***]

with a copy (which shall not constitute notice) to:

Burnet, Duckworth & Palmer LLP
2400, 525-8th Avenue SW
Calgary, AB T2P 1G1
Canada

	Attention:	Bill Maslechko and Lindsay Cox
	Email:	[***] and [***]

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064

	Attention:	Adam M Givertz
	Email:	[***]
8.2	Governing Law
This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Alberta and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defences to the maintenance of an action in the Courts of the Province of Alberta.
8.3	Injunctive Relief
Subject to Section 7.3(c), the Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 7.3(c), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.
8.4	Time of Essence
Time shall be of the essence in this Agreement.
8.5	Entire Agreement, Binding Effect and Assignment
This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.
8.6	No Liability
No director or officer of VAALCO or any of its Subsidiaries shall have any personal liability whatsoever to TransGlobe under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of VAALCO or any of its Subsidiaries. No director or officer of TransGlobe or any of its Subsidiaries shall have any personal liability whatsoever to VAALCO or AcquireCo under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of TransGlobe or any of its Subsidiaries.
8.7	Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
8.8	Waiver of Jury Trial
Each Party hereto (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.8.
8.9	Third Party Beneficiaries
The provisions of Section 5.11 are: (i) intended for the benefit of all present and former directors and officers of TransGlobe and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and TransGlobe shall hold the rights and benefits of Section 5.11 in trust for and on behalf of the Third Party Beneficiaries and TransGlobe hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except as provided in this Section 8.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
8.10	Counterparts, Execution
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF VAALCO, AcquireCo and TransGlobe have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
VAALCO ENERGY, INC.

By:	/s/ George Maxwell
Name: George Maxwell
Title: Chief Executive Officer
VAALCO ENERGY CANADA ULC

By:	/s/ George Maxwell
Name: George Maxwell
Title: Chief Executive Officer
TRANSGLOBE ENERGY CORPORATION

By:	/s/ Randall Neely
Name: Randall Neely
Title: President and Chief Executive Officer

SCHEDULE A
FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT
UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)
ARTICLE 1
INTERPRETATION
1.1	Definitions
Whenever used in this Plan of Arrangement, the following words and terms have the meanings set out below:
“ABCA” means the Business Corporations Act (Alberta);
“AcquireCo” means VAALCO Energy Canada ULC, an unlimited liability company existing under the laws of the Province of Alberta;
“affiliate” has the meaning given to it in the ABCA;
“Arrangement” means the arrangement of TransGlobe under Section 193 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Interim Order or Final Order with the consent of VAALCO and TransGlobe, each acting reasonably;
“Arrangement Agreement” means the arrangement agreement dated July 13, 2022 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;
“Arrangement Resolution” means the special resolution of TransGlobe Shareholders approving the Arrangement which is to be considered at the TransGlobe Meeting substantially in the form of Schedule B to the Arrangement Agreement including any amendments or variations thereto made in accordance with the Arrangement Agreement or at the direction of the Court in the Interim Order, with the consent of VAALCO and TransGlobe, each acting reasonably;
“Articles of Arrangement” means the articles of arrangement of TransGlobe in respect of the Arrangement required under section 193(4.1) of the ABCA to be filed with the Registrar after the Final Order is made to give effect to the Arrangement;
“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, notice, variance, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, directive, decision, decree, by-law, rule or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;
“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in London, the United Kingdom, the Province of Alberta, the State of New York or the State of Texas;
“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the applicable securities Laws of any other province of Canada;
“Certificate of Arrangement” means the certificate or other confirmation of filing giving effect to the Arrangement issued by the Registrar pursuant to Section 193(11) of the ABCA in respect of the Articles of Arrangement;
“Closing VWAP” means the volume weighted average price of a VAALCO Share on the NYSE, rounded to four decimal places, and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the Effective Date, as reported by Bloomberg;
“Consideration” means, for each TransGlobe Share outstanding at the Effective Time, a fraction of a VAALCO Share equal to the Exchange Ratio;

“Consideration Shares” means the VAALCO Shares to be issued as Consideration pursuant to the Arrangement;
“Court” means the Court of Queen’s Bench of Alberta;
“Depositary” means any Person that TransGlobe may appoint to act as depositary for the TransGlobe Shares in relation to the Arrangement, with the approval of VAALCO, acting reasonably;
“Dissent Rights” has the meaning set forth in Section 4.1(a);
“Dissent Shares” means TransGlobe Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;
“Dissenting Shareholder” means a registered TransGlobe Shareholder who has validly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of TransGlobe Shares in respect of which Dissent Rights are validly exercised by such TransGlobe Shareholder;
“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.13 of the Arrangement Agreement, which will be the date shown in the Certificate of Arrangement;
“Effective Time” means 11:00 p.m. (Calgary time) on the Effective Date or such other time as agreed to by VAALCO and TransGlobe in writing;
“Exchange Ratio” means, for each TransGlobe Share, 0.6727 of a VAALCO Share, subject to adjustment pursuant to Section 2.17 of the Arrangement Agreement;
“Exercise Price” means, with respect to any TransGlobe Option, the price at which the TransGlobe Option may be exercised by the holder thereof pursuant to the agreement, certificate or other instrument granting or confirming the grant of the TransGlobe Option or representing the TransGlobe Option converted into United States dollars on the basis of the Canadian to United States dollar exchange rate as reported by the Bank of Canada on the date that is three Business Days immediately preceding the Effective Date;
“Final Order” means the final order of the Court pursuant to Section 193(4) of the ABCA, in form and substance acceptable to VAALCO and TransGlobe, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of VAALCO and TransGlobe, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such affirmation, amendment, modification, supplement or variation is acceptable to VAALCO and TransGlobe, each acting reasonably);
“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange, including the TSX, NYSE, LSE and NASDAQ; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust/competition, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;
“Interim Order” means the interim order made after the application to the Court pursuant to subsection 193(4) of the ABCA after being informed of the intention to rely upon the exemption from the registration requirements of the U.S. Securities Act under Section 3(a)(10) thereof with respect to the VAALCO Shares issued pursuant to the Arrangement, in form and substance acceptable to VAALCO and TransGlobe, each acting reasonably, providing for, among other things, the calling and holding of the TransGlobe Meeting, as the same may be amended, affirmed, modified, supplemented or varied by the Court with the consent of VAALCO and TransGlobe, each acting reasonably;
“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Environmental Laws, Canadian Securities Laws, applicable U.K. Laws (including U.K. Securities Laws) and U.S. Securities Laws and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Persons or its business, undertaking, assets, property or securities and emanate from a Person or Persons having jurisdiction over the Person or Persons or its or their business, undertaking, assets, property or securities;
“Letter of Transmittal” means the Letter(s) of Transmittal, in a form reasonably satisfactory to VAALCO, to be delivered by TransGlobe to TransGlobe Shareholders providing for the delivery of the TransGlobe Shareholders’ TransGlobe Shares to the Depositary;
“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, statutory or deemed trusts, encumbrances and adverse rights or claims, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;
“LSE” means London Stock Exchange plc;
“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;
“NYSE” means the New York Stock Exchange;
“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;
“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;
“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA;
“Securities Act” means the Securities Act (Alberta) and the rules, regulations and published policies made thereunder;
“Subsidiary” has the meaning given to it in NI 45-106, in force as of the date of the Arrangement Agreement, and shall include any TransGlobe JV Entity, in the case of TransGlobe;
“Tax Act” means the Income Tax Act (Canada);
“TransGlobe” means TransGlobe Energy Corporation, a corporation existing under the laws of the Province of Alberta;
“TransGlobe Amended and Restated DSU Plan” means the amended and restated TransGlobe DSU Plan to be dated effective as of the Effective Date amending the TransGlobe DSU Plan, pursuant to its terms (including but not limited to sections 3.1, 4.8 and 5.2), to provide that after the Effective Time the TransGlobe Continuing DSUs shall be adjusted pursuant to Section 3.1(g) and for such other consequential amendments as may be necessary as a result of the Arrangement;
“TransGlobe Amended and Restated PSU Plan” means the amended and restated TransGlobe PSU Plan to be dated effective as of the Effective Date amending the TransGlobe PSU Plan, pursuant to its terms (including but not limited to sections 3.1, 4.6, 4.12, 4.13 and 6.2), to provide that after the Effective Time the TransGlobe Continuing PSUs shall be adjusted pursuant to Section 3.1(h), the Arrangement is a Change of Control (as defined in the TransGlobe PSU Plan), the Vesting Percentage (as defined in the TransGlobe PSU Plan) of the TransGlobe Continuing PSUs shall be the TransGlobe PSU Vesting Percentage and for such other consequential amendments as may be necessary as a result of the Arrangement;
“TransGlobe Amended and Restated RSU Plan” means the amended and restated TransGlobe RSU Plan to be dated effective as of the Effective Date amending the TransGlobe RSU Plan, pursuant to its terms (including but not limited to sections 3.1, 4.11, 4.12 and 5.2), to provide that after the Effective Time the TransGlobe Continuing RSUs shall be adjusted pursuant to Section 3.1(i), the Arrangement is a Change of Control (as defined in the TransGlobe RSU Plan) and for such other consequential amendments as may be necessary as a result of the Arrangement;

“TransGlobe Awards” means TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs and TransGlobe RSUs;
“TransGlobe Board” means the board of directors of TransGlobe as the same is constituted from time to time;
“TransGlobe Board Nominees” means the three current directors of TransGlobe who will be appointed directors of VAALCO pursuant to the Arrangement Agreement;
“TransGlobe Continuing DSUs” means the TransGlobe DSUs other than the TransGlobe Surrendered DSUs;
“TransGlobe Continuing PSUs” means the TransGlobe PSUs other than the TransGlobe Surrendered PSUs;
“TransGlobe Continuing RSUs” means the TransGlobe RSUs other than the TransGlobe Surrendered PSUs;
“TransGlobe Departing Employees” means each TransGlobe Executive Employee, as well as each employee of TransGlobe or its Subsidiaries who VAALCO (a) determines will not be continuing their employment with VAALCO or TransGlobe subsequent to the Effective Time; and (b) provides notice to TransGlobe identifying each such employee no later than ten Business Days prior to the Effective Date;
“TransGlobe DSU Plan” means the TransGlobe deferred share unit plan dated May 20, 2014;
“TransGlobe DSUs” means deferred share units issued under the TransGlobe DSU Plan;
“TransGlobe Equity Award Holders” means the holders of TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs and TransGlobe RSUs;
“TransGlobe Executive Employees” means the executive officers of TransGlobe, which currently include its President and Chief Executive Officer, Vice President and Chief Operating Officer and Vice President, Finance and Chief Financial Officer;
“TransGlobe JV Entities” means any corporations or entities in which TransGlobe or any of its Subsidiaries directly owns 20% or more of the outstanding shares or equity interests and which is not otherwise a Subsidiary;
“TransGlobe Meeting” means the special meeting of TransGlobe Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;
“TransGlobe Option Plan” means the TransGlobe Stock Option Plan amended May 10, 2016;
“TransGlobe Options” means options to purchase TransGlobe Shares granted under the TransGlobe Option Plan;
“TransGlobe PSU Plan” means the TransGlobe performance share unit plan dated May 16, 2014, and last amended March 8, 2017;
“TransGlobe PSU Vesting Percentage” means the Vesting Percentage (as defined in the TransGlobe PSU Plan) with respect to the TransGlobe Continuing PSUs and the TransGlobe Surrendered PSUs as determined by the TransGlobe Board and notified by TransGlobe to VAALCO not less than ten Business Days prior to the Effective Date, which, for greater certainty, shall not exceed 200%;
“TransGlobe PSUs” means performance share units issued under the TransGlobe PSU Plan;
“TransGlobe RSU Plan” means the TransGlobe restricted share unit plan dated May 16, 2014, and last amended May 10, 2016;
“TransGlobe RSUs” means restricted share units issued under the TransGlobe RSU Plan;
“TransGlobe Shareholders” means the holders of TransGlobe Shares;
“TransGlobe Shares” means the common shares in the authorized share capital of TransGlobe;
“TransGlobe Surrendered DSUs” means all of the TransGlobe DSUs held by persons other than the TransGlobe Board Nominees;
“TransGlobe Surrendered PSUs” means all of the TransGlobe PSUs held by the TransGlobe Departing Employees;

“TransGlobe Surrendered RSUs” means all of the TransGlobe RSUs held by the TransGlobe Departing Employees;
“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended from time to time and the rules and regulations of the SEC promulgated thereunder;
“U.S. Securities Laws” means the U.S. Securities Act, the U.S. Exchange Act and all other applicable U.S. federal securities laws;
“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;
“VAALCO” means VAALCO Energy, Inc., a corporation existing under the laws of the State of Delaware;
“VAALCO Excess Shares” has the meaning set forth in Section 3.2(b);
“VAALCO Share Trust” has the meaning set forth in Section 3.2(b); and
“VAALCO Shares” means shares of common stock in the authorized share capital of VAALCO.
1.2	Interpretation not Affected by Headings
The division of this Plan of Arrangement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.
1.3	Number and Gender
In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.
1.4	Date for any Action
If the date on which any action is required to be taken hereunder by a party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.
1.5	Currency
Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States of America and “$” refers to United States dollars.
1.6	Statutes
Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
ARTICLE 2
EFFECT OF ARRANGEMENT
2.1	Arrangement Agreement
This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.
2.2	Binding Effect
This Plan of Arrangement and the Arrangement shall, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, and without any further authorization, act or formality on the part of the Court, become effective and be binding upon VAALCO, AcquireCo, TransGlobe, the Depositary, all registered and beneficial TransGlobe Shareholders, including Dissenting Shareholders, all TransGlobe Equity Award Holders, the Registrar and transfer agent of TransGlobe, and all other Persons.

2.3	Filing of the Articles of Arrangement
The Articles of Arrangement shall be filed with the Registrar with the purpose and intent that none of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall have become effective in the sequence provided herein. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the steps, events or transactions set out in Section 3.1 have become effective in the sequence and at the times set out therein. If no Certificate of Arrangement is required to be issued by the Registrar pursuant to section 193(11) of the ABCA, the Arrangement shall become effective commencing at the Effective Time on the date the Articles of Arrangement are filed with the Registrar pursuant to section 193(4.1) of the ABCA.
ARTICLE 3
ARRANGEMENT
3.1	Arrangement
Commencing at the Effective Time, in five minute increments each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act or formality:
(a)
Each TransGlobe Option outstanding at the Effective Time (whether vested or unvested), notwithstanding the terms of the TransGlobe Option Plan, shall be, and shall be deemed to be, without further action by or on behalf of a holder of TransGlobe Options, fully and unconditionally vested and exercisable, and shall be surrendered and transferred to TransGlobe (free and clear of any Liens) for cancellation in exchange for a cash payment from TransGlobe equal to, for each TransGlobe Share for which the TransGlobe Option may be exercised, the amount (if any) by which (x) the product of the Closing VWAP multiplied by the Exchange Ratio exceeds (y) the Exercise Price thereof and for greater certainty, where such amount is zero or negative, none of TransGlobe, VAALCO, AcquireCo or the Depositary shall be obligated to pay the holder of such TransGlobe Option any amount in respect of such TransGlobe Option, and

(i)
the TransGlobe Options so surrendered and transferred and any agreements related thereto shall be, and shall be deemed to be, cancelled and extinguished without any further action on the part of the holder thereof or TransGlobe;

(ii)
the holders of all such TransGlobe Options shall cease to be holders of TransGlobe Options and to have any rights as holders of TransGlobe Options other than the right to receive the consideration to which they are entitled pursuant to this Section 3.1(a) and such holders’ names shall be removed as the holders from the register of TransGlobe Options maintained by or on behalf of TransGlobe;

(iii)
any agreement, certificate or other document evidencing the TransGlobe Options or the right of a holder thereof to any such TransGlobe Options shall be void and of no further force or effect as of such time and none of TransGlobe, VAALCO nor AcquireCo shall have any further liabilities or obligations to the former holders thereof with respect thereto other than the obligation of TransGlobe to pay the consideration to which the holders of the TransGlobe Options are entitled to receive pursuant to this Section 3.1(a); and

(iv)	the TransGlobe Option Plan shall be terminated and of no further force and effect.
(b)
Notwithstanding the terms of the TransGlobe DSU Plan, the “Final Payment Date” (as defined in the TransGlobe DSU Plan) of each TransGlobe Surrendered DSU shall be, and shall be deemed to be, the effective time of this Section 3.1(b) and each TransGlobe Surrendered DSU outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, without further action by or on behalf of a holder of TransGlobe Surrendered DSUs, fully and unconditionally vested, and settled and paid by surrender and transfer from the holder thereof to TransGlobe (free and clear of any Liens) for cancellation in exchange for a cash payment from TransGlobe equal to the product of the Closing VWAP multiplied by the Exchange Ratio for each TransGlobe Surrendered DSU, and

(i)
the TransGlobe Surrendered DSUs so surrendered and transferred and any agreements related thereto shall be, and shall be deemed to be, cancelled and extinguished without any further action on the part of the holder thereof or TransGlobe;

(ii)
the holders of all such TransGlobe Surrendered DSUs shall cease to be holders of TransGlobe Surrendered DSUs, to have any rights as holders of TransGlobe Surrendered DSUs other than the right to receive the consideration to which they are entitled pursuant to this Section 3.1(b) and such holders’ names shall be removed as the holders from the register of TransGlobe DSUs maintained by or on behalf of TransGlobe; and

(iii)
any agreement, certificate or other document evidencing the TransGlobe Surrendered DSUs or the right of a holder thereof to any such TransGlobe Surrendered DSUs shall be terminated and of no further force or effect as of such time and none of TransGlobe, VAALCO nor AcquireCo shall have any further liabilities or obligations to the former holders thereof with respect thereto other than the obligation of TransGlobe to pay the consideration to which the holders of the TransGlobe Surrendered DSUs are entitled to receive pursuant to this Section 3.1(b).

(c)
Notwithstanding the terms of the TransGlobe PSU Plan, each TransGlobe Surrendered PSU outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, without further action by or on behalf of a holder of TransGlobe Surrendered PSUs, fully and unconditionally vested at the TransGlobe PSU Vesting Percentage, and surrendered and transferred by the holder thereof to TransGlobe (free and clear of any Liens) for cancellation in exchange for a cash payment from TransGlobe equal to the product of the Closing VWAP multiplied by the Exchange Ratio for each TransGlobe Surrendered PSU, and

(i)
the TransGlobe Surrendered PSUs so surrendered and transferred and any agreements related thereto shall be, and shall be deemed to be, cancelled and extinguished without any further action on the part of the holder thereof or TransGlobe;

(ii)
the holders of all such TransGlobe Surrendered PSUs shall cease to be holders of TransGlobe Surrendered PSUs, to have any rights as holders of TransGlobe Surrendered PSUs other than the right to receive the consideration to which they are entitled pursuant to this Section 3.1(c) and such holders’ names shall be removed as the holders from the register of TransGlobe PSUs maintained by or on behalf of TransGlobe; and

(iii)
any agreement, certificate or other document evidencing the TransGlobe Surrendered PSUs or the right of a holder thereof to any such TransGlobe Surrendered PSUs shall be terminated and of no further force or effect as of such time and none of TransGlobe, VAALCO nor AcquireCo shall have any further liabilities or obligations to the former holders thereof with respect thereto other than the obligation of TransGlobe to pay the consideration to which the holders of the TransGlobe Surrendered PSUs are entitled to receive pursuant to this Section 3.1(c).

(d)
Notwithstanding the terms of the TransGlobe RSU Plan, the “Distribution Date” (as defined in the TransGlobe RSU Plan) of each TransGlobe Surrendered RSU shall be, and shall be deemed to be, the effective time of this Section 3.1(d) and each TransGlobe Surrendered RSU outstanding immediately prior to the Effective Time shall be, and shall be deemed to be, without further action by or on behalf of a holder of TransGlobe Surrendered RSUs, fully and unconditionally vested, and surrendered and transferred by the holder thereof to TransGlobe (free and clear of any Liens) for cancellation in exchange for a cash payment from TransGlobe equal to the product of the Closing VWAP multiplied by the Exchange Ratio for each TransGlobe Surrendered RSU, and

(i)
the TransGlobe Surrendered RSUs so surrendered and transferred and any agreements related thereto shall be, and shall be deemed to be, cancelled and extinguished without any further action on the part of the holder thereof or TransGlobe;

(ii)	the holders of all such TransGlobe Surrendered RSUs shall cease to be holders of TransGlobe Surrendered RSUs, to have any rights as holders of TransGlobe Surrendered

RSUs other than the right to receive the consideration to which they are entitled pursuant to this Section 3.1(d) and such holders’ names shall be removed as the holders from the register of TransGlobe RSUs maintained by or on behalf of TransGlobe;
(iii)
any agreement, certificate or other document evidencing the TransGlobe Surrendered RSUs or the right of a holder thereof to any such TransGlobe Surrendered RSUs shall be terminated and of no further force or effect as of such time and none of TransGlobe, VAALCO nor AcquireCo shall have any further liabilities or obligations to the former holders thereof with respect thereto other than the obligation of TransGlobe to pay the consideration to which the holders of the TransGlobe Surrendered RSUs are entitled to receive pursuant to this Section 3.1(d);

(e)
Each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to AcquireCo (free and clear of any Liens) in accordance with, and in exchange for the consideration contemplated in, Article 4 and:

(i)
such Dissenting Shareholder shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of TransGlobe Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have only the rights set out in Section 4.1;

(ii)
such Dissenting Shareholder shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

(iii)
AcquireCo shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares (free and clear of all Liens) and the central securities register of TransGlobe shall be, and shall be deemed to be, revised accordingly.

(f)
Each TransGlobe Share outstanding immediately prior to the Effective Time (other than any TransGlobe Share held by VAALCO, AcquireCo or any of their respective affiliates or any Dissent Shares) shall be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to AcquireCo (free and clear of any Liens) in exchange for the Consideration, subject to Sections 3.2 and 5.3, and

(i)
the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such TransGlobe Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of TransGlobe Shareholders;

(ii)
the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign each such TransGlobe Share; and

(iii)
AcquireCo shall be and shall be deemed to be the holder of all of the outstanding TransGlobe Shares (free and clear of all Liens) and the central securities register of TransGlobe shall be, and shall be deemed to be, revised accordingly.

(g)
Pursuant to the terms of the Tennessee DSU Plan (including but not limited to sections 3.1 and 4.8), each one TransGlobe Continuing DSU shall be continued on the same terms and conditions as were applicable immediately prior to the Effective Time except that, pursuant to the terms of the Amended and Restated TransGlobe DSU Plan, the terms of such TransGlobe Continuing DSU shall be amended so as to substitute for the TransGlobe Shares underlying such TransGlobe Continuing DSU such number of VAALCO Shares (rounded down to the nearest whole number) equal to (A) the number of TransGlobe Shares underlying such TransGlobe Continuing DSU, multiplied by (B) the Exchange Ratio, and all such TransGlobe Continuing DSUs shall continue to be governed by and subject to the terms and conditions of the Amended and Restated TransGlobe DSU Plan.

(h)
Simultaneously with the amendment in Section 3.1(g), pursuant to the terms of the Tennessee PSU Plan (including but not limited to sections 3.1, 4.6, 4.12 and 4.13), each one TransGlobe Continuing PSU shall be continued on the same terms and conditions as were applicable immediately prior to the

Effective Time except that, pursuant to the terms of the Amended and Restated TransGlobe PSU Plan, the terms of such TransGlobe Continuing PSU shall be amended so as to substitute for the TransGlobe Shares underlying such TransGlobe Continuing PSU such number of VAALCO Shares (rounded down to the nearest whole number) equal to (A) the number of TransGlobe Shares underlying such TransGlobe Continuing PSU, multiplied by (B) the Exchange Ratio, and all such TransGlobe Continuing PSUs shall continue to be governed by and subject to the terms and conditions of the Amended and Restated TransGlobe PSU Plan.
(i)
Simultaneously with the amendment in Section 3.1(g), pursuant to the terms of the Tennessee RSU Plan (including but not limited to sections 3.1, 4.11 and 4.12), each one TransGlobe Continuing RSU shall be continued on the same terms and conditions as were applicable immediately prior to the Effective Time except that, pursuant to the terms of the Amended and Restated TransGlobe RSU Plan, the terms of such TransGlobe Continuing RSU shall be amended so as to substitute for the TransGlobe Shares underlying such TransGlobe Continuing RSU such number of VAALCO Shares (rounded down to the nearest whole number) equal to (A) the number of TransGlobe Shares underlying such TransGlobe Continuing RSU, multiplied by (B) the Exchange Ratio, and all such TransGlobe Continuing RSUs shall continue to be governed by and subject to the terms and conditions of the Amended and Restated TransGlobe RSU Plan.

The events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding that certain procedures related thereto may not be completed until after the Effective Date.
3.2	No Fractional Shares
(a)
In no event shall any TransGlobe Shareholder be entitled to a fractional VAALCO Share. Where the aggregate number of VAALCO Shares to be issued to a TransGlobe Shareholder as consideration under the Arrangement would result in a fraction of a VAALCO Share being issuable, the number of VAALCO Shares to be received by such TransGlobe Shareholder shall be rounded down to the nearest whole VAALCO Share. In lieu of any such fractional VAALCO Share, each TransGlobe Shareholder otherwise entitled to a fractional interest in a VAALCO Share will be entitled to receive a cash payment equal to an amount representing such TransGlobe Shareholder’s proportionate interest in the net proceeds from the sale by the Depositary on behalf of all such TransGlobe Shareholders of the VAALCO Excess Shares.

(b)
As promptly as practicable following the Effective Time, the Depositary shall determine the excess of (i) the number of VAALCO Shares issued and delivered to the Depositary pursuant to Article 5 representing the Consideration Shares over (ii) the aggregate number of whole Consideration Shares to be issued to TransGlobe Shareholders pursuant to Section 3.1(f) (such excess the “VAALCO Excess Shares”). Following the Effective Time, the Depositary shall, on behalf of the former TransGlobe Shareholders, sell the VAALCO Excess Shares at the then prevailing prices on the NYSE. The sale of the VAALCO Excess Shares by the Depositary shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent applicable. The Depositary shall use its commercially reasonable efforts to complete the sale of the VAALCO Excess Shares as promptly following the Effective Time as is practicable, consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to former TransGlobe Shareholders, the Depositary shall hold such proceeds in trust for such former TransGlobe Shareholders (the “VAALCO Share Trust”). The amount of all commissions, transfer taxes and other out-of-pocket transaction costs, including expenses and compensation of the Depositary incurred in connection with such sale of VAALCO Excess Shares shall be paid by VAALCO. The Depositary shall determine the portion of the VAALCO Share Trust to which each former TransGlobe Shareholder is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the VAALCO Share Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former TransGlobe Shareholder is entitled (after taking into account all TransGlobe Shares held as of immediately prior to the Effective Time by such former TransGlobe Shareholder) and the denominator of which is the aggregate amount of fractional VAALCO Shares to which all former TransGlobe Shareholders are entitled.

(c)
As soon as practicable after the determination of the amount of cash, if any, to be paid to former TransGlobe Shareholders with respect to any fractional VAALCO Shares, the Depositary shall make available such amounts to such former TransGlobe Shareholders.

ARTICLE 4
DISSENT RIGHTS
4.1	Dissent Rights
(a)
In connection with the Arrangement, each registered TransGlobe Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the TransGlobe Shares held by such TransGlobe Shareholder pursuant to Section 191 of the ABCA, as modified by the Interim Order, the Final Order and this Section 4.1(a); provided that, notwithstanding Section 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in Section 191(5) of the ABCA must be received by TransGlobe not later than 4:00 p.m. (Calgary time) two Business Days immediately preceding the date of the TransGlobe Meeting. Dissenting Shareholders who are:

(i)
ultimately entitled to be paid by VAALCO the fair value for their Dissent Shares (A) shall be deemed to not to have participated in the transactions in Article 3 (other than Section 3.1(e)); (B) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to AcquireCo in accordance with Section 3.1(e); (C) will be entitled to be paid the fair value of such Dissent Shares by AcquireCo, which fair value, notwithstanding anything to the contrary contained in the ABCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the TransGlobe Meeting; and (D) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such TransGlobe Shares; or

(ii)
ultimately not entitled, for any reason, to be paid by VAALCO the fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those TransGlobe Shares on the same basis as a non-dissenting TransGlobe Shareholder and shall be entitled to receive only the Consideration from VAALCO in the same manner as such non-Dissenting Shareholders.

(b)
In no event shall VAALCO or TransGlobe or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of TransGlobe Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and as at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of TransGlobe.

(c)
For greater certainty, in addition to any other restrictions in the Interim Order and under Section 191 of the ABCA, none of the following shall be entitled to exercise Dissent Rights: (i) TransGlobe Shareholders who vote or have instructed a proxyholder to vote such TransGlobe Shares in favour of the Arrangement Resolution (but only in respect of such TransGlobe Shares), (ii) the TransGlobe Equity Award Holders, and (iii) any other Person who is not a registered holder of TransGlobe Shares as of the record date for the TransGlobe Meeting. A Person may only exercise Dissent Rights in respect of all, and not less than all, of such Person’s TransGlobe Shares.

ARTICLE 5
DELIVERY OF CONSIDERATION
5.1	Certificates and Payments
(a)
Following receipt of the Final Order and prior to the Effective Time, VAALCO and AcquireCo shall deliver or cause to be delivered to the Depositary such number of VAALCO Shares required to satisfy the aggregate Consideration payable to the TransGlobe Shareholders in accordance with Section 3.1 which VAALCO Shares shall be held by the Depositary as agent and nominee for such former TransGlobe Shareholders for distribution to such former TransGlobe Shareholders in accordance with the provisions of this Article 5.

(b)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding TransGlobe Shares that were transferred pursuant to Section 3.1(f), together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the TransGlobe Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such TransGlobe Shareholder the Consideration that such TransGlobe Shareholder has the right to receive under the Arrangement for such TransGlobe Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more TransGlobe Shares (other than TransGlobe Shares held by VAALCO, AcquireCo or any of their respective affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

(d)
Following receipt of the Final Order and prior to the filing of the Articles of Arrangement, TransGlobe shall deliver or cause to be delivered to the Depositary (unless the parties otherwise agree) sufficient funds to satisfy the aggregate amount of cash payable to the holders of the TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs, in accordance with Section 3.1, which cash shall be held by the Depositary as agent and nominee for such former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs for distribution to such former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs in accordance with the provisions of this Article 5. The delivery of such funds to the Depositary following receipt of the Final Order and prior to the Effective Time shall constitute full satisfaction of the rights of former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs and such former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs shall have no claim against TransGlobe, AcquireCo or VAALCO except to the extent that the funds delivered by TransGlobe to the Depositary (except to the extent such funds are withheld in accordance with Section 5.3) are insufficient to satisfy the amounts payable to such former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs or are not paid by the Depositary to such former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs in accordance with the terms hereof. As soon as practicable after the Effective Time, the Depositary shall pay or cause to be paid the amounts, less applicable withholdings, to be paid to former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs pursuant to this Plan of Arrangement. Notwithstanding the foregoing, at the election of TransGlobe, TransGlobe shall be entitled to pay the cash payable to the former holders of TransGlobe Options, TransGlobe Surrendered DSUs, TransGlobe Surrendered PSUs and TransGlobe Surrendered RSUs pursuant to Section 3.1 through its payroll service provider following the Effective Date.

5.2	Lost Certificates
In the event any certificate which immediately prior to the Effective Time represented one or more outstanding TransGlobe Shares that were transferred pursuant to Section 3.1(f) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom such Consideration is to be delivered shall as a condition precedent to the delivery of such Consideration, give a bond satisfactory to VAALCO, TransGlobe and the Depositary (acting reasonably) in such sum as VAALCO may direct, or otherwise indemnify VAALCO, AcquireCo and TransGlobe in a manner satisfactory to VAALCO and TransGlobe, each acting reasonably, against any claim that may be made against VAALCO, AcquireCo and TransGlobe with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Withholding Rights
VAALCO, AcquireCo, TransGlobe, any of their affiliates and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct any other Person to deduct and withhold on their behalf, from any amounts otherwise payable, issuable or otherwise deliverable to any TransGlobe Shareholder, any TransGlobe Equity Award Holder, and/or any other Person under this Plan of Arrangement such amounts as are required or reasonably believed to be required to be deducted and withheld from such amounts under any provision of the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law. To the extent any such amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Plan of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent that the amount so required to be deducted or withheld from any amounts payable, issuable or otherwise deliverable to a Person under this Plan of Arrangement exceeds the amount of cash, if any, otherwise payable to such Person, VAALCO, TransGlobe, any of their affiliates and the Depositary are hereby authorized to sell or otherwise dispose, or direct any other Person to sell or otherwise dispose, of such portion of the non-cash consideration or non-cash amounts payable, issuable or otherwise deliverable hereunder to such Person as is necessary to provide sufficient funds to VAALCO, TransGlobe, any of their affiliates and the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and none of VAALCO, TransGlobe, any of their affiliates or the Depositary shall be liable to any Person for any deficiency in respect of any proceeds received, and VAALCO, TransGlobe, any of their affiliates and the Depositary, as applicable, shall notify the relevant Person of such sale or other disposition and remit to such Person any unapplied balance of the net proceeds of such sale or other disposition (after deduction for (x) the amounts required to satisfy the required withholding under the Plan of Arrangement in respect of such Person, (y) reasonable commissions payable to the broker and (z) other reasonable costs and expenses).
5.4	Distributions with respect to Unsurrendered Share Certificates
No dividend or other distribution declared or made after the Effective Time with respect to VAALCO Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding TransGlobe Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such VAALCO Shares.
5.5	Limitation and Proscription
To the extent that a former TransGlobe Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is the last Business Day prior to the third anniversary of the Effective Date (the “final proscription date”), then the Consideration that such former TransGlobe Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former TransGlobe Shareholder was entitled, shall be delivered to VAALCO by the Depositary and the VAALCO Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former TransGlobe Shareholder in such VAALCO Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing TransGlobe Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date. Any payment made by way of cheque by the Depositary pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Depositary or that otherwise remains unclaimed, in each case, on or before the final proscription date shall cease to represent a right or claim of any kind or nature and the right of any TransGlobe Shareholder to receive the Consideration for TransGlobe Shares pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to VAALCO.
5.6	No Liens
Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.
5.7	Paramountcy
From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all TransGlobe Shares and TransGlobe Awards issued prior to the Effective Time; (b) the rights and obligations of the registered holders of TransGlobe Shares (other than VAALCO, AcquireCo or any of their respective affiliates) and the TransGlobe Equity Award Holders, and of TransGlobe, VAALCO, AcquireCo, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any TransGlobe Shares and TransGlobe Awards shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.
ARTICLE 6
AMENDMENTS
6.1	Amendments
(a)
VAALCO and TransGlobe reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of TransGlobe and VAALCO and filed with the Court, and, if made following the TransGlobe Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the TransGlobe Shareholders and communicated to the TransGlobe Shareholders and the TransGlobe Equity Award Holders if and as required by the Court, and in either case in the manner required by the Court.

(b)
Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement, if agreed to by TransGlobe and VAALCO, may be proposed by TransGlobe and VAALCO at any time prior to or at the TransGlobe Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the TransGlobe Meeting shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the TransGlobe Meeting will be effective only if it is agreed to in writing by each of TransGlobe and VAALCO and, if required by the Court, by some or all of the TransGlobe Shareholders voting in the manner directed by the Court.

(d)
Notwithstanding Sections 6.1(a) and 6.1(b), any amendment, modification or supplement to this Plan of Arrangement may be made by TransGlobe and VAALCO without the approval of or communication to the Court or the TransGlobe Shareholders or the TransGlobe Equity Award Holders, provided that it concerns a matter which, in the reasonable opinion of TransGlobe and VAALCO is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the TransGlobe Shareholders and the TransGlobe Equity Award Holders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.
ARTICLE 7
FURTHER ASSURANCES
7.1	Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out in this Plan of Arrangement.
ARTICLE 8
U.S. SECURITIES LAW EXEMPTION
Notwithstanding any provision herein to the contrary, TransGlobe and VAALCO each agree that the Plan of Arrangement will be carried out with the intention that, and they will use their commercially reasonable best efforts to ensure that, all Consideration Shares issued under the Arrangement will be issued by VAALCO in exchange for

TransGlobe Shares pursuant to the Plan of Arrangement, whether in the United States, the United Kingdom, Canada or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act, as amended, as provided by Section 3(a)(10) thereof and applicable state securities laws, and pursuant to the terms, conditions and procedures set forth in the Arrangement Agreement. VAALCO shall use its commercially reasonable efforts to ensure that the Consideration Shares shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements.
SCHEDULE B
FORM OF ARRANGEMENT RESOLUTION
BE IT RESOLVED THAT:
1.
The arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving TransGlobe Energy Corporation (“TransGlobe”), pursuant to the arrangement agreement among TransGlobe, VAALCO Energy, Inc. and VAALCO Energy Canada ULC dated July 13, 2022, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of TransGlobe dated •, 2022 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.
The plan of arrangement of TransGlobe, as it has been or may be modified, supplemented or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule “•” to the Circular, is hereby authorized, approved and adopted.

3.
The: (a) Arrangement Agreement and all the transactions contemplated therein, (b) actions of the directors of TransGlobe in approving the Arrangement and the Arrangement Agreement, and (c) actions of the directors and officers of TransGlobe in executing and delivering the Arrangement Agreement and any modifications, supplements or amendments thereto, and causing the performance by TransGlobe of its obligations thereunder, are hereby ratified and approved.

4.
TransGlobe is hereby authorized to apply to the Court of Queen’s Bench of Alberta (the “Court”) for an order approving the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented or amended).

5.
Any one or more directors or officers of TransGlobe is hereby authorized, for and on behalf and in the name of TransGlobe, to execute and deliver, whether under corporate seal of TransGlobe or not, all such agreements, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of TransGlobe, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and
(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by TransGlobe;
such opinion to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.
6.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of TransGlobe (the “TransGlobe Shareholders”) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of TransGlobe are hereby authorized and empowered, without further notice to or approval of the TransGlobe Shareholders: (a) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement (or any documents or agreements delivered in connection therewith) to the extent permitted by their terms, as applicable, and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

SCHEDULE C
FORM OF VAALCO ENERGY, INC. RESOLUTIONS
PROPOSAL 1
INCREASE IN AUTHORIZED SHARES
To approve an amendment of the VAALCO Energy, Inc. (“VAALCO”) Restated Certificate of Incorporation to increase VAALCO’s authorized shares of common stock from 100,000,000 shares to 160,000,000 shares.
PROPOSAL 2
ISSUANCE OF VAALCO SHARES IN CONNECTION WITH THE TRANSACTION
To approve the issuance of shares of VAALCO common stock to TransGlobe Energy Corporation’s (“TransGlobe”) shareholders in connection with the arrangement agreement between TransGlobe, VAALCO and VAALCO Energy Canada ULC dated July 13, 2022, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”).
SCHEDULE 3.1
REPRESENTATIONS AND WARRANTIES OF TRANSGLOBE
Defined Terms
As used in this schedule, capitalized terms have the meanings ascribed thereto in the Arrangement Agreement to which this schedule is appended, and the following terms have the following meanings:
“Export Laws” means (i) all Laws imposing trade restrictions administered or enforced by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, Global Affairs Canada, or other relevant sanctions authority, and all anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of Canada (including the Export and Import Permits Act administered by Global Affairs Canada), the United Kingdom or the European Union.
“GLJ” has the meaning given to it in section (y) of Schedule 3.1;
“Government Official” means any official, employee, or representative of any Governmental Entity or public international organization, any political party or employee thereof, or any candidate for political office.
“Indigenous Claim” means any and all claims (whether or not proven) by any person to or in respect of (a) rights, title or interests of any first nation, native, indigenous or aboriginal group by virtue of its status as a first nation, native, indigenous or aboriginal group; (b) treaty rights; or (c) specific or comprehensive claims being considered by Crown-Indigenous Relations and Northern Affairs Canada;
“Intellectual Property” means anything that is or may be protected by any Intellectual Property rights in any jurisdiction such as, but not limited to works (including software), performances, trade secrets, inventions (whether patentable or not), improvements to such inventions, industrial designs, mask work and integrated circuit topographies, trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, whether or not they may also be protected, at any given time, as a trade secret or confidential information, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing;
“Restricted Party” means a person that is: (i) listed on, or directly or indirectly owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions related-list of designated Persons maintained by any Sanctions Authority, or (ii) otherwise a target of Sanctions;
“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) Canada; (vi) the United Nations Security Council; or (vii) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce, Her Majesty’s Treasury (“HMT”), Global Affairs Canada or Public Safety Canada or any other relevant sanctions authority (together, the “Sanctions Authorities”);
“TransGlobe Annual Financial Statements” means the audited consolidated financial statements for TransGlobe as of and for each of the fiscal years ended on December 31, 2021 and December 31, 2020 (including any notes or schedules thereto and the auditor’s report thereon);
“TransGlobe Balance Sheet” has the meaning given to it in section (m) of Schedule 3.1;
“TransGlobe Financial Statements” means, together, TransGlobe Annual Financial Statements and TransGlobe Interim Financial Statements;
“TransGlobe Interim Financial Statements” means the interim unaudited condensed consolidated financial statements for TransGlobe for the three month period ended March 31, 2022 (including any notes or schedules thereto);
“TransGlobe JV Entities” means any corporations or entities in which TransGlobe or any of its Subsidiaries directly owns 20% or more of the outstanding shares or equity interests and which is not otherwise a Subsidiary;
“TransGlobe Material Property” has the meaning given to it in section (u) of Schedule 3.1;
“TransGlobe Real Property Interests” has the meaning given to it in section (p)(i) of Schedule 3.1; and
“TransGlobe Reserves Report” has the meaning given to it in section (y) of Schedule 3.1.
REPRESENTATIONS AND WARRANTIES OF TRANSGLOBE
(a)
Organization and Qualification. Each of TransGlobe and its Subsidiaries is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power and capacity to own its assets and conduct its business as now owned and conducted. Each of TransGlobe and its Subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect. True and complete copies of the constating documents of TransGlobe and its Subsidiaries have been disclosed in the TransGlobe Data Room, and no action has been taken to amend or supersede such constating documents of TransGlobe and its Subsidiaries.

(b)
Authority Relative to this Agreement. TransGlobe has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining the Interim Order, the Final Order and the TransGlobe Shareholder Approval, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by TransGlobe hereunder and the consummation by TransGlobe of the transactions contemplated hereunder and thereunder have been duly authorized by the TransGlobe Board and no other corporate proceedings on the part of TransGlobe are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining the Interim Order, the Final Order, approval of the TransGlobe Circular by the TransGlobe Board and the TransGlobe Shareholder Approval. This Agreement has been duly executed and delivered by TransGlobe and constitutes a valid and binding obligation of TransGlobe, enforceable by VAALCO and AcquireCo against TransGlobe in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. Except as set forth in Section 3.1(c) of the TransGlobe Disclosure Letter, the execution and delivery by TransGlobe of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):
(i)	violate, conflict with or result in a breach or default of:
(A)	any provision of the articles, by-laws or other constating documents or partnership agreements of TransGlobe or any of its Subsidiaries;
(B)
any TransGlobe Material Contract or Authorization to which TransGlobe or any of its Subsidiaries is a party or by which TransGlobe or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect; or

(C)
any Law to which TransGlobe or any of its Subsidiaries is subject or by which TransGlobe or any of its Subsidiaries is bound, and except as would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect;

(ii)
give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which TransGlobe is entitled, under any TransGlobe Material Contract or Authorization to which TransGlobe or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect; or

(iii)
give rise to any rights of first refusal or rights of first offer or pre-emptive right, trigger any change of control provision or any restriction or limitation, or require any consent or other action by any Person, under any TransGlobe Material Contract or Authorization, or result in the imposition of any Lien upon any of TransGlobe’s assets or the assets of any of TransGlobe’s Subsidiaries except as would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

Other than such filings and approvals required by the applicable rules and policies of the TSX, NASDAQ and AIM, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of TransGlobe or any of its Subsidiaries for the consummation by TransGlobe of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect.
(d)	Subsidiaries.
(i)
None of TransGlobe’s Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends to TransGlobe, from making any other distribution on such Subsidiary’s capital stock, from repaying to TransGlobe any loans or advances to such Subsidiary from TransGlobe.

(ii)
The following information with respect to each of TransGlobe’s Subsidiaries is accurately set out, as at the date thereof, in Section 3.1(d)(ii) of the TransGlobe Disclosure Letter: (A) its name; (B) TransGlobe’s percentage equity ownership of it; and (C) its jurisdiction of incorporation, organization or formation.

(iii)
Except as set forth in Section 3.1(d)(iii) of the TransGlobe Disclosure Letter, TransGlobe is, directly or indirectly, the registered and beneficial owner of, with respect to each of TransGlobe’s Subsidiaries, all of its issued and outstanding securities, in each case free and clear of all Liens (other than Liens set forth in the TransGlobe Interim Financial Statements and Liens arising in the ordinary course of business or that are not material in the aggregate), and all of the issued and outstanding securities of TransGlobe’s Subsidiaries have been duly and validly authorized and issued, are fully paid, and if such entity is a corporation, are non-assessable. No securities of TransGlobe’s Subsidiaries have been issued in violation of any Law or pre-emptive or similar rights. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or other ownership interests in any of TransGlobe’s Subsidiaries.
(e)	Compliance with Laws and Constating Documents.
(i)
The operations of TransGlobe and its Subsidiaries have been since January 1, 2019 and are now being conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of TransGlobe, and of any of its Subsidiaries, and none of TransGlobe or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which have not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(ii)
None of TransGlobe or any of its Subsidiaries is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents, except for such violation or default which would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(f)
Authorizations. TransGlobe and its Subsidiaries have obtained all Authorizations necessary for the ownership, operation and use of the assets of TransGlobe and its Subsidiaries or otherwise in connection with carrying on the business and operations of TransGlobe and its Subsidiaries in compliance with all applicable Laws, except where the failure to have any such Authorization would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms. TransGlobe and its Subsidiaries have fully complied with and are in compliance with all such Authorizations, except, in each case, for such non-compliance which would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of TransGlobe threatened, regarding any such Authorizations, which if successful would, individually or in the aggregate, have a TransGlobe Material Adverse Effect. None of TransGlobe or any of its Subsidiaries or any of their respective officers or directors, has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect, and all Authorizations of TransGlobe and its Subsidiaries continue to be effective in order for TransGlobe and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of TransGlobe, no Person other than TransGlobe owns or has any proprietary, financial or other interest (direct or indirect) in any Authorizations of TransGlobe.

(g)	Capitalization and Listing.
(i)
The authorized share capital of TransGlobe consists of an unlimited number of TransGlobe Shares. As of the date of this Agreement there are outstanding (A) 73,309,064 TransGlobe Shares issued and outstanding; and (B) TransGlobe Options providing for the issuance of up to 1,267,512 TransGlobe Shares upon the exercise thereof. In addition, as of the date of this Agreement there are (A) 630,026 TransGlobe DSUs outstanding under the TransGlobe DSU Plan, (B) 2,151,935 TransGlobe PSUs outstanding under the TransGlobe PSU Plan, and (C) 736,131 TransGlobe RSUs outstanding under the TransGlobe RSU Plan. All outstanding TransGlobe Shares have been, and all TransGlobe Shares issuable upon the exercise or vesting of rights under the TransGlobe Options in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of TransGlobe and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. Except as set forth in Section 3.1(g)(i) of the TransGlobe Disclosure Letter, and except for the TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs and TransGlobe RSUs referred to in this Section 3.1(g)(i), there are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of TransGlobe or any of its Subsidiaries to issue or sell any shares in the capital of TransGlobe or shares, partnership interests or other equity interests of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribe for any shares in the capital of TransGlobe or shares, partnership interests or other equity interests of any of its Subsidiaries or the value of which is based on the value of the securities of TransGlobe or any of its Subsidiaries, and other than the TransGlobe Equity Incentive Plans, there are no equity or security based compensation arrangements maintained by TransGlobe.
(ii)
Section 3.1(g)(ii) of the TransGlobe Disclosure Letter sets forth a schedule, as of the date hereof and to the extent applicable, all outstanding grants to holders of TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs and TransGlobe RSUs and the number, exercise price, date of grant, expiration dates, vesting schedules, performance criteria and whether vesting or exercise may be accelerated as a result, either alone or together with another event or occurrence, of the Arrangement.

(iii)
As of the date hereof, there are no outstanding obligations of TransGlobe or any of its Subsidiaries to repurchase, redeem or otherwise acquire any TransGlobe Shares or any shares of, or partnership interests or other equity interests in, any of its Subsidiaries, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of TransGlobe or any of its Subsidiaries.

(iv)	All outstanding securities of TransGlobe have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.
(v)
The TransGlobe Equity Incentive Plans and the issuance of securities under such plans (including all outstanding TransGlobe Options, TransGlobe DSUs, TransGlobe PSUs and TransGlobe RSUs) have been recorded on TransGlobe’s financial statements in accordance with IFRS, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices.

(vi)
There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of TransGlobe or its Subsidiaries or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with TransGlobe Shareholders on any matter.

(vii)	As of the date hereof, all dividends or distributions on securities of TransGlobe that have been declared or authorized have been paid in full.
(viii)	No securities of TransGlobe are owned by any of its Subsidiaries.
(h)
Shareholder and Similar Agreements. Neither TransGlobe nor any of its Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of TransGlobe or any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in TransGlobe, any of its Subsidiaries and TransGlobe has not adopted a shareholder rights plan or any other similar plan or agreement.

(i)	Reporting Issuer Status and Stock Exchange Compliance.
(i)
As of the date hereof, TransGlobe is a reporting issuer (or the equivalent) not in default under Canadian Securities Laws in each of the provinces of Canada, and is in material compliance with all applicable Canadian Securities Laws therein. There is no Order delisting, suspending or cease trading any securities of TransGlobe. The TransGlobe Shares are listed and posted for trading on the TSX, NASDAQ and AIM, and are not listed on any market other than the TSX, NASDAQ and AIM, and TransGlobe is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSX, NASDAQ and AIM.

(ii)
TransGlobe has not taken any action to cease to be a reporting issuer in any province nor has TransGlobe received notification from the Alberta Securities Commission, as principal regulator, or any other applicable securities commissions or securities regulatory authority of a province of Canada seeking to revoke TransGlobe’s reporting issuer status. No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of TransGlobe is in effect, or, to the knowledge of TransGlobe, is pending or has been threatened, or is expected to be implemented or undertaken, and to the knowledge of TransGlobe, is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(j)	U.S. Securities Law Matters.
(i)
The TransGlobe Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and TransGlobe is in material compliance with its reporting obligations as a “foreign private issuer”, as defined in Rule 3b-4 under the U.S. Exchange Act, pursuant to Section 13(a) of the U.S. Exchange Act.

(ii)	Other than the TransGlobe Shares, TransGlobe does not have, nor is it required to have, any class of equity securities registered under the U.S. Exchange Act.
(iii)	TransGlobe is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.
(iv)	TransGlobe is not, has not been since January 1, 2019 and on the Effective Date will not be, a “shell company” (as defined in Rule 405 under the U.S. Securities Act).
(k)	Reports.
(i)
Since January 1, 2021, TransGlobe has timely filed true and correct copies of TransGlobe Public Documents that TransGlobe is required to file under Canadian Securities Laws, applicable U.K. Laws, and U.S. Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a TransGlobe Material Adverse Effect. TransGlobe Public Documents, at the time filed, (A) did not contain any misrepresentation, (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (C) complied in all material respects with the requirements of applicable Canadian Securities Laws, applicable U.K. Laws, and U.S. Securities Laws. Any amendments to the TransGlobe Public Documents required to be made have been filed on a timely basis with the applicable Governmental Entity. TransGlobe has not filed any confidential material change report with any Governmental Entity which at the date hereof remains confidential or any other confidential filings filed under Canadian Securities Laws or with any Governmental Entity.

(l)	Financial Statements.
(i)
The TransGlobe Financial Statements (including the related management’s discussion and analysis) have been, and all financial statements of TransGlobe (including any notes or schedules thereto and related management’s discussion and analysis) which are publicly disseminated by TransGlobe in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS applied on a basis consistent with prior periods (except where IFRS has changed and new accounting standards become effective for the subsequent period) and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of TransGlobe and its Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby.

(ii)
There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of TransGlobe or any of its Subsidiaries with unconsolidated entities or other Persons which are not reflected in the TransGlobe Financial Statements.

(iii)
The financial books, records and accounts of TransGlobe and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with IFRS, and (B) accurately and fairly reflect the basis for TransGlobe’s financial statements in all material respects.

(iv)
The management of TransGlobe has established and maintains: (A) a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings); and (B) a system of disclosure controls and procedures, including “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act), in each case, designed to provide reasonable assurance that information required to be disclosed by TransGlobe in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities and to ensure that such filings and other reports are complete and accurate in all respects. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by TransGlobe in its annual filings, interim filings or other reports filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to TransGlobe’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(v)
TransGlobe maintains a system of internal financial and accounting controls, including: (A) internal control over financial reporting (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings); and (B) “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and providing a reasonable basis for the directors to make proper judgments on an ongoing basis as to the financial position and prospects of TransGlobe and its Subsidiaries and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of TransGlobe and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of TransGlobe and its Subsidiaries are being made only with authorizations of management and directors of TransGlobe and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of TransGlobe or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of TransGlobe, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of TransGlobe that are reasonably likely to adversely affect the ability of TransGlobe to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of TransGlobe.

(vi)
None of TransGlobe or any of its Subsidiaries, or any of the respective directors, officers, employees, auditors, accountants or representatives of any of the foregoing, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TransGlobe or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that TransGlobe or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the TransGlobe Board.
(m)
Undisclosed Liabilities. None of TransGlobe nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for (a) liabilities and obligations that are specifically presented on the unaudited condensed consolidated balance sheet of TransGlobe as of March 31, 2022 (the “TransGlobe Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the TransGlobe Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement or the transactions contemplated hereby.

(n)
Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of TransGlobe (or each former principal executive officer and each former principal financial officer of TransGlobe, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the TransGlobe Public Documents, and the statements contained in such certifications were true and accurate in all material respects as of the dates made in such TransGlobe Public Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither TransGlobe nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the U.S. Exchange Act) of TransGlobe or any of its Subsidiaries. TransGlobe is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The Nasdaq Global Select Market.

(o)	Takeover Laws. No Takeover Law applicable to TransGlobe prohibits or will impair consummation of the transactions contemplated hereby.
(p)	Title. TransGlobe and its Subsidiaries:
(i)
except for Liens arising in the ordinary course of business or that are not material in the aggregate, have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by TransGlobe or its Subsidiaries, as applicable, necessary to permit the operation of TransGlobe’s business as presently owned and conducted in all material respects (collectively, “TransGlobe Real Property Interests”); and

(ii)
are not aware of any defects, failures or impairments in the title of its assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in the aggregate, would have a TransGlobe Material Adverse Effect.

(q)
Petroleum Rights Agreement. TransGlobe or one of its Subsidiaries is a party to the Petroleum Rights Agreements. The Petroleum Rights Agreements and all rights and interests of TransGlobe and/or its Subsidiaries thereunder or deriving therefrom are in full force and effect. No notice has been given to TransGlobe, any of its Subsidiaries or, to the knowledge of TransGlobe, to any other party to the Petroleum Rights Agreements by a Governmental Entity of any intention to revoke the Petroleum Rights Agreements or any of them. No Petroleum Rights Agreement is in the course of being surrendered in whole or in part and there is no proposal to do so. Neither TransGlobe nor any of its Subsidiaries has given any notice of withdrawal from any of the Petroleum Rights Agreements. Except as disclosed in Section 3.1(q) of the TransGlobe Disclosure Letter, all accrued obligations and liabilities imposed by the Petroleum Rights Agreements, including the work obligations arising from the Petroleum Rights Agreements, have been duly fulfilled and discharged and there is no outstanding work obligation to be fulfilled under the Petroleum Rights Agreements or any of them.

(r)	No Defaults under Leases and Agreements.
(i)
None of TransGlobe or any of its Subsidiaries has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the TransGlobe Real Property Interests to which TransGlobe or any of its Subsidiaries is a party or by or to which TransGlobe or any such assets are bound or subject, except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(ii)
(A) TransGlobe and its Subsidiaries are in good standing under all, and are not in default under any, and (B) to the knowledge of TransGlobe, there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the TransGlobe Real Property Interests to which it is a party or by or to which it or such assets are bound or subject and all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and, to the knowledge of TransGlobe, none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(s)
Expropriation. No properties or assets of TransGlobe or its Subsidiaries, subject to the TransGlobe Real Property Interests has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of TransGlobe, is there any intent or proposal to give any such notice or to commence any such proceeding.

(t)	Environmental.
(i)
TransGlobe and its Subsidiaries have been since January 1, 2019 and are in compliance with all Environmental Laws, except such non-compliance as has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(ii)
There have been no Releases in violation of Environmental Laws within the current or to the knowledge of TransGlobe, prior ownership, possession or control of either of TransGlobe or its Subsidiaries that would reasonably be expected to result in a claim, notice, complaint, penalty, prosecution or any other judicial or administrative proceeding arising out of any Environmental Laws against TransGlobe or any of its Subsidiaries, that have not had, or would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(iii)
There are no pending claims, notices, complaints, penalties, prosecutions or any other judicial or administrative proceedings issued against TransGlobe or any of its Subsidiaries arising out of any Environmental Laws, except for any such claims that has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(iv)
To the knowledge of TransGlobe, there has not been: (A) any written Order that remains outstanding which relates to Environmental Laws that would reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect; or (B) any written demand or notice that remains outstanding with respect to a material breach of any Environmental Law in each case applicable to TransGlobe or any of its Subsidiaries, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(u)
Ownership of Material Property. TransGlobe and its Subsidiaries have ownership of all material property (including all Petroleum Rights Agreements, real property, intellectual property, plant and equipment and all other assets owned, leased or otherwise held in accordance with industry standard oilfield practice) (the “TransGlobe Material Property”) necessary for the operation of its business, in each case free and clear of all Liens and other material adverse claims known to TransGlobe, and its Subsidiaries, as applicable, other than such Liens as are disclosed in any governmental registry, contained in the Petroleum Rights Agreements or arising in the ordinary course of business or are not material in the aggregate.
(v)
No ROFRS. There are no rights of first refusal, pre-emptive rights of purchase or similar right whereby any third party has the right to acquire or purchase any of the assets of TransGlobe and its Subsidiaries as a consequence of the Parties entering into this Agreement, other than where such rights would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(w)
Royalties, Rentals and Taxes Paid. All royalties and rentals payable under the leases and other title and operating documents (including all Petroleum Rights Agreements) pertaining to the oil and gas assets of TransGlobe and its Subsidiaries and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner except to the extent that such non-payment would not in the aggregate have a TransGlobe Material Adverse Effect.

(x)
Licenses. TransGlobe and its Subsidiaries have obtained and are in compliance with all licenses, permits, certificates, consents, orders, grants (including all Petroleum Rights Agreements) and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such licenses, permits, certificates, consents, orders, grants and other authorizations, the absence of which would, individually or in the aggregate, not have a TransGlobe Material Adverse Effect.

(y)
Reserves. A true and complete copy of the report prepared by GLJ Petroleum Consultants Ltd. (“GLJ”) for the year ended December 31, 2021 with respect to TransGlobe’s reserves (together, the “TransGlobe Reserves Report”) has been provided to VAALCO. TransGlobe co-operated with GLJ in the preparation of the TransGlobe Reserves Report, which has been accepted and approved by the Reserves, Health, Safety, Environment and Social Responsibility Committee and the TransGlobe Board. TransGlobe has made available to GLJ prior to the issuance of the TransGlobe Reserves Report for the purpose of preparing such report, all information within TransGlobe’s power or possession requested by GLJ, which information did not, to TransGlobe’s knowledge, at the time such information was provided, contain any misrepresentation and TransGlobe does not have any knowledge of any change in the production, cost, reserves, resources or other relevant information provided to GLJ since the date that such information was so provided that would result, individually or in the aggregate, in a TransGlobe Material Adverse Effect. TransGlobe believes that the TransGlobe Reserves Report reasonably present the estimated quantity and pre-tax net present values of the oil and natural gas reserves associated with the crude oil, natural gas and natural gas liquids properties evaluated in such report as at December 31, 2021, based upon information available at the time such reserves information was prepared, and TransGlobe believes that at the date of such report, it reasonably presented the aggregate estimated quantity and pretax net present values of such reserves or the estimated monthly production volumes therefrom. GLJ, who prepared the TransGlobe Reserves Report, are, to TransGlobe’s knowledge, independent reserves evaluators in respect of the TransGlobe Reserves Report as required by the applicable Canadian Securities Laws as interpreted and applied by the Canadian Securities Authorities.

(z)
Intellectual Property. TransGlobe and its Subsidiaries have sufficient rights to use or otherwise exploit the Intellectual Property necessary to carry on the business now operated by them and there is no proceeding pending or, to the knowledge of TransGlobe, threatened by any Person challenging TransGlobe’s or its Subsidiaries’ rights in or to such intellectual property which is used for the conduct of the business as currently carried on as set forth in the TransGlobe Public Documents, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect. To the knowledge of TransGlobe, the conduct of the business as currently carried on as set forth in the TransGlobe Public Documents, including the use of Intellectual Property, does not infringe upon Intellectual Property of any Person in any material respect, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe

Material Adverse Effect. To the knowledge of TransGlobe, no Person is currently infringing upon any of the Intellectual Property owned by TransGlobe or its Subsidiaries in any material respect, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.
(aa)	Employment Matters.
(i)
Except as set forth in Section 3.1(aa)(i) of the TransGlobe Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the Arrangement will not (A) result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit) becoming due or payable to any of the TransGlobe directors, officers or employees or result in a director or officers having an entitlement to such payments upon termination or resignation, (B) increase the compensation or benefits otherwise payable to any TransGlobe directors, officers or employees or (C) result in (1) the acceleration of the time of payment, (2) funding or (3) vesting of any benefits or entitlements otherwise available pursuant to any TransGlobe Benefit Plan.

(ii)
None of TransGlobe or any of its Subsidiaries (A) is a party to any collective bargaining agreement with respect to any TransGlobe employees or any contract with any employee association, or (B) is subject to any application for certification or, to the knowledge of TransGlobe, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement and no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any employees of TransGlobe by way of certification, interim certification, voluntary recognition or succession rights. Except as disclosed in the TransGlobe Public Documents, there is no material labour strike, dispute, work slowdown or stoppage pending or involving, or to the knowledge of TransGlobe threatened against TransGlobe or any of its Subsidiaries and no such event has occurred within the last two years.

(iii)
None of TransGlobe or any of its Subsidiaries are, or have been, engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of TransGlobe, threatened against TransGlobe or any of its Subsidiaries.

(iv)
No trade union has applied to have TransGlobe or any of its Subsidiaries declared a common or related employer pursuant to the Labour Relations Code (Alberta) or any similar legislation in any jurisdiction in which TransGlobe or any of its Subsidiaries.

(v)
Except as set forth in Section 3.1(aa)(v) of the TransGlobe Disclosure Letter, none of TransGlobe or any of its Subsidiaries is subject to any current, pending or, to the knowledge of TransGlobe, threatened claim, complaint or proceeding for wrongful dismissal, constructive dismissal or any other tort claim relating to employment or termination of employment of employees or independent contractors, or under any applicable Law with respect to employment and labour, except for routine claims for benefits, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(vi)
TransGlobe and its Subsidiaries have been since January 1, 2019 in material compliance with all terms and conditions of employment and all applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or, to the knowledge of TransGlobe, threatened, material proceedings before any court, board or tribunal with respect to any of the areas listed herein, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(vii)	VAALCO has been provided with true and complete copies of all material TransGlobe Benefit Plans.

(bb)
Absence of Certain Changes or Events. Except in connection with the transactions contemplated by this Agreement or COVID-19 Measures undertaken by TransGlobe, since December 31, 2021: (i) TransGlobe and its Subsidiaries have operated their respective businesses only in the ordinary course of business, (ii) there has not been any TransGlobe Material Adverse Effect, and (iii) TransGlobe and its Subsidiaries have not taken or failed to take any action which, if taken after the date of this Agreement, would constitute a breach of Section 5.1.

(cc)
Litigation. Except as disclosed in Section 3.1(cc) of the TransGlobe Disclosure Letter, there is no Proceeding against or involving TransGlobe or any of its Subsidiaries or any of their respective properties or assets pending or, to the knowledge of TransGlobe, threatened and, to the knowledge of TransGlobe, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have a TransGlobe Material Adverse Effect or would prevent, significantly impede or materially delay the ability of TransGlobe to consummate the Arrangement.

(dd)	Taxes.
(i)
each of TransGlobe and its Subsidiaries has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)
each of TransGlobe and its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and TransGlobe has provided adequate accruals in accordance with IFRS in the most recently published financial statements of TransGlobe for any Taxes of TransGlobe and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to individually or in the aggregate, have a TransGlobe Material Adverse Effect. Except as would not reasonably be expected to individually or in the aggregate, have a TransGlobe Material Adverse Effect since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, reassessed, proposed to be assessed or reassessed, incurred or accrued, other than in the ordinary course of business;

(iii)
all deficiencies for Taxes asserted, assessed or reassessed against any of TransGlobe and its Subsidiaries have been paid in full, accrued on the books of TransGlobe or finally settled, except to the extent that any such deficiencies would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect;

(iv)
each of TransGlobe and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person including any employee, independent contractor, supplier, creditor, shareholder, non-resident or other third party) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect;

(v)
each of TransGlobe and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including, without limitation, goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect;

(vi)
each of TransGlobe and its Subsidiaries is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and harmonized sales tax and under any applicable provincial sales tax legislation;

(vii)
none of TransGlobe nor its Subsidiaries has requested, offered, or entered into with a Governmental Entity any agreement or extension of time for which to file any material Tax Returns or pay any material amount of Tax, by way of assessment or otherwise, and no such entity has requested or entered into an extension or waiver of a statute of limitation relating to any material amount of Tax;

(viii)
there are no material proceedings, investigations, audits, reassessments or claims now pending, or threatened in writing, against TransGlobe or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, except to the extent that any of the foregoing would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect;

(ix)	except as disclosed in Section 3.1(dd)(ix) of the TransGlobe Disclosure Letter, for the purposes of the Tax Act and any other relevant Tax purposes:
(A)	TransGlobe is a “taxable Canadian corporation” and is resident in Canada and is not resident in any other country;
(B)
each of TransGlobe’s Subsidiaries is resident in the jurisdiction (or country of which such jurisdiction is a political subdivision) in which it was formed or continued, and is not resident in any other country;

(C)
none of TransGlobe nor any of its Subsidiaries (1) has a permanent establishment, or (2) is engaged in trade or business (or comparable non-U.S. standard in any jurisdiction outside of the United States), in either case, in a jurisdiction other than its country of organization; and

(D)
no written claim has been made by any Governmental Entity in a jurisdiction where TransGlobe or any of its Subsidiaries does not file Tax Returns that such entity is or may be subject to Tax by that jurisdiction or is required to file Tax Returns in such jurisdiction.

(x)
none of TransGlobe nor its Subsidiaries is a “United States person” within the meaning of Section 7701(a)(30) of the Code. None of TransGlobe nor its Subsidiaries is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code;

(xi)
none of TransGlobe nor its Subsidiaries is or has been since January 1, 2017 a “controlled foreign corporation” within the meaning of Section 957(a) of the Code or a “passive foreign investment company” within the meaning of Section 1297(a) of the Code;

(xii)	none of TransGlobe nor its Subsidiaries has made an election pursuant to Section 897(i) of the Code;
(xiii)
none of TransGlobe nor its Subsidiaries has been the “distributing corporation” or a “controlled corporation”, in each case, within the meaning of Section 355 of the Code, with respect to a transaction that was intended to be governed in whole or in part by Section 355 of the Code;

(xiv)
none of TransGlobe nor its Subsidiaries is a party to any agreement, understanding or arrangement relating to the allocation or sharing of Taxes (excluding customary commercial agreements entered into in the ordinary course of business the primary subject of which is not Taxes);

(xv)	there are no Liens for Taxes upon any properties or assets of TransGlobe or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the TransGlobe Annual Financial Statements; and (B) which would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect);
(xvi)
each of TransGlobe and its Subsidiaries has not, and has never been deemed to have for purposes of the Tax Act or any other Tax Law, entered into any transactions or arrangements with persons with whom they do not deal at arm’s length (within the meaning of the Tax Act) other than for consideration equal to fair market value. For all transactions between TransGlobe or any of its Subsidiaries, on the one hand, and any non-resident Person with whom TransGlobe or any of its Subsidiaries was not dealing at arm’s length for the purposes of the Tax Act, on the other hand, TransGlobe or its Subsidiary, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. Each of TransGlobe and its Subsidiaries has complied in all respects with all applicable Tax Laws with respect to transfer pricing except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect;

(xvii)
none of TransGlobe nor its Subsidiaries have acquired property in circumstances which could subject it to a liability under section 160 of the Tax Act (taking into account all proposals to amend the Tax Act on the date hereof);

(xviii)
there are no circumstances existing which could result in the application of section 17, subsection 18(4), section 78, section 79, or sections 80 to 80.04 of the Tax Act (or any equivalent provision of the taxation legislation of any province or any other jurisdiction) to each of TransGlobe and its Subsidiaries;

(xix)
none of TransGlobe nor its Subsidiaries have participated in any transactions which are subject to the reporting requirements under section 237.3 or the notification requirements under proposed section 237.4 of the Tax Act (or would be subject to the reporting or notification requirements of sections 237.3 or 237.4 of the Tax Act if the proposed amendments to those provisions announced on February 4, 2022 were in effect);

(xx)
none of TransGlobe nor its Subsidiaries have applied for or received any refund or credit for any Tax (including amounts claimed and/or received under or pursuant to section 125.7 of the Tax Act), nor applied for or received any governmental grant, subsidy or similar amount, in each case to which it is not fully entitled.

(ee)
Books and Records. Since January 1, 2019, the corporate records and minute books of TransGlobe and its Subsidiaries are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

(ff)
Insurance. TransGlobe and its Subsidiaries have in place reasonable and prudent insurance policies that adequately cover all risks as are customarily covered by businesses in the industry in which TransGlobe and its Subsidiaries operate, and TransGlobe and its Subsidiaries are in compliance in all material respects with all requirements with respect to such policies. TransGlobe has disclosed in the TransGlobe Data Room, true and complete copies of all such policies that are material to TransGlobe (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder and additional details pertaining to the directors & officers liability policy) and the most recent inspection reports received from insurance underwriters. All such policies shall remain in full force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and will not be cancelled or otherwise terminated as a result of the transactions contemplated herein. None of TransGlobe or its Subsidiaries has failed to promptly give any notice or present any material claim under such policies.

(gg)
Non-Arm’s Length Transactions. Other than as disclosed in the TransGlobe Public Documents and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, TransGlobe or any of its

Subsidiaries, or holder of record or beneficial owner of 5% or more of the TransGlobe Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with TransGlobe or any of its Subsidiaries.
(hh)	Benefit Plans. Other than as disclosed in Section 3.1(hh) of the TransGlobe Disclosure Letter:
(i)
Each TransGlobe Benefit Plan has been established, registered, amended, funded, administered, and invested in all material respects in accordance with its terms and applicable Laws in all material respects and in accordance with their terms, the terms of the material documents that support such TransGlobe Benefit Plans and the terms of agreements between TransGlobe and its Subsidiaries on the one hand and the employees (present and former) who are members of, or beneficiaries under, such TransGlobe Benefit Plans, on the other hand in all material respects, and any contributions required to be made under each TransGlobe Benefit Plan, as of the date hereof, have been timely made in accordance with the terms of such TransGlobe Benefit Plan and applicable Laws, and all obligations in respect of each TransGlobe Benefit Plan have been properly accrued and reflected in the TransGlobe Annual Financial Statements. All employer and employee payments, contributions and premiums required to be remitted, paid to or in respect of each TransGlobe Benefit Plan have been paid or remitted in a timely fashion in accordance with its terms and all Laws in all material respects. To the knowledge of TransGlobe, there are no investigations by a Governmental Entity or material claims (other than routine claims for payment of benefits) pending or threatened involving any TransGlobe Benefit Plan or its assets, and no facts exist which would reasonably be expected to give rise to any such investigation order or material claim (other than routine claims for payment of benefits).

(ii)
Except as would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect, (A) all current obligations of TransGlobe regarding the TransGlobe Benefit Plans have been satisfied and (B) all contributions, premiums or Taxes required to be made or paid by TransGlobe by applicable Laws or under the terms of each TransGlobe Benefit Plan have been made in a timely fashion in accordance with applicable Laws and the terms of such TransGlobe Benefit Plan.

(iii)	There are no pension or retirement income plans of TransGlobe or any of its Subsidiaries.
(iv)	The costs of funding the TransGlobe Benefit Plans are, in all material respects, reflected in the TransGlobe Financial Statements.
(v)	No event has occurred respecting any TransGlobe Benefit Plan which would entitle a Person (without the consent of TransGlobe) to wind-up or terminate any TransGlobe Benefit Plan in whole or in part.
(vi)
To the knowledge of TransGlobe, there has been no amendment to, announcement by TransGlobe or any of its Subsidiaries relating to or change in employee participation, coverage, or benefits provided under, any TransGlobe Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(vii)
There are no unfunded liabilities in respect of any TransGlobe Benefit Plan which provides pension benefits, superannuation benefits or retirement savings, including any “registered pension plans” as that term is defined in the Tax Act, or any supplemental pension plans (including going concern unfunded liabilities, solvency deficiencies or wind-up deficiencies, where applicable).

(viii)
No liabilities or obligations under any of the TransGlobe Benefit Plans in respect of any employees on disability would reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(ix)
None of the TransGlobe Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments on termination of the TransGlobe Benefit Plan or any insurance contract relating thereto.

(x)	All material data necessary to administer each material TransGlobe Benefit Plan is in the possession or control of TransGlobe or its agents.
(ii)
Restrictions on Business Activities. There is no TransGlobe Material Contract or Order binding upon TransGlobe or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of TransGlobe or any of its Subsidiaries or the conduct of business by TransGlobe or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than TransGlobe Material Contracts or Orders which has not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(jj)
Material Contracts. True and complete copies of the TransGlobe Material Contracts have been disclosed in the TransGlobe Data Room. TransGlobe and its Subsidiaries have performed in all material respects all of the respective obligations required to be performed by them under the TransGlobe Material Contracts and none of TransGlobe or any of its Subsidiaries, is in material breach or material default under any TransGlobe Material Contract to which it is a party or bound nor does TransGlobe have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of TransGlobe, there is no material breach or default under (nor, to the knowledge of TransGlobe, does there exist any condition which, with the passage of time or the giving of notice or both, would result in such a breach or default under) any such TransGlobe Material Contract by any other party thereto. Except as disclosed in Section 3.1(jj) of the TransGlobe Disclosure Letter, all TransGlobe Material Contracts are legal, valid, binding and in full force and effect and are enforceable by TransGlobe (or a Subsidiary of TransGlobe, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto. TransGlobe has not received any written or, to the knowledge of TransGlobe, other notice that any party to a TransGlobe Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with TransGlobe or any of its Subsidiaries, and, to the knowledge of TransGlobe, no such action has been threatened.

(kk)	Anti-Corruption.
(i)
None of TransGlobe nor its Subsidiaries, nor any of their directors, officers, employees, agents, representatives, or any other person acting on their behalf has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of TransGlobe or its Subsidiaries, anything of value (including a facilitation payment), directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)
influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)
inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist TransGlobe or one of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)	where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist TransGlobe or one of its

Subsidiaries in obtaining or retaining business for, with, or directing business to, any person, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect.
(ii)
None of TransGlobe nor its Subsidiaries, nor any of their directors, officers, employees, agents, representatives, or any other person acting on their behalf has taken any action that is inconsistent with or prohibited by or would cause TransGlobe or one of its Subsidiaries to be in violation of the substantive prohibitions or requirements of the Corruption of Foreign Public Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), UK Bribery Act 2010 (as amended) or any similar legislation prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject and all contracts and arrangements between TransGlobe or one of its Subsidiaries and any other person are in compliance with such laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect. TransGlobe and its Subsidiaries have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of laws prohibiting corruption, bribery and money laundering.

(iii)
None of TransGlobe nor its Subsidiaries nor any of its directors, officers, employees, agents, representatives, or any other person acting on their behalf has (A) conducted or initiated any review, audit or internal investigation that concluded that TransGlobe or one of its Subsidiaries or any of their respective directors, officers, employees, agents, representatives or any other person acting on their behalf has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder; (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti-corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a TransGlobe Material Adverse Effect; or (C) been the subject of any internal or external allegation, investigation, review, audit, inquiry, or enforcement proceedings by a Governmental Entity, bank, or customer related to any offence or alleged offence under Anti-Corruption Laws, and, to the knowledge of TransGlobe, no such investigation, review, audit, inquiry, or proceeding is pending or threatened; and there are no circumstances likely to give rise to any such investigation, review, audit, inquiry or proceeding.

(iv)
TransGlobe and its Subsidiaries have maintained systems of internal controls intended to ensure compliance with the Corruption of Foreign Public Officials Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), the Foreign Corrupt Practices Act of 1977 (United States), UK Bribery Act 2010 (as amended) or any similar legislation prohibiting corruption, bribery and money laundering. None of TransGlobe nor its Subsidiaries has established or maintained any fund or asset unrecorded in the books of TransGlobe or its Subsidiaries respectively, that was otherwise required by applicable Laws to be recorded for any purpose, or has made any false or artificial entries on any of the books or records of TransGlobe or its Subsidiaries for any reason.

(v)
Except as set forth in Section 3.1(kk)(v) of the TransGlobe Disclosure Letter, none of TransGlobe nor its Subsidiaries are owned or controlled directly or indirectly by a Governmental Entity or Government Official; and none of their respective directors, officers, employees, or, to the knowledge of TransGlobe, agents, representatives or other persons acting for or on behalf of TransGlobe or its Subsidiaries, is a Government Official.

(ll)	Sanctions.
(i)
Neither TransGlobe, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of TransGlobe, any agents or other Persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)
TransGlobe, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of TransGlobe, the agents and other Persons acting on their behalf are in compliance with all applicable Sanctions in all respects.

(iii)
TransGlobe represents and covenants that neither TransGlobe nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the knowledge of TransGlobe, any agents or other Persons acting on any of their behalf has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Restricted Party, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

(mm)
Import and Export Controls. TransGlobe and its Subsidiaries, have been in compliance with all applicable Export Laws, and none of TransGlobe and its Subsidiaries, has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of TransGlobe, threatened) claim, action, suit, proceeding or investigation against it by or before any Governmental Entity (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

(nn)
Indigenous Claims. None of TransGlobe or its Subsidiaries has received any written notice of an Indigenous Claim, which relates to the TransGlobe Real Property Interests or to their respective operations and businesses except for such Indigenous Claims that would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect. There are no ongoing or outstanding negotiations with any Indigenous group concerning an impact benefit or other material agreement between an Indigenous group and TransGlobe or its Subsidiaries.

(oo)	NGOs and Community Groups. To the knowledge of TransGlobe:
(i)
no authorized legal representative of any community in the vicinity of any TransGlobe Material Property has communicated in writing to TransGlobe or any of its Subsidiaries a requirement that (i) the consent of such community be obtained as a condition to continued operation of any such TransGlobe Material Property or (ii) a material increase in the compensation payments payable by TransGlobe or any of its Subsidiaries under any community development or social framework or similar agreements as a condition to the continued operation of such TransGlobe Material Property.

(ii)
no dispute exists or is threatened in writing between community groups and TransGlobe and its Subsidiaries with respect to their respective businesses, assets and operations, except for such disputes that would not, individually or in the aggregate, have a TransGlobe Material Adverse Effect.

(pp)
Brokers; Expenses. Except for the fees to be paid to Evercore Partners International LLP pursuant to the engagement letter with TransGlobe dated June 21, 2022 (the aggregate amount of fees as disclosed in Section 3.1(pp) of the TransGlobe Disclosure Letter), a true and complete copy of which has been disclosed in the TransGlobe Data Room, and except as otherwise disclosed in Section 3.1(pp) of the TransGlobe Disclosure Letter, none of TransGlobe or any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

(qq)	Fairness Opinion. As of the date hereof:
(i)	Evercore Partners International LLP, financial advisor to the TransGlobe Board, has delivered the TransGlobe Fairness Opinion to the TransGlobe Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be received by TransGlobe Shareholders pursuant to the Arrangement is fair, from a financial point of view, to TransGlobe Shareholders; and
(ii)	TransGlobe has been authorized by Evercore Partners International LLP to permit inclusion of the TransGlobe Fairness Opinion and references thereto in the TransGlobe Circular.
(rr)	Cultural Business. TransGlobe is not a “cultural business” within the meaning of the Investment Canada Act.
(ss)
HSR Act. TransGlobe and its Subsidiaries do not hold, and will not hold, at the closing of the Arrangement (i) assets located in the United States as defined under the HSR Act and applicable regulations with a value that exceeds $101,000,000 and (ii) the assets of TransGlobe and its Subsidiaries did not generate sales in or into the United States, the sum of which exceeded $101,000,000 during TransGlobe’s most recent fiscal year, all as defined under the HSR Act and applicable regulations.

(tt)
Competition Act. TransGlobe, together with its affiliates, does not have assets in Canada in excess of C$350 million or revenues in, from or into Canada in excess of C$350 million, calculated in accordance with the Competition Act.

SCHEDULE 4.1
REPRESENTATIONS AND WARRANTIES OF VAALCO AND ACQUIRECO
Defined Terms
As used in this schedule, capitalized terms have the meanings ascribed thereto in the Arrangement Agreement to which this schedule is appended, and the following terms have the following meanings:
“Export Laws” means (i) all Laws imposing trade restrictions administered or enforced by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, and all anti-boycott Laws administered by the U.S. Department of Commerce or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union;
“Government Official” means any official, employee, or representative of any Governmental Entity or public international organization, any political party or employee thereof, or any candidate for political office.
“Intellectual Property” means anything that is or may be protected by any Intellectual Property rights in any jurisdiction such as, but not limited to works (including software), performances, trade secrets, inventions (whether patentable or not), improvements to such inventions, industrial designs, mask work and integrated circuit topographies, trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, whether or not they may also be protected, at any given time, as a trade secret or confidential information, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing;
“Restricted Party” means a person that is: (i) listed on, or directly or indirectly owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions related-list of designated Persons maintained by any Sanctions Authority, or (ii) otherwise a target of Sanctions;
“Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions, laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by: (i) the United States government; (ii) the United Nations; (iii) the European Union; (iv) the United Kingdom; (v) the United Nations Security Council; or (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce, Her Majesty’s Treasury (“HMT”) or any other relevant sanctions authority (together, the “Sanctions Authorities”);

“VAALCO Annual Financial Statements” means the audited consolidated financial statements for VAALCO as of and for each of the fiscal years ended on December 31, 2021 and December 31, 2020 (including any notes or schedules thereto and the auditor’s report thereon) included in VAALCO’s annual report on Form 10-K dated filed on March 11, 2022;
“VAALCO Balance Sheet” has the meaning given to it in section (m) of Schedule 4.1;
“VAALCO Financial Statements” means, together, VAALCO Annual Financial Statements and VAALCO Interim Financial Statements;
“VAALCO Interim Financial Statements” means the interim unaudited condensed consolidated financial statements for VAALCO for the three month period ended March 31, 2022 (including any notes or schedules thereto) included in VAALCO’s quarterly report on Form 10-Q dated filed on May 3, 2022;
“VAALCO JV Entities” means any corporations or entities in which VAALCO or any of its Subsidiaries directly owns 20% or more of the outstanding shares or equity interests and which is not otherwise a Subsidiary;
“VAALCO Real Property Interests” has the meaning given to it in section (p)(i) of Schedule 4.1; and
“VAALCO Stockholder Approval” means the approval of the VAALCO Resolutions by VAALCO Stockholders at the VAALCO Meeting.
REPRESENTATIONS AND WARRANTIES OF VAALCO AND ACQUIRECO
(a)
Organization and Qualification. Each of VAALCO and its Subsidiaries (including AcquireCo) is a corporation duly incorporated or an entity duly created and validly existing under all applicable Laws of its jurisdiction of incorporation, continuance or creation and has all corporate power and capacity to own its assets and conduct its business as now owned and conducted. Each of VAALCO and its Subsidiaries is duly qualified to carry on business and is in good standing in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities, makes such qualification necessary, except where the failure to be so registered or in good standing would not, individually or in the aggregate, have a VAALCO Material Adverse Effect. Except as set forth in Section 4.1(a) of the VAALCO Disclosure Letter, true and complete copies of the constating documents of VAALCO and its Subsidiaries have been disclosed in the VAALCO Data Room, and no action has been taken to amend or supersede such constating documents of VAALCO and its Subsidiaries.

(b)
Authority Relative to this Agreement. Each of VAALCO and AcquireCo has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining VAALCO Stockholder Approval in the case of VAALCO, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by each of VAALCO and AcquireCo hereunder and the consummation by each of VAALCO and AcquireCo of the transactions contemplated hereunder and thereunder have been duly authorized by the VAALCO Board or the AcquireCo Board, as applicable, and no other corporate proceedings on the part of VAALCO or AcquireCo are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining approval of the VAALCO Proxy Statement by the VAALCO Board and the VAALCO Stockholder Approval. This Agreement has been duly executed and delivered by each of VAALCO and AcquireCo and constitutes a valid and binding obligation of each of VAALCO and AcquireCo, enforceable by TransGlobe against each of VAALCO and AcquireCo in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Conflict; Required Filings and Consent. Except as set forth in Section 4.1(c) of the VAALCO Disclosure Letter, the execution and delivery by each of VAALCO and AcquireCo of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the other transactions contemplated hereby do not and will not (or would not with the giving of notice, the lapse of time or both, or the happening of any other event or condition):

(i)	violate, conflict with or result in a breach or default of:
(A)	any provision of the articles, by-laws or other constating documents or partnership agreements of VAALCO or any of its Subsidiaries;
(B)
any VAALCO Material Contract or Authorization to which VAALCO or any of its Subsidiaries is a party or by which VAALCO or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have a VAALCO Material Adverse Effect; or

(C)
any Law to which VAALCO or any of its Subsidiaries is subject or by which VAALCO or any of its Subsidiaries is bound, and except as would not, individually or in the aggregate, have a VAALCO Material Adverse Effect;

(ii)
give rise to any right of termination, allow any Person to exercise any rights, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which VAALCO or AcquireCo is entitled, under any VAALCO Material Contract or Authorization to which VAALCO or any of its Subsidiaries is a party, except as would not, individually or in the aggregate, have a VAALCO Material Adverse Effect; or

(iii)
give rise to any rights of first refusal or rights of first offer, trigger any change of control provision or any restriction or limitation, or require any consent or other action by any Person, under any VAALCO Material Contract or Authorization, or result in the imposition of any Lien upon any of VAALCO’s assets or the assets of any of VAALCO’s Subsidiaries except as would not, individually or in the aggregate, have a VAALCO Material Adverse Effect.

Other than such filings and approvals required by the applicable rules and policies of the NYSE and LSE, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of VAALCO or any of its Subsidiaries for the consummation by each of VAALCO and AcquireCo of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a VAALCO Material Adverse Effect.
(d)
Subsidiaries. Except as set forth in Section 4.1(d) of the VAALCO Disclosure Letter, VAALCO is, directly or indirectly, the registered and beneficial owner of, with respect to each of VAALCO’s Subsidiaries, all of its issued and outstanding securities, in each case free and clear of all Liens (other than Liens set forth in the VAALCO Interim Financial Statements and Liens arising in the ordinary course of business or that are not material in the aggregate), and all of the issued and outstanding securities of VAALCO’s Subsidiaries have been duly and validly authorized and issued, are fully paid, and if such entity is a corporation, are non-assessable. No securities of VAALCO’s Subsidiaries have been issued in violation of any Law or pre-emptive or similar rights. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any securities or other ownership interests in any of VAALCO’s Subsidiaries.

(e)	Compliance with Laws and Constating Documents.
(i)
The operations of VAALCO and its Subsidiaries have been since January 1, 2019 and are now being conducted in material compliance with all Laws of each jurisdiction, the Laws of which have been and are now applicable to the operations of VAALCO and of any of its

Subsidiaries, and none of VAALCO or any of its Subsidiaries has received any notice of any alleged violation of any such Laws, other than non-compliance or violations which have not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect.
(ii)
None of VAALCO or any of its Subsidiaries is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents except for such violation or default which would not, individually or in the aggregate, have a VAALCO Material Adverse Effect.

(f)
Authorizations. Except as set forth in Section 4.1(f) of the VAALCO Disclosure Letter, VAALCO and its Subsidiaries have obtained all material Authorizations necessary for the ownership, operation and use of the assets of VAALCO and its Subsidiaries or otherwise in connection with carrying on the business and operations of VAALCO and its Subsidiaries in compliance with all applicable Laws, except where the failure to have any such Authorization would not, individually or in the aggregate, have a VAALCO Material Adverse Effect. Such Authorizations are in full force and effect in accordance with their terms. VAALCO and its Subsidiaries have fully complied with and are in compliance with all such Authorizations, except, in each case, for such non-compliance which would not, individually or in the aggregate, have a VAALCO Material Adverse Effect. There is no action, investigation or proceeding pending or, to the knowledge of VAALCO threatened, regarding any such Authorizations, which if successful would, individually or in the aggregate, have a VAALCO Material Adverse Effect. None of VAALCO or any of its Subsidiaries or any of their respective officers or directors, has received any notice, whether written or oral, of revocation or non-renewal or material amendments of any such Authorizations, or of any intention of any Person to revoke or refuse to renew or to materially amend any of such Authorizations, except in each case, for revocations, non-renewals or amendments which would not, individually or in the aggregate, have a VAALCO Material Adverse Effect, and all Authorizations of VAALCO and its Subsidiaries continue to be effective in order for VAALCO and its Subsidiaries to continue to conduct their respective businesses as they are currently being conducted. To the knowledge of VAALCO, no Person other than VAALCO owns or has any proprietary, financial or other interest (direct or indirect) in any Authorizations of VAALCO.

(g)	Capitalization and Listing.
(i)
The authorized share capital of VAALCO consists of (x) as of the date of this Agreement, 100,000,000 VAALCO Shares, par value $0.10 per share and 500,000 shares of preferred stock, par value $25.00 per share and (y) as of the Effective Time, 160,000,000 VAALCO Shares, par value $0.10 per share and 500,000 shares of preferred stock, par value $25.00 per share. As of the date of this Agreement there are: (A) 70,886,171 VAALCO Shares validly issued and outstanding as fully-paid and non-assessable shares of VAALCO, of which 11,057,521 are treasury shares and 760,545 are unvested VAALCO Shares that are subject to forfeiture; (B) no shares of preferred stock issued or outstanding; (C) (1) 7,628,161 VAALCO Shares reserved for issuance pursuant to VAALCO restricted stock units and options to purchase VAALCO Shares, and (2) zero VAALCO Shares underlying VAALCO stock appreciation rights. All outstanding VAALCO Shares have been, and all VAALCO Shares issuable upon the exercise or vesting of the VAALCO restricted stock units and options to purchase VAALCO Shares and VAALCO stock appreciation rights, as the case may be, in accordance with their terms have been duly authorized and, upon issuance, will be, validly issued as fully paid and non-assessable shares of VAALCO and are not and will not be, as applicable, subject to or issued in violation of, any pre-emptive rights. Except in connection with the issuance of Consideration Shares as contemplated by this Agreement, and for the VAALCO restricted stock units and options to purchase VAALCO Shares, and VAALCO stock appreciation rights referred to in this Section 4.1(g)(i), there are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of VAALCO or any of its Subsidiaries to issue or sell any shares in the capital of VAALCO or shares, partnership interests or other equity interests of any of its

Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribe for any shares in the capital of VAALCO or shares, partnership interests or other equity interests of any of its Subsidiaries or the value of which is based on the value of the securities of VAALCO or any of its Subsidiaries and other than the VAALCO Incentive Plans, there are no equity or security based compensation arrangements maintained by VAALCO.
(ii)
As of the date hereof, except in connection with the issuance of Consideration Shares as contemplated by this Agreement, there are no outstanding obligations of VAALCO or any of its Subsidiaries to repurchase, redeem or otherwise acquire any VAALCO Shares or any shares of, or partnership interests or other equity interests in, any of its Subsidiaries, or qualify securities for public distribution in the United States or elsewhere, or with respect to the voting or disposition of any securities of VAALCO or any of its Subsidiaries, and no Subsidiary of VAALCO owns any VAALCO Shares.

(iii)	All outstanding securities of VAALCO have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.
(iv)
There are no issued, outstanding or authorized bonds, debentures or other evidences of indebtedness of VAALCO or its Subsidiaries or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with VAALCO Stockholders on any matter.

(v)	The Consideration Shares to be issued at the Effective Time will be duly authorized and validly issued by VAALCO as fully paid and non-assessable shares of VAALCO, free and clear of all Liens.
(h)
Shareholder and Similar Agreements. Except as set forth in Section 4.1(h) of the VAALCO Disclosure Letter, neither VAALCO nor any of its Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of VAALCO or any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in VAALCO, any of its Subsidiaries, and VAALCO has not adopted a shareholder rights plan or any other similar plan or agreement.

(i)	Registrant Status and Stock Exchange Compliance.
(i)	VAALCO is an SEC registrant.
(ii)
There is no Order delisting, suspending or cease trading any securities of VAALCO. The VAALCO Shares are listed on the Official List and listed for trading on the NYSE and the LSE and are not listed on any national or international securities exchange other than the NYSE and LSE, and VAALCO is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE, the FCA and LSE.

(iii)
No delisting, suspension of trading or cease trade or other order or restriction with respect to any securities of VAALCO is in effect, or, to the knowledge of VAALCO, is pending or has been threatened, or is expected to be implemented or undertaken, and to the knowledge of VAALCO, is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(j)	U.S. Securities Law Matters.
(i)
The VAALCO Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and VAALCO is in material compliance with its reporting obligation pursuant to Section 13(a) of the U.S. Exchange Act.

(ii)	Other than the VAALCO Shares, VAALCO does not have, nor is it required to have, any class of equity securities registered under the U.S. Exchange Act.
(iii)	VAALCO is not an investment company registered or required to be registered under the U.S. Investment Company Act of 1940, as amended.

(k)
Reports. Since January 1, 2021, VAALCO has timely filed true and correct copies of VAALCO Public Documents that VAALCO is required to file under U.S. Securities Laws and applicable U.K. Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a VAALCO Material Adverse Effect. VAALCO Public Documents at the time filed (A) did not contain any misrepresentation, (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (C) complied in all material respects with the requirements of applicable U.S. Securities Laws and applicable U.K. Laws. Any amendments to VAALCO Public Documents required to be made have been filed on a timely basis with the applicable Governmental Entity.

(l)	Financial Statements.
(i)
The VAALCO Financial Statements (including the related management’s discussion and analysis) have been, and all financial statements of VAALCO (including any notes or schedules thereto and related management’s discussion and analysis) which are publicly disseminated by VAALCO in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods (except where U.S. GAAP has changed and new accounting standards become effective for the subsequent period) and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of VAALCO and its Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods covered thereby.

(ii)
There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of VAALCO or any of its Subsidiaries with unconsolidated entities or other Persons which are not reflected in the VAALCO Financial Statements.

(iii)
The financial books, records and accounts of VAALCO and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with U.S. GAAP, and (B) accurately and fairly reflect the basis for VAALCO’s financial statements in all material respects.

(iv)
The management of VAALCO has established and maintains a system of disclosure controls and procedures, including “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the U.S. Exchange Act) designed to provide reasonable assurance that information required to be disclosed by VAALCO in its annual filings, interim filings or other reports filed or submitted by it under the applicable Laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified by such Laws imposed by such Governmental Entities and to ensure that such filings and other reports are complete and accurate in all respects. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by VAALCO in its annual filings, interim filings or other securities filings filed or submitted under the applicable Laws imposed by Governmental Entities is accumulated and communicated to VAALCO’s management, including its chief executive officer and chief financial officer (or Persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(v)
VAALCO maintains a system of internal financial and accounting controls, including internal control over financial reporting, including “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the U.S. Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and providing a reasonable basis for the directors to make proper judgments on an ongoing basis as to the financial position and prospects of VAALCO and its Subsidiaries and includes policies and procedures that

(A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of VAALCO and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of VAALCO and its Subsidiaries are being made only with authorizations of management and directors of VAALCO and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of VAALCO or its Subsidiaries that could have a material effect on its financial statements. To the knowledge of VAALCO, as of the date of this Agreement (x) there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of VAALCO that are reasonably likely to adversely affect the ability of VAALCO to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of VAALCO.
(vi)
None of VAALCO or any of its Subsidiaries, or any of the respective directors, officers, employees, auditors, accountants or representatives of any of the foregoing, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of VAALCO or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that VAALCO or any of its Subsidiaries has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the VAALCO Board.

(m)
Undisclosed Liabilities. None of VAALCO nor any of its Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for (a) liabilities and obligations that are specifically presented on the unaudited condensed consolidated balance sheet of VAALCO as of March 31, 2022 (the “VAALCO Balance Sheet”) or disclosed in the notes thereto; (b) those incurred in the ordinary course of business since the date of the VAALCO Balance Sheet and consistent with past practice; and (c) those incurred in connection with the execution of this Agreement or the transactions contemplated hereby.

(n)
Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of VAALCO (or each former principal executive officer and each former principal financial officer of VAALCO, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the U.S. Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the VAALCO Public Documents, and the statements contained in such certifications were true and accurate in all material respects as of the dates made in such VAALCO Public Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither VAALCO nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the U.S. Exchange Act) of VAALCO or any of its Subsidiaries. VAALCO is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(o)
Takeover Laws. No Takeover Law applicable to VAALCO (including Section 203 of the General Corporation Law of the State of Delaware) prohibits or will impair consummation of the transactions contemplated hereby.

(p)	Title. VAALCO and its Subsidiaries:
(i)
except for Liens arising in the ordinary course of business or that are not material in the aggregate, have good and sufficient title to their real property interests, including fee simple estate of and in real property, leases, easements, rights of way, permits or licenses from landowners or authorities permitting the use of land by VAALCO or its Subsidiaries, as applicable, necessary to permit the operation of VAALCO’s business as presently owned and conducted in all material respects (collectively, “VAALCO Real Property Interests”); and
(ii)
are not aware of any defects, failures or impairments in the title of its assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party, which in the aggregate, would have a TransGlobe Material Adverse Effect.

(q)
Petroleum Rights Agreement. VAALCO or one of its Subsidiaries is a party to the Petroleum Rights Agreements. The Petroleum Rights Agreements and all rights and interests of VAALCO and/or its Subsidiaries thereunder or deriving therefrom are in full force and effect. No notice has been given to VAALCO, any of its Subsidiaries or, to the knowledge of VAALCO, to any other party to the Petroleum Rights Agreements by a Governmental Entity of any intention to revoke the Petroleum Rights Agreements or any of them. No Petroleum Rights Agreement is in the course of being surrendered in whole or in part and there is no proposal to do so. Neither VAALCO nor any of its Subsidiaries has given any notice of withdrawal from any of the Petroleum Rights Agreements. All accrued obligations and liabilities imposed by the Petroleum Rights Agreements, including the work obligations arising from the Petroleum Rights Agreements, have been duly fulfilled and discharged and there is no outstanding work obligation to be fulfilled under the Petroleum Rights Agreements or any of them.

(r)	No Defaults under Leases and Agreements.
(i)
None of VAALCO or any of its Subsidiaries has received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the VAALCO Real Property Interests to which VAALCO or any of its Subsidiaries is a party or by or to which VAALCO or any such assets are bound or subject, except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect.

(ii)
(A) VAALCO and its Subsidiaries are in good standing under all, and are not in default under any, and (B) to the knowledge of VAALCO, there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice or both, would constitute a default under any, leases and other title and operating documents or any other agreements and instruments pertaining to the VAALCO Real Property Interests to which it is a party or by or to which it or such assets are bound or subject and all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and, except as set forth in Section 4.1(r) of the VAALCO Disclosure Letter, to the knowledge of VAALCO, none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults have not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect.

(s)
Expropriation. No properties or assets of VAALCO or its Subsidiaries, subject to the VAALCO Real Property Interests has been taken or appropriated by any Governmental Entity, nor has any notice or proceeding in respect hereof been given or commenced, nor, to the knowledge of VAALCO, is there any intent or proposal to give any such notice or to commence any such proceeding.

(t)
Absence of Certain Changes or Events. Except in connection with the transactions contemplated by this Agreement or COVID-19 Measures undertaken by VAALCO, since December 31, 2021: (i) VAALCO and its Subsidiaries have operated their respective businesses only in the ordinary course of business, (ii) there has not been any VAALCO Material Adverse Effect, and (iii) VAALCO and its Subsidiaries have not taken or failed to take any action which, if taken after the date of this Agreement, would constitute a breach of Section 5.2.

(u)	Litigation. There is no Proceeding against or involving VAALCO or any of its Subsidiaries or any of their respective properties or assets pending or, to the knowledge of VAALCO, threatened and, to the knowledge of VAALCO, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have a VAALCO Material Adverse Effect or would prevent, significantly impede or materially delay the ability of VAALCO or AcquireCo to consummate the Arrangement.
(v)
Environmental. Except as disclosed in the VAALCO Public Documents, and except as has not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect, the operations of VAALCO and each of its Subsidiaries are in compliance in all material respects with Environmental Laws.

(w)
Ownership of Material Property. VAALCO and its Subsidiaries have ownership of all material property (including all Petroleum Rights Agreements, real property, intellectual property, plant and equipment and all other assets owned, leased or otherwise held in accordance with industry standard oilfield practice) (the “VAALCO Material Property”) necessary for the operation of its business, in each case free and clear of all Liens and other material adverse claims known to VAALCO, and its Subsidiaries, as applicable, other than such Liens as are disclosed in any governmental registry, contained in the Petroleum Rights Agreements or arising in the ordinary course of business or are not material in the aggregate.

(x)
No ROFRS. Except as set forth in Section 4.1(x) of the VAALCO Disclosure Letter, there are no rights of first refusal, pre-emptive rights of purchase or similar right whereby any third party has the right to acquire or purchase any of the assets of VAALCO and its Subsidiaries as a consequence of the Parties entering into this Agreement, other than where such rights would not, individually or in the aggregate, have a VAALCO Material Adverse Effect.

(y)
Royalties, Rentals and Taxes Paid. All royalties and rentals payable under the leases and other title and operating documents (including all Petroleum Rights Agreements) pertaining to the oil and gas assets of VAALCO and its Subsidiaries and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable have been properly paid in full and in a timely manner except to the extent that such non-payment would not in the aggregate have a VAALCO Material Adverse Effect.

(z)
Licenses. Except as set forth in Section 4.1(z) of the VAALCO Disclosure Letter, VAALCO and its Subsidiaries have obtained and are in compliance with all licenses, permits, certificates, consents, orders, grants (including all Petroleum Rights Agreements) and other authorizations of or from any Governmental Entity necessary to conduct its businesses as they are now being or are proposed to be conducted, other than such licenses, permits, certificates, consents, orders, grants and other authorizations, the absence of which would, individually or in the aggregate, not have a VAALCO Material Adverse Effect.

(aa)
Reserves. A true and complete copy of each of the reports prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) for the year ended December 31, 2021 with respect to VAALCO’s reserves (together, the “VAALCO Reserves Report”) have been provided to TransGlobe. VAALCO co-operated with NSAI in the preparation of the VAALCO Reserves Reports. VAALCO has made available to NSAI prior to the issuance of the VAALCO Reserves Reports for the purpose of preparing such reports, all information within VAALCO’s power or possession requested by NSAI, which information did not to VAALCO’s knowledge, at the time such information was provided, contain any misrepresentation and VAALCO does not have any knowledge of any change in the production, cost, reserves, resources or other relevant information provided to NSAI since the date that such information was so provided that would result, individually or in the aggregate, in a VAALCO Material Adverse Effect. VAALCO believes that the VAALCO Reserves Reports reasonably present the estimated quantity and pre-tax net present values of the oil and natural gas reserves associated with the crude oil, natural gas and natural gas liquids properties evaluated in such reports as at December 31, 2021, based upon information available at the time such reserves information was prepared, and VAALCO believes that at the date of such reports, they reasonably presented the aggregate estimated quantity and pretax net present values of such reserves or the estimated monthly production volumes therefrom. NSAI, who prepared the VAALCO Reserves Reports, are, to

VAALCO’s knowledge, independent reserves evaluators in respect of the VAALCO Reserves Reports as required by the applicable U.S. Securities Laws as interpreted and applied by the SEC or similar securities regulatory authority in each state and territories of the United States.
(bb)
Intellectual Property. VAALCO and its Subsidiaries have sufficient rights to use or otherwise exploit the Intellectual Property necessary to carry on the business now operated by them and there is no proceeding pending or, to the knowledge of VAALCO, threatened by any Person challenging VAALCO’s or its Subsidiaries’ rights in or to such intellectual property which is used for the conduct of the business as currently carried on as set forth in the VAALCO Public Documents, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect. To the knowledge of VAALCO, the conduct of the business as currently carried on as set forth in the VAALCO Public Documents, including the use of Intellectual Property, does not infringe upon Intellectual Property of any Person in any material respect, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect. To the knowledge of VAALCO, no Person is currently infringing upon any of the Intellectual Property owned by VAALCO or its Subsidiaries in any material respect, except as has not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect.

(cc)
Employment Matters. Except as disclosed in the VAALCO Public Documents, there is no material labour strike, dispute, work slowdown or stoppage pending or involving, or, to the knowledge of VAALCO, threatened against VAALCO or any of its Subsidiaries, and no such event has occurred within the last two years.

(dd)
Ownership of TransGlobe Shares. None of VAALCO or any of its Subsidiaries or affiliates or any Person acting jointly or in concert with them in respect of the transactions contemplated by this Agreement beneficially owns or exercises control or direction over any securities of TransGlobe.

(ee)	Taxes. Except as disclosed in Section 4.1(ee) of the VAALCO Disclosure Letter:
(i)
each of VAALCO and its Subsidiaries has duly and in a timely manner made or prepared all material Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all material Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)
each of VAALCO and its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and VAALCO has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of VAALCO for any Taxes of VAALCO and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect. Except as would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect since such publication date, no liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, reassessed, proposed to be assessed or reassessed, incurred or accrued, other than in the ordinary course of business;

(iii)
all deficiencies for Taxes asserted, assessed or reassessed against any of VAALCO and its Subsidiaries have been paid in full, accrued on the books of VAALCO or finally settled, except to the extent that any such deficiencies would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect;

(iv)
each of VAALCO and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person including any employee, independent contractor, supplier, creditor, shareholder, non-resident or other third party) and has duly and timely remitted to the appropriate

Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect;
(v)
each of VAALCO and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including, without limitation, goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect;

(vi)
there are no material proceedings, investigations, audits, reassessments or claims now pending or threatened in writing, against VAALCO or any of its Subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes, except to the extent that any of the foregoing would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect;

(vii)
neither VAALCO nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation”, in each case, within the meaning of Section 355 of the Code, with respect to a transaction that was intended to be governed in whole or in part by Section 355 of the Code;

(viii)
there are no Liens for Taxes upon any properties or assets of VAALCO or any of its Subsidiaries (other than Liens (A) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the VAALCO Annual Financial Statements; and (B) which would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect);

(ix)	for the purposes of the Tax Act and any other relevant Tax purposes:
(A)	VAALCO is a corporation formed under the laws of the State of Delaware and is not managed or controlled in any other country; and
(B)
each of its Subsidiaries is resident in the jurisdiction (or country of which such jurisdiction is a political subdivision) in which it was formed or continued, and is not resident in any other country.

(ff)
Books and Records. Since January 1, 2019, the corporate records and minute books of VAALCO and its Subsidiaries are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

(gg)
Insurance. VAALCO and its Subsidiaries have in place reasonable and prudent insurance policies that adequately cover all risks as are customarily covered by businesses in the industry in which VAALCO and its Subsidiaries operate, and VAALCO and its Subsidiaries are in compliance in all material respects with all requirements with respect to such policies. VAALCO has disclosed in the VAALCO Data Room, true and complete copies of all such policies that are material to VAALCO (including copies of all written amendments, supplements and other modifications thereto or waivers of rights thereunder and additional details pertaining to the directors & officers liability policy) and the most recent inspection reports received from insurance underwriters. All such policies shall remain in full force and effect (subject to taking into account insurance market conditions and offerings and industry practices) and will not be cancelled or otherwise terminated as a result of the transactions contemplated herein. None of VAALCO or its Subsidiaries has failed to promptly give any notice or present any material claim under such policies.

(hh)
Non-Arm’s Length Transactions. Other than as disclosed in the VAALCO Public Documents and other than employment or compensation agreements entered into in the ordinary course of business, no director, officer, employee or agent of, or independent contractor to, VAALCO or any of its

Subsidiaries, or holder of record or beneficial owner of 5% or more of the VAALCO Shares, or associate or affiliate of any such officer, director or beneficial owner, is a party to, or beneficiary of, any loan, guarantee, Contract, arrangement or understanding or other transactions with VAALCO or any of its Subsidiaries.
(ii)
Restrictions on Business Activities. There is no VAALCO Material Contract or Order binding upon VAALCO or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of VAALCO, any of its Subsidiaries or the conduct of business by VAALCO or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than VAALCO Material Contracts or Orders which has not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect.

(jj)
Material Contracts. True and complete copies of the VAALCO Material Contracts have been disclosed in the VAALCO Data Room or are part of the VAALCO Public Documents. VAALCO and its Subsidiaries have performed in all material respects all of the respective obligations required to be performed by them under the VAALCO Material Contracts and none of VAALCO, or any of its Subsidiaries is in material breach or material default under any VAALCO Material Contract to which it is a party or bound nor does VAALCO have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default. To the knowledge of VAALCO, there is no material breach or default under (nor, to the knowledge of VAALCO, does there exist any condition which, with the passage of time or the giving of notice or both, would result in such a breach or default under) any such VAALCO Material Contract by any other party thereto. All VAALCO Material Contracts are legal, valid, binding and in full force and effect and are enforceable by VAALCO (or a Subsidiary of VAALCO, as the case may be) in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto. VAALCO has not received any written or, to the knowledge of VAALCO, other notice that any party to a VAALCO Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with VAALCO or any of its Subsidiaries, and, to the knowledge of VAALCO, no such action has been threatened.

(kk)	Anti-Corruption.
(i)
None of VAALCO nor its Subsidiaries, nor any of their directors, officers, employees, agents, representatives, or any other person acting on their behalf has, directly or indirectly, offered, promised, agreed, paid, authorized, given or taken any act in furtherance of any such offer, promise, agreement, payment or authorization on behalf of VAALCO or its Subsidiaries, anything of value (including a facilitation payment), directly or indirectly, to any official of a Governmental Entity, any political party or official thereof or any candidate for political office, for the purpose of any of the following:

(A)
influencing any action or decision of such person in such person’s official capacity, including a decision to fail to perform such person’s official function in order to obtain or retain an advantage in the course of business;

(B)
inducing such person to use such person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist VAALCO or one of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any person or otherwise to obtain or retain an advantage in the course of business; or

(C)
where such payment would constitute a bribe, rebate, payoff, influence payment, kickback or illegal or improper payment to assist VAALCO or one of its Subsidiaries in obtaining or retaining business for, with, or directing business to, any person, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect.

(ii)
None of VAALCO nor its Subsidiaries, nor any of their directors, officers, employees, agents, representatives, or any other person acting on their behalf has taken any action that is inconsistent with or prohibited by or would cause VAALCO or one of its Subsidiaries to be in violation of the substantive prohibitions or requirements of the Foreign Corrupt Practices Act of 1977 (United States), UK Bribery Act 2010 (as amended) or any similar legislation prohibiting corruption, bribery and money laundering in any jurisdiction in which it conducts its business and to which it is subject and all contracts and arrangements between VAALCO or one of its Subsidiaries and any other person are in compliance with such laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect. VAALCO and its Subsidiaries have maintained policies and procedures applicable to it and their respective directors, officers, employees, agents and representatives in place in respect thereof as are appropriate to prevent and detect violations of laws prohibiting corruption, bribery and money laundering.

(iii)
None of VAALCO nor its Subsidiaries nor any of its directors, officers, employees, agents, representatives, or any other person acting on their behalf has (A) conducted or initiated any review, audit or internal investigation that concluded that VAALCO or one of its Subsidiaries or any of their respective directors, officers, employees, agents, representatives, or any other person acting on their behalf has violated any Laws prohibiting corruption, bribery or money laundering or committed any wrongdoing thereunder; (B) made a voluntary, directed or involuntary disclosure to any Governmental Entity responsible for enforcing anti-corruption, anti-bribery and money laundering Laws, in each case with respect to any alleged act or omission arising under or relating to non-compliance with any such Laws, or received any notice, request or citation from any person alleging non-compliance with any such Laws, other than such actions which have not had and would not reasonably be expected to, individually or in the aggregate, have a VAALCO Material Adverse Effect; or (C) been the subject of any internal or external allegation, investigation, review, audit, inquiry, or enforcement proceedings by a Governmental Entity, bank, or customer related to any offence or alleged offence under Anti-Corruption Laws, and, to the knowledge of VAALCO, no such investigation, review, audit, inquiry, or proceeding is pending or threatened; and there are no circumstances likely to give rise to any such investigation, review, audit, inquiry or proceeding.

(iv)
VAALCO and its Subsidiaries have maintained systems of internal controls intended to ensure compliance with the Foreign Corrupt Practices Act of 1977 (United States), UK Bribery Act 2010 (as amended) or any similar legislation prohibiting corruption, bribery and money laundering. None of VAALCO nor its Subsidiaries has established or maintained any fund or asset unrecorded in the books of VAALCO or its Subsidiaries respectively, that was otherwise required by applicable Laws to be recorded for any purpose, or has made any false or artificial entries on any of the books or records of VAALCO or its Subsidiaries for any reason.

(v)
None of VAALCO nor its Subsidiaries are owned or controlled directly or indirectly by a Governmental Entity or Government Official; and none of their respective directors, officers, employees, or, to the knowledge of VAALCO, agents, representatives or other persons acting for or on behalf of VAALCO or its Subsidiaries, is a Government Official.

(ll)	Sanctions.
(i)
Neither VAALCO, nor any of its Subsidiaries or joint ventures, nor any of their respective directors, officers or employees nor, to the knowledge of VAALCO, any agents or other Persons acting on any of their behalf: (i) is a Restricted Party; or (ii) has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(ii)
VAALCO, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of VAALCO, the agents and other Persons acting on their behalf are in compliance with all applicable Sanctions in all respects.

(iii)
VAALCO represents and covenants that neither VAALCO nor any of its Subsidiaries nor any of their respective directors, officers or employees nor, to the knowledge of VAALCO, any agents or other Persons acting on any of their behalf has knowingly engaged in, or is now knowingly engaged in, or will engage in, any dealings or transactions with any Restricted Party, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions, in violation of Sanctions.

(mm)
Import and Export Controls. VAALCO and its Subsidiaries have been in compliance with all applicable Export Laws, and none of VAALCO and its Subsidiaries has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of VAALCO, threatened) claim, action, suit, proceeding or investigation against it by or before any Governmental Entity (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

(nn)
Brokers; Expenses. Except for the fees to be paid to Stifel, Nicolaus & Company, Incorporated pursuant to the engagement letter with VAALCO dated July 10, 2022, a true and complete copy of which has been disclosed in the VAALCO Data Room, none of VAALCO or any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder, investment banker, financial advisor or other person or incurred any liability for any brokerage fees, commissions, finder’s fees, financial advisory fees or other similar fees in connection with the transactions contemplated by this Agreement.

(oo)	Fairness Opinion. As of the date hereof:
(i)
Stifel, Nicolaus & Company, Incorporated, financial advisor to VAALCO, has delivered the VAALCO Fairness Opinion to the VAALCO Board to the effect that as of the date of such opinion, subject to the assumptions and limitations set out therein, the Consideration to be paid by VAALCO pursuant to the Arrangement is fair, from a financial point of view, to VAALCO; and

(ii)	VAALCO has been authorized by Stifel, Nicolaus & Company, Incorporated to permit inclusion of the VAALCO Fairness Opinion and references thereto in the VAALCO Proxy Statement.
(pp)
Freely Tradeable Shares. The Consideration Shares to be issued pursuant to the Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Canadian Securities Laws, applicable U.K. Laws, U.S. federal securities laws and the state securities of each U.S. state where holders entitled to receive such shares are located. Such securities shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, and shall not be subject to any “hold period” resale restrictions under National Instrument 45-102 – Resale of Securities of the Securities Authorities.

(qq)
Competition Act. VAALCO, together with its affiliates, does not have assets in Canada in excess of C$50 million or revenues in, from or into Canada in excess of C$50 million, calculated in accordance with the Competition Act.

Annex B
July 13, 2022
TO:	TransGlobe Energy Corporation (“TransGlobe” or “you”)
Dear Sirs/Madams:
Re:	Support and Voting Agreement
BACKGROUND
I (the “Holder” or “I”) understand that VAALCO Energy, Inc. (the “Company”), VAALCO Energy Canada ULC (“AcquireCo”) and TransGlobe wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating the acquisition by AcquireCo of all of the issued and outstanding common shares of TransGlobe (“TransGlobe Shares”) pursuant to a plan of arrangement under the provisions of the Business Corporations Act (Alberta).
Capitalized terms used in this letter agreement not otherwise defined herein shall have the respective meanings given to them in the Arrangement Agreement.
I,  • , am, or one of my affiliates or associates (as such term is defined in the Securities Act (Alberta)) is, as of the date hereof, the registered or beneficial owner of • VAALCO Shares (the “Holder Shares”), • options to purchase VAALCO Shares granted under the VAALCO Incentive Plans (the “Holder Options”) and • restricted stock units issued under the VAALCO Incentive Plans (the “Holder RSUs”). The Holder Shares, the Holder Options and the Holder RSUs, together with any other securities of the Company directly or indirectly acquired by or issued to me during the term of this letter agreement, are collectively referred to herein as the “Holder Securities”.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE HOLDER
I hereby agree, solely in my capacity as securityholder and not in my capacity as an officer or director of the Company, from the date hereof until the termination of this letter agreement in accordance with its terms:
1.
at any meeting of stockholders of the Company to be held to consider the VAALCO Resolutions (including the VAALCO Meeting) or any of the other transactions contemplated by the Arrangement Agreement, or any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the VAALCO Resolutions or any of the transactions contemplated by the Arrangement Agreement is sought, to be counted as present for purposes of establishing quorum and to vote or to cause to be voted (and not withdraw any proxies or change its vote in respect thereof) the Holder Shares and any other Holder Securities entitled to be voted in respect of such matter, if any (a) in favour of the approval, consent, ratification and adoption of the VAALCO Resolutions and any other matter necessary or reasonably desirable for the consummation of the Arrangement, and (b) against any resolution, any action, proposal, transaction or agreement that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement;

2.
to deliver or to cause to be delivered to the Company’s transfer agent duly executed proxies or voting information forms at least 10 Business Days prior to the VAALCO Meeting, such proxies or voting information forms (a) instructing the holder thereof to vote (i) in favour of the VAALCO Resolutions and any other matter necessary or reasonably desirable for the consummation of the Arrangement, and (ii) against any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement, and (b) naming those individuals as may be designated by the Company in the VAALCO Proxy Statement in connection with the VAALCO Meeting at which the VAALCO Resolutions will be voted on;

3.
to revoke and take all steps necessary to effect the revocation of any and all prior proxies granted or voting instructions forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this letter agreement, and not to, directly or indirectly, grant or deliver any other proxy, power of attorney or voting instruction form with respect to the matters set forth in this letter agreement, except as expressly required or permitted by this letter agreement;

4.
not take any other action of any kind, including voting or not voting any of the Holder Securities, that would reasonably be expected to preclude, delay or interfere with the completion of the Arrangement or the approval of the VAALCO Resolutions; and

5.
not to, and cause my affiliates and associates not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Holder Securities or any interest therein (a “Transfer”) to any other Person without your prior written consent. Notwithstanding the foregoing, your consent will not be required should I Transfer any of the Holder Securities to an affiliate or associate of the Holder, provided that as a condition to such Transfer, such affiliate or associate shall execute a joinder to this letter agreement pursuant to which such affiliate or associate agrees to become a party to and comply with the terms of this letter agreement as if it were a VAALCO Stockholder.

Notwithstanding anything in this letter agreement to the contrary, if the VAALCO Board makes a VAALCO Change in Recommendation, I shall be entitled to abstain from voting on (a) the approval, consent, ratification and adoption of the VAALCO Resolutions and any other matter necessary for the consummation of the Arrangement, and (b) any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement.
I hereby represent and warrant that, subject to the terms of the Holder Options and the Holder RSUs, (a) I am the sole registered and/or beneficial owner of, or controls and directs, the Holder Securities, with good title thereto free and clear of any and all Liens, (b) I have the sole and exclusive right to vote (if applicable) and sell (in the case of transferable Holder Securities) all of the Holder Securities, and, other than pursuant to this letter agreement, none of the Holder Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling, or other agreement with respect to the right to vote, call meetings of stockholders or give consents or approvals of any kind, (c) no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from me of any of the Holder Securities or any interest therein or right thereto, (d) the only securities of the Company beneficially owned by me and/or over which I exercise control, directly or indirectly, on the date hereof are the Holder Securities set forth on the first page hereof; and (e) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by the Holder of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any constating documents of the Holder, if applicable, contract, commitment, agreement, understanding or arrangement of any kind to which the Holder is or will be a party and by which the Holder will be bound at the time of such performance, or (ii) to the Holder’s knowledge, any applicable Laws, and acknowledges that TransGlobe is relying on such representations and warranties in connection with entering into this letter agreement. The representations and warranties of the Holder set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.
Notwithstanding any provision of this letter agreement to the contrary, (a) but subject to the terms and conditions of the Arrangement Agreement, I, in my capacity as director or officer of the Company (if the Holder holds such office), shall not be limited or restricted in any way whatsoever in the exercise of my fiduciary duties as director or officer of the Company, and (b) I will be entitled to exercise my rights under the Holder Options and the Holder RSUs to acquire VAALCO Shares (which VAALCO Shares, will be subject to the terms of this letter agreement).
I acknowledge that I: (a) have: (i) read this letter agreement in its entirety, understand it and agree to be bound by its terms and conditions; and (ii) been granted the opportunity to ask questions of, and to receive answers from, the Company’s legal counsel concerning the terms and conditions of this letter agreement; (b) have been advised to seek independent legal advice with respect to the execution and delivery of this letter agreement and have received such advice or have, without undue influence, elected to waive the benefit of any such advice; and (c) am entering into this letter agreement voluntarily.

REPRESENTATIONS AND WARRANTIES AND AGREEMENTS OF TRANSGLOBE
TransGlobe hereby represents and warrants to the Holder that TransGlobe validly subsists under the laws of Alberta. TransGlobe has all necessary corporate power and capacity to execute and deliver this letter agreement and to perform its obligations hereunder, and the execution and delivery of this letter agreement by TransGlobe and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of TransGlobe. This letter agreement is a valid and binding agreement, enforceable against TransGlobe in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by TransGlobe of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any constating documents of TransGlobe, or any contract, commitment, agreement, understanding or arrangement of any kind to which TransGlobe will be a party and by which TransGlobe is or will be bound at the time of such performance, and (ii) to its knowledge, any applicable Laws. TransGlobe acknowledges that the Holder is relying on the foregoing representations and warranties in connection with entering into this letter agreement. The representations and warranties of TransGlobe set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.
Notwithstanding any other provision of this letter agreement, TransGlobe hereby agrees and acknowledges that the Holder is bound hereunder solely in its capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Holder in its capacity as a director or officer of the Company (if the Holder holds such office). Without limiting the foregoing, TransGlobe acknowledges and agrees that (a) any action taken by the Holder in its capacity as director or officer of the Company (if the Holder holds such office) shall not be a violation of this letter agreement; and (b) nothing in this letter agreement shall prevent the Holder from serving as, or fulfilling its fiduciary duties as, a director or officer of the Company.
GENERAL
The parties agree that the details of this letter agreement may be described in any press release, information circular, prospectus, proxy statement or other communication or document prepared by the Company, TransGlobe or AcquireCo in connection with the Arrangement, in any material change report prepared by TransGlobe and in any Current Report on Form 8-K prepared by the Company in connection with the execution and delivery of this letter agreement and further agree to this letter agreement being made publicly available, including by filing on SEDAR and/or EDGAR and by any filings made under the securities laws of Canada, the United Kingdom or the United States or any state thereof (including disclosure of each parties’ identity, ownership of Holder Securities and the nature of the parties’ commitments, arrangements and understandings under this letter agreement and any other information required by applicable Law), in accordance with applicable securities Laws.
This letter agreement shall terminate and be of no further force or effect only upon the earliest of: (a) our written agreement; (b) the termination of the Arrangement Agreement in accordance with its terms; or (c) the Effective Time.
This letter agreement shall be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.
This letter agreement shall be binding upon you and I and upon our respective heirs, legal representatives, successors and permitted assigns (as applicable), provided that neither you nor I may assign, delegate or otherwise transfer any of our respective rights, interests or obligations under this letter agreement without the prior written consent of the other, except as set forth herein and that you may assign, delegate or otherwise transfer any of your rights, interests or obligations under this letter to an affiliate, without reducing your obligations hereunder.
The parties acknowledge and agree that irreparable damage may occur in the event any of the provisions of this letter agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the parties agree that, without posting bond or other undertaking, the parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this letter agreement and to seek to enforce by specific performance this letter agreement and the terms and provisions hereof in any claim (whether at law or in equity, whether civil or criminal), cause of action (whether in contract or tort or otherwise), hearing, charge, complaint, demand or notice to, from, by or before any Governmental Entity having jurisdiction over us and the matter in addition to any other remedy to which it may be entitled, at law or in equity and the parties hereby waive any and all defences which could exist in their favour in connection with such enforcement and waive any requirement for security or the posting of any bond in connection with such enforcement.

This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this letter agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.
If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this letter agreement where indicated below and returning the same to me, upon which this letter agreement as so accepted shall constitute an agreement among us.
Yours truly,

Accepted and agreed on July 13, 2022.

TRANSGLOBE ENERGY CORPORATION

Per:
Name:
Title:

Annex C
July 13, 2022
TO: VAALCO Energy, Inc. (“VAALCO”)
AND TO: VAALCO Energy Canada ULC (“AcquireCo”, and together with VAALCO, “you”)
Dear Sirs/Madams:
Re: Support and Voting Agreement
BACKGROUND
I (the “Holder” or “I”) understand that VAALCO, AcquireCo and TransGlobe Energy Corporation (the “Company”) wish to enter into an arrangement agreement dated as of the date hereof (the “Arrangement Agreement”) contemplating the acquisition by AcquireCo of all of the issued and outstanding common shares of the Company (“TransGlobe Shares”) pursuant to a plan of arrangement under the provisions of the Business Corporations Act (Alberta).
Capitalized terms used in this letter agreement not otherwise defined herein shall have the respective meanings given to them in the Arrangement Agreement.
I,  • , am, or one of my affiliates or associates (as such term is defined in the Securities Act (Alberta)) is, as of the date hereof, the registered or beneficial owner of • TransGlobe Shares (the “Holder Shares”), • TransGlobe Options (the “Holder Options”), • TransGlobe DSUs (the “Holder DSUs”), • TransGlobe PSUs (the “Holder PSUs”) and • TransGlobe RSUs (the “Holder RSUs”). The Holder Shares, the Holder Options, the Holder DSUs, the Holder PSUs and the Holder RSUs, together with any other securities of the Company directly or indirectly acquired by or issued to me during the term of this Agreement, are collectively referred to herein as the “Holder Securities”.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE HOLDER
I hereby agree, solely in my capacity as securityholder and not in my capacity as an officer or director of the Company, from the date hereof until the termination of this letter agreement in accordance with its terms:
1.
at any meeting of shareholders of the Company to be held to consider the Arrangement (including the TransGlobe Meeting) or any of the other transactions contemplated by the Arrangement Agreement, or any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a meeting) with respect to the Arrangement or any of the transactions contemplated by the Arrangement Agreement is sought, to be counted as present for purposes of establishing quorum and to vote or to cause to be voted (and not withdraw any proxies or change its vote in respect thereof) the Holder Shares and any other Holder Securities entitled to be voted in respect of such matter, if any (a) in favour of the approval, consent, ratification and adoption of the Arrangement Resolution and any other matter necessary or reasonably desirable for the consummation of the Arrangement, and (b) against any resolution, any action, proposal, transaction or agreement that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement;

2.
to deliver or to cause to be delivered to the Company’s transfer agent duly executed proxies or voting information forms at least 10 Business Days prior to the TransGlobe Meeting, such proxies or voting information forms (a) instructing the holder thereof to vote (i) in favour of the Arrangement Resolution and any other matter necessary or reasonably desirable for the consummation of the Arrangement, and (ii) against any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement, and (b) naming those individuals as may be designated by the Company in the TransGlobe Circular in connection with the TransGlobe Meeting at which the Arrangement Resolution will be voted on;

3.
to revoke and take all steps necessary to effect the revocation of any and all prior proxies granted or voting instructions forms or other voting documents delivered that may conflict or be inconsistent with the matters set forth in this letter agreement, and not to, directly or indirectly, grant or deliver any other proxy, power of attorney or voting instruction form with respect to the matters set forth in this letter agreement, except as expressly required or permitted by this letter agreement;
4.	not to, and cause my affiliates and associates not to, exercise any rights to dissent or rights of appraisal in connection with the Arrangement;
5.
not take any other action of any kind, including voting or not voting any of the Holder Securities, that would reasonably be expected to preclude, delay or interfere with the completion of the Arrangement; and

6.
not to, and cause my affiliates and associates not to, directly or indirectly, sell, transfer, pledge or assign or agree to sell, transfer, pledge or assign any of the Holder Securities or any interest therein (a “Transfer”) to any other Person without your prior written consent. Notwithstanding the foregoing, your consent will not be required should I Transfer any of the Holder Securities to an affiliate or associate of the Holder, provided that as a condition to such Transfer, such affiliate or associate shall execute a joinder to this letter agreement pursuant to which such affiliate or associate agrees to become a party to and comply with the terms of this letter agreement as if it were a TransGlobe Shareholder.

Notwithstanding anything in this letter agreement to the contrary, if the TransGlobe Board makes a TransGlobe Change in Recommendation, I shall be entitled to abstain from voting on (a) the approval, consent, ratification and adoption of the Arrangement Resolution and any other matter necessary for the consummation of the Arrangement, and (b) any matter that could reasonably be expected to adversely affect or reduce the likelihood of the successful completion of the Arrangement or delay or interfere with, the completion of the Arrangement.
I hereby represent and warrant that, subject to the terms of the Holder Options, the Holder DSUs, the Holder PSUs and the Holder RSUs, (a) I am the sole registered and/or beneficial owner of, or controls and directs, the Holder Securities, with good title thereto free and clear of any and all Liens, (b) I have the sole and exclusive right to vote (if applicable) and sell (in the case of transferable Holder Securities) all of the Holder Securities, and, other than pursuant to this letter agreement, none of the Holder Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling, or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind, (c) except for the Arrangement Agreement, no person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from me of any of the Holder Securities or any interest therein or right thereto, (d) the only securities of the Company beneficially owned by me and/or over which I exercise control, directly or indirectly, on the date hereof are the Holder Securities set forth on the first page hereof; and (e) this letter agreement has been duly executed and delivered and is a valid and binding agreement, enforceable against the Holder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by the Holder of its obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any constating documents of the Holder, if applicable, contract, commitment, agreement, understanding or arrangement of any kind to which the Holder is or will be a party and by which the Holder will be bound at the time of such performance, or (ii) to the Holder’s knowledge, any applicable Laws, and acknowledges that VAALCO and AcquireCo are relying on such representations and warranties in connection with entering into this letter agreement. The representations and warranties of the Holder set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.
Notwithstanding any provision of this letter agreement to the contrary, (a) but subject to the terms and conditions of the Arrangement Agreement, I, in my capacity as director or officer of the Company, shall not be limited or restricted in any way whatsoever in the exercise of my fiduciary duties as director or officer of the Company, and (b) I will be entitled to exercise my rights under the Holder Options, the Holder DSUs, the Holder PSUs and the Holder RSUs to acquire TransGlobe Shares (which TransGlobe Shares, will be subject to the terms of this letter agreement).
I acknowledge that I: (a) have: (i) read this letter agreement in its entirety, understand it and agree to be bound by its terms and conditions; and (ii) been granted the opportunity to ask questions of, and to receive answers from, the Company’s legal counsel concerning the terms and conditions of this letter agreement; (b) have been advised to seek independent legal advice with respect to the execution and delivery of this letter agreement and have received such advice or have, without undue influence, elected to waive the benefit of any such advice; and (c) am entering into this letter agreement voluntarily.

REPRESENTATIONS AND WARRANTIES AND AGREEMENTS OF VAALCO AND ACQUIRECO
VAALCO hereby represents and warrants to the Holder that VAALCO validly subsists under the laws of Delaware and AcquireCo hereby represents and warrants to the Holder that AcquireCo validly subsists under the laws of Alberta. Each of VAALCO and AcquireCo have all necessary corporate power and capacity to execute and deliver this letter agreement and to perform their obligations hereunder, and the execution and delivery of this letter agreement by VAALCO and AcquireCo and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of VAALCO and AcquireCo. This letter agreement is a valid and binding agreement, enforceable against VAALCO and AcquireCo, as applicable, in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditor rights, generally and to principles of equity, and the performance by VAALCO and AcquireCo, as applicable, of their obligations hereunder will not constitute a violation or breach of or default under, or conflict with (i) any constating documents of VAALCO or AcquireCo, or any contract, commitment, agreement, understanding or arrangement of any kind to which VAALCO or AcquireCo, as applicable, will be a party and by which VAALCO or AcquireCo, as applicable, is or will be bound at the time of such performance, and (ii) to their knowledge, any applicable Laws. VAALCO and AcquireCo acknowledge that the Holder is relying on the foregoing representations and warranties in connection with entering into this letter agreement. The representations and warranties of VAALCO and AcquireCo set forth in this paragraph shall not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this letter agreement is terminated in accordance with its terms.
Notwithstanding any other provision of this letter agreement, VAALCO and AcquireCo hereby agree and acknowledge that the Holder is bound hereunder solely in its capacity as a securityholder of the Company and that the provisions hereof shall not be deemed or interpreted to bind the Holder in its capacity as a director or officer of the Company (if the Holder holds such office). Without limiting the foregoing, VAALCO and AcquireCo acknowledge and agree that (a) any action taken by the Holder in its capacity as director or officer of the Company shall not be a violation of this letter agreement; and (b) nothing in this letter agreement shall prevent the Holder from serving as, or fulfilling its fiduciary duties as, a director or officer of the Company.
GENERAL
The parties agree that the details of this letter agreement may be described in any press release, information circular, prospectus, proxy statement or other communication or document prepared by the Company, VAALCO or AcquireCo in connection with the Arrangement and in any material change report prepared by the Company in connection with the execution and delivery of this letter agreement and further agree to this letter agreement being made publicly available, including by filing on SEDAR and by any filings made under the securities laws of Canada, the United Kingdom or the United States or any state thereof (including disclosure of each parties’ identity, ownership of Holder Securities and the nature of the parties’ commitments, arrangements and understandings under this letter agreement and any other information required by applicable Law), in accordance with applicable securities Laws.
This letter agreement shall terminate and be of no further force or effect only upon the earliest of: (a) our written agreement; (b) the termination of the Arrangement Agreement in accordance with its terms; (c) if VAALCO or AcquireCo decreases the amount of the Consideration set out in the Arrangement Agreement or otherwise varies the terms of the Arrangement Agreement in a manner that is materially adverse to the Holder, in either case without my consent; or (d) the Effective Time.
This letter agreement shall be governed by the laws of the Province of Alberta and the federal laws of Canada applicable therein.
This letter agreement shall be binding upon you and I and upon our respective heirs, legal representatives, successors and permitted assigns (as applicable), provided that neither you nor I may assign, delegate or otherwise transfer any of our respective rights, interests or obligations under this letter agreement without the prior written consent of the other, except as set forth herein and that you may assign, delegate or otherwise transfer any of your rights, interests or obligations under this letter to an affiliate, without reducing your obligations hereunder.
The parties acknowledge and agree that irreparable damage may occur in the event any of the provisions of this letter agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the parties agree that, without posting bond or other undertaking, the parties will be entitled to seek an injunction or injunctions to prevent breaches or violations of the provisions of this letter agreement and to seek to enforce by specific performance this letter agreement and the terms and provisions hereof in any claim (whether at law or in equity, whether civil or criminal), cause of action (whether in contract or tort or otherwise), hearing, charge, complaint, demand or notice to, from, by or before any Governmental Entity having jurisdiction over us and the matter in addition to any other remedy to which it may be entitled, at law or in equity and the parties hereby waive any and all defences which could exist in their favour in connection with such enforcement and waive any requirement for security or the posting of any bond in connection with such enforcement.
This letter agreement may be executed in any number of counterparts (including counterparts by facsimile or electronic mail) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this letter agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.
If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this letter agreement where indicated below and returning the same to me, upon which this letter agreement as so accepted shall constitute an agreement among us.
Yours truly,

Accepted and agreed on July 13, 2022.

VAALCO ENERGY, INC.

Per:
Name:
Title:

VAALCO ENERGY CANADA ULC

Per:
Name:
Title:

Annex D
1000 Louisiana St., Suite 5250 Houston, Texas 77002 Phone: (713) 840-1439 Fax: (713) 840-1317
July 13, 2022
Board of Directors
VAALCO Energy, Inc.
9800 Richmond Avenue, Suite 700
Houston, TX 77042
Members of the Board:
Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) has been advised that VAALCO Energy, Inc., a corporation existing under the laws of the State of Delaware, U.S.A. (“VAALCO”), is considering entering into an Arrangement Agreement (the “Arrangement Agreement”) with TransGlobe Energy Corporation, a corporation existing under the laws of the Province of Alberta, Canada (“TransGlobe”), pursuant to which, among other things, (i) VAALCO will acquire all of the issued and outstanding common shares of TransGlobe (“TransGlobe Shares”) and (ii) each issued and outstanding TransGlobe Share (excluding any TransGlobe Shares held by VAALCO or any of its affiliates) will be deemed to be transferred and assigned by the holder thereof, without any further act or formality on its part, to VAALCO in exchange for 0.6727 shares of VAALCO’s common stock, $0.10 par value per share (the “Consideration”), subject to adjustment and on terms and conditions more fully set forth in the Arrangement Agreement (including the form of Plan of Arrangement, to be attached as Schedule A to the Arrangement Agreement (the “Plan of Arrangement”)) (the “Transaction”).
The Board of Directors of VAALCO (the “Board”) has requested Stifel’s opinion, as investment bankers, as to the fairness, from a financial point of view, to VAALCO of the Consideration to be paid by VAALCO to the holders of TransGlobe Shares in the Transaction pursuant to the Arrangement Agreement (the “Opinion”).
In rendering our Opinion, we have, among other things:
(i)	reviewed the financial terms contained in a draft copy of the Arrangement Agreement dated July 13, 2022 and a draft copy of the form of Plan of Arrangement dated July 13, 2022;
(ii)
reviewed and analyzed certain publicly available financial and other information concerning VAALCO and TransGlobe, respectively, and certain other relevant financial and operating data of VAALCO and TransGlobe furnished to Stifel by the management of VAALCO and TransGlobe, respectively, and utilized per the instruction of VAALCO;

(iii)
reviewed and analyzed certain internal financial analyses, financial projections, reports and other information concerning VAALCO and TransGlobe prepared by the management of VAALCO and TransGlobe, respectively, including projections for each of VAALCO and TransGlobe provided by the management of VAALCO and TransGlobe, respectively (the “VAALCO Projections” and the “TransGlobe Projections,” respectively), and utilized per instruction of VAALCO;

(iv)
discussed with certain members of VAALCO’s management the historical and current business operations, financial condition and prospects of VAALCO and TransGlobe and such other matters as Stifel deemed relevant;

(v)
reviewed and analyzed certain operating results of VAALCO and TransGlobe as compared to the operating results and the reported price and trading histories of certain publicly traded companies that Stifel deemed relevant;

(vi)	reviewed and analyzed certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations that Stifel deemed relevant;
(vii)	reviewed certain pro forma financial effects of the Transaction;

Board of Directors – VAALCO Energy, Inc.
July 13, 2022

(viii)	held discussions with VAALCO’s senior management, including estimates of certain cost savings, operating synergies, transaction charges and the pro forma financial effects of the Transaction;
(ix)	reviewed and analyzed certain publicly available financial and stock market data relating to selected public companies that we deemed relevant to our analysis;
(x)	participated in certain discussions and negotiations between representatives of VAALCO and TransGlobe;
(xi)	reviewed the reported prices and trading activity of the equity securities of each of VAALCO and TransGlobe;
(xii)
reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our opinion; and

(xiii)
taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our general knowledge of the industry in which VAALCO and TransGlobe operate.

In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of VAALCO or TransGlobe, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by VAALCO and TransGlobe (including, without limitation, the VAALCO Projections and the TransGlobe Projections), we have assumed, at the direction of VAALCO, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of VAALCO and TransGlobe, as applicable, as to the future operating and financial performance of VAALCO and TransGlobe, as applicable, and that they provided a reasonable basis upon which we could form our opinion. Without limiting the foregoing, we have assumed, at the direction of VAALCO and without independent verification, that the projections with respect to management payouts upon a change of control, inflation, well abandonment expenditures, cost savings and payment obligations under the fiscal regime of each applicable jurisdiction included in the financial forecasts supplied to us by VAALCO and TransGlobe (including, without limitation, the VAALCO Projections and the TransGlobe Projections) were reasonably prepared and are consistent with the laws of the applicable jurisdictions and the terms of any applicable contracts or other governing documents or agreements. Such forecasts and projections were not prepared with the expectation of public disclosure. All such forecasted or projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such forecasted or projected financial information. Stifel has relied on this projected information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. Stifel expresses no opinion as to the VAALCO Projections, the TransGlobe Projections or any other estimates, forecasts or projections or the assumptions on which they were made.
We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either VAALCO or TransGlobe since the respective dates of the last financial statements of each company made available to us. We have relied upon the assessments of the managements of VAALCO and TransGlobe, as the case may be, as to the oil, natural gas and/or natural gas liquids reserves, and acquisition, disposition, drilling, completion, production and development activities and exploration projects of VAALCO and TransGlobe, and related expenditures and capital funding requirements for VAALCO’s and TransGlobe’s operations. We have not made or, except for certain reserve reports relating to VAALCO and TransGlobe ((i) in the case of VAALCO, (A) the report on VAALCO’s reserves data as at December 31, 2021 by Netherland, Sewell & Associates, Inc., dated February 4, 2022 and (B) the Competent Person’s Report on VAALCO’s reserves data as at December 31, 2021 by Netherland, Sewell & Associates, Inc., dated March 12, 2022, and (ii) in the case of TransGlobe, the report on TransGlobe’s reserves data as at December 31, 2021 by GLJ Ltd., dated February 22, 2022), been provided with any independent evaluation or appraisal of the assets or liabilities(contingent, accrued, derivative, off-balance sheet or otherwise) of VAALCO, TransGlobe or any other entity nor have we made

Board of Directors – VAALCO Energy, Inc.
July 13, 2022

any physical inspection of the properties or assets of VAALCO, TransGlobe or any other entity. We do not conduct or provide geological, environmental or other technical assessments and are not experts in the evaluation of oil, natural gas liquids or natural gas reserves or properties and we express no view or opinion as to reserve quantities, or the exploration, development or production (including, without limitation, as to the feasibility or timing thereof and associated expenditures), of any properties of VAALCO, TransGlobe or any other entity. Without limiting the foregoing, we have assumed, based on the information provided by the management of TransGlobe and without independent verification, that, as of the date of this Opinion, TransGlobe will receive full payment from Egyptian General Petroleum Corporation on all outstanding accounts receivable resulting from the merger of its three Eastern Desert production-sharing concessions in Egypt. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Stifel assumes no responsibility for their accuracy.
We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approvals, consents, releases or waivers and that all conditions to the Transaction (including any required regulatory approvals) will be satisfied and not waived. In addition, we have assumed that the definitive Arrangement Agreement and the definitive Plan of Arrangement will not differ materially from the drafts we reviewed. We have also assumed that the Transaction will be consummated substantially on the terms and conditions described in the Arrangement Agreement and the Plan of Arrangement, without any waiver or modification of any material term or condition by VAALCO or any other party and without any anti-dilution or other adjustment to the Consideration, and that obtaining any necessary regulatory or other approvals, consents, releases and waivers or satisfying any other conditions for consummation of the Transaction will not have an adverse effect on VAALCO, TransGlobe or the Transaction. Without limiting the foregoing, we have assumed, at the direction of VAALCO, that no payment (including any assignment, change-of-control, consent fee, bonus or other payment) will be required to be made by either VAALCO or TransGlobe or any of their affiliates in connection with the Transaction to any governmental body, agency, authority or entity or to any employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of any governmental body, agency, authority or entity. We have assumed, in all respects material to our Opinion, that the representations and warranties of VAALCO and TransGlobe in the Arrangement Agreement are true and correct and that all such parties will comply with each of their covenants in the Arrangement Agreement and the Plan of Arrangement. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and all applicable statutes, rules and regulations of other jurisdictions (including, without limitation, the United Kingdom, Canada, Egypt, Gabon and Equatorial Guinea). We have further assumed that
VAALCO has relied upon the advice of its counsel, independent accountants and other advisors (other than Stifel) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to VAALCO, the Transaction and the Arrangement Agreement.
Our Opinion is limited to whether the Consideration to be paid by VAALCO to the holders of TransGlobe Shares is fair to VAALCO, from a financial point of view, and does not address any other terms, aspects or implications of the Transaction, including, without limitation, the form or structure of the Transaction or any other part of the Transaction, any individual transaction or group of transactions, or the terms, conditions or any other aspect of any individual transaction or group of transactions, that is or are part of the Transaction, any consequences of the Transaction on VAALCO, its stockholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Transaction or otherwise. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by the Board or VAALCO; (ii) the legal, financial reporting, tax, accounting or regulatory consequences of the Transaction on VAALCO or the holders of VAALCO’s Common Stock; (iii) the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction or any related entities, or class of such persons, relative to the compensation to the holders of such entity’s securities or otherwise; or (iv) the effect of the Transaction on, or the fairness of the consideration to be received by, holders of any class of VAALCO’s

Board of Directors – VAALCO Energy, Inc.
July 13, 2022

securities, or any class of securities of any other party to any transaction contemplated by the Arrangement Agreement or the Plan of Arrangement. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which VAALCO’s or TransGlobe’s securities will trade following public announcement or consummation of the Transaction.
Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us by or on behalf of VAALCO or its advisors, or information otherwise reviewed by Stifel, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that Stifel does not have any obligation to update, revise or reaffirm this Opinion. Further, as the Board is aware, the credit, financial, stock and commodity markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on VAALCO, TransGlobe or the Transaction. Our Opinion is solely for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Transaction and should not be relied upon by any other person. Our Opinion does not constitute a recommendation to the Board or any other person as to how the Board or any other person should vote or otherwise act on the Transaction or any other matter or to any shareholder of VAALCO or TransGlobe as to how any such shareholder should vote or act with respect to the Transaction or any other matter, or whether or not any shareholder of VAALCO or TransGlobe should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Transaction, or exercise any dissenters’ or appraisal rights that may be available to such shareholder. In addition, the Opinion does not compare the relative merits of the Transaction with any other alternative transactions or business strategies which may have been available to VAALCO and does not address the underlying business decision of the Board or VAALCO to proceed with or effect the Transaction.
We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the various federal banking agencies, the SEC, or any other regulatory bodies of the United States or any other jurisdictions, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board, or any changes in regulatory accounting principles that may be adopted by any or all of the federal banking agencies or the banking agencies of any other jurisdictions. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of VAALCO or TransGlobe.
Stifel, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to VAALCO in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the completion of the Transaction (the “Advisory Fee”). We have acted as financial advisor to the Board and will receive a fee upon the delivery of this Opinion that is not contingent upon consummation of the Transaction (the “Opinion Fee”). We will not receive any other significant payment or compensation contingent upon the successful consummation of the Transaction. In addition, VAALCO has agreed to indemnify us for certain liabilities arising out of our engagement. Stifel served as financial advisor to VAALCO in connection with its potential acquisition of certain assets in West Africa, for which Stifel received compensation. There are no other material relationships that existed during the two years prior to the date of this Opinion or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between Stifel and any party to the Transaction. Stifel may seek to provide investment banking services to VAALCO or its affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, Stifel and our clients may transact in the equity securities of each of VAALCO and TransGlobe and may at any time hold a long or short position in such securities.
Stifel’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to Stifel be made, without our prior written consent, except in accordance with the terms and conditions of Stifel’s engagement letter agreement with VAALCO.

Board of Directors – VAALCO Energy, Inc.
July 13, 2022

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by VAALCO to the holders of the TransGlobe Shares in the Transaction pursuant to the Arrangement Agreement is fair to VAALCO, from a financial point of view.
Very truly yours,

STIFEL, NICOLAUS & COMPANY, INCORPORATED

Annex E
Form of Amendment to VAALCO Certificate of Incorporation
Subject to approval by the requisite vote of VAALCO stockholders, the first paragraph of Article Four of the VAALCO Certificate of Incorporation would be amended to read in its entirety as follows, with additions indicated by double underlining and deletions indicated by strike-outs:
The aggregate number of shares which the Corporation has authority to issue is ~~100,500,000~~160,500,000 of which ~~100,000,000~~160,000,000 shares shall be a class designated as Common Stock with a par value of $.10 per share, and 500,000 shares shall be a class designated as Preferred Stock with a par value of $25.00 per share. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article Four, to provide for the issuance of shares of Preferred Stock in series, and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.
E-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on September 28, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EGY2022SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on September 28, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D89952-S50732

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VAALCO ENERGY, INC.

The VAALCO board of directors recommends a vote FOR each of Proposals 1 and 2.

This section must be completed for your vote to be counted – Date and Sign Below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please provide full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the special meeting of VAALCO stockholders.
Copies of the notice to stockholders and proxy statement for the special meeting are available at: https://www.virtualshareholdermeeting.com/EGY2022SM

D89953-S50732

VAALCO Energy, Inc.
PROXY FOR SPECIAL MEETING OF VAALCO STOCKHOLDERS ON SEPTEMBER 29, 2022
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF VAALCO ENERGY, INC.

The undersigned, a holder of record shares of common stock, par value $0.10 per share, of VAALCO Energy, Inc. ("VAALCO") at the close of business on August 24, 2022 (the"Record Date"), hereby appoints George W.M. Maxwell and Ronald Y. Bain, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the VAALCO common stock that the undersigned is entitled to vote at the special meeting to be held entirely online at the following website: *https://www.virtualshareholdermeeting.com/EGY2022SM*, at 11:00 a.m., Eastern Time, on September 29, 2022, or such other date, time and place to which the special meeting may be adjourned or postponed, for the purpose of considering and voting upon the matters listed on the reverse side hereof.

The proxies cannot vote your shares unless you vote over the internet, by telephone or by mail. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. To vote over the internet or by telephone, please follow the instructions on the reverse side hereof. Your internet or telephone vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and mailed your proxy card.

THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON A MATTER LISTED ON THE REVERSE SIDE HEREOF, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR CHOICE ON A MATTER LISTED ON THE REVERSE SIDE HEREOF, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the special meeting or any adjournment thereof. Proxies can only be given by the VAALCO stockholders of record on the Record Date. Please sign your name exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When the shares of the VAALCO common stock are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person. The undersigned acknowledges receipt of the notice of special meeting of VAALCO stockholders and the proxy statement for the special meeting.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)